     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 2000



                                                      REGISTRATION NO. 333-37666

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           ASIA GLOBAL CROSSING LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             BERMUDA                              4813                           98-022-4159
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
        OF INCORPORATION)             CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                  WESSEX HOUSE
                                 45 REID STREET
                             HAMILTON HM12, BERMUDA
                                 (441) 296-8600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                               NEW YORK, NY 10011
                                 (212) 479-8200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

         ALAN KLEIN, ESQ.               CHARLES F. CARROLL, ESQ.             ALISON RESSLER, ESQ.
    SIMPSON THACHER & BARTLETT         ASIA GLOBAL CROSSING LTD.             SULLIVAN & CROMWELL
       425 LEXINGTON AVENUE              360 N. CRESCENT DRIVE              1888 CENTURY PARK EAST
        NEW YORK, NY 10017              BEVERLY HILLS, CA 90210             LOS ANGELES, CA 90067
          (212) 455-2000                     (310) 385-5200                     (310) 712-6600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box. [ ]



    If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If delivery of the prospectus is expected to be made under Rule 434, check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                              PROPOSED            PROPOSED
                                                                               MAXIMUM             MAXIMUM
                                                                              AGGREGATE           AGGREGATE           AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO BE     OFFERING PRICE PER       OFFERING          REGISTRATION
          SECURITIES TO BE REGISTERED(1)                 REGISTERED            UNIT(2)            PRICE(2)             FEE(3)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01 per share....  60,950,000 shares           $16            $975,200,000         $257,452.80
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



(1) Includes an aggregate of 7,950,000 shares which the Underwriters have the option to purchase from the Registrant solely to cover over-allotments.



(2) Estimated solely for the purpose of calculating the amount of the registration fee under Rule 457 under the Securities Act of 1933, as amended.



(3) A filing fee of $26,400 was previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED          , 2000.


                               53,000,000 Shares


                           Asia Global Crossing Logo

                              Class A Common Stock
                               ------------------

     This is an initial public offering of shares of Class A common stock of Asia Global Crossing Ltd. All of the shares of Class A common stock are being sold under this prospectus by Asia Global Crossing.


     Before this offering, there has been no public market for the Class A common stock. Asia Global Crossing estimates that the initial public offering price per share of the Class A common stock will be between $14.00 and $16.00. Asia Global Crossing will apply for quotation of the Class A common stock on
                         under the symbol "     ".



     See "Risk Factors" beginning on page 13 to read about factors you should consider before buying shares of the Class A common stock.


                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                                                              Per Share      Total
                                                              ---------      -----
Initial public offering price...............................   $           $
Underwriting discount.......................................   $           $
Proceeds, before expenses, to Asia Global Crossing..........   $           $


     To the extent that the underwriters sell more than 53,000,000 shares of Class A common stock, the underwriters have the option to purchase up to an additional 7,950,000 shares of Class A common stock from Asia Global Crossing at the initial public offering price less the underwriting discount.


                               ------------------


     The underwriters expect to deliver the shares on             , 2000.


GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY



                              MERRILL LYNCH & CO.

                               ------------------

                      Prospectus dated             , 2000.

[Five globes in a row showing different sides of the globe. Hand pointing to the middle globe, which shows Asia. Arrow pointing to a row of signs for different applications enabled by broadband technology, including a document, an envelope, a speaker, a video camera, a sign symbolizing science and technology and a sign symbolizing the globe.]



[Map of Asia and the western United States marked to indicate our Pacific Crossing cable system.]



[Map of East Asia marked to indicate our East Asia Crossing cable system.]



[Map of Hong Kong, the New Territories and Lantau Island marked to indicate the Hutchison Global Crossing terrestrial network.]



[Map of Japan marked to indicate the Global Access Limited terrestrial network and landing sites of our Pacific Crossing and East Asia Crossing cable systems.]



[Text box with the following language: All depictions are based on completion of announced systems. The northern segment of Pacific Crossing is in service. The southern segment is scheduled to be ready for service by year-end 2000. Hutchison Global Crossing is in service. The Ajigaura-Tokyo loop of Global Access Limited is in service. The Shima-Osaka-Nagoya segment is expected to be ready for service during the third quarter of 2000. The Tokyo-Shima-Nagoya segment is expected to be ready for service during the second quarter of 2001. East Asia Crossing is expected to link Japan and Hong Kong by year-end 2000. The Philippines, Malaysia, Singapore and China, each of which is subject to negotiations with regional partners, regulatory issues and other risks, could be connected to East Asia Crossing by year-end 2001.]

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                               ------------------

     We will apply to the Bermuda Monetary Authority for its consent to the issue and transfer of the shares of Class A common stock that we may sell under this prospectus. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guaranty by the Bermuda Monetary Authority as to our performance or our credit worthiness. Accordingly, in giving those approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

     The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under that Act, to purchase any shares in our capital stock or any other securities that we may issue. Under the terms of the consent that we expect the Bermuda Monetary Authority to give to us, the issuance and transfer of the shares of Class A common stock between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes may be effected without further permission from the Bermuda Monetary Authority.

                               PROSPECTUS SUMMARY


     This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and notes to those statements included in this prospectus, before making an investment decision. Please also note that we have a limited operating history, substantial indebtedness and substantial future capital requirements.



     The information in this prospectus assumes (1) the completion, concurrently with this offering, of the transactions described under "Concurrent Transactions" on page 71 and (2) the reallocation of our founding shareholders' percentage interests in us as described under "Principal Shareholders -- Our Beneficial Ownership" on page 69.


                              ASIA GLOBAL CROSSING


     We intend to be a leading pan-Asian telecommunications carrier that provides Internet, data, voice and Web-hosting services to wholesale and business customers. We are building an end-to-end network across Asia that will include the following:



     - subsea cables;



     - terrestrial connections from our landing sites, commonly referred to as backhaul;



     - national networks;



     - city fiber rings;



     - telehouses; and



     - Web-hosting centers.



     Significant elements of our network are already operational, including:



     - a trans-Pacific subsea cable;



     - a key segment of our national network in Japan;



     - a GlobalCenter data center in Tokyo; and



     - the largest fully-fiber optic network in Hong Kong.


     Directly and through joint ventures, we are currently constructing other key elements of our network, including the following:


     - an East Asian subsea cable;



     - additional segments of our national networks in Japan and Hong Kong;



     - city fiber rings in Tokyo and Osaka;



     - two telehouses providing collocation space in Tokyo; and



     - additional GlobalCenter data centers in Tokyo and Hong Kong.



     By the end of 2001, we expect our network to connect the principal commercial and financial centers across Asia. In addition, we will offer our customers worldwide Internet services and data services through seamless connectivity within the Global Crossing network which, inclusive of our network, is expected to span approximately 162,544 route kilometers, serving five continents, 27 countries and more than 200 major cities.



     Global Crossing is building and operating a state-of-the-art fiber optic network of global scale and scope to serve as the backbone for providing worldwide Internet, data, voice and Web-hosting services to wholesale and multinational business customers. We will offer these services in Asia with the aim of becoming a leading, pan-Asian telecommunications carrier that will offer worldwide communications solutions.



     In November 1999, we were formed as a joint venture among Global Crossing Ltd., Microsoft Corporation and Softbank Corp. to market global Internet, data, voice and Web-hosting services to customers in Asia. Our growing fiber optic network, integrated with Global Crossing's worldwide fiber optic network, comprises a single technologically advanced platform from which we will offer these services to capitalize on the anticipated significant growth in Asian Internet and telecommunications traffic and the increasingly favorable regulatory environment. We, together with GlobalCenter Inc., a Global Crossing subsidiary, intend to offer data center services in Asia, leveraging the proprietary infrastructure applications and operations and management capabilities of GlobalCenter.



     Our strategy is to form strategic alliances or joint ventures in key markets in order to gain a first-mover advantage, more readily penetrate local markets, overcome regulatory barriers and develop exclusive relationships with leading telecommunications providers in the Asian markets we intend to serve. We intend to select partners in these markets based on their existing networks and other assets, existing customer relationships, licenses, technical expertise and market prominence. Our joint ventures with Global Bandwidth Solutions and Internet Research Institute in Japan and Hutchison Whampoa Limited in Hong Kong are examples of the strategic alliances that we intend to pursue in other markets. We also intend to use our network capacity in strategic partnerships with bandwidth-intensive users in Asia to drive traffic onto our network. In addition, we intend to expand our Web-hosting services in Asia through joint ventures with local partners and GlobalCenter.


     Through direct ownership and our interests in joint ventures, we have constructed and are expanding a state-of-the-art network through which we will deliver a broad portfolio of communications services to our customers. Our network consists of the following network elements in the markets indicated:


     - Trans-Pacific: We currently operate and have a controlling interest in Pacific Crossing-1, a subsea cable that connects Japan to the United States, where it seamlessly connects to the Global Crossing network.



     - East Asia: We are now constructing East Asia Crossing, a subsea cable that we expect to connect Japan to Hong Kong by the end of 2000. We expect to extend East Asia Crossing to Taiwan and Korea in the first half of 2001 and, at a later time, to Malaysia, the Philippines and Singapore and, if and when regulations permit, China.



     - Japan: We currently connect one landing station for Pacific Crossing-1 to our Tokyo city fiber ring, telehouse and regional operating center via facilities owned and operated by our joint venture in Japan, Global Access Limited. Global Access Limited is expanding its network to Osaka, Nagoya and cable landing stations for other subsea cables in Japan. In addition, GlobalCenter Japan became operational in April 2000 and is providing Web-hosting and Internet infrastructure services to customers.



     - Hong Kong: Our joint venture in Hong Kong, Hutchison Global Crossing, owns and operates the largest fully-fiber optic network in Hong Kong, over which Hutchison Global Crossing provides Internet, data and voice services. In addition, Hutchison Global Crossing is developing a GlobalCenter data center, which we expect to begin operations in the summer of 2000.


     We currently offer the following services:


     - structured bandwidth services to telecommunications carriers and Internet companies via indefeasible rights of use;



     - Internet transit services, including dedicated Internet access;


     - domestic and international private line services; and


     - Web-hosting and Internet infrastructure services.

     We intend to offer the following additional services:


     - advanced Internet services, including e-mail hosting, unified messaging and storage;



     - data transport services, including asynchronous transfer mode and frame relay; and



     - integrated voice and data services, including multimedia services such as video conferencing and e-commerce enablement.



     We intend to replicate these network and service capabilities in each market to which we extend our network. We also intend to leverage our relationship with Global Crossing to benefit from its telecommunications, sales and marketing expertise.


                              RECENT DEVELOPMENTS


     Korea. On June 2, 2000, we entered into a non-binding memorandum of understanding with DACOM Corporation to build and operate a cable station for East Asia Crossing, a backhaul network and a telehouse in Korea. Through joint ventures, we plan to exploit Internet business and e-commerce opportunities in Korea and the Asia-Pacific region. In addition, under the terms of the memorandum of understanding, DACOM will purchase capacity on East Asia Crossing and Pacific Crossing-1. This memorandum of understanding is non-binding and is subject to us reaching definitive agreements with DACOM. We cannot assure you when or even that we will reach definitive agreements with DACOM or, if we do reach definitive agreements, what the terms of those agreements will be.



     DACOM is a leading Korean telecommunications company, providing Internet and other on-line services, as well as wireline phone services, domestic and international long distance, data and satellite telecommunications services. DACOM is a publicly traded company in Korea.



     Japan. On May 31, 2000, we and GlobalCenter Japan entered into an Internet data center operations agreement with NTT Data Corporation to develop and operate a technology park in a special purpose telecom building developed by NTT Data in central Tokyo. The technology park concept is intended to leverage the strengths of each party to the agreement; NTT Data's facilities, specialized applications and systems integration expertise; our fiber optic network and IP platform and GlobalCenter Japan's expertise in data center operations, to offer building tenants an integrated data hosting and connectivity solution. The agreement is subject to our reaching agreement on a number of related terms. We cannot assure you when or even that we will reach an agreement on those terms with NTT Data or, if we do reach an agreement, what the terms of that agreement will be.



     NTT Data is Japan's leading systems integrator and is engaged in constructing systems in a wide array of sectors. These operations range from large-scale projects in the financial and public administrative sectors, including government entities, to diverse corporate networks.



     Taiwan. On May 23, 2000, we invested $25 million in Digital United Holdings Limited, or Digital United, in return for a 4% equity interest. In addition, we and Digital United have agreed to use our reasonable efforts to explore opportunities for cooperation in the data center business in Taiwan.



     Digital United is the second largest provider of Internet access services in Taiwan, offering dial-up, dedicated Internet access and broadband access technologies. Digital United also provides intranets and virtual private networks, e-commerce solutions, Internet services and Chinese language Internet portals.



     Singapore. On May 20, 2000, we entered into a non-binding memorandum of understanding with Singapore Technologies Telemedia to enter into joint venture agreements for the purpose of forming two joint ventures, each of which will be 50% owned by each of us and Singapore Technologies Telemedia. The first joint venture will build and operate backhaul and telehouses in Singapore, providing us with the necessary components to extend East Asia Crossing into Singapore. The joint venture's terrestrial network will also link to the Global Crossing network through East Asia

Crossing. The second joint venture will build and operate a GlobalCenter data center in Singapore, which will adhere to GlobalCenter technical specifications. In addition, under the terms of the memorandum of understanding, Singapore Technologies Telemedia has committed to purchase capacity on our network, subject to our reaching definitive agreements with Singapore Technologies Telemedia regarding the two joint ventures. We cannot assure you when or even that we will reach definitive agreements with Singapore Technologies Telemedia or, if we do reach definitive agreements, what the terms of those agreements will be.



     Singapore Technologies Telemedia is a leading global info-communications service provider, which offers a wide suite of services through various subsidiaries and associates, including fixed and mobile telephony, e-commerce solutions and services, paging, mobile data communications and a digital mobile communications network. Singapore Technologies Telemedia is a wholly-owned subsidiary of Singapore Technologies Group, a multinational company headquartered in Singapore.


                           OUR CORPORATE INFORMATION

     We are incorporated in Bermuda, and the address of our principal executive offices is Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is 441-296-8600. The address of our principal location in the United States is 360 North Crescent Drive, Beverly Hills, California 90210. We also have offices in Hong Kong and Tokyo.


     All of our outstanding shares of common stock are currently held by Asia Global Crossing Holdings Ltd. Upon consummation of this offering, we anticipate that Asia Global Crossing Holdings will distribute to each of its shareholders, other than Softbank, that shareholder's proportionate share of the total number of shares of common stock we issue to Asia Global Crossing Holdings and that Asia Global Crossing Holdings will remain a wholly owned subsidiary of Softbank under a different name. See "Principal Shareholders" beginning on page 69.


     As used in this prospectus, the terms we, us, our and Asia Global Crossing refer to Asia Global Crossing Ltd. and its subsidiaries unless the context indicates another meaning.

     The Asia Global Crossing name, the AGC name and the logo are our trademarks. We have filed trademark applications for these marks in the United States and in a number of countries in Asia.

     Information contained on Global Crossing's website is not intended to be part of this prospectus.

                                  THE OFFERING


Class A common stock
offered.......................   53.0 million shares



Common stock to be outstanding
  after this offering.........   58.4 million shares of Class A common stock


                                 481.2 million shares of Class B common stock

                                           aggregate shares

Voting rights.................   Holders of our Class A common stock have one
                                 vote per share, while holders of our Class B
                                 common stock have 10 votes per share. After
                                 this offering, the holders of our Class B
                                 common stock will have approximately      % of
                                 the aggregate voting power of our capital stock. Our founding shareholders, through their ownership of our Class B common stock, will have the power to elect all of our directors and control shareholder decisions immediately following this offering.


Conversion....................   Each share of Class B common stock will be
                                 converted into one share of Class A common stock upon the sale to a non-affiliate of our founders. Shareholders of our Class A common stock may not convert their shares into any other class of our common stock.


Other common stock
provisions....................   With the exception of voting rights and
                                 conversion rights, shares of our Class A common stock and our Class B common stock are identical.

Use of proceeds...............   We intend to use the net proceeds of this
                                 offering, together with the proceeds of our anticipated concurrent debt offering, as follows:

                                 - to build our network;

                                 - to make investments in telecommunications and
                                   Internet companies and related businesses;


                                 - to repay outstanding indebtedness under
                                   shareholder loans;



                                 - to purchase from Global Crossing shareholder
                                   loans and future commitments it made to
                                   Hutchison Global Crossing and Global Access
                                   Limited; and


                                 - for general corporate purposes.

Dividend policy...............   We do not intend to pay dividends on our shares
                                 of common stock in the foreseeable future.


Proposed listing symbol.......





     The information above assumes the issuance of:



     - 37.2 million additional shares of our Class B common stock to Global Crossing at the assumed initial public offering price of $15.00 per share, in connection with its contribution to us of its 50% interest in Hutchison Global Crossing and 49% interest in Global Access Limited; and



     - 5.4 million shares of our Class A common stock and 444.0 million shares of our Class B common stock to Asia Global Crossing Holdings for distribution to its shareholders in the amounts indicated in "Principal Shareholders" beginning on page 69.



     In addition, the information above does not include:



     -           shares of Class A common stock issuable upon the exercise of
       outstanding stock options,           of which will then be exercisable;



     - shares of Class A common stock authorized and reserved for issuance under our stock incentive plan;



     - 7.95 million additional shares of Class A common stock that the underwriters have the option to purchase from us; and



     - 481.2 million shares of Class A common stock into which the shares of Class B common stock may be converted.

                            CONCURRENT DEBT OFFERING


     Concurrently with this offering, we are also offering      % senior notes
due 2010. We expect that this concurrent debt offering will be completed at the same time as or before this offering of shares of our Class A common stock and that the aggregate gross proceeds of our debt offering will be approximately
$          . Neither offering is conditioned on the other, and we cannot assure you that we will be able to complete our debt offering. At the time of sale, our notes will not be and have not been registered under the Securities Act of 1933. The notes may not be offered or sold in the United States absent subsequent registration or an applicable exemption from registration requirements.


                            OUR CORPORATE STRUCTURE

     The following diagram illustrates our corporate structure, simplified to eliminate certain entities which act as holding companies.

                                      LOGO


     [Corporate structure chart showing Asia Global Crossing Ltd. owned 57.5% by Global Crossing Ltd., 15.8% by each of Microsoft Corporation and Softbank Corp. and 10.9% by the Public and Others. These ownership percentages are determined based on an assumed initial public offering price per share of our Class A common stock of $15.00. The corporate structure chart also shows Asia Global Crossings Ltd. owning 100% of GCT Pacific Holdings, Ltd., 49% of Global Access Limited, 50% of Hutchison Global Crossing Holdings Limited, 89% of Global Center Japan Corporation, 100% of Global Crossing Japan Corporation and 100% of Asia Global Crossing Development Co. The corporate structure chart also shows GCT Pacific Holdings, Ltd. owning 50% of Pacific Crossing Ltd. and 100% of SCS (Bermuda) Ltd., which in turn owns 14.5% of Pacific Crossing Ltd. The corporate structure chart also shows GCT Pacific Holdings, Ltd. owning 100% of East Asia Crossing Ltd. The corporate structure chart also shows Hutchinson Global Crossing Holdings Limited owning a 100% of Hutchison Global Crossing Limited.]


---------------

* Ownership percentages are determined based on an assumed initial public offering price per share of our Class A common stock of $15.00.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The table below shows our selected historical financial information prepared in accordance with United States GAAP. This information has been prepared using our consolidated financial statements as of the dates indicated and for the year ended December 31, 1999, for the period from April 1, 1998, date of inception, to December 31, 1998 and for the three months ended March 31, 2000 and 1999. The consolidated financial information as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from April 1, 1998, date of inception, to December 31, 1998 has been derived from financial statements audited by Arthur Andersen, independent public accountants. These financial statements are included in this prospectus beginning on page F-1. We derived the remaining data from unaudited consolidated financial statements.

     In reading the following selected historical financial information, please note the following:

     - On September 24, 1999, we were formed as an indirect wholly owned subsidiary of Global Crossing. On November 24, 1999, we became a wholly owned subsidiary of a joint venture among Global Crossing, Softbank and Microsoft, known as Asia Global Crossing Holdings Ltd.


     - On November 24, 1999, Global Crossing contributed to us GCT Pacific Holdings Ltd., a wholly owned subsidiary of Global Crossing which we refer to as GCT Pacific. GCT Pacific owns our interest in Pacific Crossing Ltd. Since we and GCT Pacific are entities under common control, our consolidated financial statements include information relating to GCT Pacific as if we were in existence on April 1, 1998, the date of inception of GCT Pacific, in a method similar to a pooling of interest.



     - On November 24, 1999, Global Crossing contributed all its rights in East Asia Crossing to us.



     - At December 31, 1999, we beneficially owned 57.75% of Pacific Crossing Ltd. Before January 1, 2000, our investment in Pacific Crossing Ltd. was accounted for under the equity method because we were not able to exercise effective control over Pacific Crossing Ltd. In March 2000, we increased our interest in Pacific Crossing Ltd. to 64.5%, and the Pacific Crossing Ltd. shareholders agreement was amended to give us effective control over Pacific Crossing Ltd. As a result, we have consolidated Pacific Crossing Ltd. as of January 1, 2000.



     - The first segment of Pacific Crossing-1 commenced service in December 1999, and we anticipate that the full system will be completed by year end 2000.



     - The financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are derived from our unaudited consolidated financial statements. We have made adjustments, consisting of normal recurring adjustments to present the consolidated financial position, which in the opinion of our management are necessary for a fair presentation. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.



     - Cash revenue is defined as revenue plus incremental cash deferred revenue, which is the incremental change in deferred revenue relating to cash receipts. We present cash revenue because it is a financial indicator used by investors and analysts to compare companies on the basis of cash receipts from sales of capacity and services. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP.



     - Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                                  PERIOD FROM
                                                                                 APRIL 1, 1998
                                           THREE MONTHS ENDED                      (DATE OF
                                               MARCH 31,           YEAR ENDED    INCEPTION) TO
                                         ----------------------   DECEMBER 31,   DECEMBER 31,
                                            2000        1999          1999           1998
                                         ----------   ---------   ------------   -------------
                                              (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue................................  $   75,804   $      --   $         --   $         --
Expenses...............................      53,531          --          1,201             --
                                         ----------   ---------   ------------   ------------
Operating income (loss)................      22,273          --         (1,201)            --
Equity in income (loss) of
  affiliates...........................          --      (1,509)         9,893         (2,507)
Minority interest......................     (10,661)         --             --             --
Other income, net......................       2,724       2,858         11,598          5,374
                                         ----------   ---------   ------------   ------------
     Income before provision for income
       taxes...........................      14,336       1,349         20,290          2,867
Provision for income taxes.............          --          --             --             --
                                         ----------   ---------   ------------   ------------
  Net income...........................  $   14,336   $   1,349   $     20,290   $      2,867
                                         ==========   =========   ============   ============
Net income per common share:
  Basic and diluted net income per
     common share......................  $    11.95   $    1.12   $      16.91   $       2.39
                                         ==========   =========   ============   ============
Shares used in computing basic and
  diluted net income per common
  share................................   1,200,000   1,200,000      1,200,000      1,200,000
                                         ==========   =========   ============   ============
Pro forma basic and diluted net income
  per common share.....................  $     0.03               $       0.05
                                         ==========               ============
Shares used in computing pro forma
  basic and diluted net income per
  common share.........................  450,000,000               450,000,000
                                         ==========               ============
OTHER DATA:
Cash revenue...........................  $   95,984   $      --   $         --   $         --
Adjusted EBITDA........................      77,300          --         (1,201)            --
Cash from (used for) operating
  activities...........................      38,936       2,858         22,045          5,366
Cash used for investing activities.....    (177,218)        (24)       (90,652)      (231,006)
Cash from financing activities.........  $  334,615   $      --   $     73,013   $    231,018

                                                                            DECEMBER 31,
                                                          MARCH 31,     --------------------
                                                            2000          1999        1998
                                                         -----------    --------    --------
                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................  $  207,514     $  9,784    $  5,378
Restricted cash and cash equivalents...................     136,279      138,118     231,000
Property and equipment, net............................   1,367,512      101,598          --
Total assets...........................................   1,863,220      603,843     397,037
Long-term debt.........................................     750,000           --          --
Total liabilities......................................     944,532      102,533          --
Minority interest......................................     121,613           --          --
Shareholder's equity...................................  $  797,075     $501,310    $397,037

                                  RISK FACTORS

     Before investing in our Class A common stock, you should carefully consider the risks described below and the other information included in this prospectus. Investing in our Class A common stock involves a high degree of risk. If any of the following risks actually occurs, our business could be seriously harmed and the trading price of our common stock could decline. In those circumstances, you may lose part or all of your investment.

                     RISK FACTORS RELATING TO OUR BUSINESS

IT MAY BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS BECAUSE WE HAVE A LIMITED OPERATING HISTORY.


     Because of our limited history, it may be difficult for potential investors to evaluate the performance of our operations. We were formed in November 1999. Our financial information before January 2000 relates principally to a period in which we were constructing and developing Pacific Crossing-1 and, until January 2000, we had no revenues and minimal operating costs.



WE HAVE SIGNIFICANT INDEBTEDNESS WHICH MAY RESTRICT OUR GROWTH AND PLACE US AT A COMPETITIVE DISADVANTAGE.



     As of March 31, 2000, on a pro forma basis giving effect to the contribution to us of Global Crossing's interests in Hutchison Global Crossing and Global Access Limited and our anticipated concurrent debt offering, we and
our consolidated subsidiaries had a total of $     of liabilities, including
approximately $     in senior indebtedness, of which $     was secured. In
addition, as of March 31, 2000, Global Access Limited had a total of Y6 billion of short-term loans from affiliates, and Hutchison Global Crossing had a long-term loan from an affiliate of HK$174,000. Since March 31, 2000, Hutchison Global Crossing has incurred additional indebtedness in the form of shareholder loans from each of Global Crossing and a subsidiary of Hutchison Whampoa, and we anticipate that Global Access Limited and Hutchison Global Crossing will incur additional indebtedness, as described in "Description of Material Indebtedness -- Shareholder Loans" on page 92.



     Our substantial debt and debt service requirements may have important negative consequences for us. For example, it could:



     - limit our ability to obtain additional financing for acquisitions or working capital to make investments or other expenditures or to obtain additional financing on terms favorable to us;



     - require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our indebtedness, reducing the funds that would otherwise be available to us for our operations and future business opportunities; and



     - make it more difficult for us to respond to changes affecting our financing, construction, development or operating plans.



WE MAY NOT BE ABLE TO REPAY OUR EXISTING DEBT; FAILURE TO DO SO OR TO REFINANCE OUR DEBT COULD PREVENT US FROM COMPLETING OUR NETWORK OR IMPLEMENTING OUR BUSINESS PLAN.



     We may not be able to repay or refinance our existing debt or debt that we may incur in connection with our concurrent debt offering, which could prevent us from completing our network or implementing our business plan. Our ability to repay our debt depends upon a number of factors, many of which are beyond our control. In addition, we rely on dividends, loan repayments and other intercompany cash flows from our subsidiaries and affiliates to repay our obligations. Some of our operating subsidiaries and affiliates have entered into, and we expect that some others will enter into, a senior secured corporate credit facility. Accordingly, the payment of dividends from these operating subsidiaries and the making and repayments of loans and advances are subject to statutory, contractual and other restrictions. In addition, we expect to obtain additional financing whose terms could impose additional restrictions on our operations and ability to pay dividends and result in significant interest expense to us. If this happens, we may be required to refinance or renegotiate the terms of our long-term debt. We do not know if refinancing our debt will be possible at that time or if we will be able to renegotiate successfully the terms of our long-term debt.



IF WE FAIL TO OBTAIN ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO DEVELOP OUR BUSINESS.



     If we are unable to raise sufficient financing on satisfactory terms and conditions in the future, we may not be able to expand our business. To complete our network and implement our business plan, we anticipate that we will require substantial additional equity and debt financing. For example, we are developing Pacific Crossing-1 at a total projected cost of approximately $1.1 billion, excluding any upgrades, and we have incurred debt of approximately $750 million in its construction. We are also currently developing East Asia Crossing, and we expect that the portion of East Asia Crossing connecting Japan, Hong Kong, Taiwan and Korea will have a total projected cost of approximately $750 million. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control.



PRICE DECLINES FOR WHOLESALE BANDWIDTH CAPACITY MAY UNDERMINE OUR PROFITABILITY.



     Declines in the price for wholesale bandwidth capacity may seriously undermine our profitability. As a result of the construction of trans-Pacific networks by our competitors, the price for wholesale bandwidth capacity in the trans-Pacific market has started to decline rapidly. This price decline has lowered the price at which we are able to sell our services in that market. More drastic price declines have occurred in the trans-Atlantic market, where Global Crossing operates. We believe that wholesale bandwidth pricing in the trans-Pacific market is likely to continue to decline in future years, and we expect to experience similar price declines in other markets in which we will operate.



THE LACK OF COMPETITIVE PRICING FOR OUR SERVICES MAY UNDERMINE OUR
PROFITABILITY.



     Our services may not be competitively priced, which may negatively affect our profitability. We have entered into an agreement with Global Crossing, which we describe under "Transactions with Related Parties --Relationships Between Ourselves and Global Crossing -- Agreement with Global Crossing" on page 72. That agreement provides that a joint pricing committee will determine the pricing of services outside Asia. We do not know whether the pricing committee will set prices at a competitive level. Moreover, under the agreement, we are obligated to use exclusively Global Crossing's network and services outside Asia. Therefore, our ability to price services competitively may be further undermined if Global Crossing's network and services are not priced competitively.



WE MAY BE UNABLE TO DEPLOY PARTS OF OUR NETWORK ON A TIMELY OR COST-EFFICIENT BASIS, WHICH MAY CAUSE OUR REVENUE TO DECLINE, RESULT IN OPERATING LOSSES OR PLACE US AT A COMPETITIVE DISADVANTAGE.



     Delays in the completion of parts of our network or the networks of our joint ventures or failure to complete those parts in a cost-efficient manner could cause our revenue to decline or result in operating losses. In addition, such delays could place us at a competitive disadvantage in the markets in which we intend to operate. Some of our competitors have encountered similar delays. The timely and cost-efficient completion of Pacific Crossing-1, East Asia Crossing and other parts of our network and the networks of our joint ventures depends on a variety of factors, many of which we cannot control. Some of those factors relate to the ability to connect to other networks, the availability of suitable landing sites, favorable regulatory environment or rights-of-way and unforeseen engineering or construction challenges.

IF ANY OF OUR SYSTEMS OR THE GLOBAL CROSSING SYSTEMS FAIL TO OPERATE FOR ITS FULL DESIGN LIFE, OUR REVENUE AND ABILITY TO IMPLEMENT OUR BUSINESS PLAN MAY BE SIGNIFICANTLY UNDERMINED.



     Failure of any of our systems or the Global Crossing systems to operate for their full design life could have a significantly negative impact on our revenue and our ability to implement our business plan. Each of our systems and the Global Crossing systems either have or are expected to have a design life of generally 25 years; however, we cannot predict the actual useful life of any of these systems. A number of factors will affect the useful life of each of our systems and the Global Crossing systems, including:


     - quality of construction;

     - unexpected damage or deterioration; and

     - technological or economic obsolescence.


IF WE FAIL TO EXPAND OUR MARKETING AND SALES OPERATIONS SUBSTANTIALLY, WE MAY FAIL TO INCREASE MARKET AWARENESS AND SALES OF OUR SERVICES.



     If we are unable to expand our marketing and sales operations, we may not be able to increase market awareness or sales of our services, which may prevent us from achieving and maintaining profitability. As of March 31, 2000, Global Crossing's sales force generated $45.8 million in revenue for us, representing 61% of our revenue as of that date. As of March 31, 2000, our sales force generated $30 million or 39% of our revenue. In addition, Global Access Limited and Hutchison Global Crossing use their own sales forces to market and sell their services. We have been expanding our sales force and plan to hire additional marketing and sales personnel and system and consulting engineers, particularly individuals with experience in the telecommunications industry. Our services require a sophisticated sales effort that targets key people within our prospective clients' organization. To target these key people, we need the efforts of personnel with necessary contacts as well as specialized system and consulting engineers within our organization. Competition for these individuals is intense, and we may not be able to hire the number of qualified sales personnel and system and consulting engineers we need. In addition, we may substantially increase our budget as part of our marketing program.



IF WE FAIL TO EXPAND OUR SERVICES, WE MAY NOT BE ABLE TO GROW OUR BUSINESS OR IMPLEMENT OUR BUSINESS PLAN.



     Failure to expand our services may restrict our ability to enter new markets and develop and maintain new customers. However, in order to expand our services, we must undertake a number of actions, which we may not be able to complete successfully. These actions include:



     - increase capacity on our planned systems;



     - develop and acquire additional undersea cable projects;



     - develop and acquire additional terrestrial fiber or capacity; and



     - introduce new services and products, which leverage the capabilities of existing and planned systems.



     In addition, in some jurisdictions, a number of the services we propose to offer may be subject to regulatory constraints which may affect the timing or cost to us of offering those services, or ability to offer them at all. In Taiwan, for example, we are currently not permitted to construct terrestrial transmission facilities, and therefore will have to obtain backhaul capacity from other network operators, which may increase our costs. In addition, at present we are permitted to sell transmission capacity on our Taiwan network only to other facilities-based providers, which may limit our customer base.

COMPETITION IN OUR INDUSTRY IS INTENSE AND GROWING, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY.


     Some of our competitors have announced plans to construct, have begun to construct or are currently operating fiber optic networks across the Pacific Ocean and across a number of Asian countries, including Japan and Hong Kong, two of the key Asian telecommunications markets in which we operate. If we are unable to compete effectively against these competitors, it could lead to price reductions, lower revenue, under-utilization of our network, reduced operating margins and loss of market share. Many of our competitors have, and some potential competitors are likely to enjoy, competitive advantages, including:



     - greater name recognition in a particular market;



     - greater financial, technical, marketing and other resources;



     - larger installed bases of customers; and



     - well-established relationships with current and potential customers.



     A list of our principal competitors is included under "Business -- Competition" on page 59.



USE OF THE INTERNET, ELECTRONIC COMMERCE AND OTHER BANDWIDTH-INTENSIVE APPLICATIONS IN ASIA MAY NOT INCREASE AS SUBSTANTIALLY AS WE EXPECT, WHICH WOULD LIMIT DEMAND FOR CAPACITY AND SERVICES AND LIMIT OUR ABILITY TO INCREASE OUR REVENUE.



     Demand for our services may not grow as we expect, which could limit demand for our services and limit our ability to increase our revenue. Our business plan assumes that the use of the Internet, electronic commerce and other bandwidth-intensive applications in Asia will increase substantially in the next few years, in a manner similar to the increased use in the United States market in the past few years. The potential for Internet growth in many Asian countries is subject to a number of potential obstacles, including high access charges, lower overall computer literacy, regulatory constraints and the wide-spread use of the English language in Internet content and applications. In addition, overall demand for our services in Asia may be reduced by unfavorable economic conditions, such as the recent economic downturn of the Asian economies. If the use of bandwidth-intensive applications in Asia does not increase as anticipated, demand for many of our services, including sales of capacity, dark fiber, which is fiber without electronic equipment attached, managed bandwidth services and our value-added services, will be lower than we currently anticipate and our ability to generate revenue will be negatively affected.



IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, WE MAY ENCOUNTER SIGNIFICANT DIFFICULTIES IN OPERATING OUR BUSINESS.



     We are experiencing rapid expansion and expect this expansion to continue for the foreseeable future. If we fail to manage this expansion effectively, we may encounter significant difficulties in operating our business. As a result of this rapid expansion, we expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and will need to continue to expand, train and manage our work force. Furthermore, we expect that we will continue to need to manage multiple relationships with joint venture partners, customers, service providers and other third parties. In addition, this growth has placed, and will continue to place, a significant strain on our management systems and resources.


OUR FACILITIES AND THE CABLE SYSTEMS ON WHICH WE DEPEND MAY FAIL, WHICH WOULD INTERRUPT THE SERVICES WE PROVIDE AND MAKE IT DIFFICULT FOR US TO RETAIN AND ATTRACT CUSTOMERS.


     If our services are interrupted due to system failures, we risk losing existing customers that are affected by the failures, and our ability to attract and maintain new customers may be restricted. The operation, administration, maintenance and repair of our and Global Crossing's systems require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. We do not know that, even if built to specifications, our systems or Global Crossing's systems will function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications. Subsea cable systems are also subject to damage or breakage due to fishing nets, anchors or other factors. Although the ring architecture of our network used in our systems is intended to eliminate service interruptions by automatically rerouting traffic, rerouting may not always be successful. Furthermore, systems which are under construction are unable to reroute until both loops of the ring are complete. Pacific Crossing-1 has experienced failures to reroute traffic while under construction. Although we are able to sell long-term capacity on a cable system before both loops of the ring are complete, most customers are reluctant to repurchase value-added services, such as leased lines, before the system is complete due to the risk of service interruption.



WE RELY ON JOINT VENTURES WITH THIRD PARTIES FOR TERRESTRIAL CONNECTIVITY IN KEY MARKETS. IF THESE JOINT VENTURES FAIL TO PROVIDE US WITH TERRESTRIAL CONNECTIVITY, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS AS PLANNED.



     In Japan and Hong Kong, we rely on the Hutchison Global Crossing and Global Access Limited networks for terrestrial connectivity. We also expect to rely on joint ventures with third parties for terrestrial connectivity in other key markets in Asia. If we fail to have access to terrestrial connectivity in key markets, we may not be able to maintain or attract new customers. However, we may not be able to ensure that our joint ventures with Hutchison Whampoa in Hong Kong and Global Bandwith Solutions in Japan or any other joint ventures we may enter into will provide us with terrestrial connectivity. This failure could result from a number of reasons, including:



     - our ability to control the planning and operations of these joint ventures will be subject to numerous restrictions imposed by the joint venture arrangements;


     - these arrangements may prevent us from pursuing alternative arrangements under more favorable terms;

     - our joint venture partners may have interests which conflict with ours or may engage in activities which are directly competitive with us; and


     - it may be difficult to recoup our investment in these ventures in the event of irreconcilable differences between ourselves and our joint venture partners or to obtain access to alternative terrestrial networks on comparable terms.



THE COSTS AND DIFFICULTIES OF ACQUIRING AND INTEGRATING BUSINESSES COULD IMPEDE OUR FUTURE GROWTH AND ADVERSELY AFFECT OUR COMPETITIVENESS.



     We intend to evaluate, and may enter into, acquisition transactions in order to, among other things, sell our services in countries in which we do not currently have sales operations or to enhance our service portfolio. Any acquisition may expose us to a number of risks, which could impede our future growth and negatively affect our competitiveness. These risks include:



     - the difficulty of identifying appropriate acquisition candidates in the countries in which we do business or intend to do business;



     - the difficulty of assimilating the operations and personnel of the acquired entities;



     - the potential disruption to our ongoing business caused by senior management's focus on the acquisition transactions;



     - our failure to incorporate successfully licensed or acquired technology into our network and service offerings;

     - the failure to maintain uniform standards, controls, procedures and policies; and



     - the impairment of relationships with employees as a result of changes in management and ownership.



     In addition, in connection with an acquisition, we will generally record goodwill that must be amortized and which would reduce our earnings per share.



LOSS OF KEY EXECUTIVE OFFICERS COULD WEAKEN OUR BUSINESS EXPERTISE AND DELAY THE COMPLETION OF OUR NETWORK AND OTHER BUSINESS PLANS.



     The loss of any of our key executive officers in the future could significantly impede our financial plans, network completion, expansion of services, marketing and other objectives. We believe that the growth and future success of our business will depend in large part on our continued ability to attract, motivate and retain highly-skilled qualified personnel. We may not be successful in doing so, as the competition for qualified personnel in the telecommunications industry is intense. We do not have "key person" life insurance policies covering any of our employees.


SOME OF OUR OFFICERS AND DIRECTORS ARE SHAREHOLDERS, DIRECTORS AND OFFICERS OF GLOBAL CROSSING OR OTHER COMPANIES AND MAY, AS A RESULT, HAVE CONFLICTS OF INTEREST.


     Some of our executive officers and directors may have conflicts of interest which could have a materially negative impact on the management and growth of our business. Some of our executive officers and directors are shareholders,
directors and officers of Global Crossing, which will own approximately      %
of our voting stock after this offering is completed. As of                , our
directors and executive officers as a group collectively beneficially owned
     % of the outstanding common stock of Global Crossing and had vested and
unvested options to purchase an additional      % of the outstanding common
stock of Global Crossing. In addition, some of our directors and executive officers serve as officers and directors of other companies and are active investors in the telecommunications industry. Being one of our directors or officers and a shareholder, director or officer of another company could create conflicts of interest when the director or officer is faced with decisions that could have different implications for us and the other company. A conflict of interest could also exist with respect to allocation of time and attention of persons who are directors or officers of ours and another company. The pursuit of these other business interests could distract these directors and officers from pursuing opportunities on our behalf.


POLITICAL AND ECONOMIC CONDITIONS IN ASIA ARE UNPREDICTABLE AND MAY DISRUPT OUR OPERATIONS IF THESE CONDITIONS BECOME UNFAVORABLE TO OUR BUSINESS.


     We expect to derive a substantial percentage of our revenue from the Asian market. Changes in political or economic conditions in the region are difficult to predict and could negatively affect our operations or cause the Asian market to become less attractive to businesses, which could reduce our revenues. Many countries in Asia have experienced significant economic downturns in the past, resulting in slower real gross domestic product growth for the entire region as a result of higher interest rates and currency fluctuations. Declining economic growth rates in the future could cause expenditures for telecommunications and Internet-based products to decrease, which would negatively impact our business and our profitability over time. In addition, an economic downturn in Asia could also lead to a devaluation of currencies, which could decrease our revenue for the Asian region as our customers are likely to demand less of our services, since the cost of our services in their local currencies would increase.


BECAUSE MANY OF OUR CUSTOMERS DEAL PREDOMINANTLY IN FOREIGN CURRENCIES, WE MAY BE EXPOSED TO EXCHANGE RATE RISKS, AND OUR NET INCOME MAY SUFFER DUE TO CURRENCY TRANSLATIONS.


     Because of foreign currency declines and regulatory restrictions, our customers may be unable to pay for our services in United States dollars; in that case, our net income may suffer due to currency translations. Although we believe that, in the future, operation, administrative and management services may be invoiced in foreign currencies of the local jurisdiction in which we provide services. We primarily invoice for international capacity in United States dollars and will invoice international services in the same manner. However, most of our customers and many of our prospective customers derive their revenue in currencies other than United States dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that those currencies decline in value relative to the United States dollar. Furthermore, those customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into United States dollars. In that event, the affected customers may not be able to pay us in United States dollars. In addition, in cases where we invoice for our capacity and services in currencies other than United States dollars, our net income may suffer due to currency translations if those currencies decline in value relative to the United States dollar and we do not enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies relative to the United States dollar could adversely affect our ability to market our services to customers whose revenues are denominated in those currencies.


OUR OPERATIONS ARE SUBJECT TO REGULATION IN THE COUNTRIES IN WHICH WE OPERATE AND REQUIRE US TO OBTAIN AND MAINTAIN A NUMBER OF GOVERNMENTAL LICENSES AND PERMITS. IF WE FAIL TO OBTAIN AND MAINTAIN THOSE LICENSES AND PERMITS, WE MAY NOT BE ABLE TO CONDUCT OUR BUSINESS.

     - Our international operations in the United States are governed by the Submarine Cable Act and the Communications Act of 1934, as amended by the Telecommunications Act of 1996. We may be required to file periodic regulatory reports and pay regulatory fees in connection with our operations in the United States. Our failure or inability to comply with these obligations could lead to the imposition of sanctions, up to and including the revocation of our authorization to operate.


     - Our operations in Asia are governed by the respective laws of the countries in which we operate. The regulation of telecommunications networks and services in those countries is changing rapidly and varies widely. In most of the countries in which we have or plan to have operations, the telecommunications regulation is evolving and in light of parallel technological, social and economic developments may not always be clear or consistent. In addition, some Asian countries limit competition for most services. In other countries, where there is a commitment to open markets to foreign investment, the liberalization trend may not continue, may slow down or may continue with a narrow scope. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations, including of our cable stations or other systems which are key links in our network, in one or more countries. In addition, many of the countries in which we operate are conducting proceedings that will affect the implementation of their telecommunications legislation. We cannot predict outcomes of these proceedings. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a significantly negative effect on our business.


     - In the ordinary course of constructing our networks and providing our services, we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. In most countries, we expect that we will be required to obtain one or more telecommunications authorizations to construct our telecommunications networks and provide our telecommunications services. We also must comply with a variety of regulatory obligations, including obtaining permits to land our cables in some or all of the territories they will be connected to. Our failure to obtain or maintain necessary licenses and authorizations or to comply with the obligations imposed upon license holders in one or more countries may result in sanctions, including the revocation of authority to provide facilities or services in one or more countries. We may not receive all requisite licenses on a timely basis or at all. We have not yet applied for the requisite licenses in Korea, Taiwan, Singapore, the Philippines, Malaysia or China. If the necessary licenses are not granted to us or if the approval process takes more time than we anticipate, it could have a significantly negative effect on our operations. See "Regulation" on page 86.



     - In some jurisdictions regulatory constraints and related considerations may require us to rely on joint ventures or third parties to obtain and maintain the licenses, permits and registrations we require to conduct our planned operations in these jurisdictions. These arrangements may create for us a number of risks, including loss of autonomy and flexibility in our business planning and operations and the loss of control over regulatory compliance.



REGULATORY RESTRICTIONS ON FOREIGN OWNERSHIP IN THE VARIOUS COUNTRIES IN WHICH WE OPERATE MAY IMPEDE OUR ABILITY TO CONDUCT OUR BUSINESS AND IMPLEMENT OUR BUSINESS PLAN.



     Regulatory restrictions on foreign ownership in the Asian countries in which we operate may restrict our ability to conduct our business and implement our business plan. We expect to be able to enter into the majority of the Asian markets through joint ventures with local partners. However, some countries may prohibit us from owning a controlling interest in those joint ventures or from entering into those transactions at all. For example, Korea and Taiwan currently limit foreign ownership of telecommunication carriers like us to 49% and 68% respectively. China does not currently allow foreign ownership of telecommunications providers, but has committed itself to permitting limited, non-controlling foreign ownership in some telecommunications providers if it is admitted to the World Trade Organization.



IF OUR FUTURE TAX LIABILITIES ARE GREATER THAN WE ANTICIPATE, OUR BUSINESS MAY BE NEGATIVELY IMPACTED.



     We cannot predict the amount of tax to which we may become subject, and changes in our business or applicable law or challenges by taxing authorities may significantly increase the amount of taxes we have to pay. We believe that a significant portion of the income derived from our undersea systems will not be subject to tax by either of:



     - Bermuda, which currently does not have a corporate income tax, or



     - some other countries in which we conduct activities or in which our customers are located.


     However, we base this belief upon:

     - the anticipated nature and conduct of our business, which may change; and

     - our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect.


IF YOU PURCHASE OUR CLASS A COMMON STOCK, YOU MAY BECOME SUBJECT TO THE PASSIVE FOREIGN INVESTMENT COMPANY RULES.



     We believe that we are not a passive foreign investment company and do not expect to become a passive foreign investment company in the future. However, notwithstanding this belief, we may be or may become a passive foreign investment company. In that case, any of our shareholders that is a United States person would be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge upon certain distributions by us or upon any gain recognized when that shareholder sold our stock. We base our expectation that we are not and will not become a passive foreign investment company, in part, on interpretations of existing law that we believe are reasonable, but that have not been approved by any taxing authority.

    RISK FACTORS RELATING TO OUR RELATIONSHIP WITH OUR FOUNDING SHAREHOLDERS

OUR GOVERNANCE STRUCTURE MAY NOT PERMIT US TO RESPOND PROMPTLY TO IMPORTANT MATTERS, WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE AGAINST COMPETITORS WHO ARE ABLE TO MAKE IMPORTANT BUSINESS DECISIONS WITHOUT THE CONSENSUS OF THEIR SHAREHOLDERS.


     Under our bye-laws and the shareholders agreement among our founding shareholders, the affirmative votes of our board members appointed by Microsoft and Softbank are required for a number of important business decisions, described in more detail under "Transactions with Related
Parties -- Relationships Among Ourselves and our Founding
Shareholders -- Actions requiring the approval of our directors nominated by Microsoft and Softbank" on page 74. Neither our bye-laws nor the shareholders agreement provides for any deciding vote if the board members appointed by Microsoft and Softbank disagree on matters requiring their approval. As a result of this governance structure, we may not be able to respond promptly in the event of a disagreement among our founding shareholders or the members of our board appointed by them with respect to important strategic or operational matters. This may place us at a competitive disadvantage against competitors who are able to make decisions without reaching the consensus of their shareholders.


OUR FOUNDING SHAREHOLDERS HAVE INTERESTS THAT MAY CONFLICT WITH OURS, WHICH MAY LEAD TO DECISIONS THAT MAY BE UNFAVORABLE TO US.


     OUR FOUNDING SHAREHOLDERS OWN OR MAY ENGAGE IN COMPETING BUSINESSES. As described under "Transactions with Related Parties -- Relationships Among Ourselves and our Founding Shareholders -- Non-competition arrangements" on page 75, our founding shareholders have or may acquire interests in other businesses, including telecommunications operators and Internet service providers, in a number of countries in which we intend to operate. These businesses may compete with us or may compete with us in the future. While we expect that some of the businesses in which our founding shareholders engage or own an interest will become our customers, the existence of competing activities and services may cause our founding shareholders to resist expansions of our business that would otherwise present an attractive business opportunity for us. In addition, although the shareholders agreement among our founding shareholders includes a number of competitive activities in which our founding shareholders are not permitted to engage in the future, our founding shareholders can, by mutual consent, suspend and terminate their obligation not to engage in those activities, and our consent for them to do so is not required.



     OUR FOUNDING SHAREHOLDERS MAY ENGAGE IN OPPORTUNITIES IN OUR TERRITORY IF THEY ARE OFFERED TO US AND WE DECLINE TO PURSUE THEM. THE COMPETITION MAY CAUSE A REDUCTION IN OUR MARKET SHARE AND OUR REVENUE. Our founding shareholders may compete with us in our markets, which may cause a reduction in our market share and revenue. As described under "Transactions with Related
Parties -- Relationships Among Ourselves and our Founding
Shareholders -- Non-competition arrangements" on page 75, under various circumstances, our founding shareholders may pursue corporate opportunities that might be appropriate for us, if they first present them to us and we choose not to pursue them. If we initially decline to pursue opportunities, we may experience situations where we are in direct competition with our founding shareholders. In addition, our founding shareholders may, by mutual consent, suspend or terminate their obligation to present corporate opportunities to us, and our consent for them to do so is not required.



     WE MAY NOT BE ABLE TO BENEFIT FROM MICROSOFT'S AND SOFTBANK'S COMMITMENT TO PURCHASE A SIGNIFICANT AMOUNT OF CAPACITY ON OUR NETWORK. Our founding shareholders have entered into a capacity commitment agreement, which we describe in more detail under "Transactions with Related
Parties -- Relationships Among Ourselves and Our Founding
Shareholders -- Capacity Commitment Agreement" on page 77. If our founding shareholders terminate or amend that agreement, which they may do without our consent, we may not be able to benefit fully or at all from Microsoft's and Softbank's commitment under that agreement to purchase capacity on Pacific Crossing-1 and Global Access Limited in an aggregate amount of $200,000,000 over a three-year period.

               RISK FACTORS RELATING TO OUR CLASS A COMMON STOCK



WE EXPECT THAT THE PRICE OF OUR STOCK MAY FLUCTUATE SUBSTANTIALLY, WHICH COULD NEGATIVELY AFFECT OUR SHAREHOLDERS.



     Our stock price may fluctuate substantially due to the relatively small percentage of our stock available publicly, fluctuations in the price of the stock of companies in the telecommunications industry and general volatility in the stock market. Only 9.8% of our market capitalization will be traded publicly, which can result in a high degree of volatility in our stock price. Historically, the market prices of comparable companies in the telecommunications industry have been highly volatile. This risk is exacerbated by our entering into geographical areas without political stability or freely competitive environments. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies, and that has often been unrelated to the operating performance of these companies. A number of other factors, many of which are beyond our control, could also cause the market price of our common stock to fluctuate substantially.


THERE MAY BE FUTURE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK THAT MAY DEPRESS THE PRICE OF YOUR CLASS A COMMON STOCK.

     Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and the price of your Class A common stock.


     Upon completion of this offering, we will have outstanding 58.4 million shares of Class A common stock and 481.2 million shares of Class B common stock. These numbers assume the issuance of:



     - 37.2 million additional shares of our Class B common stock to Global Crossing, at the assumed initial public offering price of $15.00 per share, in connection with its contribution to us of its 50% interest in Hutchison Global Crossing and its 49% interest in Global Access Limited; and



     - 5.4 million shares of our Class A common stock and 444.0 shares of our Class B common stock to Asia Global Crossing Holdings for distribution to its shareholders in the amounts indicated in "Principal Shareholders" beginning on page 69.



     Of the shares mentioned in the paragraph above, the 53,000,000 shares we are selling in this offering, plus any shares issued upon exercise of the underwriters' option to purchase additional shares from us, will be freely tradable without restriction under the Securities Act. These shares will be freely tradable unless purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% or more shareholders.



     The remaining 5.4 million shares of Class A common stock outstanding, as well as all of the shares of Class B common stock, are restricted securities within the meaning of Rule 144. These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration, including under Rules 144, 144(k) or 701 under the Securities Act. These rules are summarized under "Shares Eligible for Future Sale" on page 100. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.



     Subject to specified exceptions, Asia Global Crossing, our directors, officers, employees and shareholders have entered into lock-up agreements in connection with this offering. These lock-up agreements generally provide that each of Asia Global Crossing, our directors, officers, employees and shareholders will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable
for or convertible into our common stock owned by them for a period of   days
after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and Salomon Smith Barney Inc.


     We, Global Crossing, Microsoft, Softbank and The Goldman Sachs Group have entered into a registration rights agreement which grants demand and piggy-back registration rights to Global

Crossing, Microsoft and Softbank and piggy-back registration rights to The Goldman Sachs Group with respect to their shares of our common stock. Each of Global Crossing, Microsoft and Softbank may exercise its demand right immediately after the date of this prospectus; however, each has also agreed to be bound by the lock-up described in the preceding paragraph.

     In addition, after the effectiveness of this offering we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of our common stock reserved for issuance under our stock incentive plan. Shares registered under that registration statement would be available for sale in the open market unless these shares are subject to vesting restrictions. Within 180
days of the date of this prospectus, we estimate that approximately      shares
of our common stock will become exercisable under outstanding options held by employees who are not subject to lock-up agreements.


YOU WILL BE IMMEDIATELY AND SUBSTANTIALLY DILUTED IF YOU PURCHASE CLASS A COMMON STOCK IN THIS OFFERING BECAUSE THE PER SHARE PRICE OF OUR CLASS A COMMON STOCK IN THIS OFFERING IS SUBSTANTIALLY HIGHER THAN THE NET TANGIBLE BOOK VALUE PER SHARE OF OUR CLASS A COMMON STOCK.



     If you purchase Class A common stock in this offering, you will experience an immediate and substantial dilution of $11.86 per share, because the per share price of our Class A common stock in this offering is substantially higher than the net tangible book value per share of the outstanding Class A common stock immediately after this offering. In addition, if outstanding options to purchase Class A common stock are exercised or any shares of our Class B common stock are converted into shares of Class A common stock, there could be substantial additional dilution. See "Dilution" on page 28 and "Management -- Executive Compensation" on page 64 for information regarding outstanding stock options and additional stock options which we may grant.



YOU WILL ALSO BE DILUTED WHEN WE ISSUE ADDITIONAL SHARES OF OUR CLASS A COMMON STOCK THAT WE ARE PERMITTED OR REQUIRED TO ISSUE UNDER OPTIONS, OUR STOCK INCENTIVE PLAN AND UPON CONVERSION OF SHARES OF OUR CLASS B COMMON STOCK.


     You should be aware that we are permitted, and in some cases obligated, to issue shares of our Class A common stock in addition to the common stock that will be outstanding after this offering. If and when we issue those shares, the percentage of our common stock you own will be diluted. The following is a summary of additional shares of our Class A common stock that we have reserved
for issuance as of                , 2000:

     - shares are issuable upon the exercise of options or other benefits under our stock incentive plan at a weighted average price of
        $     per share, of which options covering          shares were
        exercisable as of                , 2000;

     - shares are authorized and reserved for issuance under our stock incentive plan;


     - 7.95 million shares of Class A common stock that the underwriters have the option to purchase from us; and



     - 481.2 million shares of Class A common stock are issuable upon conversion of all outstanding shares of our Class B common stock.



UPON COMPLETION OF THIS OFFERING, CLASS A SHAREHOLDERS WILL NOT BE ABLE TO CONTROL ANY SHAREHOLDER DECISIONS, BECAUSE THEY WILL HAVE SUBSTANTIALLY LESS VOTING POWER THAN HOLDERS OF OUR CLASS B COMMON STOCK.



     Upon completion of this offering, holders of our Class A common stock will not be able to control any shareholder decisions. Our common stock is divided into Class A and Class B shares. Our founding shareholders, which are the holders of our Class B common stock, have 10 votes per share on all matters submitted to the general meeting of shareholders, and holders of our Class A common stock have one vote per share. Accordingly, our founding shareholders or their permitted successors or transferees collectively will have the power to elect all, or at least a majority of, our directors and will determine the outcome of matters submitted to the general meeting of shareholders or our board of directors, even if their collective economic ownership of us at any time falls below 50%.

WE ARE INCORPORATED IN BERMUDA, AND, AS A RESULT, IT MAY NOT BE POSSIBLE FOR SHAREHOLDERS TO ENFORCE CIVIL LIABILITY PROVISIONS OF THE SECURITIES LAWS OF THE UNITED STATES.


     We are organized under the laws of Bermuda. As a result, it may not be possible for our shareholders to effect service of process within the United States upon us, or to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liabilities provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. We have been advised by our legal advisor in Bermuda, Appleby, Spurling & Kempe, that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based on United States federal or state securities laws, would not be automatically enforceable in Bermuda.


BERMUDA LAW DIFFERS FROM THE LAWS IN EFFECT IN THE UNITED STATES AND MAY AFFORD LESS PROTECTION TO SHAREHOLDERS.

     Our shareholders may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. We are a Bermuda company and, accordingly, are governed by The Companies Act, 1981 of Bermuda. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholder lawsuits, indemnification of directors and inspection of corporate records.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have included in this prospectus forward-looking statements that state our own or our management's intentions, beliefs, expectations or predictions for the future. Forward-looking statements are subject to a number of risks, assumptions and uncertainties which could cause our actual results to differ materially from those projected in the forward-looking statements. These risks, assumptions and uncertainties include:

     - the ability to complete systems within the currently estimated time frames and budgets;

     - the ability to compete effectively in a rapidly evolving and price-competitive marketplace;

     - changes in the nature of telecommunications regulation in the United States, Asian and other countries;

     - changes in business strategy;

     - the successful integration of newly acquired businesses;

     - the spread of Internet usage and other technological developments in Asian countries and elsewhere;

     - the impact of technological change; and


     - risks that we mention under "Risk Factors" on page 13 and other risks referenced from time to time in our filings with the SEC.


     In evaluating forward-looking statements, you should specifically consider the numerous risks, among others, described under the heading "Risk Factors".

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from the offering, together with the net proceeds from our anticipated concurrent debt offering, will be
approximately $       million, or $       million if the underwriters exercise
in full their option to purchase additional shares from us at an assumed public offering price of $15.00 per share and after deducting an assumed underwriting discount and estimated offering expenses.


     We expect to use the net proceeds of the offerings:


     - approximately $500 million to build our network;



     - approximately $200 million to make investments in telecommunications and Internet companies, and related businesses;



     - $9.4 million to repay outstanding indebtedness under shareholder loans at an interest rate of LIBOR plus 2%;



     - up to approximately $79 million to purchase from Global Crossing shareholder loans and future commitments it made to Hutchison Global Crossing and Global Access Limited; and



     - the balance for general corporate purposes, including the funding of operating losses.


     Pending those uses, we intend to invest the net proceeds in direct or guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

     Since we cannot specify with certainty the precise manner in which the net proceeds will be allocated, our management will have broad discretion in the application of the net proceeds.

                                DIVIDEND POLICY


     We do not anticipate paying cash dividends on our common stock in the foreseeable future. The terms of some of our debt instruments place limitations on our ability to pay dividends. See "Description of Material Indebtedness" on page 91. These debt instruments provide that, in general, we may not declare or pay any dividend or make any other cash distribution to our shareholders, unless we have generated sufficient cash flows from previous years. This provision limits and, for the foreseeable future, effectively prohibits, our ability to declare or pay cash dividends. Future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

                                 CAPITALIZATION


     The following table presents our capitalization as of March 31, 2000:


     - on an actual basis;


     - on a pro forma basis to reflect this offering, at an assumed initial public offering price of $15.00 per share, and the completion of the transactions described under "Concurrent Transactions" on page 71; and



     - on a pro forma as adjusted basis to reflect this offering, at an assumed initial public offering price of $15.00 per share, the completion of the transactions described under "Concurrent Transactions" on page 71 and our anticipated debt offering.



     You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 37 and the consolidated financial statements and the accompanying notes included in this prospectus beginning on page F-1.



                                                                AS OF MARCH 31, 2000
                                                  ------------------------------------------------
                                                                                      PRO FORMA
                                                    ACTUAL         PRO FORMA         AS ADJUSTED
                                                  ----------    ---------------    ---------------
                                                         (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt:
  Pacific Crossing-1 credit facility............  $  750,000      $  750,000         $  750,000
       % senior notes due 2010..................          --              --
                                                  ----------      ----------         ----------
     total long-term debt.......................     750,000         750,000
Minority interest...............................     121,613         121,613            121,613
                                                  ----------      ----------         ----------
Shareholders' equity:
  Common stock, par value $0.01 per share,
     1,200,000 shares authorized, issued and
     outstanding................................          12              --                 --
  Class A common stock, par value $0.01 per
     share (1,200,000,000 shares authorized,
     58,395,125 shares issued and outstanding,
     pro forma).................................          --             584                584
  Class B common stock, par value $0.01 per
     share (1,200,000,000 shares authorized,
     481,230,375 shares issued and outstanding,
     pro forma).................................          --           4,812              4,812
Additional paid-in capital......................     758,173       2,066,832          2,066,832
Retained earnings...............................      37,493          37,493             37,493
Cumulative translation adjustment...............       1,397           1,397              1,397
                                                  ----------      ----------         ----------
          Total shareholders' equity............     797,075       2,111,118          2,111,118
                                                  ----------      ----------         ----------
               Total capitalization.............  $1,668,688      $2,982,731         $
                                                  ==========      ==========         ==========



     The table above does not take into account any shares underlying stock options granted to directors, officers or employees.

                                    DILUTION


     For the calculations presented below, the number of shares that will be outstanding after this offering is based on the number of shares outstanding as of March 31, 2000, adjusted by a 375 for 1 stock split to be completed prior to the completion of this offering.



     Our pro forma net tangible book value at March 31, 2000 was approximately $940.0 million, or $1.93 per share of common stock after giving effect to the completion of the transactions described under "Concurrent Transactions" on page
71. Net tangible book value per share represents the amount of our tangible assets, meaning:



     - total assets less intangible assets;



     - reduced by our total liabilities; and



     - divided by the number of shares of common stock outstanding.



Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our Class A common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.



     After giving effect to 53.0 million shares of our Class A common stock which we are selling under this prospectus at an assumed initial public offering price of $15.00 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting an assumed underwriting discount and estimated offering expenses, our adjusted net tangible book value as of March 31, 2000 would have been approximately $1,692.5 million, or $3.14 per share. This represents an immediate increase in net tangible book value of $1.21 per share to existing shareholders. This also represents an immediate dilution of $11.86 per share to new investors purchasing shares of our Class A common stock under this prospectus. The following table illustrates this per share dilution:


Assumed initial public offering price per Class A share.....           $15.00
  Pro forma net tangible book value per share before this
     offering...............................................  $1.93
  Increase per share attributable to new investors..........  $1.21
Adjusted pro forma net tangible book value per share after
  this offering.............................................           $ 3.14
                                                                       ------
Dilution per share to new investors.........................           $11.86
                                                                       ======


     The above analysis does not give effect to 7.95 million shares of Class A common stock which we will issue if the underwriters exercise in full their option to purchase additional shares from us.



     Assuming this offering had occurred on March 31, 2000, the following table summarizes the differences between the total consideration paid and the average price per share paid by our current shareholders and the new investors with respect to the number of shares of common stock purchased from us:


                                      SHARES PURCHASED              TOTAL CONSIDERATION
                                   ----------------------    ----------------------------------
                                                                                       AVERAGE
                                                                                        PRICE
                                     NUMBER       PERCENT      AMOUNT      PERCENT    PER SHARE
                                   -----------    -------    ----------    -------    ---------
Current shareholders.............  486,625,500      90.2%    $1,185,943      59.9%     $ 2.44
Investors in this offering.......   53,000,000       9.8        795,000      40.1%      15.00
                                   -----------     -----     ----------     -----      ------
          Total..................  539,625,500     100.0%    $1,980,943     100.0%     $ 7.48
                                   ===========     =====     ==========     =====      ======


     The table above does not take into account any shares underlying stock options granted to directors, officers or employees.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

ASIA GLOBAL CROSSING SELECTED HISTORICAL FINANCIAL INFORMATION

     The table below shows our selected historical financial information prepared in United States GAAP. This information has been prepared using our consolidated financial statements as of the dates indicated and for the year ended December 31, 1999, for the period from April 1, 1998, date of inception, to December 31, 1998 and for the three months ended March 31, 2000 and 1999. The consolidated financial information as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from April 1, 1998, date of inception, to December 31, 1998 has been derived from financial statements audited by Arthur Andersen, independent public accountants. These financial statements are included in this prospectus beginning on page F-1. We derived the remaining data from unaudited consolidated financial statements.

     In reading the following selected historical financial information, please note the following:

     - On September 24, 1999, we were formed as an indirect wholly owned subsidiary of Global Crossing. On November 24, 1999, we became a wholly owned subsidiary of a joint venture among Global Crossing, Softbank and Microsoft, known as Asia Global Crossing Holdings Ltd.


     - On November 24, 1999, Global Crossing contributed to us GCT Pacific. GCT Pacific owns our interest in Pacific Crossing Ltd. Since we and GCT Pacific are entities under common control, our consolidated financial statements include information relating to GCT Pacific as if we were in existence on April 1, 1998, the date of inception of GCT Pacific, in a method similar to a pooling of interest.



     - On November 24, 1999, Global Crossing contributed all its rights in East Asia Crossing to us.



     - At December 31, 1999, we beneficially owned 57.75% of Pacific Crossing Ltd. Before January 1, 2000, our investment in Pacific Crossing Ltd. was accounted for under the equity method because we were not able to exercise effective control over Pacific Crossing Ltd. In March 2000, we increased our interest in Pacific Crossing Ltd. to 64.5%, and the Pacific Crossing Ltd. shareholders agreement was amended to give us effective control over Pacific Crossing Ltd. As a result, we have consolidated Pacific Crossing Ltd. as of January 1, 2000.



     - The first segment of Pacific Crossing-1 commenced service in December 1999, and we anticipate that the full system will be completed by year end 2000.



     - The financial information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999, are derived from our unaudited consolidated financial statements. We have made adjustments, consisting of normal recurring adjustments to present the consolidated financial position, which in the opinion of our management are necessary for a fair presentation. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.



     - Cash revenue is defined as revenue plus incremental cash deferred revenue, which is the incremental change in deferred revenue relating to cash receipts. We present cash revenue because it is a financial indicator used by investors and analysts to compare companies on the basis of cash receipts from sales of capacity and services. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP.



     - Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analyst are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                                        PERIOD FROM
                                                                                       APRIL 1, 1998
                                            THREE MONTHS ENDED MARCH                     (DATE OF
                                                       31,               YEAR ENDED    INCEPTION) TO
                                            -------------------------   DECEMBER 31,   DECEMBER 31,
                                                2000          1999          1999           1998
                                            ------------   ----------   ------------   -------------
                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue...................................  $    75,804    $      --    $        --      $      --
Expenses:
  Cost of sales...........................       30,785           --             --             --
  Operations, administration and
     maintenance..........................       12,484           --             --             --
  General and administrative..............        6,200           --          1,201             --
  Depreciation and amortization...........        4,062           --             --             --
                                            -----------    ---------    -----------      ---------
Operating income (loss)...................       22,273           --         (1,201)            --
Equity in income (loss) of affiliates.....           --       (1,509)         9,893         (2,507)
Minority interest.........................      (10,661)          --             --             --
Other income (expense):
  Other expense...........................         (259)          --             --             --
  Interest income.........................        3,999        2,858         11,598          5,374
  Interest expense........................       (1,016)          --             --             --
                                            -----------    ---------    -----------      ---------
     Income before provision for income
       taxes..............................       14,336        1,349         20,290          2,867
Provision for income taxes................           --           --             --             --
                                            -----------    ---------    -----------      ---------
  Net income..............................  $    14,336    $   1,349    $    20,290      $   2,867
                                            ===========    =========    ===========      =========
Net income per common share:
  Basic and diluted net income per common
     share................................  $     11.95    $    1.12    $     16.91      $    2.39
                                            ===========    =========    ===========      =========
Shares used in computing basic and diluted
  net income per common share.............    1,200,000    1,200,000      1,200,000      1,200,000
                                            ===========    =========    ===========      =========
Pro forma basic and diluted net income per
  common share............................  $      0.03                 $      0.05
                                            ===========                 ===========
Shares used in computing pro forma basic
  and diluted net income per share........  450,000,000                 450,000,000
                                            ===========                 ===========
OTHER DATA:
Cash revenue..............................  $    95,984    $      --    $        --      $      --
Adjusted EBITDA...........................       77,300           --         (1,201)            --
Cash from operating activities............       38,936        2,858         22,045          5,366
Cash used for investing activities........     (177,218)         (24)       (90,652)      (231,006)
Cash from financing activities............  $   334,615    $      --    $    73,013      $ 231,018
CALCULATION OF ADJUSTED EBITDA:
Operating income (loss)...................  $    22,273    $      --    $    (1,201)     $      --
Depreciation and amortization.............        4,062           --             --             --
Non-cash cost of sale.....................       30,785           --             --             --
Incremental cash deferred revenue.........       20,180           --             --             --
                                            -----------    ---------    -----------      ---------
Adjusted EBITDA...........................  $    77,300    $      --    $    (1,201)     $      --
                                            ===========    =========    ===========      =========

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                            DECEMBER 31,
                                                          MARCH 31,     --------------------
                                                            2000          1999        1998
                                                         -----------    --------    --------
                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Assets:
  Cash and cash equivalents............................  $  207,514     $  9,784    $  5,378
  Restricted cash and cash equivalents.................      66,734           --          --
  Accounts receivable, net.............................      23,987           --          --
  Receivable from affiliates...........................      81,781       89,735          --
  Other assets.........................................       4,809        1,170          20
                                                         ----------     --------    --------
          Total current assets.........................     384,825      100,689       5,398
Restricted cash and cash equivalents...................      69,545      138,118     231,000
Property and equipment, net............................   1,367,512      101,598          --
Deferred finance fees, net.............................      24,241           --          --
Other assets...........................................      17,097           --          --
Investments in affiliate...............................          --      263,438     160,639
                                                         ----------     --------    --------
          Total assets.................................  $1,863,220     $603,843    $397,037
                                                         ==========     ========    ========
Liabilities:
  Accrued construction costs...........................  $  112,235     $     --    $     --
  Accounts payable and accrued liabilities.............       5,309        1,131          --
  Deferred revenue.....................................       5,300           --          --
  Payable to affiliates................................      13,142      101,402          --
                                                         ----------     --------    --------
          Total current liabilities....................     135,986      102,533          --
                                                         ----------     --------    --------
Long-term debt.........................................     750,000           --          --
Long-term deferred revenue.............................      47,714           --          --
Other long-term liabilities............................       1,415           --          --
Loan payable to affiliate..............................       9,417           --          --
                                                         ----------     --------    --------
          Total liabilities............................     944,532      102,533          --
                                                         ----------     --------    --------
Minority interest......................................     121,613           --          --
Shareholder's equity:
  Common stock.........................................          12           12          12
  Additional paid-in capital...........................     758,173      478,141     394,158
  Retained earnings....................................      37,493       23,157       2,867
  Cumulative translation adjustment....................       1,397           --          --
                                                         ----------     --------    --------
          Total shareholder's equity...................     797,075      501,310     397,037
                                                         ----------     --------    --------
          Total liabilities and shareholder's equity...  $1,863,220     $603,843    $397,037
                                                         ==========     ========    ========

PACIFIC CROSSING LTD., HUTCHISON GLOBAL CROSSING AND GLOBAL ACCESS LIMITED SELECTED HISTORICAL FINANCIAL INFORMATION



     PACIFIC CROSSING LTD.



     The table below shows the selected historical financial information of Pacific Crossing Ltd. prepared using United States GAAP. This information has been prepared using the consolidated financial statements of Pacific Crossing Ltd. as of the dates indicated and for the year ended December 31, 1999, for the period from May 4, 1998, date of inception, to December 31, 1998 and for the three months ended March 31, 2000 and 1999. The consolidated statement of operations data for the year ended December 31, 1999 and for the period from May 4, 1998, date of inception, to December 31, 1998 and the consolidated balance sheet data as of December 31, 1999 and 1998 have been derived from financial statements audited by Arthur Andersen, independent public accountants, which are included in this prospectus beginning on page F-21. We derived the remaining data from unaudited consolidated financial statements.



                                            AS OF                                 PERIOD FROM
                                     THREE MONTHS ENDED                           MAY 4, 1998
                                          MARCH 31,            YEAR ENDED     (DATE OF INCEPTION)
                                   -----------------------    DECEMBER 31,      TO DECEMBER 31,
                                      2000         1999           1999               1998
                                   ----------    ---------    ------------    -------------------
                                         (UNAUDITED)
                                                           (IN THOUSANDS)
Cash revenue.....................  $   79,722    $   1,422     $   62,854          $      --
Revenue..........................      74,234           --         61,100                 --
Income (loss) from continuing
  operations.....................      29,829       (1,822)        22,520             (4,341)
Adjusted EBITDA..................      66,533    $     554         46,685             (1,627)
Cash provided by (used in)
  operating activities...........      41,002       (2,288)         6,842             (3,771)
Cash used in investing
  activities.....................    (119,856)    (111,282)      (706,285)          (157,175)
Cash provided by financing
  activities.....................      78,776      113,957        699,616            161,379
Total assets.....................   1,263,475                   1,124,138            231,677
Long-term obligations............  $  760,638                  $  760,636          $ 201,246

CALCULATION OF ADJUSTED EBITDA:
Operating income (loss)..........  $   30,067    $    (868)    $   24,209          $  (1,627)
Depreciation and amortization....       3,692           --             --                 --
Non-cash cost of sale............      27,286           --         20,722                 --
Incremental cash deferred
  revenue........................       5,488        1,422          1,754                 --
                                   ----------    ---------     ----------          ---------
Adjusted EBITDA..................  $   66,533    $     554     $   46,685          $  (1,627)
                                   ==========    =========     ==========          =========

     HUTCHISON GLOBAL CROSSING



     The table below shows selected historical financial information for Hutchison Global Crossing prepared in Hong Kong dollars based on United States GAAP reconciled from Hutchison Global Crossing's Hong Kong GAAP combined financial statements. This information has been prepared using the combined financial statements as of the dates indicated and for the three years ended December 31, 1999 and for the three months ended March 31, 2000 and 1999. The combined statement of operations data for the three years ended December 31, 1999 and the combined balance sheet data as of December 31, 1999, 1998 and 1997 have been derived from financial statements audited by PricewaterhouseCoopers, certified public accountants, which are included in this prospectus beginning on page F-35. We derived the remaining data from unaudited combined financial statements.



                          FOR THE THREE MONTHS
                             ENDED MARCH 31,              FOR THE YEARS ENDED DECEMBER 31,
                       ---------------------------   ------------------------------------------
                           2000           1999           1999           1998           1997
                       ------------   ------------   ------------   ------------   ------------
                               (UNAUDITED)
                                                    (IN THOUSANDS)
Cash revenue.........  HK$  225,718   HK$  179,545   HK$  840,512   HK$  950,120   HK$1,262,106
Revenue..............       225,718        179,545        840,512        950,120      1,262,106
Income (loss) from
  operations.........       (65,089)       (76,142)      (250,778)      (279,526)      (356,847)
Adjusted EBITDA......       (26,550)  HK$  (42,313)      (100,348)      (162,808)      (291,874)
Cash used in
  operating
  activities.........        (2,454)       (56,314)      (206,149)       (31,928)      (200,364)
Cash used in
  investing
  activities.........      (199,568)      (217,596)      (872,281)      (756,189)      (541,806)
Cash provided by
  financing
  activities.........       334,271        273,842      1,078,358        767,671        761,334
Total assets.........     3,069,107                     2,781,175      1,857,539      1,369,610
Long-term
  obligations........  HK$  253,068                  HK$3,618,673   HK$2,306,024   HK$1,403,847
CALCULATION OF
  ADJUSTED EBITDA:
Operating loss.......  HK$  (68,072)  HK$  (65,118)  HK$ (205,598)  HK$ (227,194)  HK$ (319,871)
Depreciation and
  amortization.......        41,522         22,805        105,250         64,386         27,997
                       ------------   ------------   ------------   ------------   ------------
Adjusted EBITDA......  HK$  (26,550)  HK$  (42,313)  HK$ (100,348)  HK$ (162,808)  HK$ (291,874)
                       ============   ============   ============   ============   ============

     The unaudited translations of Hutchison Global Crossing's Hong Kong dollar amounts into United States dollars have been translated using a convenience translation rate of HK$7.79 = $1.00 as of March 31, 2000 and for the three months ended March 31, 2000 and as of December 31, 1999 and for the year ended December 31, 1999. The convenience translations should not be construed as representations that the Hong Kong dollar amounts have been, could have been or could in the future be converted into United States dollars at this rate or any rate of exchange.



                                                   FOR THE THREE MONTHS ENDED    FOR THE YEAR ENDED
                                                         MARCH 31, 2000          DECEMBER 31, 1999
                                                   --------------------------    ------------------
                                                          (UNAUDITED)
                                                                    (IN THOUSANDS)
Cash revenue.....................................           $ 28,975                  $107,896
Revenue..........................................             28,975                   107,896
Income (loss) from continuing operations.........             (8,355)                  (32,193)
Adjusted EBITDA..................................             (3,408)                  (12,882)
Cash used in operating activities................               (315)                  (26,463)
Cash used in investing activities................            (25,618)                 (111,974)
Cash provided by financing activities............             42,910                   138,428
Total assets.....................................            393,980                   357,019
Long-term obligations............................           $ 32,486                  $464,528
CALCULATION OF ADJUSTED EBITDA:
Operating loss...................................           $ (8,738)                 $(26,393)
Depreciation and amortization....................              5,330                    13,511
                                                            --------                  --------
Adjusted EBITDA..................................           $ (3,408)                 $(12,882)
                                                            ========                  ========

     GLOBAL ACCESS LIMITED



     The table below shows selected historical financial information for Global Access Limited prepared in United States GAAP and Japanese yen. This information has been prepared using the financial statements of Global Access Limited as of the dates indicated and for the period from November 4, 1997, date of inception, to December 31, 1997 and for the fiscal years ended December 31, 1999 and 1998 and for the three months ended March 31, 2000 and 1999. The statement of operations data for the period from November 4, 1997, date of inception, to December 31, 1997 and for the fiscal years ended December 31, 1999 and 1998 and the balance sheet data as of December 31, 1999, 1998 and 1997 were derived from financial statements audited by Arthur Andersen, independent public accountants, which are included in this prospectus beginning on page F-73. We derived the financial information below from unaudited financial statements.



                                                                                   PERIOD FROM
                                                                                   NOVEMBER 4,
                                                                                   1997 (DATE
                                                                                  OF INCEPTION)
                       FOR THE THREE MONTHS ENDED       FOR THE YEARS ENDED            TO
                               MARCH 31,                   DECEMBER 31,           DECEMBER 31,
                       --------------------------    -------------------------    -------------
                           2000           1999          1999           1998           1997
                       ------------    ----------    -----------    ----------    -------------
                              (UNAUDITED)
                                                    (IN THOUSANDS)
Cash revenue.........  Y 6,295,567     Y      --     Y     1,432    Y       --       Y    --
Revenue..............      324,012            --           1,432            --            --
Income (loss) from
  continuing
  operations.........     (581,194)     (355,597)     (1,363,168)     (244,007)         (829)
Adjusted EBITDA......    5,483,423      (355,869)     (1,310,825)     (244,130)         (829)
Cash provided by
  (used in) operating
  activities.........    5,785,928      (305,556)     (1,425,040)     (257,736)         (834)
Cash used in
  investing
  activities.........   (3,666,304)     (952,173)     (3,870,433)     (297,736)           --
Cash provided by
  financing
  activities.........           --     3,000,000       9,000,000     1,950,000        50,000
Total assets.........   16,857,614                    13,614,452     1,756,801        49,185
Long-term
  obligations........  Y        --                   Y        --    Y       --       Y    --

CALCULATION OF
  ADJUSTED EBITDA:
Operating income
  (loss).............  Y  (558,194)    Y(355,869)    Y(1,313,112)   Y (244,130)      Y  (829)
Depreciation and
  amortization.......       70,062            --           1,535            --            --
Non-cash cost of
  sale...............           --            --             752            --            --
Incremental cash
  deferred revenue...    5,971,555            --              --            --            --
                       -----------     ---------     -----------    ----------       -------
Adjusted EBITDA......  Y 5,483,423     Y(355,869)    Y(1,310,825)   Y (244,130)      Y  (829)
                       ===========     =========     ===========    ==========       =======

     The unaudited translations of Global Access Limited's Japanese yen amounts into United States dollars have been translated using a convenience translation rate of Y105.51 = $1.00 as of March 31, 2000 and for the three months ended March 31, 2000 and as of December 31, 1999 and for the year ended December 31, 1999. The convenience translations should not be construed as representations that the Japanese yen amounts have been, could have been or could in the future be converted into United States dollars at this rate or any other rate of exchange.



                                                             FOR THE THREE
                                                             MONTHS ENDED     FOR THE YEAR ENDED
                                                               MARCH 31,         DECEMBER 31,
                                                                 2000                1999
                                                             -------------    ------------------
                                                              (UNAUDITED)
                                                                       (IN THOUSANDS)
Cash revenue...............................................    $ 59,668            $     14
Revenue....................................................       3,071                  14
Income (loss) from operations..............................      (5,508)            (12,920)
Adjusted EBITDA............................................      51,971             (12,424)
Cash provided by (used in) operating activities............      54,838             (13,506)
Cash used in investing activities..........................     (34,748)            (36,683)
Cash provided by financing activities......................          --              85,300
Total assets...............................................     159,773             129,035
Total long-term obligations................................    $     --            $     --
CALCULATION OF ADJUSTED EBITDA:
Operating income (loss)....................................    $ (5,290)           $(12,445)
Depreciation and amortization..............................         664                  14
Non-cash cost of sale......................................          --                   7
Incremental cash deferred revenue..........................      56,597                  --
                                                               --------            --------
Adjusted EBITDA............................................    $ 51,971            $(12,424)
                                                               ========            ========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     We were formed in November 1999 and have a limited operating history. Upon our formation, Global Crossing contributed GCT Pacific to us, which was then a wholly-owned subsidiary of Global Crossing and which held Global Crossing's interest in Pacific Crossing Ltd. GCT Pacific was a holding company and did not have any operations. Since we and GCT Pacific are entities under common control, our consolidated financial statements include information relating to GCT Pacific as if we were in existence on April 1, 1998, the date of inception of GCT Pacific, in a method similar to a pooling of interest.



     In December 1999, the first segment of Pacific Crossing-1 began commercial service allowing Pacific Crossing Ltd. to recognize revenue on sales of capacity. Before January 1, 2000, our investment in Pacific Crossing Ltd. was accounted for under the equity method; consequently, our revenue did not include Pacific Crossing Ltd. revenue. In March 2000, we increased our interest in Pacific Crossing Ltd. to 64.5%, and the Pacific Crossing Ltd. shareholders agreement was amended to give us effective control over Pacific Crossing Ltd. As a result, we have consolidated Pacific Crossing Ltd. as of January 1, 2000. Since we did not consolidate Pacific Crossing Ltd. results in 1999, the comparability of our historical results for the quarters ended March 31, 2000 and March 31, 1999 is limited. Before December 1999, Pacific Crossing Ltd. had no revenues.



     The historical results do not include our 50% interest in Hutchison Global Crossing or our 49% interest in Global Access Limited, which interests were previously owned by Global Crossing. The selected unaudited pro forma financial information reflects the contribution to us of Global Crossing's interests in Hutchison Global Crossing and Global Access Limited, which will occur simultaneously with the completion of this offering.



     Currently, all of our cash revenue is from the sale of wholesale capacity to carrier customers on Pacific Crossing-1. Once East Asia Crossing and future systems become operational, additional revenue will be generated from these systems. The revenue from these systems will be offset by additional costs including cost of capacity, selling, general and administrative costs and other operational costs.



     Cash revenue refers to revenue plus incremental cash deferred revenue, which is the incremental change in deferred revenue relating to cash receipts. We present cash revenue because it is a financial indicator used by investors and analysts to compare companies on the basis of cash receipts from sales of capacity and services. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP.



     Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. Our management is expected to use Adjusted EBITDA to monitor its compliance with its financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

ASIA GLOBAL CROSSING

  RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 2000 AND MARCH 31, 1999


     Revenue. Revenue for the first quarter of 2000 was $75.8 million which was primarily from the sales of Pacific Crossing-1 capacity. Cash revenue for the first quarter of 2000 was $96.0 million. In the first quarter of 1999, there were no revenue and cash revenue.



     Cost of sales. Cost of sales for the first quarter of 2000 was $30.8 million which relates primarily to sales of Pacific Crossing-1 capacity. There was no cost of sales for the first quarter of 1999 since there was no revenue.



     Operations, administration and maintenance. Operations, administration and maintenance expense was $12.5 million in the first quarter of 2000 related to the costs to provide operating, administration and maintenance functions for Pacific Crossing-1. There was no operations, administration and maintenance expense in the first quarter of 1999 because Pacific Crossing Ltd. was not consolidated.



     General and administrative. General and administrative costs for the first quarter of 2000 were $6.2 million, which consisted principally of salaries and employee benefits reflecting our staffing for multiple systems, travel costs, professional fees and shared corporate service charges allocated from Global Crossing. There was no general and administrative costs for the first quarter of 1999 since Asia Global Crossing was not yet formed.



     Depreciation and amortization. Depreciation expense was $4.1 million in the first quarter of 2000 relating to Pacific Crossing-1. There was no depreciation expense in the first quarter of 1999 because Pacific Crossing Ltd. was not consolidated.



     Equity in income (loss) of affiliates. There was no loss from affiliates in the first quarter of 2000 due to our consolidation of Pacific Crossing Ltd. as of January 1, 2000. Loss from affiliates for the first quarter of 1999 was $1.5 million representing our equity interest in Pacific Crossing Ltd.'s net loss.



     Minority interest. Minority interest for the first quarter of 2000 was $10.7 million which represents our joint venture partners' equity interest in the earnings of Pacific Crossing Ltd. We did not have any minority interest until we consolidated Pacific Crossing Ltd. in January 2000.



     Interest income. Interest income of $4.0 million for the first quarter of 2000 relates primarily to returns on invested cash contributed from Microsoft and Softbank and restricted cash for the construction of Pacific Crossing-1. Interest income of $2.9 million for the quarter ended March 31, 1999 relates primarily to the returns on invested restricted cash for the construction of Pacific Crossing-1. The increase of 40% is primarily due to the additional cash contributed by Microsoft and Softbank.



     Interest expense. Interest expense of $1.0 million for the first quarter of 2000 relates to the Pacific Crossing-1 credit facility described under "Description of Material Indebtedness" on page 91. There was no interest expense for the first quarter of 1999 because Pacific Crossing Ltd. was not consolidated.


     Provision for income taxes. Bermuda does not impose a statutory income tax, and consequently no provision for income taxes was recorded for entities incorporated in Bermuda. We established a full valuation allowance as of March 31, 2000 for all entities incurring a net loss and operating in taxing jurisdictions to offset tax benefits recorded by entities without an operating history. A valuation allowance is necessary until such time as we can quantify any potential tax attributes related to the operating losses and the realizability of those potential attributes.


     Net income. During the first quarter of 2000, our net income increased 963% to $14.3 million compared to net income of $1.3 million for the first quarter of 1999. The increase was primarily due to sales of Pacific Crossing-1 capacity, offset by the increase of operations, administration and maintenance expense, general and administrative expense, depreciation and amortization expense and minority interest.



     Adjusted EBITDA. During the first quarter of 2000, we reported Adjusted EBITDA of $77.3 million. There was no adjusted EBITDA for the first quarter of 1999 because there were no operating activities.


  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND PERIOD FROM APRIL 1, 1998 TO DECEMBER 31, 1998


     General and administrative. General and administrative costs for the year ended December 31, 1999 were $1.2 million. These charges consist principally of salaries and employee benefits, travel costs, professional fees and management service charges allocated from Global Crossing. There was no general and administrative expense in 1998. The increase is attributable to costs incurred after our formation.



     Equity in income (loss) of affiliates. Income from affiliates for the year ended December 31, 1999 was $9.9 million. During the period from April 1, 1998, date of inception, to December 31, 1998, we reported a $2.5 million loss from affiliates. The equity income from Pacific Crossing Ltd. was partially offset by costs attributable to us relating to the amortization of warrants for Global Crossing common stock granted to Pacific Capital Group, Inc., an affiliate of Global Crossing. GCT Pacific recorded those costs as an investment in affiliate Pacific Crossing Ltd. recorded revenues for Pacific Crossing-1 customers in the fourth quarter of 1999.



     Interest income. Interest income for the year ended December 31, 1999 was $11.6 million. During the period from April 1, 1998, date of inception, to December 31, 1998, we reported interest income of $5.4 million. The increase of 116% is due to earnings on investments of restricted funds for the construction of Pacific Crossing-1.


     Provision for income taxes. Bermuda does not impose a statutory income tax, and consequently no provision for income taxes was recorded for entities incorporated in Bermuda. We established a full valuation allowance as of December 31, 1999 for all entities incurring a net loss and operating in taxing jurisdictions to offset tax benefits recorded by entities without an operating history. A valuation allowance is necessary until we can quantify any potential tax attributes related to the operating losses and the realizability of those potential attributes.


     Net income. During the year ended December 31, 1999, we reported net income of $20.3 million. During the period from April 1, 1998, date of inception, to December 31, 1998, we reported net income of $2.9 million. The increase of 608% was primarily due to the increase of equity in income (loss) of affiliates and interest income.


RECENT FINANCIAL ACCOUNTING DEVELOPMENTS

     As a result of Financial Accounting Standards Board (FASB) Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66" (FIN
43), which became effective July 1, 1999, we have accounted for revenue from terrestrial circuits sold after that date as operating leases and have amortized that revenue over the terms of the related contracts, even though typically we receive the full sales price in cash at the time of activation of these circuits.

     We offer our customers flexible bandwidth products to multiple destinations and anticipate that many of the contracts for subsea circuits entered into will be part of a service offering. Therefore, we anticipate that these contracts will not meet the criteria of sales-type lease accounting and will be accounted for as operating leases. Consequently, we will defer revenue related to those circuits and amortize that revenue over the appropriate term of the contract. Accordingly, we will treat cash that we receive but do not recognize as deferred revenue. In certain circumstances relating primarily to contracts we entered into before January 1, 2000, should a contract meet all of the requirements of sales-type lease accounting, we will recognize revenue without deferral upon payment and activation. None of the accounting practices described above affect our cash flows.

     We note that accounting practice and authoritative guidance regarding the applicability of sales-type lease accounting to the sale of capacity is still evolving. Based on the accounting practices described above, we believe that additional changes, if any, in accounting practice or authoritative guidance affecting sales of capacity would have little or no impact on our results of operations.


     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. The impact of the adoption of this standard has not been quantified.



     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements", which provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Our financial statements reflect the accounting guidance in SAB 101 for all periods presented.


LIQUIDITY AND CAPITAL RESOURCES


     We plan to expand our network to key markets in Asia by developing undersea cables and terrestrial fiber networks on our own or through joint ventures. Building our network and developing partnerships will require significant amounts of capital. We estimate the cost of Pacific Crossing-1 to be approximately $1.1 billion. We have fully financed Pacific Crossing-1 through shareholder equity investments and the $850 million Pacific Crossing-1 credit facility, under which $750 million was outstanding at March 31, 2000.



     We estimate the cost of the portion of East Asia Crossing connecting Japan, Hong Kong, Taiwan and Korea to be approximately $750 million. As of March 31, 2000, we have made $74 million in payments to KDD-SCS, our contractor for East Asia Crossing. We will use a portion of the net proceeds of this offering and our anticipated concurrent debt offering to fully fund this portion of East Asia Crossing.



     Pacific Crossing Ltd. entered into an operations, administration and maintenance agreement with Global Crossing Network Center, Ltd. The agreement is for an initial term of eight years with two renewal periods of five years each at Pacific Crossing Ltd.'s option. The amounts payable under the agreement are $43 million, $43 million and $42.2 million for year 2000, 2001 and 2002, respectively. These fees will increase by 3.0% each year starting in the year ended December 31, 2003, through the end of the agreement in 2007.



     Pacific Crossing Ltd. also has an operations, administration and maintenance agreement with Global Access Limited with a fee of $5.8 million each year through 2002, increasing by 3.0% thereafter through 2007.



     Upon completion of this offering, we will own 49% of Global Access Limited and 50% of Hutchison Global Crossing. These joint ventures are actively expanding their networks. We anticipate that both of these joint ventures will be funded with shareholder loans until we and our joint venture partners determine that external financing is desirable. We anticipate these external sources of financing will be obtained from the issuance of common stock or preferred stock or through bank financing or other corporate financing.


     Our future capital requirements will also include funds for expanding our network, making investments in telecommunications and Internet companies, repaying outstanding indebtedness under shareholder loans or third party debt financing and general corporate purposes. We anticipate these future capital requirements to be funded partially from the remaining net proceeds from this offering and our anticipated concurrent debt offering, as well as the issuance of additional common stock or preferred stock and through bank financing or other corporate financing. Based upon anticipated levels of operations, we believe that our future cash flows from operations, together with the net proceeds of these offerings and our ability to raise capital, will be adequate to meet these anticipated requirements.

     We have extended limited amounts of financing to customers in connection with certain capacity sales. Our customer financing terms may provide for installment payments of up to four years. We believe that our extension of financing to our customers will not have a material effect on our liquidity.

     As of March 31, 2000, we had $207.5 million in cash and cash equivalents and $136.3 million in restricted cash and cash equivalents.

INFLATION

     We do not believe that our business is impacted by inflation to a significantly different extent than the general economy.

INTEREST RATE RISK

     The table below provides information about our market sensitive financial instruments and constitutes a forward-looking statement. Our major market risk exposure is changing interest rates. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps may be used to adjust interest rate exposures when appropriate, based upon market conditions, and we do not engage in those transactions for speculative purposes.


                                                                                                                     FAIR
      EXPECTED MATURITY DATES          2000     2001      2002       2003       2004     THEREAFTER      TOTAL      VALUE
      -----------------------         ------   -------   -------   --------   --------   ----------     --------   --------
                                                                         (IN THOUSANDS)
DEBT
Pacific Crossing-1 credit
  facility..........................  $   --   $83,260   $93,260   $113,260   $118,260    $341,960      $750,000   $750,000
  Average interest
    rates -- variable...............                                                           (1)
DERIVATIVE INSTRUMENTS
Interest rate swap floating for
  fixed
  Contract notional amount..........  $   --   $    --   $    --   $     --   $500,000    $     --      $500,000   $529,892
  Fixed rate paid by counterparty...                                               5.0%
  Floating rate paid by us..........                                                (2)



---------------

(1) The interest rate is Eurodollar dollar LIBOR plus 2.25%-2.50%, which was 8.4%--8.7% as of March 31, 2000.


(2) The interest rate is one month United States dollar LIBOR, which was 6.3% as of March 31, 2000.



     A hypothetical 10% change in interest rate would result in an increase or decrease of approximately $9.7 million to the fair value of financial instruments with exposures to interest rate risk as of March 31, 2000.


FOREIGN CURRENCY RISK

     For those subsidiaries using the United States dollar as their functional currency, translation adjustments are recorded in the accompanying consolidated financial statements beginning on page F-3. None of our translation adjustments were material as of and for the years ended December 31, 1999 and 1998.

     For those subsidiaries not using the United States dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date, and income and expense accounts are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity. For the years ended December 31, 1999 and 1998, the translation adjustments were immaterial.

HUTCHISON GLOBAL CROSSING


  RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999


     Revenue. Revenue increased 25.7% from HK$179.5 million in 1999 to HK$225.7 million in 2000. The increase was primarily due to increases in the number of data leased lines and the number of subscribers to the ISP/portal services. During the three months ended March 31, 2000 and 1999, respectively, there was no difference between revenue and cash revenue.



     Income (loss) from continuing operations. Loss from continuing operations decreased 14.5% from HK$(76.1) million in 1999 to HK$(65.1) million in 2000. The decrease was primarily due to the improvement in revenues as noted above. Depreciation expense was higher in 2000 and in line with the increase in fixed assets.



     Adjusted EBITDA. Adjusted EBITDA improved by 37.4% from HK$(42.3) million in 1999 to HK$(26.5) million in 2000, primarily due to increases in revenues and cost of services. Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.


  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1998


     Revenue. Revenue decreased 11.5% from HK$950.1 million in 1998 to HK$840.5 million in 1999. The decrease was mainly due to declines in call volume and reductions in prices resulting from increased competition for international services. Strong growth in revenue from data and ISP/portal services partially offsets the lower revenue from international services. Data and ISP/portal services revenue contributed over 20% of the total revenue in 1999 compared to 4.1% in 1998. During the years ended December 31, 1999 and 1998, there was no incremental cash deferred revenue.



     Income (loss) from continuing operations. Loss from continuing operations decreased 10.3% from HK$(279.5) million in 1998 to HK$(250.8) million in 1999. The decrease was primarily due to a decrease of cost of services related to the lower call volumes and prices, offset in part by an increase in selling, general and administrative expenses.



     Adjusted EBITDA. Adjusted EBITDA improved by 38.4% from HK$(162.8) million in 1998 to HK$(100.3) million in 1999, primarily due to an improvement in the overall gross profit margin as a result of an increasing proportion of higher margin data services business. Adjusted EBITDA is defined as operating income
(loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.


  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE YEAR ENDED DECEMBER 31, 1997


     Revenue. Revenue decreased 24.7% from HK$1,262.1 million in 1997 to HK$950.1 million in 1998. In 1997, revenue came primarily from international services. The decrease was primarily due to the declines in call volume and reductions in prices resulting from increasing competition. Revenue from business and carrier data increased significantly in 1998 although it only represented 4% of revenue. During the years ended December 31, 1998 and 1997, there was no incremental cash deferred revenue.



     Income (loss) from continuing operations. Loss from continuing operations decreased 21.7% from HK$(356.8) million in 1997 to HK$(279.5) million in 1998. The decrease was primarily due to a decrease of cost of services related to the lower call volumes and prices, partially offset by an increase in selling, general and administrative expenses.



     Adjusted EBITDA. Adjusted EBITDA improved by 44.2% from a loss of HK$(291.9) million in 1997 to a loss of HK$(162.8) million in 1998, primarily due to an improvement in the overall gross profit margin following the reduction in charges by other carriers for international delivery. Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.



GLOBAL ACCESS LIMITED


  RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND THE THREE MONTHS ENDED MARCH 31, 1999


     Revenue. In 2000, Global Access Limited recognized revenue of Y324.0 million. Sales from terrestrial capacity in 2000 generated revenue of Y107.0 million. Global Access Limited amortizes revenue from sales of terrestrial capacity over 15 years on a straight-line basis, with amounts due or received but not yet recognized, recorded as deferred revenue. In addition, Global Access Limited recorded revenue of Y217.0 million for operations, administration and maintenance services. Cash revenue was Y6,295.6 million for the first quarter of 2000. Global Access Limited did not record any revenue or cash revenue in the first quarter of 1999.



     Income (loss) from continuing operations. Loss from continuing operations increased 63.4% from Y(355.6) million in 1999 to Y(581.2) million in 2000. The increase was primarily due to an increase in operating expense and partially offset by the increase of recognized revenue. The increase in general and operating expenses was primarily due to increasing system planning, development and design activities.



     Adjusted EBITDA. Adjusted EBITDA increased from Y(355.9) million in 1999 to Y5,483.4 million in 2000. The increase was principally due to an increase in incremental cash deferred revenue after the system became operational. Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.


  RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE YEAR ENDED DECEMBER 31, 1998


     Revenue. In 1998 and 1999, Global Access Limited was constructing the Global Access Limited network. A portion of the system connecting from Ajigaura to Tokyo commenced service in December 1999. Before December 1999, Global Access Limited had no significant operations other than planning and constructing the network. In December 1999, Global Access Limited generated revenue from sale of capacity to us. Revenue recognized in 1999 was Y1.4 million. During the years ended December 31, 1999 and 1998, there was no incremental cash deferred revenue.



     Income (loss) from continuing operations. Loss from continuing operations increased 458.7% from Y(244.0) million in 1998 to Y(1,363.2) million in 1999. The increase was primarily due to an increase in general and administrative expenses and an increase in start-up expenses. The increase in general and administrative expenses primarily consist of an increase of payroll expense of Y301.3 million, rent expense of Y108.7 million and start-up charges of Y434.1 million. The increase related to the significant increased planning and construction activities in 1999. Start-up expenses principally contain various consulting fees and engineering charges paid to outside companies for the planning, development and design of the Global Access Limited system.



     Adjusted EBITDA. Adjusted EBITDA decreased from Y(244.1) million in 1998 to Y(1,310.8) million in 1999. The decrease was due to an increase in operating expenses. Adjusted EBITDA is defined as operating income (loss), plus goodwill amortization, depreciation and amortization, non-cash cost of capacity sold, stock related expenses and incremental cash deferred revenue. We anticipate that this definition will be consistent with financial covenants to be contained in our significant financing agreements. We present Adjusted EBITDA because it is a financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and because we believe that Adjusted EBITDA is an additional, meaningful measure of performance and liquidity. We expect to use Adjusted EBITDA to monitor our compliance with our financial covenants and to understand the financial indicators investors and analysts are using to measure our performance. You should not consider this information as an alternative to any measure of performance as promulgated under GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

               SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION


     We have prepared the following selected unaudited pro forma condensed combined financial information of us, Pacific Crossing Ltd., Hutchison Global Crossing and Global Access Limited, which we refer to as "Pro Forma Asia Global Crossing," to demonstrate how these companies or businesses might have looked if
(1) the purchase of an additional interest in and the consolidation of Pacific Crossing Ltd., (2) the contribution to us of the 50% ownership interest in Hutchison Global Crossing and (3) the contribution to us of Global Crossing's 49% ownership interest in Global Access Limited had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to this offering.



     We have prepared the pro forma financial information in a method similar to the pooling method of accounting, since these entities are entities under common control. The unaudited pro forma financial information does not include any potential synergies relating to Pacific Crossing Ltd., Hutchison Global Crossing and Global Access Limited or increased opportunities to generate additional revenue in Asia. You should not rely on pro forma financial information as an indication of the results that would have been achieved if these transactions had taken place earlier or the future results that we will experience after completion of these transactions.



     You should read these selected unaudited pro forma condensed combined financial statements in conjunction with our historical financial statements and the historical financial statements of Pacific Crossing Ltd., Hutchison Global Crossing and Global Access Limited and the unaudited pro forma condensed combined financial statements, which are included in this document beginning on page F-1.


     In reading the selected unaudited pro forma condensed combined financial information, you should note the following:


     - Before December 1999, Pacific Crossing-1 and the Global Access Limited network were not ready for commercial service and had no significant operations.



     - In December 1999, the northern segment of Pacific Crossing-1 and a segment of the Global Access Limited network connecting Pacific Crossing-1 to Tokyo became ready for commercial service. We recognized revenue of $61.1 million from sale of Pacific Crossing-1 capacity during 1999. The revenue from sales of capacity on the Global Access Limited network was deferred and is being amortized over the contract period. Revenue for the first quarter of 2000 was $75.8 million which was primarily from the sales of Pacific Crossing-1 capacity.



     - The equity in loss of affiliate represents our 50% interest of the net losses of Hutchison Global Crossing, the amortization expense of goodwill resulting from the formation of Hutchison Global Crossing and our 49% interest of the net losses of Global Access Limited for the periods presented.

                         PRO FORMA ASIA GLOBAL CROSSING

    SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                         THREE MONTHS ENDED
                                                             MARCH 31,            YEAR ENDED
                                                       ----------------------    DECEMBER 31,
                                                         2000         1999           1999
                                                       ---------    ---------    ------------
Revenue..............................................  $  75,804    $      --    $     61,100
Expenses:
  Cost of sales......................................     30,785           --          20,722
  Operations, administration and maintenance.........     12,484           --           8,000
  General and administrative.........................      6,200          775           9,370
  Depreciation and amortization......................      4,062           15           3,169
                                                       ---------    ---------    ------------
Operating income (loss)..............................     22,273         (790)         19,839
Equity in loss of affiliate..........................    (12,342)     (11,825)        (44,291)
Minority interest....................................    (10,661)         928          (7,995)
Other income (expense)...............................       (259)         (96)            459
Interest income, net.................................      3,262        2,183          10,566
                                                       ---------    ---------    ------------
Income (loss) before provision for income taxes......      2,273       (9,600)        (21,422)
Provision for income taxes...........................         --           --              --
                                                       ---------    ---------    ------------
  Net income (loss)..................................  $   2,273    $  (9,600)   $    (21,422)
                                                       =========    =========    ============
Net income (loss) per common share:
  Basic and diluted net income per common share......  $    1.89    $   (8.00)   $     (17.85)
                                                       =========    =========    ============
Shares used in computing basic and diluted net income
  (loss) per common share............................  1,200,000    1,200,000       1,200,000
                                                       =========    =========    ============

                                    BUSINESS

OVERVIEW


     We intend to be a leading pan-Asian telecommunications carrier that provides Internet, data, voice and Web-hosting services to wholesale and business customers. We are building an end-to-end network across Asia that will include subarea cables, backhaul connections to our landing sites, national networks, city fiber rings, telehouses and web hosting centers.



     We plan to extend our network of undersea cables, national terrestrial networks, city fiber rings, telehouses and Web-hosting centers to principal commercial and financial centers in Asia in order to provide our portfolio of broadband and Internet services on a pan-Asian basis. Our network is planned to connect Japan, Hong Kong, Taiwan, Korea, Malaysia, Singapore and the Philippines to the United States. With these countries connected, our network will address a combined Asian population of approximately 304.3 million with an aggregate 1999 gross domestic product or GDP of approximately $5.4 trillion. As regulations permit, our network will also connect to China, which has a population of approximately 1.3 billion and a 1999 GDP of approximately $1.0 trillion. We intend to expand our network to other Asian countries as customer demand requires. In addition, we will offer worldwide Internet, data, voice and Web-hosting services to wholesale and multinational business customers via Global Crossing's state-of-the-art fiber optic network of global scale and scope.



     In order to establish strong competitive positions in two of Asia's largest telecommunications markets, we have formed joint ventures in Japan and Hong Kong. In Japan, we have established Global Access Limited, a joint venture with Global Bandwidth Solutions, a subsidiary of Marubeni, as well as GlobalCenter Japan, a joint venture with Internet Research Institute. In Hong Kong, we have formed Hutchison Global Crossing, a joint venture with Hutchison Whampoa. We are actively pursuing strategic alliances in other markets, where we believe that local partners bring established network infrastructure, sales and marketing capabilities or beneficial relationships to our business.


     Through direct ownership and our interests in joint ventures, we have constructed and are expanding a state-of-the-art network through which we will deliver a broad portfolio of communications services to our customers. Our network consists of the following network elements in the markets indicated:


     - Trans-Pacific: We currently operate and have a controlling interest in Pacific Crossing-1, a subsea cable that connects Japan to the United States, where it seamlessly connects to the Global Crossing network. Pacific Crossing-1 is designed to operate initially at 80 Gbps of service capacity and is upgradeable to a minimum of 640 Gbps using dense wavelength multiplexing technology.



     - East Asia: We are now constructing East Asia Crossing, a subsea cable that we expect to connect Japan to Hong Kong by the end of 2000. We expect to extend East Asia Crossing to Taiwan and Korea in the first half of 2001 and, at a later time, to Malaysia, the Philippines and Singapore and, if and when regulations permit, China. East Asia Crossing is designed to operate initially at 80 Gbps of service capacity and is upgradeable to a minimum of 2.56 Tbps, which would be the highest capacity introduced to date in Asia.



     - Japan: We currently connect one landing station for Pacific Crossing-1 to our Tokyo city fiber ring, telehouse and regional operating center via facilities owned and operated by Global Access Limited. Global Access Limited is expanding its network to Osaka, Nagoya and cable landing stations for other subsea cables in Japan. In addition, GlobalCenter Japan became operational in April 2000 and is providing Web-hosting and Internet infrastructure services to customers.



     - Hong Kong: Hutchison Global Crossing owns and operates the largest fully-fiber optic network in Hong Kong, over which Hutchison Global Crossing provides Internet, data and voice services. In addition, Hutchison Global Crossing is developing a GlobalCenter data center, which we expect to begin operations in the summer of 2000.

     We intend to replicate the network and service capabilities that we currently offer in Japan and Hong Kong in each market to which we extend our network. In addition, we intend to expand our Web-hosting business and Internet infrastructure services to our target markets in Asia through joint ventures with GlobalCenter and local partners.


     Through our high-speed Asian network, our portfolio of service offerings and our connection to the Global Crossing network, we believe we are uniquely positioned to meet the demands of our customers. We expect our customers will primarily include new and incumbent telecommunications and Internet companies, as well as multinational corporations. We believe that, at present, these customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services within Asia, which provides us with significant market opportunities. As of March 31, 2000, our customers included AboveNet, Cable & Wireless IDC, Exodus, KDD, Qwest and Teleglobe. Our revenue for the quarter ended March 31, 2000 was $75.8 million.

THE OPPORTUNITY FOR BROADBAND INTERNET AND DATA SERVICES IN ASIA

     Asia is made up of a number of countries and territories with a wide range of demographic characteristics and significant variances in the level of development in their telecommunications infrastructure and differing regulatory environments. The market opportunity for us to extend our network and offer our services varies widely by country depending on a combination of these factors. We intend to expand our network to serve the most important routes for Internet, data and voice traffic which connect principal commercial and financial centers in Asia. We have already established operations in Japan and Hong Kong, two of the largest telecommunications markets in Asia. We also expect to serve six other key Asian markets: Taiwan, Korea, Singapore, Malaysia, the Philippines and, if and when regulations permit, China. These initial eight countries account for a significant portion of the market opportunity for broadband Internet and data services in Asia.

  LARGE, HIGH GROWTH ECONOMIES


     As of 1999, Asia had a total population of approximately 3.2 billion and an aggregate 1999 GDP of $7.3 trillion, compared to the United States, which had a population of approximately 273 million and a GDP of $9.2 trillion. The seven countries that we are initially focusing on, together with China, accounted for approximately $6.4 trillion or 87% of the combined GDP of Asia. Most of the economies of Asia have experienced significant economic growth over the past decade and have rebounded from the recent economic downturn. The combined GDP of Asia, not including Japan, grew 6.0% in 1999. This compares favorably to GDP growth of 4.0% in the United States during the same period. The International Monetary Fund forecasts growth of combined GDP for Asia, not including Japan, growing 6.2% in 2000. Although Japan has experienced prolonged recessionary conditions, it remains the world's second largest economy, with a GDP of $4.3 trillion, and is a key financial, commercial and technological center.

     The table below presents selected statistical data in our key target markets in Asia. We derived the information presented in the first and second columns below from the Economist Intelligence Unit, 1999. We derived the information presented in the third column below from the World Development Report, 1999.


                                                                              GDP
                                                           POPULATION     US DOLLARS
                                                           IN MILLIONS    IN BILLIONS    TELEDENSITY
                                                             (1999)         (1999)         (1997)
                                                           -----------    -----------    -----------
Japan....................................................      126.7        $4,352           479
Hong Kong................................................        6.8           149           565
South Korea..............................................       46.9           395           444
Taiwan...................................................       22.0           289           N/A
Singapore................................................        3.2            89           543
Malaysia.................................................       21.9            79           195
Philippines..............................................       76.8            76            29
China....................................................    1,254.6           976            56
                                                             -------        ------
     Total...............................................    1,558.9         6,405
                                                             =======        ======


  CONCENTRATION OF TELECOMMUNICATIONS MARKETS AND MULTINATIONAL CORPORATIONS



     A significant portion of Asia's economic activity is focused in a relatively small number of commercial and financial centers. These centers contain a high concentration of people, multinational corporations and resulting demand for telecommunications capacity. We believe that this concentration of potential customers provides an opportunity for new competitive service providers to enter these markets efficiently. We believe that the cities in Asia with the highest concentration of multinational corporations are Tokyo, Hong Kong, Singapore, Osaka and Taipei. According to International Data Corporation, 75% of Internet users in Asia are located in our target markets.


  MARKETS WITH DEVELOPING TELECOMMUNICATIONS AND INTERNET INFRASTRUCTURE

     Many markets in Asia have low levels of telecommunications penetration. For example, the developed markets of Japan and Hong Kong have teledensities of 479 and 565 main lines per 1,000 people. The less developed markets of China and the Philippines have teledensities of 56 and 29 main lines per 1,000 people. By comparison, the United States has a teledensity of 644 main lines per 1,000 people.


     The development of Internet access and Internet services in many countries in Asia is also at an early stage. According to International Data Corporation, in 1999, there were approximately 29.2 million Internet users in our target markets, or approximately 20 per 1,000 people, compared to 87.3 million Internet users in the United States or 320 per 1,000 people. These penetration levels are low in part because the regulation of domestic markets in favor of incumbent providers has not promoted (and, in certain countries, has impeded) investment in network infrastructure. These penetration levels are also low due to the relatively higher cost of Internet access in many parts of Asia, where we believe local access charges are approximately two to four times higher than comparable charges in the United States.



RAPIDLY DEREGULATING ASIAN TELECOMMUNICATIONS MARKETS



     We believe that the ongoing deregulation of Asian telecommunications markets will create opportunities for new entrants to compete with established national telecommunications companies. Japan, Hong Kong and Korea have partially opened up their telecommunications markets by awarding licenses to new entrants, some of whom will, like us, be offering facilities-based services and others who will be selling services on the facilities of others. Singapore completely opened up its telecommunications market effective April 1, 2000, two years ahead of schedule. Taiwan has announced the partial opening of its telecommunications market to new entrants offering facilities-based services effective August 2000. We believe that this trend toward deregulation will lead to higher levels of broadband traffic throughout the region and into and out of the Asian markets.


  ATTRACTIVE MARKET FOR INTERNATIONAL CAPACITY IN ASIA


     We expect that the same factors that are driving traffic growth in worldwide Internet, data and voice traffic will drive traffic growth in Asia. These factors include increasing use of bandwidth-intensive applications; increase in global commerce; improvements in last-mile access technology, such as digital subscriber lines and cable modems; a general decline in prices of telecommunications services; and continuing deregulation of telecommunications markets. While these factors have already resulted in the proliferation of new telecommunications service providers and multinational corporations that require increasing quantities of international bandwidth in the United States and Europe, they are only beginning to have a similar impact in Asia.



     Although there have been several new trans-Atlantic subsea cables completed in the past few years, there has been a lack of trans-Pacific and intra-Asian cables. Pacific Crossing-1 is the only significant trans-Pacific cable to begin operations in the past few years. We believe that any demand and supply imbalance for international bandwidth in Asia over the next few years will create an attractive market opportunity for selling our services.


  POTENTIAL FOR SIGNIFICANT GROWTH IN DEMAND FOR TELECOMMUNICATIONS AND DATA SERVICES

     We believe that the expected strong economic growth of our target markets, the relatively underdeveloped infrastructure in those markets and the trend toward deregulation and increasing competition will result in significant growth in demand for telecommunications and data services. We also believe that the introduction of alternative telecommunication technologies, such as mobile telephony, Internet-based telephony and fixed wireless services, will advance the penetration of telecommunications services in Asia at a rate which will surpass those in the United States and European markets.

     While Internet penetration in Asia is behind that of the United States, it is expected to grow at a faster rate. Factors supporting this growth rate include a heightened awareness of the Internet, incremental demand for new sources for information and entertainment, the growing availability of local language content and an expected decline in the cost of access. The International Data Corporation anticipates that the number of Internet users in our target markets will grow from 1999 to 2004 at an annual compounded growth rate of approximately 33%.

OUR STRATEGY


     Our goal is to become a leading pan-Asian telecommunications carrier that provides Internet, data, voice and data center and Internet infrastructure services to telecommunications carriers and multinational business customers. We believe that no one else offers a range of services comparable to ours in scope or quality. We intend to use our competitive position, including our connectivity to the Global Crossing network, to exploit the rapidly growing market for bandwidth, Internet services and other advanced communications services. To accomplish this goal, we are pursuing a strategy built on the following initiatives:



  PROVIDE SERVICES ON A GLOBAL BASIS THROUGH OUR SEAMLESS CONNECTIVITY WITH GLOBAL CROSSING'S NETWORK



     We believe that our relationship with our parent company, Global Crossing, and the integration of our network with Global Crossing's network will give us a distinct advantage over our competitors. In Asia we will offer our customers seamless connectivity to all cities served by Global Crossing. Thus, our service offerings will be significantly broader than those of our competitors that have only regional assets. Furthermore, Global Crossing will be an important sales channel for our services and we expect its sales force to generate significant incremental sales.

     Key elements of our network will be fully integrated into the Global Crossing network and Global Crossing's Network Operations Center will have visibility into key elements of our network. Some of our competitors do not control their networks on an end-to-end basis as we do. Instead, they lease or purchase circuits on other carriers' networks. As a result, we believe that we will be able to offer customers service of scope and quality that some of our competitors cannot offer.


  BUILD THE PREMIER PAN-ASIAN NETWORK FOR PROVIDING INTEGRATED COMMUNICATIONS SERVICES


     Through direct ownership and interests in joint ventures, we plan to build the premier pan-Asian telecommunications network. Our assets will include subsea cables, terrestrial networks, city fiber rings, telehouses and, in conjunction with GlobalCenter, data centers. By integrating and centrally managing these network and other assets, we expect to provide seamless city-to-city and business-to-business connectivity to the principal commercial and financial centers in Asia. In most cases, we intend to maintain a controlling interest in the key elements of our network, which should give us a cost advantage over our competitors. We use advanced fiber optic technology, self-healing ring structures, dense wavelength division multiplexing and redundant facilities to provide state-of-the art, reliable communications services. We deploy our fiber in self-healing ring structures to provide redundancy to our fiber. With a ring structure, if there is a break in the fiber, the telecommunications traffic can be rapidly re-routed in the opposite direction thereby bypassing the break in the fiber. We intend to provision our high quality services to customers more rapidly than any of our competitors.


  CAPITALIZE ON OUR EARLY-MOVER ADVANTAGE -- KEY ELEMENTS OF OUR NETWORK ARE ALREADY OPERATIONAL

     We have an operational network with significant revenue today. In contrast, many of our competitors have merely announced an intention to build or otherwise acquire network capacity in Asia. We operate one of the first independently developed trans-Pacific cables. In addition, our network consists of terrestrial fiber networks that are operational and provide service to customers in both Japan and Hong Kong. Furthermore, by the end of 2000, we expect to connect Japan to Hong Kong and, in the first half of 2001, to Taiwan and Korea. We expect to extend our connectivity to Malaysia, the Philippines, Singapore and, if and when regulations permit, China. Moreover, we, on our own or through our joint ventures, hold licenses to provide telecommunications services in Japan and Hong Kong.

     We believe that this early-mover advantage will allow us to form strong relationships with telecommunications carriers and leading multinational companies in Asia, securing a large base of customers and network traffic in advance of the market entry of our competitors. We also believe that our early-to-market advantage will allow us to form strategic relationships with local partners in advance of our competitors.

  EXPAND OUR PORTFOLIO OF SERVICES TO MEET OUR CUSTOMER'S NEEDS


     In addition to sales of wholesale circuits, we currently offer international private lines and fiber without any equipment attached, commonly referred to in the telecommunications industry as dark fiber, on Pacific Crossing-1 and the Global Access Limited network in Japan, Internet services and data center and Internet infrastructure services. We anticipate expanding our portfolio of services to include certain advanced Internet services, data transport, advanced voice and data services, switched services, voice over Internet protocol and virtual private networks. We also intend to provide high-bandwidth applications and emerging broadband technologies. We believe that our broad range of services will permit us to attract multinational business customers, as well as wholesale customers, such as network providers. Our wholesale customers consist of other telecommunications companies which use our network capacity to provide telecommunications services to their customers in Asia. These wholesale customers may choose to use our services rather than build their own network or may use our services to supplement their own network capacity. Our customers include AboveNet, Cable & Wireless IDC, Exodus, KDD, Qwest and Teleglobe. In addition to providing services to network providers, we intend to sell aggressively to multinational business customers. We believe that our focus on network providers at the wholesale level and multinational business customers maximizes the potential market for our services and leverages our unique network footprint in Asia.

  LEVERAGE OUR RELATIONSHIPS WITH OUR FOUNDING SHAREHOLDERS

     We plan to leverage our relationships with our founding shareholders:

     - GLOBAL CROSSING RELATIONSHIP: We intend to leverage our relationship with Global Crossing to provide a wide range of broadband telecommunications solutions on a global basis. We will coordinate our network, sales and marketing strategies with those of Global Crossing to offer our services to telecommunications and multinational business customers. We will also benefit from Global Crossing's telecommunications, sales and marketing expertise. We, together with GlobalCenter, a Global Crossing subsidiary, intend to offer data center services in Asia, leveraging the proprietary infrastructure, applications and operations and management capabilities of GlobalCenter.


     - MICROSOFT AND SOFTBANK RELATIONSHIPS: Microsoft is a worldwide leader in software, services and Internet technologies for personal and business computing. Softbank is one of the world's Internet leaders, with ownership positions in more than 300 Internet companies. We believe that having Microsoft and Softbank as our founding shareholders will allow us to benefit from the expanding involvement of these companies in Internet-related businesses and their expertise in that field. Microsoft and Softbank have each invested $175 million in us and have agreed to purchase an aggregate of $200 million of capacity on Pacific Crossing-1, Global Access Limited or the Global Crossing network over a period of three years following our formation. They have also agreed, subject to a number of conditions, to use our network to satisfy a portion of their and some of their affiliates' telecommunications needs in Asia. See "Transactions with Related Parties -- Relationships Among Ourselves and Our Founding Shareholders" on page 73.


  FORM STRATEGIC ALLIANCES AND JOINT VENTURES WITH STRONG LOCAL PARTNERS


     In order to exploit first-mover advantages, more readily penetrate local markets, overcome regulatory barriers and develop exclusive relationships with leading telecommunications providers in given markets, our strategy is to form strategic alliances or joint ventures in key markets. We intend to select partners in these markets based on potential partners' existing assets, such as networks, existing customer relationships, licenses, technical expertise and market prominence. Our joint ventures with Global Bandwidth Solutions and Internet Research Institute in Japan and Hutchison Whampoa in Hong Kong are examples of the strategic alliances we intend to pursue in other markets. We also intend to use our network capacity in strategic partnerships with bandwidth-intensive users in Asia to drive traffic onto our network.


  CAPITALIZE ON EXTENSIVE MANAGEMENT EXPERIENCE


     We have assembled and continue to build a strong management team with communications expertise and extensive experience in international business and the Asian telecommunications market. Many of our senior executives have held senior management positions with market leaders, such as Dell Corporation, AT&T and its affiliates, Teledyne Technologies, ICL PLC, KPN Royal Dutch Telecom and Global Crossing. In addition, a number of those senior executives have held senior positions in the Asian operations of those market leaders.


OUR NETWORK AND OPERATIONS

     We are designing our network to provide Asia with unprecedented seamless, broadband, global city-to-city and business-to-business connectivity through a combination of subsea cables, national networks and city fiber rings with connections to our telehouses and Web-hosting centers. As currently planned, our network will extend approximately 45,000 route kilometers from the west coast of the United States and across the Pacific to eight Asian countries, including China. In addition, our network provides seamless connectivity to the Global Crossing network in the Americas and Europe.

     The following table contains information regarding the initial ready for service date and expected completion date of our currently planned systems, telehouses and Web-hosting centers:


                                                               ACTUAL OR EXPECTED
                           NETWORK ELEMENT/              INITIAL READY FOR SERVICE DATE/   EXPECTED COMPLETION
   MARKET                     OPERATIONS                       INITIAL LAUNCH DATE                DATE
   ------      ----------------------------------------  -------------------------------   -------------------
Trans-Pacific             Pacific Crossing-1                       December 1999                Year end 2000
East Asia                 East Asia Crossing                         End of 2000           First half of 2001
Japan          Global Access Limited fixed-line network            December 1999                      Ongoing
                   Global Access Limited telehouse                     July 2000               Not applicable
                          GlobalCenter Japan                          April 2000              Before year end
Hong Kong         Hutchison Global Crossing network                December 1996                      Ongoing
                             Data center                             Summer 2000              Before year end


     We plan to continue to expand both our subsea and terrestrial networks to address current and future opportunities throughout principal commercial and financial centers of Asia. Directly and through joint ventures, we intend to replicate the capabilities that we are currently offering in Japan and Hong Kong in each market to which we extend our undersea network.

  TRANS-PACIFIC


     Pacific Crossing-1 is an approximately 21,000 kilometer undersea cable built in a four fiber self-healing ring configuration that connects Japan and the United States. When completed, Pacific Crossing-1 will connect Grover Beach, California and Harbour Pointe, Washington with two landing sites in Ajigaura and Shima, Japan. The landing points in Washington and Ajigaura were completed in December 1999. The two remaining landing points are scheduled for completion before year end 2000. We expect Pacific Crossing-1 to connect directly to:



     - Global Access Limited's terrestrial fiber links from a cable landing station to a point of presence or telehouse, commonly referred to in the telecommunication industry as backhaul, and Tokyo and Osaka city fiber rings at the cable stations in Ajigaura and Shima, Japan, as well as landing stations for other cable systems;



     - East Asia Crossing at the cable stations in Ajigaura and Shima, Japan, providing access to Hutchison Global Crossing's network and other countries connected to East Asia Crossing in the future;



     - Global Crossing's Pan American Crossing at the cable station in Grover Beach, providing connectivity to Mexico, Central and South America and the Caribbean; and



     - Global Crossing's North American Crossing at the cable stations in Grover Beach and Harbour Pointe, providing connectivity to North America and further connectivity to Europe through Atlantic Crossing-1 and Pan European Crossing.



     Pacific Crossing-1 is designed to operate initially at 80 Gbps of service capacity, upgradeable to a minimum of 640 Gbps, using dense wavelength division multiplexing technology. Pacific Crossing-1 is one of the first independently developed, privately owned and operated cable systems to cross the Pacific Ocean. The first segment of Pacific Crossing-1 commenced service in December 1999 and the full ring is anticipated to be completed before year end 2000.



     Effective April 1998, we became party to a supply contract that Global Crossing had entered into with Tyco Submarine Systems Ltd. for the construction of Pacific Crossing-1. This contract contemplates that the system will be completed in December 2000 at an aggregate cost of approximately $1.1 billion, of which we had paid $935.5 million as of March 31, 2000.

     We own a 64.5% controlling interest in Pacific Crossing Ltd., the company that owns Pacific Crossing-1. Global Bandwidth Solutions, a subsidiary of Marubeni Corporation, owns the remaining interest in Pacific Crossing Ltd.


  EAST ASIA


     East Asia Crossing will be a wholly owned, approximately 18,740 kilometer undersea cable in East Asia. We expect that East Asia Crossing will connect Pacific Crossing-1 from Japan with landing sites in Hong Kong by the end of 2000 and Taiwan and Korea by the first half of 2001. We also expect East Asia Crossing to connect Malaysia, the Philippines, Singapore and, if and when regulations permit, China. We have designed and constructed East Asia Crossing so that it can be rapidly extended to a landing station in China. East Asia Crossing will use four fiber pairs and state-of-the-art dense wave division multiplexing technology. East Asia Crossing will operate initially at 80 Gbps of service capacity, upgradeable to a minimum of 2.56 Tbps, the highest capacity introduced to date in Asia. East Asia Crossing will form a self-healing ring, providing internal restoration capability in the event of a link outage.



     In Hong Kong, through a local subsidiary, we have received a letter of intent from the Hong Kong regulator that we will be awarded an external fixed telecommunications network services license upon the satisfaction of some specified conditions. The license will permit us to land East Asia Crossing in Hong Kong and provide international telecommunications facilities and services. In addition, Hutchison Global Crossing holds a fixed telecommunications network services license that permits us to construct and operate domestic telecommunications networks in Hong Kong, including the construction of terrestrial capacity, or backhaul, from the East Asia Crossing cable landing station, and to provide domestic and international telecommunications services.



     Through a local subsidiary, we hold a Type I telecommunications license in Japan. This license is necessary to obtain many of the other permits and licenses needed to land the East Asia Crossing cable, construct and operate telecommunications facilities, including backhaul, in Japan and provide facilities-based services. We have obtained or are in the process of obtaining those other permits and licences. Another local subsidiary has obtained a Special Type II telecommunications license, which permits us to provide a variety of telecommunications services on a resale basis.



     We expect to apply for similar licenses in the remaining East Asia Crossing countries. In most countries, we will be required to obtain facilities-based telecommunications licenses; in some, however, we may need only a license to land East Asia Crossing and construct a cable landing station.



     In December 1999, we awarded KDD-SCS the construction contract for a portion of East Asia Crossing.


  JAPAN


     GLOBAL ACCESS LIMITED. The Global Access Limited network will connect the cable landing stations for Pacific Crossing-1, East Asia Crossing and other competing cables to Global Access Limited's city fiber rings and telehouses and our GlobalCenter data center facilities in Japan. Upon completion, Global Access Limited's network will be an approximately 1,560 route kilometer terrestrial system in Japan that we expect to connect Pacific Crossing-1 and East Asia Crossing with Tokyo, Osaka and Nagoya. In December 1999, Global Access Limited completed the 187 kilometer segment of its backhaul system connecting the Pacific Crossing-1 landing station in Ajigaura to Tokyo. We expect the rest of the network to become operational by July 2000 which will connect a second Pacific Crossing-1 landing station in Shima with Nagoya and Osaka and, together with a subsea link between Shima and Ajigaura, will serve as a backup for the first segment into Tokyo, as well as provide terrestrial capacity into Osaka and Nagoya metropolitan areas.

     Global Access Limited's network will also include a domestic backbone connected to high capacity city fiber rings in Tokyo and Osaka, to be operational by April 2001. We expect that the Tokyo city ring, connecting major buildings in the Tokyo metropolitan area to Global Access Limited's network, will be ready for operation in June 2000. Global Access Limited is also establishing telehouses to provide carrier collocation and interconnection services in Tokyo and Osaka. The first of these telehouses in Tokyo became operational in April 2000.



     Global Access Limited has constructed and completely sold out 26,490 square feet of leased space in its first telehouse in Tokyo. These centers are of strategic importance because they are integrated with the Global Access Limited network and have the potential to drive significant traffic onto our network.



     As a Type I carrier, Global Access Limited is authorized to operate and provide services using its own telecommunications facilities. Global Access Limited provides us with building-to-building, last-mile connectivity and, through its sales force, is also expected to generate capacity sales on Pacific Crossing-1 and other Global Crossing systems.



     We own a 49% interest in Global Access Limited. Global Bandwidth Solutions, a subsidiary of Marubeni, owns the remaining interest in Global Access Limited. See "Concurrent Transactions" on page 71.



     GLOBALCENTER JAPAN. In January 2000, we formed a joint venture, GlobalCenter Japan, with Internet Research Institute in order to build the leading data center and Internet infrastructure services provider in Japan. GlobalCenter Japan launched its advanced Web-hosting operations in Tokyo in April 2000. In July 2000, GlobalCenter Japan opened a 30,000 square foot data center space leased in a special purpose telecommunications building owned by NTT Data in central Tokyo and has pre-sold space at this site. GlobalCenter Japan plans to add a third data center, with up to 100,000 square feet, by the end of 2001 and is also considering expanding into Osaka. These data centers will be located on Global Access Limited's intracity fiber ring and interconnect directly with the two public peering points, JPIX and NXPIXP2, which we believe carry the majority of Japan's Internet traffic. These peering points are administered by Internet Research Institute. GlobalCenter Japan expects that each of these data centers will be connected to the other GlobalCenter facilities worldwide, making them attractive to customers with other global data connectivity needs. Further, each of these data centers will have the same specifications and quality standards as the Web-hosting centers owned solely by GlobalCenter.



     We own 89% of GlobalCenter Japan and Internet Research Institute owns the remaining 11%.


  HONG KONG


     Hutchison Global Crossing is a leading provider of a wide range of telecommunications and Internet services in Hong Kong, including data, voice, e-commerce and Internet access services. Hutchison Global Crossing's network is an approximately 735 kilometer terrestrial network that began operating in key commercial and residential areas of Hong Kong in December 1996 and is the largest fully-fiber building-to-building network in Hong Kong. Hutchison Global Crossing's backbone network supports high-speed Internet and data applications as well as local and international voice services. The network spans Hong Kong along a number of major fiber routes, including:


     - a fiber route inside the tunnels of Hong Kong's Mass Transit Railway;

     - fiber routes along major roads and expressways in Hong Kong;

     - a fiber link to the new Hong Kong International Airport at Chek Lap Kok; and

     - a fiber ring linking major districts in the New Territories.


     Hutchison Global Crossing's backbone network currently provides transmission speeds of up to 2.5 Gbps and can be upgraded for increased volumes of traffic.

     Since June 1995, Hutchison Global Crossing has laid two-way ducts for cable routing, installed direct connections to over 600 buildings and has block wired over 300 buildings. In addition, Hutchison Global Crossing has connected its network to 13 local exchanges of Cable & Wireless Hong Kong Telecom. Hutchison Global Crossing has also commenced construction of the backhaul necessary to connect its network with East Asia Crossing's cable landing station in Hong Kong, which we expect to be operational by year end 2000.



     Hutchison Global Crossing is, through a subsidiary, one of four licensed fixed telecommunications network services, or fixed telecommunications network services, carriers to provide telecommunications services in Hong Kong. Hutchison Global Crossing currently offers three main services:



     - local services, including local public switched telephone network and non-public switched telephone network services, such as high-speed switched and non-switched data;



     - international services, including international direct dial, calling cards and pre-paid phone cards; and


     - Internet-related services, including Internet access to consumers, as well as other services offered to carrier and corporate customers, such as leased-line Internet access and Web-hosting.


     In November 1999, Hutchison Global Crossing, through an 85%-owned joint venture with Compaq Computer, bid for and won a major contract to supply the Hong Kong Government with its electronic service delivery system to deliver government and commercial services through a common on-line platform. This system was the first of its kind in Asia.



     Hutchison Global Crossing is in the process of developing a GlobalCenter data center, which we expect to be operational in the summer of 2000. Hutchison Global Crossing has already leased and begun constructing approximately 39,000 square feet of space for this data center. Hutchison Global Crossing has also announced that it will launch eCyberPay, an Internet payment system for online shopping, which we believe is the first of its kind in Asia.



     We own 50% of Hutchison Global Crossing, and Hutchison Whampoa owns the remaining interest in Hutchison Global Crossing. See "Concurrent Transactions" on page 71.


  REGIONAL CENTERS

     We have two regional offices, one in Tokyo focusing on the Japanese market and the other in Hong Kong, focusing on the other Asian markets.


     JAPAN. We formed our regional office in Tokyo to market capacity on Pacific Crossing-1 and other Global Crossing systems to multinational corporations. With the completion of its ring architecture, a network designed as a ring, which is expected by the end of 2000, Pacific Crossing-1 will have full redundancy. At that time, we expect to commence sales and marketing of value-added services, such as Internet protocol transit, international private line, voice-over Internet protocol and telehousing services on Pacific Crossing-1 and other Global Crossing systems.



     ASIA PACIFIC. We have established our Asia Pacific regional office, based in Hong Kong, to market capacity on East Asia Crossing and to coordinate business development activities in Asian markets other than Japan. We have established a sales and marketing office in Korea and are in the process of establishing sales and marketing offices in Taiwan, Singapore and the Philippines.


  OPERATIONS CENTERS

     Our systems are monitored 24 hours a day, seven days a week by a combination of Global Crossing's global network operations center and our regional operating centers in Japan and Hong Kong. The global network operations center is located in London, United Kingdom and performs worldwide monitoring and network management for our network and the Global Crossing network. Management and control for all subsea cable, including both terrestrial and subsea maintenance responsibilities, is directed from the global network operations center. We currently have two regional operating centers which manage our terrestrial networks. At this time, the Global Access Limited regional operating center is integrated with Global Crossing's global network operations center. We intend to integrate our regional operating center in Hong Kong with Global Crossing's global network operations center at the time when East Asia Crossing connects Japan and Hong Kong, currently expected to occur by the end of 2000. Network monitoring and management capabilities will be extended to the global network operations center in order to assure a global quality standard for both network performance and services management. The operating center structure combined with a common operating support system provides the capability for fast and reliable service provisioning and customer care.


     Initially, our customer care services will be provided by Global Crossing's customer care center. The customer care center performs the primary interface for customer order receipt, order management and billing. This center is the entry point for launching work orders that result in the activation of customer service via work centers throughout our network and the Global Crossing network worldwide. Regional development of similar customer care centers is now underway and will establish a regional focus for our customer care. We plan to deploy regional customer care centers in Asia that will interface with Global Crossing's global network operations center and customer care center.

THE GLOBAL CROSSING NETWORK

     We provide our customers worldwide services through Global Crossing's network. The Global Crossing network consists of the following systems which are currently in service:


     - Atlantic Crossing-1, an undersea system connecting the United States and Europe;



     - North American Crossing, formerly part of Frontier Corporation, a terrestrial system connecting major cities in the United States;



     - Pan European Crossing, a primarily terrestrial system connecting major European cities to Atlantic Crossing-1;



     - Racal Telecom Network, a terrestrial network in the United Kingdom to be operated in conjunction with Pan European Crossing; and



     - Mid-Atlantic Crossing, an undersea system connecting the eastern United States and the Caribbean.


     The following systems of the Global Crossing network are in varying stages of development:


     - Atlantic Crossing-2, an additional undersea system to be integrated with Atlantic Crossing-1 to provide additional capacity that will connect the United States and Europe;



     - Pan American Crossing, a primarily undersea system that will connect the western United States, Mexico, Panama, Venezuela and the Caribbean; and



     - South American Crossing, an undersea and terrestrial system that will connect the major cities of South America to Mid-Atlantic Crossing, Pan American Crossing and the rest of the Global Crossing network.


SERVICE OFFERINGS

     We provide a variety of telecommunications and Internet-based services designed to meet the needs of telecommunications and Internet companies and multinational corporations.

  OFFERINGS TO TELECOMMUNICATION AND INTERNET COMPANIES


     Currently, our primary offering is structured bandwidth capacity on our network. To provide this capacity to our customers, we generally enter into contracts for the sale, lease or grant of indefeasible rights of use. Under these arrangements, the customer purchases a unit of point-to-point capacity for the expected economic life of the system, typically in increments of 155 megabits per second, or Mbps, a unit known in the industry as an STM-1. An indefeasible right of use is a long-term right of use, usually of 25 years which is generally paid in full in advance of activation. Indefeasible rights of use sales also typically involve the payment by customers of ongoing maintenance charges over the term of the indefeasible rights of use.


  OFFERINGS TO MULTINATIONAL CORPORATIONS

     We target multinational corporations with bandwidth-intensive applications and demand for global end-to-end solutions. We believe we are well-positioned to address this market due to the scope of our network.

     Directly and through our joint ventures, we currently offer the following services:


     - Internet transit:  Dedicated Internet access.


     - Domestic and International private line: We currently provide private line services within Japan on certain routes and have the ability to provide international private line services between Japan and major cities on the Global Crossing network.

     - Data center and Internet infrastructure services: A combination of digital distribution services, server collocation and professional expertise with plans to include equipment sales, consulting services aimed at supporting customers' mission critical Internet operations and other Internet infrastructure services.

     We, on our own as well as through our joint ventures, intend to offer the following services:


     - Data transport: Point-to-point data services in a number of products with plans to provide asynchronous transfer mode and frame relay with varying bandwidth sizes, from T-1 to OC-192.



     - Integrated voice and data services: These services combine traditional voice or data services with additional features. Products include multimedia services, such as video conferencing and e-commerce enablement.



     - Voice over Internet protocol: Switched and dedicated outbound voice services for local, domestic, and international traffic.



     - Virtual private network: Customizable network solutions which allow our customers to create a private network by using our network without purchasing dedicated facilities. In addition, this allows customers the flexibility to change capacity requirements between points over time and reconfigure their virtual private networks to meet changing requirements.


     - Advanced Internet services: Products to be provided include Web-based applications, such as e-mail hosting, unified messaging and storage.

MARKETING AND SALES


     We market through a combination of our own dedicated sales force, Global Crossing's and Global Center's sales forces and the local sales teams of Hutchison Global Crossing and Global Access Limited. As of March 31, 2000, Hutchison Global Crossing's local sales team consisted of 108 individuals, and Global Access Limited's sales team consisted of six individuals. Because our target customers will generally be new and incumbent telecommunications carriers, Internet service providers and multinational business customers, we expect that our sales and marketing departments will be smaller and more focused than those of our competitors that have a broader retail strategy.


     We compensate our sales teams on a competitive basis within the market in which they operate. We will seek to leverage our existing service platforms to expand the suite of services we offer, increasing the range and level of value-added services that we provide to meet the growing bandwidth demands of our customers. For example, we currently sell international private line services to our customers and see an opportunity to migrate these customers to other services, such as voice-over Internet protocol, frame relay, asynchronous transfer mode and complex Web-hosting.


     To support our sales efforts and actively promote the Asia Global Crossing brand name, we intend to conduct comprehensive marketing programs. Our marketing strategies include an active public relations campaign, print and electronic advertisements, online advertisements, trade shows, strategic partnerships and on-going customer communications programs. We will focus our marketing efforts on business and trade publications, online media outlets, industry and regional events and sponsored activities. We will also participate in a variety of Internet, telecommunications, computer and financial industry conferences and encourage our officers and employees to pursue speaking engagements at these conferences.

PRINCIPAL CUSTOMERS


     As of March 31, 2000, our customers included AboveNet, Cable & Wireless IDC, Exodus, KDD, Microsoft, Softbank, Qwest and Teleglobe. For the quarter ended March 31, 2000, Qwest accounted for 39.2% of our consolidated revenue, KDD accounted for 22.8% of our consolidated revenue, and AboveNet accounted for 14.2% of our consolidated revenue. Global Crossing customers accounted for 61% of our revenue for sales of our capacity on Pacific Crossing-1.



     In addition, since we began offering Internet protocol services in Japan in April 2000, we have achieved sales to a number of customers, including Fujitsu, a significant Internet service provider in Japan, and Titus Communications.



     In the future, we expect to use the Global Access Limited network as a sales vehicle for sales of indefeasible rights of use in Japan. For this reason, in June 2000, Global Access Limited purchased from us $10.4 million worth of capacity, which Global Access Limited intends to resell to customers in Japan.


PRINCIPAL SUPPLIERS


     Our principal suppliers are the companies that are constructing the various cable systems that comprise our network and design and construct our optical networking system. Tyco Submarine Systems Ltd. and KDD-SCS are responsible for the design and construction of Pacific Crossing-1. KDD-SCS is also responsible for the design and construction of the first phase of East Asia Crossing. Lucent Technologies is supplying the optical networking system.


COMPETITION


     The telecommunications industry is extremely competitive, particularly in Asia, and our success in Asia will depend on our ability to compete against a variety of other telecommunications providers, including locally-based operators as well as global operators. We compete primarily on the basis of price, scope of operations and quality of services against telecommunications companies that provide competing network access and Internet connectivity and value-added services. We believe that none of our competitors has progressed as far as we have towards becoming a pan-Asian telecommunications carrier providing Internet, data, voice and Web-hosting services over one global network. In sales of indefeasible rights of use, we come into competition with customers such as Qwest, which purchase from us in bulk. Our principal competitors and potential competitors include:


     ESTABLISHED, NATIONAL TELECOMMUNICATIONS COMPANIES. In most Asian countries where we compete or intend to compete, established, national telecommunications carriers traditionally had a monopolistic or dominant presence. For instance, the NTT group of companies, Singapore Telecom and Hong Kong Telecom each have dominant market shares for services within their respective territories. Such dominance has typically enabled these companies to be the principal or sole providers of access to domestic and international telecommunications networks.


     TRANS-PACIFIC AND PAN-ASIAN UNDERSEA CABLE OPERATORS. In the wholesale, longhaul capacity market, we compete or will eventually compete with a number of undersea cable operators, both consortium-based and independent. These operators include SEA-ME-WE-3, Tycom, 360networks, Level 3, APCN-2, Flag Europe-Asia Cable System, China-U.S. Cable Network, Japan-U.S. Cable Network and C2C AsiaPac Pte. Ltd.


     GLOBAL TELECOMMUNICATIONS COMPANIES THAT ARE FOCUSING THEIR BUSINESS DEVELOPMENT EFFORTS IN ASIA. We also currently compete with various other global telecommunications companies, including MCI WorldCom, AT&T and British Telecommunications, each of which have announced plans to construct, have begun to construct or are currently operating global fiber optic networks. We also compete or will eventually compete with other telecommunications companies that provide Web-hosting services, including Exodus, Level 3, PSINet, Genuity and AboveNet.

     NEW AND DEVELOPING TELECOMMUNICATIONS COMPANIES. We believe that other companies are planning networks that, if constructed, could employ advanced technology similar to that of our own network and may compete directly with us for customers. We also expect that the changing regulatory environment in Asian telecommunications markets will attract new entrants to these markets and increase the intensity of competition.

EMPLOYEES


     As of June 22, 2000, we had 95 employees. We consider our relations with our employees to be good.


PROPERTIES


     Our principal offices are located in leased premises in Hamilton, Bermuda, with corporate offices under lease in Beverly Hills, California. We have regional offices under lease in Tokyo and Hong Kong. In addition, we own 64.5% of Pacific Crossing-1 and are developing an undersea cable in East Asia, East Asia Crossing. We also have ownership interests in terrestrial cable systems through Global Access Limited and Hutchison Global Crossing. We also own or lease 10 cable landing stations in the United States and East Asia. See "Concurrent Transactions" on page 71.


     We believe that substantially all of our existing properties are in good condition and are suitable for the conduct of our business. We have granted or may grant security interests in undersea cables to lenders providing financing for those cables under non-recourse facilities.

LEGAL PROCEEDINGS

     We are not presently subject to any legal claims or proceedings.

                                   MANAGEMENT

DIRECTORS

     The following table presents the names and ages of our directors, as of December 31, 1999.

NAME                                           AGE                   POSITION
----                                           ---                   --------
Gary Winnick.................................   52   Chairman of the board and director
Lodwrick M. Cook.............................   72   Co-Chairman of the board and director
John J. Legere...............................   41   Chief Executive Officer and director
John M. Scanlon..............................   58   Vice Chairman of the board and director
Thomas J. Casey..............................   48   Vice Chairman of the board and director
Leo J. Hindery, Jr...........................   52   Director
Joseph P. Clayton............................   50   Director
Eric Hippeau.................................   48   Director
Thomas U. Koll...............................   44   Director


EXECUTIVE OFFICERS


     The following table presents the names, ages and positions of our executive officers, as of December 31, 1999.


NAME                                           AGE                   POSITION
----                                           ---                   --------
Gary Winnick.................................   52   Chairman
Lodwrick M. Cook.............................   72   Co-Chairman
John J. Legere...............................   41   Chief Executive Officer
John M. Scanlon..............................   58   Vice Chairman
Thomas J. Casey..............................   48   Vice Chairman
Stefan C. Riesenfeld.........................   51   Chief Financial Officer
Darryl E. Green..............................   39   President -- Japan
David Milroy.................................   36   President -- North Asia/Greater China
Charles F. Carroll...........................   41   Senior Vice President and General
                                                     Counsel
Joseph P. Perrone............................   51   Chief Accounting Officer
Alex Ng......................................   46   Chief Operating Officer -- North Asia/
                                                       Greater China
Anthony Christie.............................   39   Vice President, Strategy and Business
                                                       Development



     GARY WINNICK -- Mr. Winnick is the Chairman of our board of directors. He is also the founder and Chairman of Global Crossing Ltd., which was founded in March 1997. Mr. Winnick is the founder and has been the Chairman and Chief Executive Officer of Pacific Capital Group, Inc., a leading merchant bank specializing in telecommunications, media and technology, which has a substantial equity investment in Global Crossing Ltd., since 1985. Mr. Winnick serves on numerous boards, including the Board of Trustees of the Museum of Modern Art.



     LODWRICK M. COOK -- Mr. Cook has been Co-Chairman of our board of directors since April 2000. Mr. Cook has been the Co-Chairman of the Global Crossing board of directors since April 1998 and Vice Chairman and Managing Director of Pacific Capital Group since 1997. Mr. Cook became Chairman of Global Marine Systems, a wholly-owned subsidiary of Global Crossing, in 1999. Before joining Pacific Capital Group, Mr. Cook spent 39 years at Atlantic Richfield Co. He was Chairman of its board of directors from 1986 to 1999, when he became Chairman Emeritus. Mr. Cook is also a member of the board of directors of Castle & Cooke, Inc., Litex, Inc. and 911Notify.com.


     JOHN J. LEGERE -- Mr. Legere has been a member of our board of directors since April 2000 and our Chief Executive Officer since February 2000. Before joining us, Mr. Legere had been Senior Vice President of Dell Computer Corporation and President for Dell's operations in Europe, the Middle East and Africa and President, Asia-Pacific for Dell from 1998 until April 2000. From April 1994 to November 1997, Mr. Legere was President and Chief Executive Officer of AT&T Asia/Pacific and spent time also as head of AT&T Global Strategy and Business Development. From 1997 to 1998, Mr. Legere was President of worldwide outsourcing of AT&T Solutions. Mr. Legere received a bachelor's degree in business administration from the University of Massachusetts, a master of business administration degree from Fairleigh Dickinson University and a master's degree in science from the Massachusetts Institute of Technology. Mr. Legere also attended the Program for Management Development at the Harvard Graduate School of Business.


     JOHN M. SCANLON -- Mr. Scanlon has been Vice Chairman of our board of directors since November 1999 and was our Chief Executive Officer from November 1999 to February 2000. Mr. Scanlon has been a director of Global Crossing since April 1998 and was its Chief Executive Officer from April 1998 to February 1999. Mr. Scanlon was President and General Manager of the Cellular Networks and Space Sector of Motorola, Inc. and had been affiliated with Motorola since 1990. Mr. Scanlon was Chief Operating Officer of Cambridge Technology Group from 1988 to 1990 and, before taking this position, had spent 24 years with AT&T Corp. and Bell Laboratories, becoming Group Vice President at AT&T Corp. Mr. Scanlon has served on the board of directors of Hutchison Global Crossing since January 2000. Mr. Scanlon received a bachelor's degree in science from the University of Toronto and a master's degree in electrical engineering from Cornell University.



     THOMAS J. CASEY -- Mr. Casey has been Vice Chairman of our board of directors since May 2000 and director since November 1999. Mr. Casey has been a Vice Chairman of the Global Crossing board of directors since December 1998. Mr. Casey was co-head of Merrill Lynch & Co.'s Global Communications Investment Banking Group for three years before joining Global Crossing. From 1990 to 1995, Mr. Casey was a partner and co-head of the telecommunications and media group of the law firm of Skadden, Arps, Slate, Meagher & Flom.


     LEO J. HINDERY, JR. -- Mr. Hindery has been a member of our board since April 2000. In February 2000, Mr. Hindery became Chief Executive Officer and a director of Global Crossing. Mr. Hindery has also been Chairman and Chief Executive Officer of GlobalCenter Inc. since December 1999. Before joining GlobalCenter, Mr. Hindery had been President and Chief Executive Officer of AT&T Broadband & Internet Services since March 1999. From March 1997 to March 1999, Mr. Hindery was President of Tele-Communications, Inc., a cable television and programming company. Before joining Tele-Communications, Inc., Mr. Hindery was managing general partner of InterMedia Partners, a cable television operator that he founded in 1988. Mr. Hindery is a director of GT Group Telecom Inc., Tanning Technology Corp., TD Waterhouse Group, Inc. and VerticalNet, Inc. Mr. Hindery is also Vice Chairman of the Museum of Television and Radio and a director of C-SPAN. Mr. Hindery is a member of the Stanford Business School Advisory Council and of the Board of Trustees of Hampton University, and a director of the Daniels Fund.

     JOSEPH P. CLAYTON -- Mr. Clayton has been a member of our board of directors since November 1999. Mr. Clayton has been a member of the Global Crossing board of directors since September 1999. Mr. Clayton was Chief Executive Officer of Frontier Corporation from August 1997 to September 1999, served as Frontier's President from June 1997 to March 1999, as Frontier's Chief Operating Officer from June 1997 to August 1999 and as a director of Frontier since 1997. From March 1992 until December 1996, Mr. Clayton was Executive Vice President, Marketing and Sales -- Americas and Asia at Thomson Consumer Electronics, a worldwide leader in the consumer electronics industry. Mr. Clayton is also a member of the board of directors of The Good Guys.

     ERIC HIPPEAU -- Mr. Hippeau has been a member of our board of directors since November 1999. Mr. Hippeau has been a director of Global Crossing since September 1999. Mr. Hippeau is the President and Executive Managing Director of Softbank International Ventures. Mr. Hippeau is also the Chairman and Chief Executive Officer of Ziff-Davis Inc., a publicly listed company whose majority shareholder is Softbank. Mr. Hippeau has held this position since 1993. Mr. Hippeau is also a director of ZDNet, Yahoo!, Inc., Herring Communications, Inc. and Starwood Hotels and Resorts Worldwide, Inc.


     THOMAS U. KOLL -- Mr. Koll has been a member of our board of directors since April 2000. Mr. Koll is a vice president of Microsoft's Network Solutions Group. Mr. Koll joined Microsoft in 1988 and has held a number of senior positions, including general manager of World Wide Business Strategy and general manager of the Dedicated System Group. Before his transfer to the Microsoft headquarters, Mr. Koll held a number of senior sales positions at Microsoft. Before joining Microsoft, Mr. Koll was an assistant professor of International Politics at the Free University of Berlin for seven years. Mr. Koll received a master's degree in political science from the Free University of Berlin.



     STEFAN C. RIESENFELD -- Mr. Riesenfeld has been our Chief Financial Officer since June 2000. From 1999 to 2000, Mr. Riesenfeld was Executive Vice President and Chief Financial Officer of Teledyne Technologies. From 1996 to 1999, Mr. Riesenfeld was the Director of Finance and Business Planning (Chief Financial Officer) of ICL PLC. From 1983 to 1996, Mr. Riesenfeld served in various positions at the Unisys Corporation, including Vice President and Corporate Treasurer and Vice President/Corporate Development. Mr. Riesenfeld received a master of business administration degree and a master of arts in economics both from Stanford University and a Bachelor of Science in physics from the California Institute of Technology.



     DARRYL E. GREEN -- Mr. Green has been our President -- Japan since November 1999 and President of our subsidiary, Global Crossing Japan K.K., since August 1999. Mr. Green is Executive Director of Global Access Limited and previously served on the board of directors of Hutchison Global Crossing. Mr. Green was President and Chief Executive Officer of AT&T Japan Ltd. from May 1998 and AT&T Jens from September 1995. Mr. Green is a member of key study committees of the Ministry of Posts and Telecommunications in Japan. Mr. Green is fluent in Japanese and writes frequently for major Japanese business publications. Mr. Green received a master of business administration degree from the Tuck School at Dartmouth College.



     DAVID MILROY -- Mr. Milroy has been our President -- North Asia/Greater China since December 1999 and President of our subsidiary, Asia Global
Crossing -- Asia Pacific Ltd., since December 1999. Mr. Milroy has served on the board of directors of Hutchison Global Crossing since January 2000. Mr. Milroy was Senior Vice President, Network Development for Global Crossing from April 1999 to December 1999. From December 1997 to April 1999, he was Vice President, International Network Services for KPN (Royal Dutch Telecom) in the Netherlands, where he was responsible for all of KPN's international infrastructure construction. Before KPN, Mr. Milroy was a member of the senior management team at Unisource Satellite Services based in the Netherlands from April 1993 to December 1997. Mr. Milroy received a bachelor's degree in commerce and a master's degree in marketing from the University of New South Wales, Australia.


     CHARLES F. CARROLL -- Mr. Carroll has been our Senior Vice President and General Counsel since March 2000. From 1992 to 2000, Mr. Carroll was a partner in the New York law firm of Simpson Thacher & Bartlett. Mr. Carroll received a juris doctor degree from the New York University School of Law.

     JOSEPH P. PERRONE -- Mr. Perrone has been our Chief Accounting Officer since May 2000. Before joining us, Mr. Perrone was a senior partner in Arthur Andersen's Communications, Media, and Entertainment Practice, having been a partner at Arthur Andersen since 1981. Mr. Perrone is also the Senior Vice President -- Finance for Global Crossing.


     ALEX NG -- Mr. Ng has been our Chief Operating Officer -- North Asia/Greater China and Chief Operating Officer of our subsidiary Asia Global Crossing, Asia Pacific Ltd., since April 2000. Before joining us, Mr. Ng was the President and Chief Executive Officer of AT&T Asia Pacific Group from August 1999 to April 2000 and, before that, Chief Financial Officer and Vice President of AT&T in Asia Pacific from February 1992 to August 1999. Since February 1992, Mr. Ng was also on the board of directors of certain joint ventures in which AT&T invested. Mr. Ng received a master of business administration degree from Open University of Hong Kong and is a member of the Hong Kong Society of Accountants and also member of other accounting bodies in the United Kingdom and Canada.



     ANTHONY D. CHRISTIE -- Mr. Christie has been our Vice President of Strategy and Business Development since March 2000. From 1984 to 2000, Mr. Christie held numerous management and executive positions at AT&T in the United States and Asia. Most recently, Mr. Christie held positions as a Regional Managing Director in Asia, Global Sales Vice President, Network Vice President and

General Manager at AT&T Solutions. Mr. Christie received a bachelor's degree from Drexel University, a master's degree of business administration from the University of New Haven and a master's degree in science from the Massachusetts Institute of Technology.

BOARD COMMITTEES

     Our board of directors has standing audit and compensation committees and an Office of the Chairman.


     Audit Committee. The purpose of the audit committee is to:



     - make recommendations concerning the engagement of independent public accountants;



     - review with our management and the independent public accountants the plans for, and scope of, the audit procedures to be utilized and results of audits;



     - approve the professional services provided by the independent public accountants;



     - review the adequacy and effectiveness of our internal accounting controls;



     - review our insurance program; and



     - perform any other duties and functions required by any organization under which our securities may be listed.



     The current members of the audit committee are Mr. Cook, Mr. Scanlon and Mr. Casey. Following this offering, we will form the audit committee so that it will be comprised of three independent members of our board of directors.



     Compensation Committee. The purpose of the compensation committee is to establish and submit to our board of directors recommendations with respect to:



     - compensation of officers and other key employees; and



     - awards to be made under the stock incentive plan.



     The current members of the compensation committee are Mr. Cook, Mr. Scanlon and Mr. Casey. Following the offering, we will form the compensation committee so that it will be comprised of three members of our board of directors.


     Office of the Chairman. The purpose of the Office of the Chairman is to facilitate and support our management generally and in our dealings with Global Crossing and GlobalCenter. The current members of the Office of the Chairman are Mr. Winnick, Mr. Cook, Mr. Legere, Mr. Scanlon, Mr. Casey and Mr. Hindery.

OUTSIDE DIRECTOR COMPENSATION

     We have not yet paid any compensation to non-employee directors. We anticipate that in the future, non-employee directors may receive annual fees, meeting fees and periodic option grants.

EXECUTIVE COMPENSATION


     We have paid Mr. Scanlon cash compensation of $65,625 during the fiscal year ended December 31, 1999. Total compensation paid or accrued to our other executive officers as a group during the fiscal year ended December 31, 1999 was $43,000.



                           SUMMARY COMPENSATION TABLE



                                                                       LONG-TERM     ALL OTHER
NAME AND PRINCIPAL POSITION            TIME PERIOD  SALARY    BONUS   COMPENSATION  COMPENSATION
---------------------------            -----------  -------  -------  ------------  ------------
John M. Scanlon......................  11/99 to     $65,625       --            --            --
  Chief Executive Officer              12/99

     In 2000, John Legere, our Chief Executive Officer, will receive minimum compensation of $1,000,000. This amount does not include a $15 million interest-free loan which Mr. Legere has received from us.



     In 2000, Jack Scanlon, our Vice Chairman, will receive minimum compensation of $1,134,000.



     In 2000, Stefan Reisenfeld, our Chief Financial Officer, will receive minimum compensation of $525,000, plus a signing bonus of $250,000.



     In 2000, Charles F. Carroll, our General Counsel, will receive minimum compensation of $525,000.



     In 2000, Darryl Green, our President -- Japan, will receive minimum compensation of $331,500.



     The following table presents certain information regarding stock options granted under our stock incentive plan to our Chief Executive Officer and the four other executive officers that we anticipate to be the highest compensated executive officers in 2000. The information in the following table assumes an initial public offering price per share for our Class A common stock of $15.00.



     In reading the information in the table below, please note the following:



     - Mr. Legere will receive options to acquire Class A common stock representing 1.75% of our common shares outstanding determined as of the commencement of this initial public offering at an exercise price equal to the initial public offering price, subject to a number of exceptions.



     - Mr. Riesenfeld will receive options to acquire Class A common stock in an amount to be determined by dividing $7,500,000 by the initial public offering price per share of our Class A common stock at an exercise price equal to the initial public offering price.



     - Mr. Carroll will receive options to acquire Class A common stock in an amount to be determined by dividing $13,500,000 by the initial public offering price per share of our Class A common stock at an exercise price equal to the initial public offering price.



     - Mr. Green will receive options to acquire Class A common stock in an amount to be determined by dividing $15,000,000 by the initial public offering price per share of our Class A common stock at an exercise price equal to the initial public offering price. In addition, Mr. Green will receive options to acquire Class A common stock in an amount to be determined by multiplying 200,000 by the per share closing price of the Global Crossing common stock on the closing date of our initial public offering, divided by the initial public offering price per share of our Class A common stock at an exercise price equal to the initial public offering price.



                                                  INDIVIDUAL GRANTS
                        ----------------------------------------------------------------------
                        NUMBER OF
                        SECURITIES       % OF                         FAIR MARKET
                        UNDERLYING   TOTAL OPTIONS   EXERCISE RICE     VALUE ON
                         OPTIONS      GRANTED TO       PER SHARE      GRANT DATE    EXPIRATION
         NAME            GRANTED       EMPLOYEES         ($/SH)         ($/SH)         DATE
         ----           ----------   -------------   --------------   -----------   ----------
 John J. Legere                                          $15.00         $15.00
 John M. Scanlon
 Stefan C. Riesenfeld     500,000                        $15.00         $15.00
                          200,000*
 Charles F. Carroll       900,000                        $15.00         $15.00
                          500,000*
 Darryl Green           1,000,000                        $15.00         $15.00
                          385,867**                      $15.00         $15.00

                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                              ANNUAL RATES OF STOCK PRICE
                                     APPRECIATION
                                    FOR OPTION TERM
                        ---------------------------------------

         NAME              0%($)         5%($)        10%($)
         ----           -----------   -----------   -----------
 John J. Legere
 John M. Scanlon
 Stefan C. Riesenfeld
 Charles F. Carroll
 Darryl Green


---------------

 * These are shares of Global Crossing common stock


** This number is based on an assumed per share closing price of the Global Crossing common stock of $28 15/16, which is the average per share closing price of the Global Crossing common stock in the last 30 trading days.

     The following table presents certain information as of July 12, 2000 concerning exercises of stock options by the named executive officers for the current year and the value of those individuals' unexercised options based upon the midpoint of the expected pricing range of the offering.



                                                                     NUMBER OF SHARES
                                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                     OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                                       YEAR-END (#)               FISCAL YEAR-END ($)
                                      NUMBER OF                 ---------------------------   ---------------------------
                                   SHARES ACQUIRED    VALUE
               NAME                ON EXERCISE ($)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                ---------------   --------   -----------   -------------   -----------   -------------
  John J. Legere                        --             --
  John M. Scanlon                       --             --
  Stefan C. Riesenfeld                  --             --
  Charles F. Carroll                    --             --         125,000        375,000
                                                                       --*       200,000*
  Darryl Green                          --             --         225,000        675,000


---------------
* These are shares of Global Crossing common stock.



EMPLOYMENT CONTRACTS

     We have entered into an employment agreement with John Legere, our Chief Executive Officer. The term of Mr. Legere's employment agreement began on February 12, 2000 and expires on February 12, 2003. Under his employment agreement, Mr. Legere is entitled to receive a base salary of not less than $500,000 and a guaranteed annual bonus in each of 2000 and 2001 of not less than $500,000.


     Under his employment agreement, Mr. Legere will receive options to acquire Class A common stock representing 1.75% of our outstanding shares of common stock determined as of the commencement of this initial public offering at an exercise price equal to the initial public offering price, subject to a number of exceptions. Of Mr. Legere's options:



     - 25% will vest and become exercisable immediately on the date of the grant, which is the date of the completion of this offering; and



     - an additional 25% will vest and become exercisable on February 12, 2001, 2002 and 2003.


     These options could, however, vest and become exercisable under certain circumstances upon a change of control, as defined in our stock incentive plan, or upon a termination of Mr. Legere's employment agreement in specified circumstances.

     Under his employment agreement and a promissory note dated February 12, 2000, Mr. Legere also received a $15 million interest-free loan from us. Mr. Legere has agreed to repay the loan in full on January 31, 2004 or 30 days after a termination for cause, whichever is earlier. In addition, $5,000,000 or 1/3 of our loan to Mr. Legere will be forgiven on each of February 12, 2001, February 12, 2002 and February 11, 2003, so long as Mr. Legere is employed by us on that date.

     Under his employment agreement, if Mr. Legere is terminated for cause, he is entitled to receive accrued but unpaid base salary and bonus and forfeits any unvested options. In addition, Mr. Legere will be required to repay the remaining balance of the loan to us. If Mr. Legere's employment is terminated by us for any reason other than for cause or he resigns under some circumstances, Mr. Legere is entitled to receive his base salary and a guaranteed minimum annual bonus for the remainder of the term of the employment contract. In addition, Mr. Legere's outstanding balance on the loan will be forgiven and all of his options will vest immediately.


     John M. Scanlon serves as our Vice Chairman under an employment contract with Global Crossing. The contract provides that, if Global Crossing becomes subject to a change of control, Mr. Scanlon's stock options will vest and become exercisable consistent with company policy. In addition, the contract provides that, if Mr. Scanlon is terminated without cause or elects to terminate his employment under specified circumstances, Mr. Scanlon will receive a severance payment equal to two years' salary and bonus.



     We have also entered into an employment contract with Stefan C. Riesenfeld. This contract provides that, if we become subject to a change in control or Mr. Riesenfeld is terminated without cause or resigns under specified circumstances, Mr. Riesenfeld will receive a severance payment equal to two years' salary and bonus. In addition, the contract provides that, if we become subject to a change of control, Mr. Riesenfeld will be granted the same terms and conditions as other comparable corporate officers.


     We have also entered into an employment contract with Charles F. Carroll. This contract provides that, if we become subject to a change of control, Mr. Carroll's options will vest and become exercisable. In addition, the contract provides that, if Mr. Carroll is terminated without cause within one year after a change of control, he will receive a payment equal to twice his annual salary.


STOCK INCENTIVE PLAN



     The 2000 Asia Global Crossing Ltd. Stock Incentive Plan, which we refer to as our stock incentive plan, is administered by our board of directors, which may delegate its duties in whole or in part to any subcommittee solely consisting of at least two individuals who are non-employee directors within the meaning of Rule 16b-3 under the Exchange Act and outside directors within the meaning of Section 162(m) of the Internal Revenue Code. Our stock incentive plan allows the board of directors to make awards of stock options, stock appreciation rights, which can be granted either in conjunction with, or independent of, stock options, and other stock based awards to any individual who is selected by the board of directors to participate in the stock incentive plan.


     The board of directors has the authority to interpret our stock incentive plan, to establish, amend and rescind any rules and regulations relating to our stock incentive plan and to make any other determinations that the board of directors deems necessary or desirable for the administration of our stock incentive plan. The board of directors may also correct any defect or supply any omission or reconcile any inconsistency in our stock incentive plan in the manner and to the extent the board of directors deems necessary or desirable. Any decision of the board of directors in the interpretation and administration of our stock incentive plan lies within its sole and absolute discretion and is final, conclusive and binding on all parties concerned, including participants in our stock incentive plan and their beneficiaries or successors.

     A total of 15% of the total shares outstanding of our common stock as of the completion of this offering is currently authorized for issuance under our
stock incentive plan. As of           , 2000,        shares of our common stock
had been issued under our stock incentive plan,        shares were subject to
outstanding options granted under our stock incentive plan and        shares
were available for additional stock option grants or other stock-based awards.

     The maximum number of shares for which options and stock appreciation rights may be granted during each calendar year to any participant is 5,000,000 shares. The maximum number of shares for which other stock-based awards may be
granted during each calendar year to any participant is        shares. No award
may be granted under our stock incentive plan after the tenth anniversary of its effective date, but awards granted before that date may extend beyond that date.

     Stock options. Stock options granted under our stock incentive plan may be non-qualified or incentive stock options for federal income tax purposes. The board of directors will set option exercise prices and terms and will determine the time at which stock options will be exercisable. However, the term of a stock option may not exceed 10 years.


     Our board of directors may also grant options that are intended to be incentive stock options, which comply with Section 422 of the Internal Revenue Code. Fair market value is defined as the closing price of the shares as reported on that grant date as quoted on the principal national securities exchange on which the shares are listed. However, for awards granted which will become effective on our initial public offering the fair market value is equal to the initial public offering price.


     Stock appreciation rights. Stock appreciation rights may be granted by the board of directors to participants as a right in conjunction with the number of shares underlying stock options granted to participants under our stock incentive plan or on a stand-alone basis with respect to a number of shares for which a stock option has not been granted.


     Stock appreciation rights constitute the right to receive payment for each share of the stock appreciation rights exercised in stock or in cash equal to the excess of that share's fair market value on the date of exercise over the exercise price per share, multiplied by the number of shares covered:



- in the case of a stock appreciation right independent of an option, by the stock appreciation right; and



- in the case of a stock appreciation right granted in conjunction with an option, by the option.



Our board of directors will determine the exercise price per share of stock appreciation rights; however, that price may not be less than the greater of:



- the fair market value, in the case of a stock appreciation right independent of an option, of a share of common stock on the grant date and, in the case of an applicable stock appreciation right granted in conjunction with an option, of the price of that option; and



- an amount permitted by applicable laws, rules, bye-laws or policies of regulatory authorities or stock exchanges. Our board of directors may also impose, in its discretion, conditions on the exercisability or transferability of stock appreciation rights.


     Our board of directors may also grant limited stock appreciation rights that are exercisable upon the occurrence of special contingent events. Limited stock appreciation rights may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related awards are not exercisable while the limited stock appreciation rights are exercisable.


     Other stock-based awards. Our board of directors has the authority to grant other stock-based awards, which may consist of awards of common stock, restricted stock and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock. Other stock-based awards may be granted on a stand-alone basis or in addition to any other awards granted under our stock incentive plan. The board of directors will determine the form of other stock-based awards and the conditions on which they may be dependent. The conditions may include the right to receive one or more shares of common stock or the equivalent value in cash upon the completion of a specified period of service or the occurrence of an event or the attainment of performance objectives. Our board of directors will also determine the participants to whom other stock-based awards may be made, the timing of those awards, the number of shares to be awarded, whether those other stock-based awards will be settled in cash, stock or a combination of cash and stock and all other terms of those awards.


     General. Stock options, stock appreciation rights and restricted stock awards are not transferable or assignable, except for estate planning purposes. We may deduct sufficient sums to pay withholding required for federal, state and local taxes or other taxes as a result of the exercise of a stock award.

     In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of stock or other corporate exchange or any distribution to shareholders other than regular cash dividends, our board of directors may, in its sole discretion, make a substitution or adjustment, as the board of directors deems to be equitable, to the number or kind of stock issued or reserved for issuance under our stock incentive plan under outstanding awards and the term, including option price, of those awards.

     Except as otherwise provided in a stock award agreement, in the event of our change in control, our board of directors may, in its sole discretion, accelerate a stock award, cause us to make a cash payment in exchange for a stock award or require the issuance of a substitute stock award.

                             PRINCIPAL SHAREHOLDERS

OUR BENEFICIAL OWNERSHIP

     Before this offering, all our outstanding shares of common stock were held by Asia Global Crossing Holdings. The shareholders of that entity consisted of our founding shareholders and The Goldman Sachs Group, Inc. Before this offering, through Asia Global Crossing Holdings:

     - Global Crossing beneficially owned 1,115,978 shares of our common stock, representing a 93% interest in us;

     - each of Microsoft and Softbank beneficially owned 41,999 shares of our common stock, giving each a 3.5% interest in us; and

     - The Goldman Sachs Group beneficially owned 24 shares of our common stock, representing a 0.002% interest in us. The Goldman Sachs Group received its ownership interest in us in consideration for its financial advisory services in connection with the formation of Asia Global Crossing Holdings and structuring our ownership and the ownership of Asia Global Crossing Holdings.


     We expect that, upon consummation of this offering, Asia Global Crossing Holdings will distribute to each of Global Crossing, Microsoft and The Goldman Sachs Group its proportionate share of the total number of shares of common stock we issue to Asia Global Crossing Holdings and that Asia Global Crossing Holdings will remain a wholly owned subsidiary of Softbank under a different name.



     Our bye-laws as in effect before this offering and the shareholders agreement among our founding shareholders as in effect before this offering include a reallocation mechanism for the beneficial ownership of our founding shareholders and The Goldman Sachs Group. The reallocation mechanism is based on our founding shareholders' and The Goldman Sachs Group's share of our total enterprise value at the time of the reallocation. Our founding shareholders have agreed to cause the reallocation simultaneously with this offering and calculate our total enterprise value based on the initial public offering price of our Class A common stock in this offering. Assuming that our founding shareholders' and The Goldman Sachs Group's share of our total enterprise value is approximately $7.5 billion, the ownership percentages of our founding shareholders and The Goldman Sachs Group in us will be reallocated simultaneously with the completion of this offering as follows:



     - Global Crossing will own beneficially 310.2 million shares of our Class B common stock, representing a 57.5% interest in us;



     - each of Microsoft and Softbank will own beneficially 85.5 million shares of our Class B common stock, representing a 15.8% interest in us; and



     - The Goldman Sachs Group will own beneficially 5,395,125 shares of our Class A common stock, representing a 1.0% interest in us.



     The ownership percentages of our founding shareholders mentioned above give effect to the completion of the transactions described under "Concurrent Transactions" on page 71.



     The following table presents information regarding beneficial ownership of our common stock, as of the date of our initial public offering, as adjusted to reflect (1) the reallocation of the beneficial ownership percentages of our founding shareholders and The Goldman Sachs Group as described above, assuming a $15.00 initial public offering price for our Class A common stock; (2) the sale of shares of our Class A common stock under this prospectus, assuming no exercise of the underwriters' option to purchase additional shares from us; and
(3) the completion of the transactions described under "Concurrent Transactions" on page 71, by:



        - each of the individuals listed on the "Summary Compensation Table" above;


        - each of our directors;

        - each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock; and

        - all current directors and executive officers as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of our initial public offering are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.



     Percentage of ownership is based on 1.2 million shares of common stock outstanding immediately before this offering and 539.6 million shares assumed to be outstanding after completion of this offering. The percentage of common stock outstanding as of the completion of this offering is calculated on the basis of our assumed initial public offering price of $15.00 and in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Asia Global Crossing Ltd., 360 North Crescent Drive, Beverly Hills, California 90210.



                                         BEFORE THIS OFFERING           AFTER THIS OFFERING
                                      --------------------------    ----------------------------
                                      NUMBER OF    PERCENTAGE OF     NUMBER OF     PERCENTAGE OF
                                       SHARES       ALL SHARES        SHARES        ALL SHARES
                                      ---------    -------------    -----------    -------------
Global Crossing (Class B common
  stock)............................  1,115,978          93%        310,229,625        57.5%
Microsoft (Class B common stock)....     41,999         3.5          85,500,375        15.8
  One Microsoft Way, Redmond, WA
     98052
Softbank (Class B common stock).....     41,999         3.5          85,500,375        15.8
  24-1 Nihonbashi-Hakozaki- cho,
     Chuo-ku, Tokyo 103 Japan
Gary Winnick........................
Lodwrick M. Cook....................
John J. Legere......................
John M. Scanlon.....................
Thomas J. Casey.....................
Leo J. Hindery, Jr. ................
Joseph P. Clayton...................
Eric Hippeau........................
Thomas U. Koll......................
Stefan C. Riesenfeld................
Darryl E. Green.....................
David Milroy........................
Charles F. Carroll..................
Joseph P. Perrone...................
Alex Ng.............................
Anthony Christie....................
Directors and executive officers as
  a group (16 persons) (Class A
  common stock).....................                       %                               %
                                      ---------         ---         -----------        ----
          Total.....................                       %                               %

                            CONCURRENT TRANSACTIONS


     This offering is conditioned upon the contribution to us by Global Crossing of (1) its interest in Hutchison Global Crossing and (2) its interest in Global Access Limited. We expect that these contributions will occur simultaneously with the completion of this offering.



CONTRIBUTION OF GLOBAL CROSSING'S 50% INTEREST IN HUTCHISON GLOBAL CROSSING



     We and our founding shareholders intend to enter into an agreement providing for the contribution by Global Crossing to us of its 50% interest in Hutchison Global Crossing. Under the agreement, the contribution will be conditioned upon the completion of this offering. Immediately after the completion of this offering, under the agreement:



     - Global Crossing will sell to each of Microsoft and Softbank 19% of its 50% interest in Hutchison Global Crossing for $153,875,029 in cash or a short-term note. After this sale, Global Crossing will own 31% of Hutchison Global Crossing, and each of Microsoft and Softbank will own 9.5% of Hutchison Global Crossing;



     - following the sale, each of Global Crossing, Microsoft and Softbank will contribute its entire interest in Hutchison Global Crossing to us as a capital contribution and we will then own 50% of Hutchison Global Crossing; there will be no consideration from us to any of Global Crossing, Microsoft or Softbank for its contribution;



     - we will then purchase Global Crossing's interest in any outstanding shareholder loans to Hutchison Global Crossing;



     - we will assume Global Crossing's rights and obligations under the shareholders agreement with Hutchison Whampoa. See "Transactions with Related Parties -- Relationships Among Ourselves and Hutchison Whampoa" on page 82; and



     - we will indemnify Global Crossing against certain losses and taxes described under "Transactions with Related Parties -- Relationships Between Ourselves and Global Crossing -- Agreement Relating to the Contribution of Global Crossing's Interest in Hutchison Global Crossing to Us" on page 73.



     Because Goldman Sachs will not purchase its proportionate interest in Hutchison Global Crossing from Global Crossing, the interest of Goldman Sachs and Global Crossing in us are also being adjusted. As a result of its contribution, Global Crossing will receive an additional number of shares of our Class B common stock equal to $809,868,574 multiplied by Goldman Sachs' percentage ownership in us at the time of our initial public offering. Based on an assumed initial public offering price of $15.00, Global Crossing will receive an additional 599,625 shares of our Class B common stock. As a result, the number of shares of Class A common stock of Goldman Sachs' will be reduced by the additional number of shares of Class B common stock that Global Crossing will receive in connection with this contribution.



CONTRIBUTION OF GLOBAL CROSSING'S 49% INTEREST IN GLOBAL ACCESS LIMITED



     We and our founding shareholders intend to enter into an agreement providing for the contribution by Global Crossing to us of its 49% interest in Global Access Limited. Under the agreement, the contribution will be conditioned upon the completion of this offering. Immediately after the completion of this offering, under the agreement:



     - Global Crossing will contribute its 49% interest in Global Access Limited to us;



     - in consideration for its contribution, Global Crossing will obtain 36.6 million additional shares of our Class B common stock having an aggregate value of $549.4 million, based on an assumed initial public offering price of $15.00 per share of our Class A common stock, and the beneficial ownerships of each of Microsoft and Softbank in us will be diluted proportionately, up to a maximum of 1.43% each, to give effect to those additional shares that will be issued to Global Crossing; and



     - we will then purchase Global Crossing's interest in any outstanding shareholder loans to Global Access Limited.

                       TRANSACTIONS WITH RELATED PARTIES

              RELATIONSHIPS BETWEEN OURSELVES AND GLOBAL CROSSING


     The following description of the terms of the agreement between Global Crossing and ourselves is materially complete. However, we refer you to the actual agreement which we intend to file with the SEC at a later time as an exhibit to the registration statement of which this prospectus is a part.


AGREEMENT WITH GLOBAL CROSSING


     Global Crossing and we intend to enter into an agreement that governs the relationship between the companies and their respective subsidiaries and affiliates, including provision of network services, coordination and use of bundled service offerings, marketing, pricing of service offerings and strategies, branding, rights with respect to intellectual property and other shared technology and operational, maintenance and administrative services. However, this agreement does not grant us priority or preemptive rights for the use of the Global Crossing network. This section summarizes the important provisions of that agreement.


  TERRITORIES


     Under the agreement, as between ourselves and Global Crossing, we have the exclusive right within Asia to market and sell capacity and specified services on the Global Crossing network as well as on our network, and Global Crossing has the exclusive right outside of Asia to market and sell capacity and specified services on the Global Crossing network as well as on our network. The specified services comprise our and Global Crossing's current and future service offerings other than data center services in Asia, which we expect to provide in connection with GlobalCenter and, in many cases, local partners. The agreement also governs provision of connectivity and services not available on our network or the Global Crossing network, as well as the right to pursue new business opportunities, in our respective territories. We and Global Crossing have granted each other a right of first refusal to provide connectivity, services and related items not available on our respective networks.


     To ensure maintenance of a seamless global network, Global Crossing will provide customer care, cable maintenance and related services and network management on a worldwide basis. The agreement allows us, with the cooperation of Global Crossing, to establish regional network operations centers to provide management and support services for our network.

  MARKETING AND FUTURE OPPORTUNITIES

     The agreement provides that, within our respective territories, we and Global Crossing will develop and market our products and services, subject to the obligation to coordinate with one another as provided in the next paragraph. The agreement also provides that neither we nor Global Crossing may undertake these activities in each other's territory. Each of us, however, will have the obligation to market the other's products and services in our respective territories to the exclusion of competing products and services offered by others.


     We and Global Crossing have agreed to coordinate our respective network expansion, acquisition, deployment, procurement, marketing and sales plans. If an acquisition or investment opportunity involves assets or operations in the territories of both companies, we and Global Crossing will consider a joint bid and strategic apportionment of the assets or operations. See "Shareholders Agreement -- Non-competition Arrangements" on page 75.


  INTELLECTUAL PROPERTY

     Under the agreement, we will operate under the Global Crossing service mark and follow Global Crossing's corporate brand strategies and policies.

     Through a royalty-free cross-licensing arrangement, we and Global Crossing will share use of all technology and intellectual property developed or possessed by each other, to the extent permitted by third-party contractual restrictions. However, following joint consultation, we may pursue the development of intellectual property independently from each other.

  PRICING

     The agreement provides that, whenever a sale to one of our customers would involve the provision of services in Global Crossing's territory, we will purchase those services from Global Crossing. Conversely, whenever a sale to one of Global Crossing's customers would involve the provision of services in our territory, Global Crossing will purchase those services from us. We and Global Crossing will charge each other for such products and services market-based prices established by a joint pricing committee. We also intend to purchase certain administrative and corporate services from Global Crossing on a cost-plus basis.


AGREEMENT RELATING TO THE CONTRIBUTION OF GLOBAL CROSSING'S INTEREST IN HUTCHISON GLOBAL CROSSING TO US



     We and Global Crossing, among others, intend to enter into an agreement under which Global Crossing will contribute to us its 50% interest in Hutchison Global Crossing upon completion of this offering. See "Concurrent Transactions" on page 71. Under the agreement, we will agree to purchase shareholder loans made by Global Crossing to Hutchison Global Crossing for cash at par plus accrued and unpaid interest, on the closing date of the transaction.


     In addition, under the agreement, we will agree to indemnify Global Crossing against:


     - any losses that Global Crossing or any of its subsidiaries may incur as a result of its guarantee in favor of the Hong Kong government of the performance by Hutchison Global Crossing or its subsidiaries under (1) the fixed telecommunications network services license and (2) a contract to supply the Hong Kong Government with government and commercial services through a common on-line platform;



     - any Hong Kong withholding tax that Global Crossing or any of its subsidiaries may incur in connection with Global Crossing entering into certain services and license agreements with respect to Hutchison Global Crossing's data centers; and



     - any taxes or losses that Global Crossing or any of its subsidiaries may incur in connection with Global Crossing entering into those certain services and license agreements with respect to Hutchison Global Crossing's data centers.


          RELATIONSHIPS AMONG OURSELVES AND OUR FOUNDING SHAREHOLDERS


     The following description of the terms of the shareholders agreement and related agreements among our founding shareholders is materially complete. However, we refer you to the actual agreements which we intend to file with the SEC at a later time as exhibits to the registration statement of which this prospectus is a part.



     Global Crossing, Microsoft and Softbank, our founding shareholders, are parties to a shareholders agreement, which contains important provisions relating to, among other things, our governance and our business. In addition, our founding shareholders and we have entered into a registration rights agreement regarding sales of our common stock by our founding shareholders. Our founding shareholders have also entered into a capacity commitment agreement relating to Pacific Crossing-1.

SHAREHOLDERS AGREEMENT

     The shareholders agreement details, among other things:

     - the composition of our board of directors;

     - actions requiring the approval of our directors appointed by Microsoft and Softbank;

     - the preparation of strategic plans;

     - activities in which our founding shareholders are prohibited from engaging in our territory without each other's consent;

     - additional obligations of Microsoft and Softbank toward us;

     - our obligation to purchase certain technology from Microsoft; and

     - transfer restrictions on our shares of common stock.

     TERRITORY. The shareholders agreement provides that we will conduct our business in a specified territory. That territory consists of Brunei, Burma, Cambodia, China (including Hong Kong), Fiji, Indonesia, Japan, Kiribati, Laos, Macau, Malaysia, Marshall Islands, Federated States of Micronesia, Mongolia, Nauru, North Korea, Palau, Papua New Guinea, the Philippines, Samoa, Singapore, Solomon Islands, South Korea, Taiwan, Thailand, Tonga, Tuvalu, Vanuatu and Vietnam. See " -- Relationship Between Ourselves and Hutchison
Whampoa -- Non-competition provisions" regarding restrictions on our ability to conduct business in China, including Hong Kong.


     COMPOSITION OF OUR BOARD OF DIRECTORS. Under the shareholders agreement and our bye-laws, after the reallocation of our founding shareholders' beneficial ownership percentages outlined under "Principal Shareholders -- Our Beneficial Ownership" on page 69, each of Microsoft and Softbank will be entitled to appoint a number of our directors that is proportionate to its beneficial interest in us. Microsoft and Softbank will each have the right to appoint at least one of our directors for so long as each beneficially owns:



     - at least 3.5% of our outstanding shares of common stock before the reallocation of our founding shareholders' beneficial ownership percentages; and



     - 5% of our outstanding shares of common stock after the reallocation.


     ACTIONS REQUIRING THE APPROVAL OF OUR DIRECTORS APPOINTED BY MICROSOFT AND SOFTBANK. The shareholders agreement and our bye-laws provide that the following actions require the approval of our directors that have been nominated by Microsoft and Softbank:

     - our amalgamation, merger or consolidation or the amalgamation, merger or consolidation of any of our majority-owned subsidiaries;

     - any acquisition or investment by us or any of our majority-owned subsidiaries (1) involving aggregate consideration paid by us and our majority-owned subsidiaries of in excess of $1.0 billion or (2) if the aggregate consideration paid by us or any of our majority-owned subsidiaries in any fiscal year for acquisitions or investments after that acquisition or investment exceeds $2.0 billion;

     - any sale, transfer or other disposition of our material assets or of the material assets of our majority-owned subsidiaries in one or more related transactions, other than an initial public offering by us and other dispositions of worn-out or obsolete assets in the ordinary course of our business;

     - any material change in our purposes as described in our bye-laws;

     - before the reallocation of our founding shareholders' beneficial ownership percentages, any amendment to our memorandum of association or our bye-laws;

     - after the reallocation of our founding shareholders' ownership percentages, any amendment to our memorandum of association or bye-laws that materially affects the right of Microsoft and Softbank to nominate directors to our board;

     - the declaration or payment of any dividends or other distributions by us before the reallocation of our founding shareholders' ownership percentages, subject to limited exceptions;

     - the adoption of our initial strategic plan;


     - the incurrence by us or any of our majority-owned subsidiaries of indebtedness in excess of $1.0 billion in the aggregate at any one time outstanding, excluding indebtedness incurred (1) to finance expenditures incurred in accordance with our initial strategic plan, (2) to finance capital expenditures approved by our board of directors under the bullet point immediately following or (3) under the Pacific Crossing-1 credit facility and certain refinancings of that credit facility;


     - capital expenditures by us or any of our majority-owned subsidiaries in excess of $1.0 billion on a project by project basis or in excess of $2.0 billion in any fiscal year;

     - the issuance of additional equity by us or any of our majority-owned subsidiaries, other than in connection with stock option plans, benefit and pension plans, other employee compensation plans or director compensation plans;

     - the commencement of any proceeding for our voluntary bankruptcy or the voluntary bankruptcy of any of our majority-owned subsidiaries;

     - any transaction between Global Crossing or any of its majority-owned subsidiaries and us or any of our majority-owned subsidiaries for consideration having a value in excess of $5.0 million and to be entered into on terms less favorable to us than those that could have been obtained at the time of that transaction in an arms' length transaction with an unrelated third party, other than (1) transactions between us or any of our majority-owned subsidiaries and Global Crossing or any of its affiliates entered into on an arms' length basis involving the provision of services and/or capacity to a customer in regions both within and outside of our territory and (2) a number of other transactions identified in a schedule to our shareholders agreement;

     - our discontinuance as a Bermuda company; and

     - our dissolution upon the occurrence of specified events.


     These approval rights will terminate if and when Microsoft and Softbank lose their right to nominate members to our board of directors. See
"-- Composition of Our Board of Directors" on page 74.


     PREPARATION OF STRATEGIC PLANS. Under the shareholders agreement, we are required to deliver to each of our founding shareholders and any other person or entity that is a party to the shareholders agreement drafts of a multi-year strategic plan, or updates of a previous strategic plan, and an annual budget as soon as practicable before the beginning of each succeeding year.

     NON-COMPETITION ARRANGEMENTS. In the shareholders agreement, our founding shareholders have agreed not to:

     - engage in any service or activity within the scope of our business in our territory;

     - form, enter into any agreement or other arrangement with any third party for an investment in or otherwise invest in any entity engaged or, in the case of an entity with no significant operations or operating history, expressly intending to engage, primarily, in any service or activity within the scope of our business in our territory; and

     - develop, construct or invest in any undersea cable system in, into or within our territory until December 31, 2000.

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

     The following exceptions apply to the foregoing non-competition provisions:


     - Global Crossing may invest in Global Access Limited.


     - Each of Global Crossing, Microsoft and Softbank may invest in any entity that competes with us in our territory so long as the consolidated revenues of that entity from any competing service or activity do not in the aggregate exceed 33 1/3% of the total consolidated revenues of that entity.

     - Each of Global Crossing, Microsoft and Softbank may invest in up to 15% of the outstanding capital stock or voting stock of any competing entity whose consolidated revenues from any competing service or activity exceed 33 1/3% of the total consolidated revenues of that entity.

     - Each of Global Crossing, Microsoft and Softbank may maintain any competing investment it had made up to the date of the shareholders agreement.

     - KOREA. Our founding shareholders may use a different entity to conduct activities relating to intracity terrestrial networks in Korea. Microsoft and Softbank will own in the aggregate 62% and Global Crossing will own 38% of the capital stock of that entity that is not owned by local partners.

     - CHINA. Our founding shareholders may pursue business opportunities in China, including Hong Kong, free from the non-competition provisions outlined above.

     - If we do not engage or invest in a competing service or activity as a result of our failure to obtain the requisite approval of our directors appointed by Microsoft and Softbank, Global Crossing would then be able to engage and invest in that competing service or activity.


     PACIFIC CROSSING-1. If Global Crossing acquires any additional equity in Pacific Crossing-1, under our shareholders agreement, we will have the option to purchase that equity from Global Crossing for cash at Global Crossing's reacquisition cost. The term of that option will extend for one year from the date of Global Crossing's acquisition.


     Our founding shareholders can suspend the operation of or terminate any of the non-competition arrangements in the shareholders agreement at any time by mutual agreement. Our consent is not required to suspend or terminate any of those arrangements. The non-competition obligations of our founding shareholders terminate on September 8, 2004. However, Microsoft's non-competition obligations will terminate earlier, if Microsoft ceases to own an interest in us.

     ADDITIONAL OBLIGATIONS OF MICROSOFT AND SOFTBANK TOWARD US -- SOFTWARE. In the shareholders' agreement, Microsoft has agreed to make available to us any software which it or any of its majority-owned subsidiaries has made available to any of our competitors on terms, including price, features and functionality, which are consistent with other strategic partners of Microsoft, recognizing factors such as the class of customer utilizing the software, the type of software, volume discounts and distribution channels.


     USE OF OUR NETWORK. In the shareholders agreement, Microsoft has agreed to use our facilities and assets for all of its and its controlled subsidiaries' Layer 1 transmission systems services in our territory. Layer 1 transmission systems services is a term that is not defined in the shareholders agreement, but in the telecommunications industry is interpreted as raw bandwidth requirements. Microsoft has also agreed to use its commercially reasonable efforts to cause its majority-owned subsidiaries, other than controlled subsidiaries, to use our facilities and assets for the procurement distribution of those services in our territory.


     In the shareholders agreement, Softbank has agreed to use our facilities and assets for its and its controlled subsidiaries' capacity and service needs in our territory. Softbank has also agreed to use its commercially reasonable efforts to cause its majority-owned subsidiaries, other than controlled subsidiaries, to use our facilities and assets for their capacity and service needs in our territory.

     The obligations of Microsoft and Softbank outlined in the two paragraphs immediately above are subject to reasonable availability, compatibility and quality specifications, cost considerations and the fiduciary obligations of Microsoft and Softbank.

     Our founding shareholders can suspend the operation of or terminate any of the obligations of Microsoft and Softbank outlined in this section at any time by mutual agreement. Our consent is not required to suspend or terminate any of those obligations. These obligations of Microsoft and Softbank terminate on September 8, 2004. However, Microsoft's obligations will terminate earlier, if Microsoft ceases to own an interest in us.

     OUR OBLIGATION TO PURCHASE CERTAIN TECHNOLOGY FROM MICROSOFT. Under the shareholders agreement, we are required to use our commercially reasonable efforts to purchase products and services provided by Microsoft and Microsoft solution partners. Our obligation applies to products and services used only in our territory and is subject to specified network operating and maintenance objectives and pricing considerations.


     We have entered into a registration rights agreement with our founding shareholders to facilitate, at their request, sales of their interests in us permitted under the shareholders agreement. See "Registration Rights Agreement" immediately below.


REGISTRATION RIGHTS AGREEMENT


     We have entered into a registration rights agreement with our founding shareholders and with The Goldman Sachs Group. See "Description of Capital
Stock -- Registration Rights Agreement" on page 94. The registration rights agreement provides for demand registration rights, subject to a number of conditions and limitations, to each of our founding shareholders after our initial public offering. In accordance with these demand registration rights, our founding shareholders, or their permitted transferees, may require us to file a registration statement under the Securities Act to register the sale of shares of our common stock held by them. Each of Microsoft and Softbank may require us to file up to two registration statements. Global Crossing has unlimited demand registration rights, and The Goldman Sachs Group has no demand registration rights. The registration rights agreement also provides, subject to a number of conditions and limitations, our founding shareholders, The Goldman Sachs Group and their transferees with so-called "piggy-back" registration rights, which allow them to participate in registered offerings of our shares of common stock which we initiate.


     Under the registration rights agreement, we are required to pay all expenses, other than underwriting discounts and commissions, in connection with any registered offering covered by the agreement. In addition, we are required to indemnify our founding shareholders and The Goldman Sachs Group, and they are in turn required to indemnify us, against certain liabilities in respect of any registration statement or offering covered by the registration rights agreement.

CAPACITY COMMITMENT AGREEMENT


     In connection with their investment in us, Global Crossing through an affiliate, on the one hand, and Microsoft and Softbank, on the other hand, entered into a capacity commitment agreement, dated November 24, 1999. Under the capacity commitment agreement, each of Microsoft and Softbank agreed to purchase capacity on Pacific Crossing-1, Global Access Limited or any other Japanese intercity network controlled by Global Crossing or any other Global Crossing system in an aggregate amount of $200,000,000 over a three-year period from the date when Pacific Crossing-1 is able to carry trans-Pacific traffic. Each of Microsoft and Softbank is severally liable for 50% of the capacity commitment.


     Under the capacity commitment agreement, Microsoft and Softbank agreed to purchase:


     - $20,000,000 of capacity no later than the date when Pacific Crossing-1 is able to carry trans-Pacific traffic, which has occurred and for which we have recorded a sale;


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


     - an additional $20,000,000 of capacity during the period from the date when Pacific Crossing-1 is able to carry trans-Pacific traffic to December 31, 2000; and



     - the balance of the $200,000,000 aggregate commitment, i.e., $160,000,000, during the three-year period from the date when Pacific Crossing-1 is able to carry trans-Pacific traffic.



     The capacity commitment agreement provides that, except with respect to their initial $20,000,000 commitment, Microsoft and Softbank may utilize the remaining $180,000,000 aggregate capacity commitment on other systems of the Global Crossing network, rather than on Pacific Crossing-1, Global Access Limited or any other Japanese intercity network, as long as they use commercially reasonable efforts to use their capacity commitment on Pacific Crossing-1.


     Under the capacity commitment agreement, use by Microsoft and Softbank or any of their affiliates of our network as provided in the shareholders agreement among our founding shareholders may be credited against the $200,000,000 aggregate capacity commitment of Microsoft and Softbank.

     If at any time Microsoft or Softbank determines that it has not used and could not reasonably be expected to use any capacity purchased under the capacity commitment agreement, then Microsoft or Softbank will use Global Crossing exclusively as a marketing agent to market the unused capacity. In that case, Global Crossing will use commercially reasonable efforts to market the unused capacity. In consideration for its marketing services, Global Crossing will be entitled to receive a fee in an amount equal to 5% of the consideration received from Global Crossing for the unused capacity. If Global Crossing fails to sell successfully unused capacity within three months from the written request by Microsoft or Softbank, Microsoft or Softbank will have the right to replace Global Crossing as marketing agent.

     Our founding shareholders can amend or terminate the capacity commitment agreement at any time by mutual agreement without our consent.


 RELATIONSHIPS AMONG OURSELVES AND THE OTHER PACIFIC CROSSING LTD. SHAREHOLDER



     The following description of the terms of the Pacific Crossing Ltd. shareholders agreement is materially complete. However, we refer you to the actual agreement which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.



     We have entered into a shareholders agreement relating to Pacific Crossing Ltd. with Marubeni. The Pacific Crossing Ltd. shareholders agreement details, among other things:



     - the composition of the Pacific Crossing Ltd. board of directors;



     - actions requiring the supermajority consent of the Pacific Crossing Ltd. board of directors;



     - actions requiring the supermajority consent of the Pacific Crossing Ltd. shareholders;


     - shareholder rights to subscribe for new capital;


     - restrictions on the transfer of shares of common stock in Pacific Crossing Ltd.;


     - the consequences of a deadlock over the annual budget; and

     - exit rights of SCS.


     COMPOSITION OF THE PACIFIC CROSSING LTD. BOARD OF DIRECTORS. The Pacific Crossing Ltd. shareholders agreement provides that each shareholder party to that agreement will have the right to nominate a number of directors to the Pacific Crossing Ltd. board that is proportionate to that shareholder's beneficial interest in Pacific Crossing Ltd. Today, the Pacific Crossing Ltd. board of directors consists of six members, four of which we nominate and two of which Marubeni nominates.

     Under the first Pacific Crossing Ltd. shareholders agreement, we have the right to designate the Chairman of the board of directors of Pacific Crossing Ltd. for so long as we are the largest shareholder in Pacific Crossing Ltd. Marubeni has the right to designate the Deputy Chairman of the board of directors of Pacific Crossing Ltd. for so long as Marubeni is the second largest shareholder in Pacific Crossing Ltd.



     ACTIONS REQUIRING THE SUPERMAJORITY VOTE OF THE PACIFIC CROSSING LTD. DIRECTORS. The Pacific Crossing Ltd. shareholders agreement provides that the following actions require the approval of 75% of the Pacific Crossing Ltd. directors:



     - the merger or consolidation of Pacific Crossing Ltd., the sale of all or substantially all of the assets of Pacific Crossing Ltd. or any material majority-owned subsidiary of Pacific Crossing Ltd., the dissolution, liquidation, reorganization or recapitalization of Pacific Crossing Ltd. or any similar extraordinary corporate action or transaction involving Pacific Crossing Ltd., subject to limited exceptions;



     - the incurrence of indebtedness by Pacific Crossing Ltd. or any of its majority-owned subsidiaries in excess of $100 million in aggregate principal amount, other than indebtedness incurred in connection with specified third party construction financing;



     - refinancing of any indebtedness of Pacific Crossing Ltd. or any of its majority-owned subsidiaries in excess of $100 million in outstanding principal amount;



     - approval of a fundamental change to the Pacific Crossing Ltd. business plan or construction budget or a change in the Pacific Crossing Ltd. marketing plan if the change would result in a plan that is not a market-based, arm's length pricing plan;



     - approval of any operating budget for any operating year in which the aggregate amount of costs budgeted to be incurred by Pacific Crossing Ltd. is greater than 30% or more than the aggregate amount of costs budgeted to be incurred by Pacific Crossing Ltd. in the operating budget for the preceding operating year;


     - the execution, material amendment or termination of any material system contract, other than a capacity purchase agreement, or any other agreement or agreements involving more than $50 million, which is not an intercompany agreement or a capacity purchase agreement, or the material amendment or material extension of those agreements before the end of their stated terms;


     - sales of assets by Pacific Crossing Ltd. and its majority-owned subsidiaries, other than in the ordinary course of business or under the Pacific Crossing-1 construction budget or then current operating budget, with a purchase price or fair market value in excess of $25 million per year in the aggregate or which are otherwise material to the business of Pacific Crossing Ltd. and its majority-owned subsidiaries;



     - the execution of any intercompany agreement, or the amendment or extension of any intercompany agreement, or the approval of any transaction or series of related transactions between Pacific Crossing Ltd. or any of its majority-owned subsidiaries and a shareholder, affiliate of a shareholder or related party, subject to limited exceptions;


     - the making of capital expenditures in excess of the current construction budget or operating budget to the extent those capital expenditures are not permitted to be made under the construction financing, as amended, supplemented or otherwise modified from time to time;

     - the issuance of a notice soliciting new capital or the incurrence of any indebtedness to any shareholder or any affiliate of a shareholder or any related party;


     - with respect to any intercompany agreement that by its terms allows Pacific Crossing Ltd. to elect to renew or terminate that agreement upon the occurrence of some specified event or circumstance, any election by Pacific Crossing Ltd. to terminate or not renew that intercompany agreement and any determination of whether a default has occurred and whether and what actions should be taken in respect of that default;


     - the transfer of any ownership interest in a majority-owned subsidiary of Pacific Crossing Ltd. to any person other than a wholly-owned subsidiary of Pacific Crossing Ltd.;


     - the undertaking of any system upgrade to enhance the system beyond its current design capability of 640 Gbps;


     - the adoption of or change in Pacific Crossing Ltd.'s dividend policy;



     - any amendment or other modification of the memorandum of association and bye-laws of Pacific Crossing Ltd., subject to limited exceptions;



     - the expansion of the Pacific Crossing-1 system by means of a material geographical addition to the configuration of the system or a material geographical reconfiguration of the system, if that reconfiguration would cost in excess of $100 million; and



     - a fundamental change in the business of Pacific Crossing Ltd.



     ACTIONS REQUIRING SHAREHOLDER VOTE. The Pacific Crossing Ltd. shareholders agreement provides that the following actions require the approval of shareholders holding at least 75% of the outstanding shares of common stock of Pacific Crossing Ltd.:


     - any action which results in the dilution of a shareholder's ownership percentage;


     - any issuance, purchase or redemption by Pacific Crossing Ltd. of any securities of Pacific Crossing Ltd. or any change, increase or reduction in the capitalization of Pacific Crossing Ltd.;



     - any merger or consolidation of Pacific Crossing Ltd. or any material majority-owned subsidiary of Pacific Crossing Ltd., or acquisition of all or substantially all of the assets or capital stock of Pacific Crossing Ltd. or any material majority-owned subsidiary of Pacific Crossing Ltd. by another entity or other business combination or any dissolution, liquidation or winding up of Pacific Crossing Ltd. or any material majority-owned subsidiary of Pacific Crossing Ltd.;



     - any amendment to the memorandum of association of Pacific Crossing Ltd.; and


     - any filing of a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement or an admission seeking the relief in bankruptcy or reorganization provided under any existing or future law of any jurisdiction.


     In addition, the approval of shareholders holding 100% of the outstanding shares of common stock of Pacific Crossing Ltd. is required to approve any material change in the business of Pacific Crossing Ltd.



     SHAREHOLDER RIGHTS TO SUBSCRIBE FOR NEW CAPITAL. The Pacific Crossing Ltd. shareholders agreement provides that each shareholder party to that agreement will have the preferential right to subscribe for any new capital raised for Pacific Crossing Ltd. in proportion to that shareholder's beneficial interest in Pacific Crossing Ltd. This provision applies whether the new capital takes the form of debt or equity.



     RESTRICTIONS ON THE TRANSFER OF SHARES OF COMMON STOCK IN PACIFIC CROSSING LTD.. The Pacific Crossing Ltd. shareholders agreement prohibits all transfers of shares of Pacific Crossing Ltd. common stock before construction of Pacific Crossing-1 is complete and Pacific Crossing-1 is ready for use. At all other times, Pacific Crossing Ltd. shareholders may transfer their shares in Pacific Crossing Ltd. to (1) affiliates or (2) third parties subject to the other shareholders' rights of first refusal. However, Pacific Crossing Ltd. shareholders are not allowed to transfer their shares to common carriers or persons or entities whose creditworthiness is not reasonably satisfactory to a majority of the other shareholders.

     The Pacific Crossing Ltd. shareholders agreement includes tag-along and drag-along provisions. If a shareholder agrees to sell its interest in Pacific Crossing Ltd., the tag-along provisions allow the other shareholders to participate in that sale by selling their interests on the same terms. If shareholders holding 75% or more of the outstanding shares of common stock of Pacific Crossing Ltd. agree to sell those shares to a non-affiliated party, the drag-along provisions allow those shareholders to cause any remaining shareholders to sell their interests in Pacific Crossing Ltd. on the same terms.



     CONSEQUENCES OF A DEADLOCK OVER THE ANNUAL BUDGET. If the Pacific Crossing Ltd. board of directors fails to agree on an annual budget for three consecutive operating years and the shareholders fail to solve that deadlock after using their reasonable efforts, then any shareholder may initiate a sale of Pacific Crossing-1.



   RELATIONSHIPS AMONG GLOBAL CROSSING SUBSIDIARIES AND PACIFIC CROSSING LTD.



MAINTENANCE AGREEMENTS



     Pacific Crossing Ltd. has entered into operations, administration and maintenance agreements with Global Access Limited and Global Crossing Network Center Ltd., a Global Crossing subsidiary. Under those agreements, Global Access Limited and Global Crossing Network Center are obligated to provide operating, administration and maintenance services for Pacific Crossing-1. The term of the agreement with Global Crossing Network Center is for an initial term of eight years with two renewal periods of five years each at our option. The agreement with Global Access Limited is for an initial term of eight years with two renewal periods of eight and one-half years each at our option. Pacific Crossing Ltd. recorded expenses of $1.5 million and $10.8 million for the three months ended March 31, 2000 under the agreement with Global Access Limited and Global Crossing Network Center, respectively.



FINANCIAL SERVICES AGREEMENT



     In 1998, Pacific Crossing Ltd. entered into a financial services agreement with Global Crossing Development Corporation, a subsidiary of Global Access Limited, to arrange the Pacific Crossing-1 credit facility. In consideration for its services, Global Crossing Development received a fee in the amount of 1.5% of the $850 million credit facility, equal to $12.8 million. In a further agreement between Global Crossing Development and Marubeni Pacific Cable Limited, currently Global Bandwidth Solutions, a subsidiary of Marubeni, Marubeni Pacific Cable received from Global Crossing Development 33.3% of the $12.8 million, equal to $4.3 million, in consideration for its participation in arranging the credit facility.



MANAGEMENT SERVICES



     A number of indirect wholly owned subsidiaries of Global Crossing provide Pacific Crossing Ltd. with marketing, management and administrative services in respect of the development, implementation and operations of Pacific Crossing Ltd. For the year ended December 31, 1999, Global Crossing charged Pacific Crossing Ltd. approximately $4 million in marketing, management and administrative services fees and $2.5 million in professional fees pertaining to legal and advocacy issued before governmental authorities. As of March 31, 2000, Global Crossing charged Pacific Crossing Ltd. $318,000 for general corporate services. In addition, as of March 31, 2000, we charged Pacific Crossing Ltd. $250,000 for general corporate services.



LOAN FACILITY



     During 1999, Pacific Crossing Ltd. entered into a loan facility with Global Crossing Holdings Ltd., a wholly owned subsidiary of Global Crossing, for approximately $9 million. The interest rate of the loan is LIBOR plus 2%. The outstanding principal plus accrued interest is due one year after the Pacific Crossing-1 credit facility is paid in full.

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

             RELATIONSHIPS BETWEEN OURSELVES AND HUTCHISON WHAMPOA


     The following description of the terms of the shareholders agreement between Hutchison Whampoa and ourselves is materially complete. However, we refer you to the actual shareholders agreement which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.


     Global Crossing and Hutchison Whampoa have entered into a shareholders agreement relating to Hutchison Global Crossing. Upon completion of this offering and Global Crossing's contribution to us of its 50% interest in Hutchison Global Crossing, we will become party to that shareholders agreement and assume Global Crossing's obligations under that agreement. The following sections summarize the important provisions of the shareholders agreement as if we were party to it.

     AGREEMENT TO USE EACH OTHER'S SERVICES. Hutchison Whampoa has agreed, subject to some limitations, and has agreed to cause, and in some cases to use its reasonable commercial efforts to cause, its subsidiaries located outside Hong Kong and China to use capacity, services and telehouse and media center services from Global Crossing and its subsidiaries. This agreement is subject to Global Crossing's services being reasonably competitive as to price, availability, quality and other terms material to the competitiveness of Hutchison Whampoa. In addition, Hutchison Whampoa will not be obligated to comply with these provisions if the services sought are otherwise provided by Hutchison Whampoa or any of its subsidiaries.

     Hutchison Global Crossing has agreed, on behalf of itself and its subsidiaries, to substantially similar provisions regarding the use of Global Crossing's capacity and services as the ones outlined in the paragraph immediately above. Global Crossing has agreed, and has agreed to cause its subsidiaries, to provide capacity on the Global Crossing network to Hutchison Global Crossing at a price equal to the lowest price of any sale on the applicable Global Crossing network during the preceding calendar quarter to a non-affiliated entity activating a similar amount of capacity on the applicable system, excluding discounts given in respect of future commitments and past purchases unless comparable circumstances apply in the case of the proposed purchaser and having regard to timing of commitments, purchase and activation, less 5%. However, this price may not be below Global Crossing's cost.

     We have agreed, and agreed to cause our subsidiaries, to use Hutchison Whampoa's and its subsidiaries' networks for paging, mobile and call center services. Our obligation to do so is subject to those services being reasonably competitive as to price, availability, quality and other terms material to its competitiveness and that those services are not being provided by Global Crossing or any of its subsidiaries or Hutchison Global Crossing or any of its subsidiaries.

     PRICE OF HUTCHISON GLOBAL CROSSING SERVICES TO US AND HUTCHISON
WHAMPOA. Hutchison Global Crossing has agreed to provide capacity to us and Hutchison Whampoa and each of our subsidiaries at a price equal to the lowest price of any sale on the Hutchison Global Crossing network during the preceding calendar quarter to a non-affiliated entity activating similar amount and type of capacity, excluding discounts given in respect of future commitments and past purchases unless comparable circumstances apply in the case of the proposed purchaser and having regard to timing of commitments, purchases and activation, less 5%. However, the price of the services may not be below Hutchison Global Crossing's cost.

     NON-COMPETITION PROVISIONS. Each of Global Crossing, Hutchison Whampoa and us has agreed not to pursue any opportunity in fixed services and Internet access and transport services in China other than through Hutchison Global Crossing and its subsidiaries. If any of us, Global Crossing, Hutchison Whampoa or us wishes to pursue such an opportunity, that party will give prompt notice to the board of directors of Hutchison Global Crossing, specifying the opportunity in reasonable detail. If Hutchison Global Crossing is not permitted by law or published policy, regulation or decree to pursue the opportunity, then that party will be permitted to pursue the opportunity, subject to some limitations.

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


     In addition, each of Global Crossing, Hutchison Whampoa and us has agreed not to, and has agreed to cause our subsidiaries not to, engage in the business of Hutchison Global Crossing or form, enter into an agreement or other arrangement with any third party for an investment in or otherwise make any investment in any entity engaged in or intending to engage in the business of Hutchison Global Crossing in:



     - China, with respect to fixed services;



     - Hong Kong and China, with respect to Internet access and transport services; and



     - Hong Kong, with respect to fixed services and Internet enablement services.


The agreements provides exceptions to these non-competition provisions, including:

     - investments in a competing business is permitted so long as the consolidated revenues of our business do not exceed 15% of the total consolidated revenues of our business at the date of the investment and that business will not use the names "Hutchison", "Whampoa" or "Global Crossing" as part of its name;

     - ownership for investment purposes of the shares or other securities of any corporation which carries on a competing business, subject to some conditions;

     - provision of Internet enablement services solely within our, the Global Crossing or Hutchison Whampoa's group of subsidiaries to meet the needs of a business that is not a competing business and provision of those services if they are incidental to a business solution which, but for these Internet enablement services, would not be within the scope of Internet enablement services;

     - engagement or investment in any competing service or activity if the Hutchison Global Crossing board of directors considered and rejected that service, activity or investment, subject to some conditions;

     - development, construction, ownership, operation, maintenance and use by us, Global Crossing or our subsidiaries of cable landing stations and the sale of capacity on those stations, subject to some limitations; and

     - development, construction, operation, maintenance, ownership, lease or other provision by us, Global Crossing or our subsidiaries of backhaul facilities in Hong Kong and China to connect cable stations owned and operated by us, Global Crossing or any of our subsidiaries in Hong Kong and China with related point-of-presence in Hong Kong and China, subject to some limitations.

     INTELLECTUAL PROPERTY. The agreement provides that any license for intellectual property by Hutchison Global Crossing to us, Global Crossing or Hutchison Whampoa must be first approved by the Hutchison Global Crossing board of directors.


     CABLE LANDING STATIONS. The agreement provides that neither Hutchison Global Crossing nor any of its subsidiaries will make any capital expenditure or equity contribution in relation to a submarine landing station in Hong Kong or China or own cable stations or submarine cable systems which land in Hong Kong or China or participate in consortia or similar arrangements. However, Hutchison Global Crossing and its subsidiaries may facilitate the establishment of cable landing stations to the extent desirable to enable the group to compete as a provider of backhaul facilities and domestic services in Hong Kong and China.


     BOARD OF DIRECTORS. The agreement provides that the board of directors of Hutchison Global Crossing will consist of six members and that we and Hutchison Whampoa will each nominate three directors. We will have the exclusive right to remove the directors we nominated. The agreement provides that the Chairman of the Hutchison Global Crossing board of directors will initially be nominated by Hutchison Whampoa and will serve for 18 months. We will then have the right to nominate the Chairman for the next 18 months, and that right will continue alternating between us and Hutchison Whampoa.

     Under the agreement, each matter submitted to the board of directors must be approved by a simple majority of the members, including at least one director nominated by each of us and Hutchison Global Crossing for so long as the transfer restrictions described below are in place. A number of action matters may not be undertaken without the approval of the board of directors, including:

     - any amendment to the articles of association of Hutchison Global Crossing or any of its subsidiaries;

     - the creation, allotment or issue of any shares of capital stock of Hutchison Global Crossing or any of its subsidiaries or the grant or agreement to grant any option over shares or the issue of any obligations convertible into shares of Hutchison Global Crossing or any of its subsidiaries;

     - the redemption or purchase of any shares of Hutchison Global Crossing or any of its subsidiaries;

     - any change in the nature or scope of the business of Hutchison Global Crossing or any modification to its business plan or operation budget;

     - the giving of any guarantee, indemnity or other security to any person by Hutchison Global Crossing or any of its subsidiaries or the borrowing by Hutchison Global Crossing or any of its subsidiaries in excess of limits from time to time contained in the business plan or otherwise not in excess of HK$7,500,000 or any refinancing of or material amendments to that borrowing;

     - the acquisition or the disposal by Hutchison Global Crossing or any of its subsidiaries of any shares or other interests in any other entity, any business or assets formerly used in the conduct of any business or any assets, other than in the ordinary course of business;

     - the approval of the business plan;

     - the amalgamation or merger of Hutchison Global Crossing or any of its subsidiaries;

     - any change in the name of Hutchison Global Crossing or any of its subsidiaries;

     - the declaration or payment of dividends;

     - the commencement of the defense or conduct of litigation by Hutchison Global Crossing or any of its subsidiaries concerning a material claim by a third party against Hutchison Global Crossing or any of its subsidiaries;

     - any changes in the accounting policies of Hutchison Global Crossing or any of its subsidiaries;

     - the commencement of a winding up or similar proceeding, or the sale of all or substantially all of the assets, of Hutchison Global Crossing or any of its subsidiaries;

     - the purchase of any freehold property by, or the grant or assignment of any leasehold property to, Hutchison Global Crossing or any of its subsidiaries;

     - the provision by Hutchison Global Crossing of backhaul services at other than market rates if not expressly permitted by the agreement;

     - the disposition of capacity on the Hutchison Global Crossing network for non-cash consideration;

     - any transaction or agreement between Hutchison Global Crossing or any of its subsidiaries and us or Hutchison Whampoa or our affiliates, or any amendment to those agreements;

     - capital expenditures in excess of HK$7,500,000, unless specifically contemplated by the operating budget;

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     - execution or material amendment or termination of material contracts;

     - election, appointment or removal of senior management;

     - creation, grant or issue of, or agreement to create, grant or issue, any mortgage, charge or other lien on any assets or shares of Hutchison Global Crossing;

     - execution of any individual contract or commitment which is outside the ordinary course of business or has a value in excess of HK$7,500,000 or has a duration of greater than 18 months;

     - disposition of any asset having a net book value in excess of HK$7,500,000;

     - changing the independent accountants of Hutchison Global Crossing and its subsidiaries;

     - a number of matters relating to the taxation of Hutchison Global Crossing and its subsidiaries;

     - the acquisition of or investment in any company;

     - any reorganization, recapitalization or similar extraordinary corporate action or transaction involving Hutchison Global Crossing or any of its subsidiaries; and

     - establishment of any new subsidiary.

     RESTRICTIONS ON TRANSFER OF SHARES. In general, neither we nor Hutchison Whampoa may transfer our interest in Hutchison Global Crossing without the other's consent, except to our wholly owned subsidiaries.

     INITIAL PUBLIC OFFERING. The agreement provides that each of ourselves and Hutchison Whampoa may cause the initial public offering of Hutchison Global Crossing's shares of common stock and the listing of those shares on an internationally recognized securities exchange.

     TERMINATION OF SHAREHOLDERS AGREEMENT. The agreement automatically terminates 180 days from the date when Global Crossing will cease to own, directly or indirectly, at least 35% of our outstanding voting stock and in other circumstances described in the agreement.

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                                   REGULATION


     In the ordinary course of the development, construction and operation of our telecommunications networks, including East Asia Crossing, and the provision by us of telecommunications services, we will be required to obtain various telecommunications and other permits, licenses and authorizations in the ordinary course of business and will become subject to regulatory oversight and control by various government authorities. In particular, in many countries, we will be required to obtain licenses to construct, land and operate East Asia Crossing.



     The regulation of the telecommunications sectors of the countries in which we currently plan to operate is developing rapidly and varies widely. Some countries, like Hong Kong, allow full competition in the telecommunications sector, while others, like the People's Republic of China, currently limit competition for most services. All of the countries in which we currently plan to have operations, with the exception of China and Taiwan, are signatories to the World Trade Organization, Agreement on Basic Telecommunications and, as a result, have committed to liberalizing their telecommunications regimes and opening their telecommunications markets to foreign investment. Taiwan also has begun to liberalize its telecommunications market, and China has committed to opening its telecommunications markets to additional competition if it is admitted to the World Trade Organization. We cannot be certain whether this regional liberalizing trend will continue or accurately predict the pace and scope of future liberalization.


UNITED STATES


     Our ownership and operation of Pacific Crossing-1, which connects the United States and Japan, subjects us to regulation by the Federal Communications Commission. Our subsidiary, PC Landing Corp., has obtained a cable landing license from the Federal Communications Commission, which permits us to land Pacific Crossing-1 in Harbour Pointe, Washington, and Grover Beach, California, and to operate Pacific Crossing-1 in the United States. This landing license allows us to operate Pacific Crossing-1 on a non-common carrier basis. The license is valid for 25 years from the date it was granted, but it is revocable earlier if we fail to comply with the terms and conditions of the license. Our operation of Pacific Crossing-1 is subject to regulatory oversight by the Federal Communications Commission and requires us to file periodic regulatory reports and pay regulatory fees.


     WE DO NOT HOLD AUTHORITY TO PROVIDE INTERNATIONAL TELECOMMUNICATIONS SERVICES IN THE UNITED STATES; HOWEVER, WE MAY OBTAIN THE AUTHORITY TO DO SO IN THE FUTURE. IF WE OBTAIN THAT AUTHORITY, WE WILL BECOME SUBJECT TO ADDITIONAL REGULATION IN THE UNITED STATES.

JAPAN


     The Japanese government has incrementally liberalized the telecommunications sector over the past several years. All facilities-based telecommunications services are open to competition. However, new entrants face practical problems, including complex and non-transparent licensing requirements, difficulty in obtaining interconnection on fair and non-discriminatory terms and conditions and obtaining access to rights of way and the continuing dominance of the NTT group of companies. The telecommunications sector is regulated primarily by the Ministry of Post and Telecommunications. Japan does not impose foreign ownership restrictions on competitive providers of telecommunications services.



     Facilities-based carriers in Japan must obtain a Type I telecommunications license from the Ministry of Post and Telecommunications. Service providers who do not own or control transmission facilities must obtain a General Type II or Special Type II telecommunications license depending on the specific services they intend to provide. Our wholly-owned subsidiary, Global Crossing Japan K.K., holds a Special Type II license granted by the Ministry of Post and Telecommunications on February 18, 2000, which permits us to provide a variety of services on a resale basis. GlobalCenter Japan holds a General Type II license. We applied for and were granted on June 1, 2000 a Type I

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


license through another wholly-owned subsidiary, Asia Global Crossing Japan Corporation. Global Access Limited also holds a Type I license that enables it to be the landing party for Pacific Crossing-1 in Japan and to operate its backhaul network and to provide facilities-based telecommunications services.



     Our current and proposed operations in Japan make us subject to oversight by the Ministry of Post and Telecommunications and other Japanese governmental agencies and impose various regulatory obligations on us. For example, as licensed carriers in Japan, our subsidiaries are required to file regulatory reports, pay regulatory fees and seek amendments to their existing licenses, perform notifications, obtain approvals and comply with other procedures in connection with changes to their network configuration, offered services, tariffs and other aspects of their businesses. A failure to file required reports or make required regulatory payments may result in the imposition of sanctions on us, up to and including the revocation of our licenses.


HONG KONG


     The Hong Kong telecommunications market is one of the most liberalized in Asia and is open to competition for all domestic and international services. The Office of the Telecommunications Authority is an independent agency of the Hong Kong government. Hong Kong does not impose foreign ownership restrictions on telecommunications carriers, although all providers must be incorporated or registered in Hong Kong.



     On February 1, 2000, we, through our subsidiary, Asia Global Crossing Hong Kong Ltd., were advised by a letter of intent from The Office of the Telecommunications Authority that we will be issued an external fixed telecommunications network services license upon the satisfaction of certain specified conditions. The external fixed telecommunications network services licence will permit us to land East Asia Crossing in Hong Kong and to provide international telecommunications facilities and services in Hong Kong. In addition, Hutchison Global Crossing holds one of four fixed telecommunications network services licenses which permits Hutchison Global Crossing to construct and operate domestic and international telecommunications networks in Hong Kong and to provide all internal and external telecommunications services, including providing backhaul transmission capacity from the East Asia Crossing cable landing station. As the range of services that we provide in Hong Kong expands, we may be required to obtain additional telecommunications licenses. In addition, in connection with the construction and operation of East Asia Crossing in Hong Kong, we may be required to obtain various non-telecommunications governmental permits and authorizations in the ordinary course of business, including zoning approvals and construction permits.



     As a result of our current and proposed operations in Hong Kong, we are subject to regulation by The Office of the Telecommunications Authority and other governmental agencies. The Office of the Telecommunications Authority is currently conducting public proceedings on various issues related to the implementation of competition. We cannot be certain of the results of these proceedings or the effect that they may have on our operations in Hong Kong. In addition, we are required to file regulatory reports and pay regulatory fees in connection with our existing licenses. The failure to file required reports or make required regulatory payments may result in the imposition of sanctions on us, which could include the revocation of our licenses.


TAIWAN

     The Taiwanese telecommunications sector is in the process of being liberalized. Basic voice telephony services, including local, domestic and international services, are open to competition on a resale basis. In addition, data transmission services, closed user group services and value-added services may be provided competitively. Taiwan at this time continues to impose foreign ownership limitations on facilities-based providers.

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


     Taiwan's telecommunications law divides telecommunications service providers into two categories: Type I and Type II enterprises. Type I enterprises are businesses that install telecommunications switching equipment and line facilities and provide basic telecommunications services such as local, long distance and international voice telephony services. Type II enterprises provide telecommunications services other than those provided by Type I enterprises, such as value-added network services, data transmission, Internet access, information storage, retrieval and processing and closed user group services. The Directorate General Telecommunications is responsible for issuing licenses and supervising the telecommunications sector.



     The Directorate General Telecommunications recently issued three new integrated fixed-line services Type I licenses. These licenses will permit holders to construct and operate domestic and international telecommunications networks in Taiwan and offer a full range of domestic and international telecommunications services. The licenses allow holders to begin offering services in competition with the incumbent, Chunghwa Telecom, in July 2001. These licenses are subject to substantial capitalization and build-out requirements. In addition, in early April, the Directorate General Telecommunications issued draft regulations proposing a new Type I license called the international ocean cable circuit leasing license. The proposed license will allow holders to construct, land and operate international submarine cables in Taiwan's territorial waters and to construct landing stations and a telehouse in Taiwan. Licensees will be required to obtain backhaul transmission facilities from integrated fixed-line service licensees or Chunghwa Telecom. If backhaul cannot be obtained on a commercially reasonable basis within three months of a request, licensees may request authority to construct their own backhaul facilities. Similarly, licensees will be permitted to sell or lease transmission capacity on their cables only to the three integrated fixed-line service licensees and Chunghwa Telecom.



     The Directorate General Telecommunications requested written comments from interested parties regarding the draft regulations and has held a public hearing on this issue. We have submitted written comments to the Directorate General Telecommunications and expect to participate in any future proceedings. However, we cannot accurately predict when the Directorate General Telecommunications will issue a decision, what the substance of its decision will be or the decision's potential effect on our business.


     On January 31, 2000, Taiwan raised the foreign ownership limits imposed on Type I enterprises. Currently, Type I carriers may have a maximum of 20% foreign direct investment and a total of 60% combined direct and indirect foreign investment. We expect that the proposed international ocean cable circuit leasing license will be subject to these limits. There are currently no foreign ownership restrictions on Type II enterprises.

KOREA


     The Korean telecommunications market, which is supervised by the Ministry of Information Communications has been substantially liberalized. All facilities-based or resale telecommunications services are open to competition. However, Korea continues to impose foreign ownership restrictions on most providers of telecommunications services.



     Under Korean law, facilities-based carriers, including operators of submarine cable systems, must obtain a Network Service Provider license. Network Service Provider licensees may provide local long-distance and international voice services, paging services, leased lines and wireless services, as well as sell transmission capacity to other carriers. To provide services on a resale basis or to lease transmission facilities, providers must obtain a Specific Service Provider license. Specific Service Provider licensees may provide the same services as an Network Service Provider licensee, but they may offer services only to end-users. Most other services provided over leased lines, including data transmission and Internet access services, are considered value-added network services, which can be provided upon notification to the regulator.


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


     Currently, Network Service Provider licensees are limited to a maximum of 49% direct foreign ownership, although foreign investors can obtain management control and have indirect ownership interests. The Korean government did not make any commitment to lift the limit on Network Service Provider licensees under the terms of its World Trade Organization commitment; however, it has stated that the limit nevertheless may be relaxed. It is unclear whether or when the existing limit will be raised. Switch-based resellers also are limited to 49% foreign ownership until January 2001, at which time we expect that 100% foreign ownership will be permitted. There are no foreign ownership restrictions on switchless resellers or value-added network service providers.



SINGAPORE



     On January 21, 2000, the Government of Singapore announced that the full liberalization of Singapore's telecommunications market would be effective April 1, 2000, two years earlier than previously announced. As a result of this announcement, all telecommunications networks and services are open to competition in Singapore. Moreover, Singapore does not impose foreign ownership limits on competitive telecommunications providers.



     The Info-Communication Development Authority of Singapore is responsible for issuing telecommunications licenses and overseeing the telecommunications sector. In connection with its liberalization of the market, Singapore instituted a new licensing regime which differentiates between facilities-based operators and service-based operators. Providers intending to deploy any form of telecommunications network, system or facility, including submarine cables, for the provision of telecommunication services to other licensed telecommunications operators or end-users must obtain a facilities-based operator license. A service-based operator license is required to provide services that do not require the installation of transmission facilities. Two types of service-based operator licenses are available: individual and class licenses. An individual service-based operator license allows holders to provide a variety of services, including international simple resale, resale of leased circuit services, public Internet access services, Internet exchange services, store-and-forward value-added network services and virtual private network services. A service-based operator class license authorizes the provision of Internet-based voice and data services, resale of public switched telecommunications services and store-and-retrieve value-added network services, among others.



     The Singapore regulator also is currently conducting a number of public consultations on various issues related to the implementation of a competitive telecommunications market. We cannot accurately predict the outcome of these proceedings or their effect on our planned operations.


CHINA

     At present, competition in the Chinese telecommunications market is limited. Provision of most telecommunications services, including basic voice telephony, data transmission, mobile services and Internet services, is limited to several state-owned telecommunications carriers. Some services, including value-added services and paging, are open to limited competition. Moreover, China does not have a published national telecommunications law or regulations. As a result, many governmental and regulatory decisions that may have an impact on our business are made on an ad hoc basis and without public proceedings or scrutiny. The telecommunications sector is supervised by the Ministry of Information Industry which is an independent agency of the Chinese government.


     China currently prohibits foreign ownership of telecommunications providers. That policy is likely to change if China is permitted to join the World Trade Organization, which may occur as early as this year. In November 1999, the United States and China signed an Agreement on Market Access, which outlined the terms by which the United States will support China's bid for admission to the World Trade Organization. As part of the agreement, China agreed to be bound by the World Trade Organization's Reference Paper for Telecommunications when it is admitted to the World Trade Organization. Specifically, China committed to establishing an independent telecommunications regulator, requiring cost-based interconnection, implementing a transparent regulatory regime and


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establishing safeguards against anti-competitive behavior by dominant providers of telecommunications services. In addition, China agreed to permit foreign ownership of certain telecommunications providers. Specifically, China agreed to allow up to 50% foreign ownership in providers of value-added services and paging within two years of China's accession to the World Trade Organization. China also agreed to permit 49% foreign ownership of mobile services providers within five years of accession, and 25% after one year, and 49% foreign ownership of resellers of domestic and international wireline services within six years of accession, and 25% after two years. Ownership of telecommunications facilities, including submarine cables and landing station equipment, is not addressed in the U.S.-China agreement, and it is unclear at present whether China will permit foreign ownership of facilities-based carriers.



     On May 22, 2000, the U.S. House of Representatives passed bill H.R. 4444 that will grant permanent normal trade relations to China upon China's accession to the World Trade Organization. Once passed by the Senate and signed by the President, this bill will eliminate the need of the United States to grant China normal trade relations on an annual basis and clarify the longer term trade relationship between the United States and China. This bill, together with the Agreement on Market Access, makes it appear more likely that the United States will support China's accession to the World Trade Organization.



     China also has concluded bilateral agreements for World Trade Organization admission with Japan, Canada, Malaysia and, most recently, with the European Union. The China European Union agreement accelerated by two years the timetable established in the United States-China agreement for opening the mobile telephony market to foreign investment. Specifically, China agreed to allow foreign ownership of mobile operators of up to 25% upon accession to the World Trade Organization, 35% after one year and 49% after three years. China also agreed to allow foreign-owned companies, within three years of World Trade Organization accession, to lease capacity from Chinese network operators and resell it for the provision of domestic and international private leased circuit and closed user group services. In addition, competitive providers, including those with foreign investors, will be able to provide inter-city and local services in China. Under the World Trade Organization, the improved terms of the European Union-China agreement will apply to United States and other foreign investors.



     While we cannot accurately predict when China will be permitted to join the World Trade Organization, the United States and European Union agreements make it more likely that accession will occur by the end of 2000 or in early 2001. Should China not accede to the World Trade Organization, it is unclear whether it will implement the provisions of the U.S.-China or China-European Union agreements. The failure of China to open its telecommunications market to additional competition or to allow foreign ownership of telecommunications providers or telecommunications facilities, including international submarine cables, may limit or prevent us from conducting our business in China as currently planned and may have a material adverse effect on our operations.



     We have agreed with Hutchison Whampoa that any fixed-line telecommunications business and any Internet access and transport business undertaken by us in China will be carried out through Hutchison Global Crossing. At present, China treats Hong Kong-based telecommunications companies like other foreign investors. As a result, they may not invest in Chinese telecommunications companies or operate telecommunications businesses in China. We cannot accurately predict whether Hong Kong companies will be permitted to invest in Chinese telecommunications providers before other foreign investors or at all.


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                      DESCRIPTION OF MATERIAL INDEBTEDNESS

OUR SENIOR NOTES

     Concurrently with this offering, we are offering our   % senior notes due
2010 in the aggregate principal amount of $       in a private transaction not
subject to the registration requirements under the Securities Act. If we
complete that offering, our notes will be guaranteed by          . The indenture
for the notes contains covenants that, among other things, limit our ability and the ability of some of our subsidiaries to:

     - incur additional indebtedness and issue preferred stock;

     - pay dividends or make other distributions;

     - repurchase capital stock or subordinated indebtedness;

     - create liens;

     - enter into some transactions with affiliates;

     - sell our assets and the assets of our subsidiaries;

     - issue or sell capital stock of some of our subsidiaries; and

     - enter into some mergers and acquisitions.

     In addition, under specified circumstances, we will be required to offer to purchase the notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of purchase, with the excess proceeds of certain asset sales. In addition, if we become subject to a change in control, holders of our notes will have the right to require us to purchase all of their notes at a price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest.


PACIFIC CROSSING-1 CREDIT FACILITY



     Pacific Crossing Ltd. is the borrower under the $850.0 million senior secured Pacific Crossing-1 credit facility, comprised of a $840.0 million term loan facility and a $10.0 million working capital facility, with a number of commercial lending institutions and Deutsche Bank AG, New York Branch, an affiliate of Deutsche Bank, CIBC Inc. and Goldman, Sachs Credit Partners L.P., as lead agents for the lenders. The Pacific Crossing-1 credit facility is secured by pledges of the stock of Pacific Crossing Ltd. and its subsidiaries and security interests in some of the assets and revenues of Pacific Crossing Ltd. and its subsidiaries and is being used to provide financing for a portion of Pacific Crossing-1. The subsidiaries of Pacific Crossing Ltd. also guaranteed Pacific Crossing Ltd.'s obligations under the Pacific Crossing-1 credit facility. A portion of the Pacific Crossing-1 credit facility is available only to pay interest on the loans before the Pacific Crossing-1 ready for service date. The term loans under the Pacific Crossing-1 credit facility will amortize over 10 semi-annual installments, scheduled to commence approximately 165 days after the commercial operation date. Borrowings bear interest at an adjustable rate based on the adjusted base rate or LIBOR plus an applicable margin. The facility also requires mandatory repayments to be made from, among other things, 50% of excess cash flow, 50% of the net cash proceeds of any equity offering of Pacific Crossing Ltd. and 100% of net cash proceeds of any permitted debt offering of Pacific Crossing Ltd., permitted asset sale and insurance proceeds. As of March 31, 2000, a total of $750 million was outstanding under the Pacific Crossing-1 credit facility.



     The Pacific Crossing-1 credit facility contains covenants that, among other things, restrict Pacific Crossing Ltd.'s ability to incur indebtedness, make investments, guarantees or acquisitions and make dividends or distributions. The facility generally only permits dividends or distributions by Pacific Crossing Ltd. out of a portion of excess cash flow and securely restricts the payment of other dividends or other distributions. The Pacific Crossing-1 credit facility contains certain financial covenants relating to revenues and the ratio of system revenues to interest expense, the failure to


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comply with which would cause all excess cash flow to be applied to the lenders under the Pacific Crossing-1 credit facility. The Pacific Crossing-1 credit facility contains events of default, including among other things, failure to pay amounts when due, failure to comply with certain covenants and insolvency. An event of default will also occur upon the occurrence of certain failures in connection with Pacific Crossing-1. Upon the occurrence of an event of default, the Pacific Crossing-1 credit facility permits the lenders to (1) declare the loans then outstanding to be immediately due and payable, (2) demand that an equity commitments not funded to be immediately funded and (3) proceed against the collateral. In addition, the Pacific Crossing-1 credit facility prescribes the order by which proceeds from the sale of Pacific Crossing-1 capacity will be applied, both before and after the commencement of commercial operation and requires Pacific Crossing Ltd. to maintain certain reserve warrants. As a result of the above, the ability of Pacific Crossing Ltd. to use and distribute revenue is severely restricted so long as the Pacific Crossing-1 credit facility remains in existence.


SHAREHOLDER LOANS

     Upon completion of this offering, we will purchase from Global Crossing the following shareholder loans:


  HUTCHISON GLOBAL CROSSING SHAREHOLDER LOAN



     On May 4, 2000, Global Crossing Holdings Ltd., a wholly owned subsidiary of Global Crossing, entered into a loan agreement with Hutchison Global Crossing to provide a loan of up to HK$305,000,000 to be made available in four separate disbursements as follows:


     - HK$80,000,000 on May 10, 2000;

     - HK$50,000,000 on June 1, 2000;

     - up to HK$107,000,000 on July 1, 2000; and

     - up to HK$68,000,000 on August 1, 2000.


     In each case, the interest rate will be reset monthly and will be equal to the Hong Kong Dollar Interbank Offered Rate, or HIBOR, on the second business day before the applicable disbursement or reset date. Under the terms of the loan agreement, interest payments accrue on a monthly basis and are paid to Global Crossing Holdings on the repayment date of the loan. The loan agreement further provides that the loan repayment date will be determined by the board of directors of Hutchison Global Crossing. However, Hutchison Global Crossing is obligated to repay the loan with 50% of the amount by which any proceeds received by Hutchison Global Crossing from third party financings or from a public offering exceed Hutchison Global Crossing's then current capital and operating expenditure requirements. Currently, HK$80,000,000 is outstanding under the loan agreement.



  GLOBAL ACCESS LIMITED SHAREHOLDER LOAN



     On September 20, 1999, Global Crossing Services Europe, Ltd., a wholly owned subsidiary of Global Crossing, entered into a loan agreement with Global Access Limited to provide a loan of up to Y4,214,000,000 to be made available in three separate disbursements as follows:


     - Y1,470,000,000 on or about September 20, 1999;

     - Y1,470,000,000 on October 31, 1999; and

     - Y1,274,000,000 on December 31, 1999.

     In each case, the interest rate will be reset quarterly and will be equal to 1.5% above the long-term prime lending rate quoted by the Industrial Bank of Japan on the first disbursement date or the reset date, as applicable. Under the terms of the loan agreement, interest payments will be made quarterly until the loan repayment date of August 31, 2000. Currently, Y2,940,000,000 is outstanding under the loan agreement.
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                          DESCRIPTION OF CAPITAL STOCK


     The following summary is a description of the material terms of our capital stock. We have filed our memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus is a part.


GENERAL

     Immediately before this offering, we will amend our memorandum of association to increase our authorized share capital, which will them be divided into:

     - 1,200,000,000 shares of Class A common stock, par value $0.01 per share;

     - 1,200,000,000 shares of Class B common stock, par value $0.01 per share; and

     - 120,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of the date of this prospectus, we had 1,200,000 shares of our common stock outstanding. After giving effect to the sale of shares of our Class A common stock under this prospectus and the transactions described under
"Concurrent Transactions", we will have        shares of our common stock
outstanding.

     VOTING. Holders of our Class A common stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. Holders of our Class B common stock are entitled to 10 votes per share held of record in all matters submitted to a vote of shareholders. All shares of our common stock vote together on all matters presented at a shareholders meeting.

     CONVERSION. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. Shares of our Class B common stock will be mandatorily convertible into shares of our Class A common stock if they are transferred to any person other than Global Crossing and its affiliates, Microsoft and its affiliates or Softbank and its affiliates.

     OTHER RIGHTS. Except with respect to voting and conversion rights, shares of our Class A common stock and Class B common stock are identical in all other respects. For example:

     - DIVIDENDS. Each share of our common stock is entitled to the same amount of dividend if one is declared. Accordingly, we may not pay a dividend to holders of our Class B common stock without paying the same per share dividend to holders of our Class A common stock.

     - LIQUIDATION RIGHTS. Each share of our common stock is entitled to be paid the same amount upon liquidation. Accordingly, we may not make a payment upon liquidation to holders of our Class B common stock without paying the same per share amount to holders of our Class A common stock.

     ELECTION OF DIRECTORS. The election of our directors is determined by a simple majority of votes cast, except as otherwise required by law. Our shareholders do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all directors. After this offering, our founding
shareholders will collectively control approximately      % of our outstanding
voting power and will have the power to elect all of our directors.

     RIGHTS OF DIRECTORS NOMINATED BY MICROSOFT AND SOFTBANK. Under our bye-laws, there are a number of actions that we may not undertake without the approval of our directors that have been nominated by Microsoft and Softbank. We describe those actions under "Transactions with Related Parties -- Relationships Among Ourselves and Our Founding Shareholders -- Shareholders

Agreement -- Actions requiring the approval of our directors appointed by Microsoft and Softbank" on page 74.


     NO PRE-EMPTIVE RIGHTS. Holders of our common stock have no preemptive rights.

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     REGISTRATION RIGHTS AGREEMENT.  Global Crossing, Microsoft, Softbank, The
Goldman Sachs Group, Inc. and ourselves have entered into a registration rights agreement, dated November 24, 1999. Under the registration rights agreement, each of Global Crossing, Microsoft and Softbank and a number of their transferees have demand and piggyback registration rights with respect to shares of our common stock. In addition, under the registration rights agreement, The Goldman Sachs Group and a number of its transferees have piggyback registration rights with respect to shares of our common stock. Global Crossing, Microsoft, Softbank and The Goldman Sachs Group receive under the registration rights agreement indemnification and, in some circumstances, reimbursement from us of expenses in connection with an applicable registration.

PREFERRED STOCK

     Authorized shares of our preferred stock may be issued at the discretion of our board of directors without any further action by the shareholders, expect as required by applicable law or regulation. Our board of directors is authorized, from time to time, to divide the preferred stock into classes or series, to designate each class or series and to determine for each class or series its respective rights and preferences, including, without limitation, any of the following:

     - the rate of dividends and whether dividends were cumulative or had a preference over the common stock in right of payment;

     - the terms and conditions upon which shares may be redeemed and the redemption price;

     - sinking fund provisions for the redemption of shares;

     - the amount payable in respect of each share upon a voluntary or involuntary liquidation of us;

     - the terms and conditions upon which shares may be converted into other securities of ours, including common stock;

     - limitations and restrictions on payment of dividends or other distributions on, or redemptions of, other classes of our capital stock junior to that series, including the common stock;

     - conditions and restrictions on the creation of indebtedness or issuance of other senior classes of capital stock;

     - the terms on which shares may be redeemed, if any; and

     - voting rights.


     Any series or class of preferred stock could, as determined by our board of directors at the time of issuance, rank senior to our common stock with respect to dividends, voting rights, redemption and liquidation rights. The preferred stock to be authorized is of the type commonly known as blank-check preferred stock.

                        CERTAIN INCOME TAX CONSEQUENCES

TAXATION OF ASIA GLOBAL CROSSING

     We believe that a significant portion of the income derived from our subsea systems will not be subject to tax in Bermuda, which currently has no corporate income tax, or other countries in which we or our affiliates conduct activities or in which our customers are located, including the United States. However, this belief is based upon the anticipated nature and conduct of our business, which may change, and upon our understanding of our position under the tax laws of the various countries in which we have assets or conduct activities, which position is subject to review and possible challenge by taxing authorities and to possible changes in law, which may have retroactive effect. The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. We cannot assure you that these factors will not have a material adverse effect on us.

  BERMUDA TAX CONSIDERATIONS

     Under current Bermuda law, we are not subject to tax on income or capital gains. Furthermore, we have obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, then the imposition of that tax will not be applicable to us or to any of our operations, neither will that tax, or any tax in the nature of estate duty or inheritance tax, become applicable to our stock, until March 28, 2016. This undertaking does not, however, prevent the imposition of any tax or duty on persons ordinarily resident in Bermuda or any property tax on any company, including ourselves, owning real property or leasehold interests in Bermuda.

  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     We and our non-United States subsidiaries will be subject to United States federal income tax at regular corporate rates, and to United States branch profits tax, on our income, if any, that is effectively connected with the conduct of a trade or business within the United States, and will be required to file federal income tax returns reflecting that income. We intend to conduct our operations so as to reduce the amount of our effectively connected income. However, we cannot assure you that the Internal Revenue Service will agree with the positions we take in this regard. Moreover, our United States subsidiaries will be subject to United States federal income tax on their worldwide income regardless of its source, subject to reduction by allowable foreign tax credits, and distributions by our United States subsidiaries to us or to our non-United States subsidiaries generally will be subject to United States withholding tax.

TAXATION OF HOLDERS

  BERMUDA TAX CONSIDERATIONS

     Under current Bermuda law, no income, withholding or other taxes or stamp or other duties are imposed upon the issue, transfer or sale of the shares of common stock or on any payments thereunder. See "Taxation of Global
Crossing -- Bermuda Tax Considerations" above for a description of the undertaking on taxes obtained by us from the Minister of Finance of Bermuda.

  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences, as of the date of this document, of the ownership of shares of common stock by beneficial owners that purchase the shares in connection with their initial issuance, that hold the shares as capital assets and that are "United States persons" under the Internal Revenue Code. Under the Internal Revenue Code, you are a "United States person" if you are:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source;

     - a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons; or

     - a trust that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

     This summary is based on current law, which is subject to change, perhaps retroactively, is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances. In addition, it does not present a description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

     - a dealer in securities or currencies;

     - a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

     - a financial institution;

     - an insurance company;

     - a tax-exempt organization;

     - a person liable for alternative minimum tax;

     - a person holding shares of common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

     - a person owning, actually or constructively, 10% or more of our voting stock or 10% or more of the voting stock of any of our non-United States subsidiaries; or


     - a United States person whose functional currency is not the United States dollar.


     We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

     If a partnership holds our shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares of common stock you should consult your tax advisor.

     You should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the ownership and disposition of the shares of common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

TAXATION OF DIVIDENDS

     Subject to the passive foreign investment company rules discussed below, the gross amount of distributions you receive on your shares of common stock will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits, calculated according to United States federal income tax principles. Such income will be includible in your gross income as ordinary income on the day you receive it actually or constructively. You will not be entitled to claim a dividends received deduction, generally allowed to United States corporations in respect of dividends received from other United States corporations with respect to distributions you receive from us. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares of common stock, thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.


     If, for United States federal income tax purposes, we are classified as a United States-owned foreign corporation, distributions made to you with respect to your shares of common stock that are taxable as dividends generally will be treated for United States foreign tax credit purposes as (1) foreign source passive income or, in the case of some holders, foreign source financial services income and (2) United States source income, in proportion to our earnings and profits in the year of such distribution allocable to foreign and United States sources, respectively. For this purpose, we will be treated as a United States-owned foreign corporation so long as stock representing 50% or more of the voting power or value of our stock is owned, directly or indirectly, by United States persons.


DISPOSITION OF THE SHARES OF COMMON STOCK

     Subject to the passive foreign investment company rules discussed below, when you sell or otherwise dispose of your shares of common stock you will recognize capital gain or loss in an amount equal to the difference between the amount you realize for the shares and your adjusted tax basis in them. In general, your adjusted tax basis in the shares of common stock will be your cost of obtaining the shares reduced by any previous distributions that are not characterized as dividends. For foreign tax credit limitation purposes, such gain or loss will generally be treated as United States source. If you are an individual, and the shares of common stock being sold or otherwise disposed of have been held by you for more than one year, your gain recognized will be taxed at a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

PASSIVE FOREIGN INVESTMENT COMPANY

     We do not believe that we are a passive foreign investment company for United States federal income tax purposes and do not expect to become one in the future, although we can provide no assurance in this regard. This conclusion is based, in part, on interpretations of existing law that we believe are reasonable, but which have not been approved by any taxing authority. A company is considered a passive foreign investment company for any taxable year if either:

     - at least 75% of its gross income is passive income; or

     - at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income.

     The 50% of value test will be based on the average of the value of our assets for each quarter during the taxable year. If we own at least 25% by value of another company's stock, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of that company. The determination of whether we are a passive foreign investment company is made annually. Accordingly, it is possible that we may become a passive foreign investment company in the current or any future taxable year due to changes in our asset or income composition.


     If we are a passive foreign investment company for any taxable year during which you hold shares of common stock, unless you make a QEF election or a mark to market election as described below, you will be subject to special tax rules with respect to any excess distribution that you receive and any gain you realize from a sale or other disposition, including a pledge, of those shares.

Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the shares will be treated as excess distributions. Under these special tax rules:

     - the excess distribution or gain will be allocated ratably over your holding period for the shares;

     - the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income; and

     - the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.


     The special passive foreign investment company tax rules described above will not apply to you if you elect to have us treated as a qualified electing fund, which we will refer to as the QEF election, and we provide certain information to you. If we are treated as a passive foreign investment company, we intend to notify you and to provide to you such information as may be required for you to make the QEF election effective.



     If you make a QEF election, you will be taxable currently on your proportionate share of our ordinary earnings and net capital gain, at ordinary income and capital gain rates, respectively, for each taxable year during which we are treated as a passive foreign investment company, regardless of whether or not you receive distributions, so that you may recognize taxable income without the corresponding receipt of cash from us with which to pay your resulting tax obligation. Your basis in the shares of common stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the shares and will not be taxed again as a distribution to you.


     Alternatively, if you own shares of common stock and such stock is treated as "marketable stock", you may make a mark to market election. If you make such an election, you will not be subject to the passive foreign investment company rules described above. Instead, in general, you will include in income each year as ordinary income the excess, if any, of the fair market value of your marketable stock at the end of the taxable year over its adjusted basis and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of such stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark to market election. Your basis in the marketable stock will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the marketable stock will be ordinary income or loss, except that that loss will be ordinary loss only to the extent of the previously included net mark to market gain. The mark to market election is only available with respect to stock that is regularly traded on certain United States exchanges and other exchanges as indicated in the appropriate Treasury Regulations. It is intended that the shares of common stock will be listed on the Nasdaq National Market, which is a qualified securities exchange for purposes of the mark to market election, although we cannot assure you that the shares of our common stock will be regularly traded for these purposes.

     If you hold shares of common stock in any year in which we are a passive foreign investment company, you are required to file Internal Revenue Service Form 8621.

     You should consult your own tax advisors concerning the United States federal income tax consequences of holding shares of common stock if we are considered a passive foreign investment company in any taxable year, including the advisability and availability of making any of the foregoing elections.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, unless you are an exempt recipient such as a corporation, information reporting will apply to dividends in respect of the shares of common stock or the proceeds received on the sale, exchange, or redemption of those shares of common stock paid to you within the United States and, in some cases, outside of the United States. Additionally, if you fail to provide your taxpayer identification number, or fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding at the rate of 31%. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability, provided you furnish the required information to the United States Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no market for our shares of Class A common stock, and we cannot assure you that a significant public market for our shares will develop or be substantial after this offering. Future sales of substantial amounts of shares of our Class A common stock, including shares issued upon the exercise of outstanding options and warrants or upon conversion of shares of our Class B common stock, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. The shareholders agreement among our founding shareholders includes restrictions on the transfer of our shares of capital stock by our founding shareholders. However, those transfer restrictions will terminate upon completion of this offering.


     Upon completion of this offering, we will have outstanding 58.4 million shares of our Class A common stock and 481.2 million shares of our Class B common stock, based on an assumed initial public offering price per share of $15.00, without taking into account:



     - 7.95 million shares that we will issue if the underwriters exercise their option to purchase additional shares;



     -           shares of our Class A Common Stock that may be issued upon
       exercise of options outstanding as of                ; and



     - 481.2 shares of Class A common stock into which shares of our Class B common stock may be converted.



     Of these shares, the 53.0 million shares of our Class A common stock we are selling in this offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act. All of the shares of our Class B common stock held by our founding shareholders will be restricted securities within the meaning of Rule 144 and may be sold in the public market only if registered or sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.



     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including a person who may be deemed an affiliate of ours, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:



     - 1% of the number of the shares then outstanding, which will be approximately 5.4 million shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option, no exercise of outstanding options and no conversion of shares of Class B common stock; or



     - the average weekly trading volume of the shares of Class A common stock
       on                during the four calendar weeks before the filing of a
       Form 144 with respect to that sale.


     Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any previous owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


     The number of shares we will have outstanding after this offering indicated in the second paragraph above assumes the issuance of:



     - 37.2 million additional shares of our Class B common stock to Global Crossing, at the assumed initial public offering price of $15,00 per share, in connection with its contribution to us of its 50% interest in Hutchison Global Crossing and its 49% interest in Global Access Limited; and



     - 5.4 million shares of our Class A common stock and 444.0 million Class B common stock to Asia Global Crossing Holdings for distribution to its shareholders, other than Softbank, in the amounts indicated in "Principal Shareholders" beginning in Page 64.

                                  UNDERWRITING

     Asia Global Crossing and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to some conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are representatives of the underwriters.

                        Underwriters                            Number of Shares
                        ------------                            ----------------
Goldman, Sachs & Co. .......................................
Salomon Smith Barney, Inc. .................................
Merrill Lynch, Pierce, Fenner & Smith        Incorporated...
                                                                    --------
          Total.............................................
                                                                    ========

     If the underwriters sell more shares than the total number included in the table above, the underwriters have an option to buy up to an
additional          shares from Asia Global Crossing to cover those sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as the shares indicated in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Asia Global Crossing. Amounts are shown assuming both no exercise and full exercise of the underwriters'
option to purchase                additional shares.

               Paid by Asia Global Crossing                  No Exercise    Full Exercise
               ----------------------------                  -----------    -------------
Per Share..................................................   $               $
          Total............................................   $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price indicated on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Those
securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $          per share
from the initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     Subject to specified exceptions, Asia Global Crossing, its directors, officers, employees and shareholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this
prospectus continuing through the date      days after the date of this
prospectus, except with the prior written consent of Goldman, Sachs & Co. and Salomon Smith Barney Inc.

     At the request of Asia Global Crossing, the underwriters are reserving up
to      shares of Class A common stock for sale at the initial public offering price to directors, officers, employees and friends through a directed share program. The number of shares of Class A common stock available for sale to the general public in the public offering will be reduced to the extent these persons purchase these reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered under this prospectus.

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Asia Global Crossing and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Asia Global Crossing's historical performance, estimates of the business potential and earnings prospects of Asia Global Crossing, an assessment of Asia Global Crossing's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     Asia Global Crossing will apply for quotation of the Class A common stock
on                                      under the symbol "   ".



     In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering. Short sales by the underwriters will either be "covered" or "naked". Covered short sales involve sales by the underwriters of an amount not greater than the underwriters' option to purchase additional shares in the offering, and the underwriters may close out any covered short position by either exercising their option to purchase additional shares in the offering or purchasing shares in the open market. When deciding which method to use to close out covered short positions, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares by exercising their option to purchase additional shares in the offering. Naked short sales are sales by the underwriters in excess of the shares they may purchase if they exercise their option to purchase additional shares in the offering, and the underwriters will close out naked short sales by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.


     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Class A common stock sold by or for the account of that underwriter in stabilizing or short covering transactions.


     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Asia Global Crossing's common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These
transactions may be effected on the                , in the over-the-counter
market or otherwise.


     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Shares will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.


     Asia Global Crossing estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $          .

     Asia Global Crossing has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

     Goldman, Sachs & Co. will own a 1.0% interest in us after this offering is completed, assuming an initial public offering price of $15.00 per share. See "Principal Shareholders -- Our Beneficial Ownership" on page 69, "Transactions with Related Parties -- Relationship Among Ourselves and Our Founding Shareholders -- Registration Rights Agreement" on page 77 and "Description of Capital Stock -- Common Stock -- Registration Rights Agreement" on page 94. In addition, the underwriters and their affiliates have from time to time in the past or may in the future perform certain investment banking advisory and financial services for Asia Global Crossing and its affiliates, for which they have received or will receive customary fees and expenses. Citibank, N.A., an affiliate of Salomon Smith Barney Inc., is a lender to Global Crossing under its existing credit facility. Salomon Smith Barney Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated were initial purchasers of Global Crossing's 6 3/4% cumulative convertible preferred stock and 7% cumulative convertible preferred stock and underwriters of Global Crossing's common stock offering completed on April 14, 2000 and Global Crossing's 6 3/4% cumulative convertible preferred stock, for which they received customary fees.


                            VALIDITY OF COMMON STOCK

     Appleby, Spurling & Kempe, Bermuda, will pass upon the validity of the issuance of the shares of our Class A common stock offered by this prospectus. Conyers, Dill & Pearman, Bermuda, will pass upon the validity of the issuance of the shares of our Class A common stock for the underwriters. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett as to matters of United States and New York law. The underwriters are being represented as to United States legal matters by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

     We have included in this prospectus our audited financial statements as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and for the period from April 1, 1998, date of inception, to December 31, 1998 along with Arthur Andersen's audit report on these financial statements. Arthur Andersen issued the report as independent accountants as experts in auditing and accounting.


     We have included in this prospectus the audited financial statements of Pacific Crossing Ltd. and its subsidiaries as of December 31, 1999 and 1998, and for the year ended December 31, 1999 and for the period from May 4, 1998, date of inception, to December 31, 1998 along with Arthur Andersen's audit report on these financial statements. Arthur Andersen issued the report as independent accountants as experts in auditing and accounting.



     The combined financial statements of Hutchison Global Crossing Holdings Limited and subsidiaries as of December 31, 1999, 1998 and 1997 and for the years ended December 31, 1999, 1998 and 1997 have been included in this prospectus in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.



     We have included in this prospectus the audited financial statements of Global Access Limited as of December 31, 1999 and 1998 and for the years ended December 31, 1999 and 1998 and for the period from November 4, 1997, date of inception, to December 31, 1997 along with Arthur Andersen's audit report on these financial statements. Arthur Andersen issued the report as independent accountants as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-1 under the Securities Act about the securities we offer under this prospectus. This prospectus is materially complete, but does not contain all of the information included in the registration and the exhibits and schedules to the registration statement. For further information with respect to us and the shares of our Class A common stock, please refer to the registration statement, including its exhibits and schedules, which you may inspect and obtain copies at prescribed rates at the public reference facilities of the SEC at the addresses provided below.

     As a result of the effectiveness of the registration statement under the Securities Act, we are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. You may inspect those reports, proxy statements and other information and the registration statement and its exhibits and schedules, without charge, and you may make copies of them at prescribed rates at the public reference facilities of the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The public may obtain information on the operation of the SEC's public reference facilities by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. When the shares of our Class A common stock begin trading on the Nasdaq National Market, copies of reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

Report of Independent Public Accountants....................   F-3
Consolidated Balance Sheets as of March 31, 2000 (unaudited)
  and December 31, 1999 and 1998............................   F-4
Consolidated Statements of Operations for the three months
  ended March 31, 2000 and 1999 (unaudited) and the year
  ended December 31, 1999 and for the period from April 1,
  1998 (Date of Inception) to December 31, 1998.............   F-5
Consolidated Statements of Shareholders' Equity for the
  three months ended March 31, 2000 (unaudited) and for the
  year ended December 31, 1999 and for the period from April
  1, 1998 (Date of Inception) to December 31, 1998..........   F-6
Consolidated Statements of Cash Flows for the three months
  ended March 31, 2000 and 1999 (unaudited) and the year
  ended December 31, 1999 and for the period from April 1,
  1998 (Date of Inception) to December 31, 1998.............   F-7
Consolidated Statements of Comprehensive Income for the
  three months ended March 31, 2000 and 1999 (unaudited) and for the year ended December 31, 1999 and for the period
  from April 1, 1998 (Date of Inception) to December 31,
  1998......................................................   F-8
Notes to Consolidated Financial Statements..................   F-9

PACIFIC CROSSING LTD. AND SUBSIDIARIES

Report of Independent Public Accountants....................  F-21
Consolidated Balance Sheets as of March 31, 2000 (unaudited)
  and December 31, 1999 and 1998............................  F-22
Consolidated Statements of Operations for the three months
  ended March 31, 2000 and 1999 (unaudited), the year ended
  December 31, 1999 and for the period from May 4, 1998
  (Date of Inception) to December 31, 1998..................  F-23
Consolidated Statements of Shareholders' Equity for the
  three months ended March 31, 2000 (unaudited), for the
  year ended December 31, 1999 and for the period from May
  4, 1998 (Date of Inception) to December 31, 1998..........  F-24
Consolidated Statements of Cash Flows for the three months
  ended March 31, 2000 and 1999 (unaudited), for the year
  ended December 31, 1999 and for the period from May 4,
  1998 (Date of Inception) to December 31, 1998.............  F-25
Notes to Consolidated Financial Statements..................  F-26
HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES
Condensed Combined Balance Sheet as of March 31, 2000
  (unaudited) and December 31, 1999.........................  F-35
Condensed Combined Statements of Operations for the three
  months ended March 31, 2000 and 1999 (unaudited)..........  F-36
Condensed Combined Statement of Cash Flows for the three
  months ended March 31, 2000 and 1999 (unaudited)..........  F-37
Notes to Condensed Combined Financial Statements............  F-39

Independent Auditors' Report................................  F-50
Combined Balance Sheets as of December 31, 1999, 1998 and
  1997......................................................  F-51
Combined Statements of Operations for the three years ended
  December 31, 1999, 1998 and 1997..........................  F-52
Combined Statement of Changes in Owner's Equity/(Deficit)
  for the three years ended December 31, 1999, 1998 and
  1997......................................................  F-53
Combined Statement of Cash Flows for the three years ended
  December 31, 1999, 1998 and 1997..........................  F-54
Notes to Combined Financial Statements......................  F-56

                                                              PAGE
                                                              ----
GLOBAL ACCESS LIMITED

Balance Sheet as of March 31, 2000 (unaudited) and December
  31, 1999..................................................  F-73
Statements of Operations and Accumulated Deficits for the
  three month periods ended March 31, 2000 and 1999
  (unaudited)...............................................  F-74
Statements of Cash Flows for the three months periods ended
  March 31, 2000 and 1999 (unaudited).......................  F-75
Notes to Financial Statements...............................  F-76
Report of Independent Public Accountants....................  F-80
Balance Sheets as of December 31, 1999 and 1998.............  F-81
Statements of Operations for the years ended December 31,
  1999 and 1998, and for the period from November 4, 1997
  (date of inception) to December 31, 1997..................  F-82
Statements of Stockholders' Equity for the years ended
  December 31, 1999 and 1998, and for the period from
  November 4, 1997 (date of inception) to December 31,
  1999......................................................  F-83
Statements of Cash Flows for the years ended December 31,
  1999 and 1998, and for the period from November 4, 1997
  (date of inception) to December 31, 1999..................  F-84
Notes to Financial Statements...............................  F-85

        INDEX TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Balance Sheet as of
  March 31, 2000............................................  F-90
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the three months ended March 31, 2000......  F-91
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the year ended December 31, 1999...........  F-92

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asia Global Crossing Ltd.:

     We have audited the accompanying consolidated balance sheets of Asia Global Crossing Ltd. (a Bermuda company) and its subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholder's equity, cash flows and comprehensive income for the year ended December 31, 1999 and for the period from April 1, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asia Global Crossing Ltd. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from April 1, 1998 (Date of Inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen

Hamilton, Bermuda
February 23, 2000
(except the matter discussed in Note 12, as to which the date is March 24, 2000)

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                               DECEMBER 31,
                                                               MARCH 31,    -------------------
                                                                 2000         1999       1998
                                                              -----------   --------   --------
                                                              (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.................................  $  207,514    $  9,784   $  5,378
  Restricted cash and cash equivalents......................      66,734          --         --
  Accounts receivable, net..................................      23,987          --         --
  Receivable from affiliates................................      81,781      89,735         --
  Other assets..............................................       4,809       1,170         20
                                                              ----------    --------   --------
         Total current assets...............................     384,825     100,689      5,398
                                                              ----------    --------   --------
Restricted cash and cash equivalents........................      69,545     138,118    231,000
Property and equipment, net.................................   1,367,512     101,598         --
Deferred finance fees, net..................................      24,241          --         --
Other assets................................................      17,097          --         --
Investments in affiliate....................................          --     263,438    160,639
                                                              ----------    --------   --------
         Total assets.......................................  $1,863,220    $603,843   $397,037
                                                              ==========    ========   ========
LIABILITIES:
Current liabilities:
  Accrued construction costs................................  $  112,235    $     --   $     --
  Accounts payable and accrued liabilities..................       5,309       1,131         --
  Deferred revenue..........................................       5,300          --         --
  Payable to affiliates.....................................      13,142     101,402         --
                                                              ----------    --------   --------
         Total current liabilities..........................     135,986     102,533         --
                                                              ----------    --------   --------
Long-term debt..............................................     750,000          --         --
Long-term deferred revenue..................................      47,714          --         --
Other long-term liabilities.................................       1,415          --         --
Loan payable to affiliate...................................       9,417          --         --
                                                              ----------    --------   --------
         Total liabilities..................................     944,532     102,533         --
                                                              ----------    --------   --------
Minority interest...........................................     121,613          --         --
SHAREHOLDER'S EQUITY:
Common stock 1,200,000 shares authorized, par value $.01,
  1,200,000 shares issued and outstanding as of March 31,
  2000, December 31, 1999 and 1998..........................          12          12         12
Additional paid-in capital..................................     758,173     478,141    394,158
Retained earnings...........................................      37,493      23,157      2,867
Cumulative translation adjustment...........................       1,397          --         --
                                                              ----------    --------   --------
                                                                 797,075     501,310    397,037
                                                              ----------    --------   --------
         Total liabilities and shareholder's equity.........  $1,863,220    $603,843   $397,037
                                                              ==========    ========   ========

        The accompanying notes are an integral part of these statements.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                                 PERIOD FROM
                                                                                APRIL 1, 1998
                                        THREE MONTHS ENDED                        (DATE OF
                                             MARCH 31,            YEAR ENDED    INCEPTION) TO
                                     -------------------------   DECEMBER 31,   DECEMBER 31,
                                         2000          1999          1999           1998
                                     ------------   ----------   ------------   -------------
                                            (UNAUDITED)
Revenue............................  $     75,804   $       --   $         --    $       --
Expenses:
  Cost of sales....................        30,785           --             --            --
  Operations, administration and
     maintenance...................        12,484           --             --            --
  General and administrative.......         6,200           --          1,201            --
  Depreciation and amortization....         4,062           --             --            --
                                     ------------   ----------   ------------    ----------
     Operating income (loss).......        22,273           --         (1,201)           --
Equity in income (loss) of
  affiliate........................            --       (1,509)         9,893        (2,507)
Minority interest..................       (10,661)          --             --            --
Other income (expense):
  Other expense....................          (259)          --             --            --
  Interest income..................         3,999        2,858         11,598         5,374
  Interest expense.................        (1,016)          --             --            --
                                     ------------   ----------   ------------    ----------
     Income before provision for
       income taxes................        14,336        1,349         20,290         2,867
Provision for income taxes.........            --           --             --            --
                                     ------------   ----------   ------------    ----------
     Net income....................  $     14,336   $    1,349   $     20,290    $    2,867
                                     ============   ==========   ============    ==========
Net income per common share:
  Basic and diluted net income per
     common share..................  $      11.95   $     1.12   $      16.91    $     2.39
                                     ============   ==========   ============    ==========
Shares used in computing basic and
  diluted net income per common
  share............................     1,200,000    1,200,000      1,200,000     1,200,000
                                     ============   ==========   ============    ==========
Pro forma basic and diluted pro
  forma net income per common share
  (Note 12)........................  $       0.03                $       0.05
                                     ============                ============
Shares used in computing pro forma
  basic and diluted net income per
  common share (Note 12)...........   450,000,000                 450,000,000
                                     ============                ============


        The accompanying notes are an integral part of these statements.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                             COMMON STOCK      ADDITIONAL   CUMULATIVE                   TOTAL
                                          ------------------    PAID-IN     TRANSLATION   RETAINED   SHAREHOLDER'S
                                           SHARES     AMOUNT    CAPITAL     ADJUSTMENT    EARNINGS      EQUITY
                                          ---------   ------   ----------   -----------   --------   -------------
  Contribution of assets by Global
     Crossing Ltd. for common stock on
     April 1, 1998 (Date of
     Inception).........................  1,200,000    $12      $394,158      $   --      $    --      $394,170
  Net income for the period April 1,
     1998 (Date of Inception) to
     December 31, 1998..................         --     --            --          --        2,867         2,867
                                          ---------    ---      --------      ------      -------      --------
BALANCE, December 31, 1998..............  1,200,000     12       394,158          --        2,867       397,037
  Contribution of East Asia Crossing
     development rights from Global
     Crossing Ltd.......................         --     --        10,970          --           --        10,970
  Cash contribution from Asia Global
     Crossing Holdings Ltd..............         --     --        73,013          --           --        73,013
  Net income for the year ended December
     31, 1999...........................         --     --            --          --       20,290        20,290
                                          ---------    ---      --------      ------      -------      --------
BALANCE, December 31, 1999..............  1,200,000     12       478,141          --       23,157       501,310
  Foreign currency translation
     adjustment.........................         --     --            --       1,397           --         1,397
  Cash contribution from Asia Global
     Crossing Holdings Ltd..............         --     --       280,032          --           --       280,032
  Net income for the three months ended
     March 31, 2000.....................         --     --            --          --       14,336        14,336
                                          ---------    ---      --------      ------      -------      --------
BALANCE, March 31, 2000 (unaudited).....  1,200,000    $12      $758,173      $1,397      $37,493      $797,075
                                          =========    ===      ========      ======      =======      ========

        The accompanying notes are an integral part of these statements.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                       PERIOD FROM
                                                                                                      APRIL 1, 1998
                                                               THREE MONTHS ENDED                        (DATE OF
                                                                    MARCH 31,          YEAR ENDED     INCEPTION) TO
                                                              ---------------------   DECEMBER 31,     DECEMBER 31,
                                                                 2000        1999         1999             1998
                                                              ----------   --------   ------------   ----------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income................................................  $   14,336   $  1,349    $  20,290        $   2,867
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       4,062         --           --               --
    Provision for doubtful accounts.........................         763         --           --               --
    Non-cash cost of sales..................................      30,785         --           --               --
    Equity in (income) loss of affiliate....................          --      1,509       (9,893)           2,507
    Minority interest.......................................      10,912         --           --               --
    Changes in operating assets and liabilities:
      Accounts receivable...................................     (18,351)        --           --               --
      Receivable from affiliates............................      69,054         --      (89,735)              --
      Other current assets..................................     (17,303)        --       (1,150)              (8)
      Deferred revenue......................................      43,160         --           --               --
      Accounts payable and accrued liabilities..............      (2,280)        --        1,131               --
      Payable to affiliates.................................     (96,202)        --      101,402               --
                                                              ----------   --------    ---------        ---------
      Net cash provided by operating activities.............      38,936      2,858       22,045            5,366
                                                              ----------   --------    ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash acquired from consolidating Pacific Crossing Ltd. ...         606         --           --               --
  Change in restricted cash and cash equivalents............      19,753         --       92,882         (231,000)
  Purchase of property and equipment........................    (176,992)        --      (90,628)              --
  Acquisition of minority share in affiliate................     (20,585)        --           --               --
  Investments in affiliates.................................          --        (24)     (92,906)              (6)
                                                              ----------   --------    ---------        ---------
      Net cash used in investing activities.................    (177,218)       (24)     (90,652)        (231,006)
                                                              ----------   --------    ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital contribution........................     280,032         --       73,013          231,018
  Minority interest investment in affiliates................      54,583         --           --               --
                                                              ----------   --------    ---------        ---------
      Net cash provided by financing activities.............     334,615         --       73,013          231,018
EXCHANGE RATE EFFECT ON CASH AND CASH EQUIVALENTS...........       1,397         --           --               --
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     197,730      2,834        4,406            5,378
CASH AND CASH EQUIVALENTS, beginning of period..............       9,784      5,378        5,378               --
                                                              ----------   --------    ---------        ---------
CASH AND CASH EQUIVALENTS, end of period....................  $  207,514   $  8,212    $   9,784        $   5,378
                                                              ==========   ========    =========        =========
SUPPLEMENTAL INFORMATION ON NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Decrease in accrued construction costs....................      48,582         --           --               --
  Contribution of East Asia Crossing development rights.....          --         --      (10,970)              --
  Amortization of deferred finance costs....................      (1,137)        --           --               --
  Costs incurred for property and equipment.................     129,547         --      101,598               --
                                                              ----------   --------    ---------        ---------
  Cash for property and equipment...........................  $  176,992   $     --    $  90,628        $      --
                                                              ==========   ========    =========        =========
  Non-cash capital contribution.............................  $       --   $     --    $      --        $ 163,152
                                                              ==========   ========    =========        =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest and income taxes
    Interest paid and capitalized...........................  $   19,152   $     --    $      --        $      --
                                                              ==========   ========    =========        =========
    Interest paid (net of capitalized interest).............  $      891   $     --    $      --        $      --
                                                              ==========   ========    =========        =========
    Cash paid for taxes.....................................  $       --   $     --    $      --        $      --
                                                              ==========   ========    =========        =========
  Details of consolidating Pacific Crossing Ltd.:
    Assets consolidated.....................................  $1,124,138   $     --    $      --        $      --
    Liabilities consolidated................................    (945,903)        --           --               --
                                                              ----------   --------    ---------        ---------
                                                              $  178,235   $     --    $      --        $      --
                                                              ==========   ========    =========        =========

        The accompanying notes are an integral part of these statements.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                   PERIOD FROM
                                                                                  APRIL 1, 1998
                                            THREE MONTHS ENDED                      (DATE OF
                                                MARCH 31,          YEAR ENDED     INCEPTION) TO
                                            ------------------    DECEMBER 31,    DECEMBER 31,
                                              2000       1999         1999            1998
                                            --------    ------    ------------    -------------
                                               (UNAUDITED)
NET INCOME................................  $ 14,336    $1,349      $20,290          $2,867
  Foreign currency translation
     adjustment...........................     1,397        --           --              --
                                            --------    ------      -------          ------
COMPREHENSIVE INCOME......................  $ 15,733    $1,349      $20,290          $2,867
                                            ========    ======      =======          ======

        The accompanying notes are an integral part of these statements.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THROUGHOUT THESE CONSOLIDATED FINANCIAL STATEMENTS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS.

1. BACKGROUND AND ORGANIZATION

  Formation of the Joint Venture


     On September 24, 1999, Asia Global Crossing Ltd. (the "Company" or "Asia Global Crossing") was formed as an indirect wholly owned subsidiary of Global Crossing Ltd. Asia Global Crossing is a wholly owned subsidiary of Asia Global Crossing Holdings Ltd. On November 24, 1999, Asia Global Crossing Holdings Ltd. became a joint venture owned by Global Crossing Ltd., Softbank Corp. ("Softbank") and Microsoft Corporation ("Microsoft") (collectively the "Partners") who own 93.0%, 3.5% and 3.5% of Asia Global Crossing Holdings Ltd., respectively.



     Upon the formation of the joint venture, Microsoft and Softbank were each issued 1,750,000 shares of Class B common stock of Asia Global Crossing Holdings Ltd. for $175.0 million in cash paid by each of Microsoft and Softbank. Global Crossing Ltd. received 46,500,000 shares of Class A common stock and 1,000 shares of Class C common stock of Asia Global Crossing Holdings Ltd. in consideration for, among other things, (1) its entire interest in Pacific Crossing Ltd. and (2) its development rights with respect to East Asia Crossing. The 1,000 shares of Class C common stock were subsequently transferred to The Goldman Sachs Group, Inc.



     Also upon the formation of the joint venture, Microsoft and Softbank entered into a capacity commitment agreement to purchase capacity on the Global Crossing systems in an aggregate amount of $200 million over a three-year period from the date when Pacific Crossing-1 is able to carry trans-Pacific traffic.



     On April 1, 1998, GCT Pacific Holdings Ltd. ("GCT Pacific") was formed as a wholly-owned subsidiary of Global Crossing Ltd., to hold Global Crossing Ltd.'s interest in Pacific Crossing-1, a 21,000 km undersea fiber optic cable connecting mainland United States to Japan. Global Crossing Ltd. contributed GCT Pacific to the Company upon formation of the joint venture. Since Asia Global Crossing and GCT Pacific are entities under the common control of Global Crossing Ltd., Asia Global Crossing's consolidated financial statements are presented as if it were in existence on April 1, 1998, the date of inception of GCT Pacific, similar to a pooling of interest.



     On September 28, 1999, Asia Global Crossing completed a 100 for 1 stock split. All the shares and per share information have been adjusted to reflect the split retroactively.


  Nature of Business


     Asia Global Crossing intends to be the first pan-Asian telecommunications carrier to provide telecommunications services, including Internet, data, voice and Web-hosting services to wholesale and business customers.



     Asia Global Crossing owns 64.5% of Pacific Crossing-1 and is constructing East Asia Crossing, a 17,000 km undersea fiber optic cable in the East Asian region. The first segment of East Asia Crossing is expected to be ready for service in 2000. Both of these systems will be seamlessly connected to the Global Crossing network, which, including Pacific Crossing-1 and East Asia Crossing, consists of 101,000 announced route miles and serves five continents, 27 countries and more than 200 major cities.


  Pacific Crossing-1


     At December 31, 1999, Pacific Crossing-1 was owned by Pacific Crossing Ltd., a joint venture among GCT Pacific, SCS (Bermuda) Ltd. and Marubeni Pacific Cable Limited, all Bermuda companies

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

(collectively the "Pacific Crossing-1 Partners") who owned 50.0%, 14.5% and 35.5% of Pacific Crossing Ltd., respectively. In addition to owning 50.0% of Pacific Crossing-1 through GCT Pacific, before January 1, 2000, the Company's investment in Pacific Crossing Ltd. was accounted for as interest in affiliates under the equity method because it was not able to exercise effective control over Pacific Crossing Ltd. In March 2000, the Company increased its interest in Pacific Crossing Ltd. to 64.5% by acquiring the remaining interest in SCS Bermuda Ltd., and the Pacific Crossing-1 Shareholder Agreement was amended, which enabled Company to exercise effective control over Pacific Crossing Ltd. As a result, Pacific Crossing Ltd. has been consolidated as of January 1, 2000.

  East Asia Crossing

     On December 17, 1999, Asia Global Crossing awarded KDD Submarine Cable Systems Inc. a construction contract to build East Asia Crossing, the first phase of which is an 11,000 kilometer subsea cable that Asia Global Crossing expects will connect Japan, Hong Kong, Taiwan, Korea and will have the potential to connect into China, if and when regulations permit. The initial service for the link between Japan and Hong Kong is scheduled for year-end 2000.

2. SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

  a) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

  b) Interim Financial Information

     The consolidated financial statements of the Company as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 are unaudited. Adjustments, consisting of normal recurring adjustments to present the consolidated financial position of the Company, have been made, which in the opinion of management are necessary for a fair presentation. Results of operations for the quarter ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.

  c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual amounts and results could differ from those estimates.

     The Company's operations and ability to grow may be affected by numerous factors, including its limited operating history, its significant indebtedness, the delay in constructing its network, dependence on Global Crossing Ltd. and others for capacity and services, the ability to establish customer relationships, the growth of the Internet and other comparable markets, the ability to integrate acquisitions, retaining key personnel, political conditions in Asia, foreign currency exchange fluctuations, changes in tax regulations, changes in customer requirements, new laws and governmental regulations and policies, technological advances, entry of new competitors and changes in the willingness of financial institutions and other lenders to finance acquisitions and operations. The

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

Company cannot predict which, if any, of these or other factors might have a significant impact on the telecommunications industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

  d) Development Stage Company

     The Company was in its development stage until December 1999 when the first segment of Pacific Crossing-1 became ready for commercial service, and Pacific Crossing Ltd. began generating revenue.

  e) Revenue Recognition

     Services

     Revenue from sales of capacity under operating-type leases are recognized over the period the service is provided, net of an estimate for uncollectible accounts. Payments received from customers before the relevant criteria for revenue recognition is satisfied are included in deferred revenue.

     Sales-Type Leases

     Revenue from Capacity Purchase Agreements ("CPAs") that meet the criteria of sales-type lease accounting are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (1) the purchaser obtains the right to use the capacity, which can only be suspended if the purchaser fails to pay the full purchase price or fulfill its contractual obligations, (2) the purchaser is obligated to pay Operations, Administration and Maintenance ("OA&M") costs and (3) the segment of a system related to the capacity purchased is available for service. Certain customers who have entered into CPAs for capacity have paid deposits toward the purchase price which have been included as deferred revenue in the accompanying consolidated balance sheets. The Company follows the criteria set forth in Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS 66") for contracts which qualify for sales-type lease accounting.

  f) Cost of Sales

     Services

     Costs relating to capacity contracts accounted for as operating leases are treated as fixed assets and, accordingly, are depreciated over the estimated useful life of the capacity.

     Sales-Type Leases

     At the date each segment of a system becomes operational, the related amounts included in construction in progress are reclassified (see note 2h), and depreciation commences. For contracts that meet the criteria for sales-type lease accounting, the Company's policy provides for recording cost of sales in the period in which the related revenue is recognized in addition to the depreciation charge described below. The amount charged to cost of sales is determined by calculating the estimated net book value of the specific capacity at the time of the sale, which includes total expected cost of the System and the cost of the additional capacity that the Company has the intent and ability to add through upgrades, provided the need for such upgrades is supported by a third-party consultant's revenue forecast.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

  g) Cash and Cash Equivalents, Restricted Cash and Cash Equivalents

     The Company considers cash in banks and short term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. At March 31, 2000, December 31, 1999 and 1998, $136.3 million, $138.1 million and $231.0 million, respectively, were restricted for the construction of Pacific Crossing-1.

  h) Property and Equipment

     Property and equipment is stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a segment's completion are reflected as construction in progress in the accompanying consolidated balance sheets and recorded as property and equipment at the date each segment of the system becomes operational. Construction in progress includes direct expenditures for construction of the systems and is stated at cost. Capitalized costs include costs incurred under the construction contract; advisory, consulting and legal fees. Once it is probable that a cable system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred.

     Interest incurred, which includes the amortization of deferred finance fees, is capitalized in accordance with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Costs".

     Total interest cost incurred and interest capitalized to construction in progress during the periods presented were:

                                                                 THREE MONTHS
                                                                    ENDED
                                                                MARCH 31, 2000
                                                                --------------
                                                                 (UNAUDITED)
Interest cost incurred......................................       $16,404
                                                                   =======
Interest cost capitalized to construction in progress.......       $15,388
                                                                   =======

     Depreciation is provided on a straight-line basis over the estimated useful lives of the related property and equipment, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease. Estimated useful lives are as follows:

Buildings...................................................    10-40 years
Leasehold improvements......................................     2-25 years
Furniture, fixtures and equipment...........................     2-30 years
Transmission equipment......................................     3-25 years

     The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss would be recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

  i) Deferred Finance Costs

     Costs incurred to obtain financing through the issuance of long term debt have been reflected as an asset in the accompanying consolidated balance sheets. The financing costs relating to the long term debt are amortized over the lesser of the term of the related debt agreements or the expected payment date of the debt obligation. During the construction period, the amortized portion of deferred financing costs relating to the long term debt are included in construction in progress as a component of interest capitalized or recorded as interest expense in accordance with Statement of Financial Accounting Standards
(SFAS) No. 34 "Capitalization of Interest Cost".

  j) Financial Instruments

     The Company uses derivative financial instruments for the purpose of reducing its exposure to adverse fluctuations in interest rates. The counterparties to the derivative financial instruments in effect as of March 31, 2000 are Canadian Imperial Bank of Commerce ("CIBC"), a related party to Global Crossing Ltd., and Deutsche Bank AG. The Company is exposed to credit loss in the event of nonperformance by these counterparties. As of March 31, 2000, the Company did not utilize derivative financial instruments for trading or other speculative purposes.

     As discussed in Note 10, Pacific Crossing Ltd. has entered into an interest rate swap agreement to hedge its exposure to interest rates on its long-term debt. Hedge accounting was applied in respect of these instruments; accordingly, the net cash amounts paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

  k) Translation of Foreign Currencies

     Transactions in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are translated into United States dollars at the rate of exchange at that date. For all periods prior to March 31, 2000, the effect of foreign currency transactions were immaterial.

  l) Income Taxes

     The Company recognizes current and deferred income tax assets and liabilities as applicable based upon all events that have been recognized in the consolidated financial statements as measured by the enacted tax laws.

  m) Investments

     Investments in which the Company does not have significant influence or in which the Company holds an ownership interest of less than 20% are recorded using the cost method of accounting. The equity method of accounting is applied for investments in affiliates, if the Company owns an aggregate of 20% to 50% of the affiliate and if the Company exercises significant influence over the affiliate. The equity method is also applied for entities in which the Company's ownership is in excess of 50% but over which the Company is unable to exercise effective control, due to minority shareholders participating in significant decisions in the ordinary course of business. If the Company holds more than 50% of the ownership and is able to exercise effective control, the owned entity's financial statements and the appropriate deductions for minority interest are included in the accompanying consolidated financial statements.

  n) Concentration of Credit Risk

     The Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customer's financial condition. As of March 31, 2000,

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES the Company's receivables were with three customers and were net of an allowance for doubtful accounts of $0.8 million.

  o) Segment Reporting


     The Company is a single segment operating company providing telecommunications services. For all periods prior to March 31, 2000, the Company's revenues have been derived from sales of wholesale capacity to telecommunications carriers and business customers.



  p) Recent Accounting Standards


     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to fiscal quarters beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. The impact of the adoption of this standard has not been quantified.


     In December 1999, the SEC issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Our financial statements reflect the accounting guidance in SAB 101 for all periods presented.


3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                                    DECEMBER 31,
                                                  MARCH 31,     --------------------
                                                    2000          1999        1998
                                                 -----------    --------    --------
                                                 (UNAUDITED)
Terrestrial capacity...........................  $   21,135     $ 10,795    $     --
Deposits on subsea capacity....................      48,000       48,000          --
Construction in progress.......................   1,066,177       42,803          --
Subsea transmission equipment..................     230,665           --          --
Leasehold improvements.........................       2,669           --          --
Furniture, fixtures and equipment..............       2,897           --          --
                                                 ----------     --------    --------
     Total property and equipment..............   1,371,543      101,598          --
     Less: accumulated depreciation............      (4,031)          --          --
                                                 ----------     --------    --------
     Total property and equipment, net.........  $1,367,512     $101,598    $     --
                                                 ==========     ========    ========

     No depreciation and amortization expense was incurred for property and equipment for all periods prior to December 31, 1999. Depreciation and amortization expense for the three months ended March 31, 2000 was $4.0 million.

4. INVESTMENTS IN AFFILIATE

     The Company's investments in affiliate consist of the following at December 31 (in thousands):


                                                         1999        1998
                                                       --------    --------
Investment in (advances from) Pacific Crossing
  Ltd. ..............................................  $102,954    $ (2,502)
Pacific Crossing-1 development costs.................   160,484     163,141
                                                       --------    --------
     Total investments in affiliate..................  $263,438    $160,639
                                                       ========    ========

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

     Prior to January 21, 1998, Pacific Capital Group, Inc. and its affiliates, a significant shareholder of Global Crossing Ltd., began development of Pacific Crossing-1 and other fiber optic cables. Through January 21, 1998, such development included assembling a management team, negotiating with potential suppliers, partners, financing sources, obtaining preliminary market and feasibility studies and developing technical requirements. During January 1998, Global Crossing Ltd.'s Board determined that it was in its best interests to pursue these new systems, obtain the results of the work and the employees then within the scope of activity of Pacific Capital Group, Inc. and broaden the goals, objectives and business plan of Global Crossing Ltd. In consideration of Pacific Capital Group, Inc. transferring the results of its activities and becoming limited in its future activities in fiber optic telecommunications other than through Global Crossing Ltd., Global Crossing Ltd.'s Board approved and the shareholders subsequently ratified a transaction whereby Pacific Capital Group, Inc. received certain cash reimbursements and entered into a warrant agreement ("PCG Warrants") under which Pacific Capital Group, Inc. was granted warrants for Global Crossing Ltd.'s common stock in exchange for the rights to continue the development of Pacific Crossing-1 and the other fiber optic cables.

     The PCG Warrants were accounted for pursuant to the Emerging Issues Task Force 96-18, "Accounting for Equity Instruments with Variable Terms that are Issued for Consideration other than Employee Services under FASB Statement No. 123" ("EITF 96-18"). Under EITF 96-18, the fair value of equity instruments issued for consideration other than employee services should be measured using the stock price or other measurement assumptions as of the date at which a firm commitment for performance level has been reached. At the date of the initial public offering of Global Crossing Ltd., the Pacific Capital Group, Inc. Warrants attributable to Pacific Crossing-1 were valued at approximately $163.0 million and allocated to GCT Pacific.

     As of January 1, 2000, Pacific Crossing Ltd. was consolidated into the Company. As a result, the Pacific Crossing-1 development costs were reclassified into property and equipment in the accompanying consolidated balance sheet as of March 31, 2000, which were for the balance sheet as of December 31, 2000 included in investing in affiliates.

     The summarized consolidated financial statements of Pacific Crossing Ltd. are as follows as of (in thousands):

                                                          DECEMBER 31,
                                                 -------------------------------
                                                     1999             1998
                                                 ------------    ---------------
Current assets...............................     $   88,030        $  8,551
Total assets.................................      1,124,138         231,677
Current liabilities..........................        185,267          25,626
Total shareholders' equity (deficit).........     $  178,235        $ (4,329)

                                                                   MAY 4, 1998
                                                                    (DATE OF
                                                  YEAR ENDED      INCEPTION) TO
                                                 DECEMBER 31,     DECEMBER 31,
                                                     1999             1998
                                                 ------------    ---------------
Revenues.....................................      $61,100           $    --
Operating income (loss)......................       24,209            (1,627)
Net income (loss)............................      $21,729           $(4,341)

5. TAXES

     The Company accounts for income taxes in accordance with Statement of Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

     Bermuda does not impose a statutory income tax and consequently no provision for income taxes was recorded for any entities incorporated in Bermuda. Income tax provision benefits recorded for

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES losses incurred by certain subsidiaries of the Company which are located in jurisdictions which impose income taxes were offset by the establishment of valuation allowances in accordance with SFAS 109.

6. LONG-TERM DEBT

     The Company's subsidiary, Pacific Crossing Ltd. has an $850.0 million aggregate senior secured non-recourse loan facility (the "Pacific Crossing-1 Credit Facility") with a group of banks led by CIBC, a related party of Global Crossing Ltd., and Deutsche Bank AG, for the construction and financing costs of Pacific Crossing-1. The Pacific Crossing-1 credit facility is comprised of an $840.0 million multiple draw down term loan facility (the "Pacific Crossing-1 Term Facility") and a $10.0 million working capital facility (the "Pacific Crossing-1 Working Capital Facility"). Of the $840.0 million Pacific Crossing-1 Term Facility, $50.0 million is restricted to fund the first System upgrade. The Pacific Crossing-1 Credit Facility is secured by pledges of the stock of Pacific Crossing Ltd. and its subsidiaries and by a security interest in its assets and revenues. As of March 31, 2000, Pacific Crossing-1 had an outstanding balance of $750.0 million under the Pacific Crossing-1 Credit Facility. No amounts have been repaid to the lenders.

     Under the Pacific Crossing-1 Credit Facility, Pacific Crossing Ltd. may select loan arrangements as either a Eurodollar loan or an Alternative Base Rate ("ABR") loan. The Eurodollar interest rate is LIBOR plus 2.25-2.50% and the ABR interest rate is the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.5%, plus 1.25-1.50%. As of March 31, 2000, all outstanding loans were Eurodollar loans. The Pacific Crossing-1 Credit Facility contains various covenants that (1) limit further indebtedness by Pacific Crossing Ltd. and its subsidiaries, (2) limit the ability of Pacific Crossing Ltd. to pay dividends, (3) require Pacific Crossing Ltd. to meet certain minimum capacity sales levels and (4) require Pacific Crossing Ltd. to meet a minimum interest coverage ratio for the years 2001 through to the maturity of the Pacific Crossing-1 Credit Facility. The Pacific Crossing-1 Credit Facility is repayable in ten semi-annual installments ("Mandatory Repayments"), commencing 135 days after the System is ready for service.

     Pacific Crossing Ltd. has entered into two interest rate swap transactions based on one month LIBOR to minimize its exposure to increases in interest rates on its borrowings. The swap transactions fix Pacific Crossing Ltd.'s floating interest rate at 4.985% on a notional amount of borrowings ranging between $200.0 million and $500.0 million until January 31, 2004.

     The expected maturities of long term debt are as follows:

Year Ending December 31,                                      (IN THOUSANDS)
  2000......................................................     $     --
  2001......................................................       83,260
  2002......................................................       93,260
  2003......................................................      113,260
  2004......................................................      118,260
  Thereafter................................................      341,960
                                                                 --------
         Total..............................................     $750,000
                                                                 ========

7. RELATED PARTY TRANSACTIONS

  Shareholders Agreement

     The Partners are parties to a shareholders agreement, which contains important provisions relating to, among other things, the governance of Asia Global Crossing Holdings Ltd.'s business. The shareholders agreement details, among other things, the composition of Asia Global Crossing Holdings Ltd.'s board of directors; actions requiring the approval of directors appointed by Microsoft and Softbank; the preparation of strategic plans; activities in which the Partners are prohibited from engaging in Asia without each other's consent; additional obligations of Microsoft and Softbank to Asia Global Crossing Holdings Ltd.; Asia Global Crossing Holdings Ltd.'s obligation to purchase

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES certain technology from Microsoft; and restrictions on the transfer of Asia Global Crossing Holdings Ltd.'s common stock.

     Global Crossing Ltd. and the Company are discussing an agreement that will govern the relationship between the companies and their respective subsidiaries and affiliates, including provision of network services, coordination and use of bundled service offerings, marketing, pricing of service offerings and strategies, branding, rights with respect to intellectual property and other shared technology and operational, maintenance and administrative services.

  Affiliate Transactions for Network Capacities

     During its normal course of business, Asia Global Crossing and its subsidiaries purchase and sell network capacity from and to affiliates. The Company purchases terrestrial network capacity in Japan from Global Access Ltd., a 49.0%-owned affiliate of Global Crossing Ltd., and Pacific Crossing-1 network capacity from Pacific Crossing Ltd., a 64.5% owned affiliate of the Company. The prices of Global Access Ltd. capacity were determined by Asia Global Crossing and Global Access Ltd., and the prices of Pacific Crossing-1 capacities were determined by Asia Global Crossing and Pacific Crossing Ltd. Prices are reviewed and adjusted periodically based on market conditions. The Company sells this capacity directly, or indirectly through Global Crossing Ltd. and its affiliates to third-party customers. Receivables and payables from/to affiliates are related to these transactions.

     Revenue from the sales of capacity to Global Crossing Ltd. for the three months ended March 31, 2000 was $45.8 million and none for the year ended December 31, 1999. The Company purchased approximately $40 million of capacity from Global Crossing Ltd. and Global Access Ltd. during the three months ended March 31, 2000 and purchased approximately $41 million of capacity from Global Crossing Ltd. and Global Access Ltd. during the year ended December 31, 1999.

  Corporate Services

     Certain affiliated companies, which are indirect wholly-owned subsidiaries of Global Crossing Ltd., provide Asia Global Crossing with general corporate services, including accounting, legal, human resources, information systems services and other office functions. The related charges are allocated to the Company based on estimated usage of the common resources. The estimated usage factors are agreed upon on a periodic basis. Management believes that the allocation methodology is reasonable. From November 24, 1999 (inception date of the joint venture) to December 31, 1999, the related shared service charges to the Company were $0.5 million. For the three months ended March 31, 2000, the related charges totaled $1.3 million. Had the Company provided these management services on a stand alone basis, there could be no assurance that these fees would be the same.

  Maintenance Agreements

     Pacific Crossing Ltd. has entered into OA&M agreements with Global Access Ltd. and with Global Crossing Network Center, Ltd., a subsidiary of Global Crossing Ltd., whereby Global Access Ltd. and Global Crossing Network Center are obligated to provide operating, administration and maintenance functions for Pacific Crossing-1. The OA&M agreement with GCNC is for an initial term of eight years with two renewal periods of five years each at the Company's option. The OA&M agreement with Global Access Ltd. is for an initial term of eight years with two renewal periods of eight and one-half years each at the Company's option. The OA&M costs related to this agreement are expensed as incurred. Pacific Crossing Ltd. recorded expense of $1.5 million and $10.8 million for the three months ended March 31, 2000 under the agreement with Global Access Ltd. and Global Crossing Network Center, respectively.

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

  Notes Receivable from Employees

     Certain key employees of Asia Global Crossing had interest-free loans from the Company. On the first, second, and third anniversary of the employee's start date, a third of the original loan will be forgiven. The Company amortizes these notes receivable to salary and benefit expense over three years on a straight-line basis. At March 31, 2000, the unamortized outstanding balance was $15.7 million and is included in other assets in the accompanying consolidated balance sheet.

  East Asia Crossing

     A direct wholly-owned subsidiary of Global Crossing Ltd. developed East Asia Crossing. These development rights were contributed directly to the Company. The value of these development rights totaling $11.0 million was based on the estimated total system costs including upgrades of East Asia Crossing and included in property and equipment.

8. GEOGRAPHIC SEGMENTATION

                                                 (IN THOUSANDS)
                                    MARCH 31, 2000           DECEMBER 31, 1999
                                -----------------------   -----------------------
                                             LONG-LIVED                LONG-LIVED
                                REVENUE(1)   ASSETS(2)    REVENUE(1)   ASSETS(2)
                                ----------   ----------   ----------   ----------
                                      (UNAUDITED)
United States.................   $46,624     $  134,268      $ --       $     --
Japan.........................    24,410        173,245        --         19,240
United Kingdom................     4,770             --        --             --
International Waters..........        --      1,059,999        --         82,358
                                 -------     ----------      ----       --------
Consolidated..................   $75,804     $1,367,512      $ --       $101,598
                                 =======     ==========      ====       ========

---------------
(1) Revenue is classified according to the primary point of presence of the end customer. During the three months ended March 31, 2000, there were two customers located in the United States that accounted for 39.2% and 14.2% of consolidated revenue and one customer located in Japan that accounted for 22.8% of consolidated revenue.

(2) Long-lived assets include capacity available for sale and construction in progress as of March 31, 2000 and December 31, 1999.

9. COMMITMENTS

     At December 31, 1999, Asia Global Crossing was committed under its contracts with KDD-SCS for future East Asia Crossing construction cost totaling approximately $587.0 million, over the next two years. At March 31, 2000, the remaining committed construction cost was $543.5 million.

     At March 31, 2000, Pacific Crossing Ltd. was committed under contracts with TSSL for remaining construction costs of Pacific Crossing-1 totaling approximately $131.7 million.

     At December 31, 1999, the Company had various noncancelable operating leases for office buildings and network operation centers. The following is a schedule of future minimum lease payments for operating leases that had initial or remaining noncancelable lease terms in excess of one year as of December 31, 1999 (in thousands):

2000........................................................  $  984
2001........................................................     853
                                                              ------
                                                              $1,837
                                                              ======

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

     The following amounts are payable to GCNC under an OA&M agreement (see note
7):

                                                        (IN THOUSANDS)
Year Ending December 31,
  2000................................................      $43,000
  2001................................................       43,000
  2002................................................       42,200

     These fees will increase by 3.0% each year starting in the year ended December 31, 2003, through the end of the agreement in 2007.

     Under an additional OA&M agreement, Pacific Crossing Ltd. is committed to paying Global Access Ltd. $5.8 million each year through 2002, increasing by 3.0% thereafter through 2007 (see note 7).

10. FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable and accrued liabilities, accrued interest, obligations under capital leases and long term debt approximate their fair value due to their short-term or variable interest nature. At March 31, 2000, the fair value of the interest rate swap entered into by Pacific Crossing Ltd. is $29.9 million and is based on market quotes.

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company's unaudited quarterly results are as follows (in thousands):

                                                           1998 QUARTER ENDED
                                                 --------------------------------------
                                                 JUNE 30    SEPTEMBER 30    DECEMBER 31
                                                 -------    ------------    -----------
Revenue......................................    $   --        $   --         $   --
Operating loss...............................    $   --        $   --         $   --
Net income...................................    $   --        $2,207         $  660

                                                      1999 QUARTER ENDED
                                      --------------------------------------------------
                                      MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                      --------    -------    ------------    -----------
Revenue.............................   $   --     $   --        $   --         $    --
Operating loss......................   $   --     $   --        $  (66)        $(1,135)
Net income..........................   $1,349     $1,695        $2,436         $14,810

12. SUBSEQUENT EVENTS

     On January 26, 2000, the Company announced an agreement to create GlobalCenter Japan, a joint venture with Japan's Internet Research Institute, Inc. ("Internet Research Institute"). GlobalCenter Japan will design, develop and construct a data center in Japan providing connectivity worldwide through the Global Crossing network. The joint venture will also develop and provide complex Web-hosting services, e-commerce support and applications hosting solutions. The Company will own 89.0% of GlobalCenter Japan, with Internet Research Institute owning the remaining 11.0%.

     On March 17, 2000, GCT Pacific entered into Stock Purchase Agreements with the other shareholders of SCS (Bermuda) Ltd. to purchase their interests for cash. Upon completion of the transactions, GCT Pacific will own 100% interest of SCS (Bermuda) Ltd., and as a result will increase the Company's ownership interest in Pacific Crossing Ltd. to 64.5%. In connection with this transaction, Asia Global Crossing granted an option to Marubeni, a joint venture partner in Pacific

                   ASIA GLOBAL CROSSING LTD. AND SUBSIDIARIES

Crossing Ltd. to purchase $7.0 million of Asia Global Crossing's Class A common stock at the initial public offering price.



     On March 24, 2000 the Pacific Crossing Ltd. Shareholder Agreement was amended to allow the Company to exercise effective control over Pacific Crossing Ltd. Accordingly, the Company will consolidate the operations of Pacific Crossing Ltd. as of January 1, 2000.


     Concurrently with the completion of the pending initial public offering of the Company, the Company will reorganize its share capital as follows:

     (1) the authorized share capital of the Company will increase from $12,000 to $25.2 million, consisting of (a) 1,200,000,000 shares of Class A common stock, (b) 1,200,000,000 shares of Class B common stock and (c) 120,000,000 shares of preferred stock;


     (2) the Company will issue a specified number of shares of Class B common stock to Asia Global Crossing Holdings; Asia Global Crossing Holdings will pay a dividend consisting of those shares to each of Global Crossing and Microsoft;



     (3) the Company will issue a specified number of shares of Class A common stock to Asia Global Crossing Holdings; Asia Global Crossing Holdings will pay a dividend consisting of those shares to The Goldman Sachs Group, Inc.;



     (4) Class A common stock holders will have one vote per share, while holders of Class B common stock have 10 votes per share;



     (5) Asia Global Crossing Holdings will then become a wholly owned subsidiary of Softbank; and



     (6) The Company will have a 375 for 1 stock split.



     Also, concurrently with the completion of the pending initial public offering of the Company, the Partners' will each contribute their respective interests in Hutchison Global Crossing and Global Access Ltd. The Company will indemnify Global Crossing Ltd. for certain contingent liabilities that may arise relating to Hutchison Global Crossing. Additionally, the Company will purchase from Global Crossing Ltd. any outstanding shareholder loans it made to Hutchison Global Crossing and Global Access Ltd. A stock incentive plan will be approved which will allow 15% of the total shares outstanding of the Company's common stock as of the completion of the pending initial public offering for issuance.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pacific Crossing Ltd.:

     We have audited the accompanying consolidated balance sheets of Pacific Crossing Ltd. (a Bermuda company) and its subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1999 and for the period from May 4, 1998 (Date of Inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Crossing Ltd. and its subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from May 4, 1998 (Date of Inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States.

     As explained in the Notes to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.

/s/ Arthur Andersen

Hamilton, Bermuda
February 23, 2000

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                                           DECEMBER 31,
                                                     MARCH 31,     ----------------------------
                                                       2000            1999            1998
                                                    -----------    ------------    ------------
                                                    (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents.......................  $      528      $      606       $    433
  Restricted cash and cash equivalents............      66,734          17,914          6,695
  Receivable from affiliate.......................     122,418          61,100             --
  Accounts receivable.............................          --           6,399             --
  Other assets and prepaid costs..................       1,633           2,011          1,423
                                                    ----------      ----------       --------
     Total current assets.........................     191,313          88,030          8,551
Property and equipment, net.......................   1,047,921       1,010,730        193,214
Deferred finance costs, net of accumulated
  amortization of $7,697, $6,560 and $2,026 as of
  March 31, 2000, December 31, 1999 and 1998,
  respectively....................................      24,241          25,378         29,912
                                                    ----------      ----------       --------
     Total assets.................................  $1,263,475      $1,124,138       $231,677
                                                    ==========      ==========       ========
LIABILITIES:
Current liabilities:
  Accrued construction costs......................  $  107,993      $  160,817       $ 23,473
  Accounts payable and accrued liabilities........       1,083           1,219            619
  Deferred revenue................................       4,503           9,854            333
  Payable to affiliate............................      29,039           8,124          1,041
  Other current liabilities.......................         120           5,253            160
                                                    ----------      ----------       --------
     Total current liabilities....................     142,738         185,267         25,626
Long term debt....................................     750,000         750,000        200,000
Long term deferred revenue........................      24,439              --             --
Long term accrued construction costs..............          --              --          9,134
Other long term liabilities.......................       1,221           1,401          1,246
Loan payable to affiliate.........................       9,417           9,235             --
                                                    ----------      ----------       --------
     Total liabilities............................     927,815         945,903        236,006
                                                    ----------      ----------       --------
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, 1,200,000 shares authorized, par
     value $0.01, 1,200,000 shares issued and
     outstanding at March 31, 2000 and December
     31, 1999 and 1998, respectively..............          12              12             12
  Additional paid in capital......................     288,431         160,835             --
  Retained earnings (deficit).....................      47,217          17,388         (4,341)
                                                    ----------      ----------       --------
                                                       335,660         178,235         (4,329)
                                                    ----------      ----------       --------
     Total liabilities and shareholders' equity
       (deficit)..................................  $1,263,475      $1,124,138       $231,677
                                                    ==========      ==========       ========

        The accompanying notes are an integral part of these statements.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      PERIOD FROM
                                                                                      MAY 4, 1998
                                            THREE MONTHS ENDED                          (DATE OF
                                                 MARCH 31,             YEAR ENDED    INCEPTION) TO
                                        ---------------------------   DECEMBER 31,    DECEMBER 31,
                                            2000           1999           1999            1998
                                        ------------   ------------   ------------   --------------
                                                (UNAUDITED)
Revenue...............................    $ 74,234       $    --        $61,100         $    --
Expenses:
  Cost of sales.......................      27,286            --         20,722              --
  Operations, administration and
     maintenance......................      12,311            --          8,000              --
  Selling, general and
     administrative...................         878           868          8,169           1,627
  Depreciation and amortization.......       3,692            --             --              --
                                          --------       -------        -------         -------
                                            44,167           868         36,891           1,627
                                          --------       -------        -------         -------
     Operating income (loss)..........      30,067          (868)        24,209          (1,627)
                                          --------       -------        -------         -------
Other income (expense):
  Interest income.....................         694            37            464           1,032
  Interest expense....................      (1,010)         (991)        (2,612)         (3,746)
  Other income........................          78            --            459              --
                                          --------       -------        -------         -------
     Income (loss) from operations
       before provision for income
       taxes..........................      29,829        (1,822)        22,520          (4,341)
Provision for income taxes............          --            --             --              --
                                          --------       -------        -------         -------
     Income (loss) from operations....      29,829        (1,822)        22,520          (4,341)
Cumulative effect of change in
  accounting principle................          --          (791)          (791)             --
                                          --------       -------        -------         -------
     Net income (loss)................    $ 29,829       $(2,613)       $21,729         $(4,341)
                                          ========       =======        =======         =======

        The accompanying notes are an integral part of these statements.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                             TOTAL
                                              COMMON STOCK      ADDITIONAL   RETAINED    SHAREHOLDERS'
                                           ------------------    PAID IN     EARNINGS       EQUITY
                                            SHARES     AMOUNT    CAPITAL     (DEFICIT)     (DEFICIT)
                                           ---------   ------   ----------   ---------   -------------
  Issuance of common stock for cash on
     May 4, 1998 (Date of Inception) at
     $0.01 per share.....................  1,200,000    $12      $     --     $    --      $     12
  Net loss for the period from May 4,
     1998 (Date of Inception) to December
     31, 1998............................         --     --            --      (4,341)       (4,341)
                                           ---------    ---      --------     -------      --------
BALANCE, December 31, 1998...............  1,200,000     12            --      (4,341)       (4,329)
  Capital contributions..................         --     --       160,835          --       160,835
  Net income for the year ended December
     31, 1999............................         --     --            --      21,729        21,729
                                           ---------    ---      --------     -------      --------
BALANCE, December 31, 1999...............  1,200,000     12       160,835      17,388       178,235
  Capital contributions..................         --     --       127,596          --       127,596
  Net income for the three months ended
     March 31, 2000......................         --     --            --      29,829        29,829
                                           ---------    ---      --------     -------      --------
BALANCE, March 31, 2000 (unaudited)......  1,200,000    $12      $288,431     $47,217      $335,660
                                           =========    ===      ========     =======      ========

        The accompanying notes are an integral part of these statements.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                  PERIOD FROM
                                                                                                  MAY 4, 1998
                                                         THREE MONTHS ENDED                         (DATE OF
                                                              MARCH 31,          YEAR ENDED        INCEPTION)
                                                        ---------------------   DECEMBER 31,    TO DECEMBER 31,
                                                          2000        1999          1999              1998
                                                        ---------   ---------   ------------   ------------------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $  29,829   $  (2,613)   $  21,729         $  (4,341)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization.....................      3,692          18
    Non-cash cost of sales............................     27,286          --       20,722                --
    Cumulative effect of change in accounting
       principle......................................         --         791          791                --
    Changes in operating assets and liabilities:
       Other assets and prepaid costs.................        378         282         (588)           (1,423)
       Receivable from affiliate......................    (61,318)     (2,439)     (61,100)               --
       Accounts receivable............................      6,399          --       (6,399)               --
       Deferred revenue...............................     19,088       1,700        9,521               333
       Accounts payable & accrued liabilities.........       (136)        (27)         600               619
       Payable to affiliate...........................     21,097          --       16,318             1,041
       Other liabilities..............................     (5,313)         --        5,248                --
                                                        ---------   ---------    ---------         ---------
         Net cash provided by (used in) operating
           activities.................................     41,002      (2,288)       6,842            (3,771)
                                                        ---------   ---------    ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for property and equipment................   (119,856)   (111,282)    (706,285)         (157,175)
                                                        ---------   ---------    ---------         ---------
         Net cash used in investing activities........   (119,856)   (111,282)    (706,285)         (157,175)
                                                        ---------   ---------    ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..............         --          --           --                12
  Proceeds from long term debt........................         --     112,070      550,000           304,000
  Repayment of long term debt.........................         --          --           --          (104,000)
  Finance costs incurred..............................         --          --           --           (31,938)
  Capital contributions...............................    127,596          --      160,835                --
  Change in restricted cash and cash equivalents......    (48,820)      1,887      (11,219)           (6,695)
                                                        ---------   ---------    ---------         ---------
         Net cash provided by financing activities....     78,776     113,957      699,616           161,379
                                                        ---------   ---------    ---------         ---------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.........................................        (78)        387          173               433
                                                        ---------   ---------    ---------         ---------
CASH AND CASH EQUIVALENTS, beginning of period........        606         433          433                --
                                                        ---------   ---------    ---------         ---------
CASH AND CASH EQUIVALENTS, end of period..............  $     528   $     820    $     606         $     433
                                                        =========   =========    =========         =========
SUPPLEMENTAL INFORMATION ON NON-CASH INVESTING
  ACTIVITIES:
  Costs incurred for property and equipment...........  $  68,168   $ 123,131    $ 839,029         $ 193,214
  Decrease (increase) in accrued construction costs...     52,825     (10,683)    (128,210)          (32,607)
  Amortization of deferred finance costs..............     (1,137)     (1,128)      (4,534)           (2,026)
  Increase in other liabilities.......................         --         (38)          --            (1,406)
                                                        ---------   ---------    ---------         ---------
  Cash paid for property and equipment................  $ 119,856   $ 111,282    $ 706,285         $ 157,175
                                                        =========   =========    =========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid and capitalized.......................  $  19,152   $   4,594    $  29,514         $   6,548
                                                        =========   =========    =========         =========
  Interest paid (net of capitalized interest).........  $     891   $   1,741    $   2,655         $   3,414
                                                        =========   =========    =========         =========
  Cash paid for taxes.................................  $      --   $      --    $      --         $      --
                                                        =========   =========    =========         =========

        The accompanying notes are an integral part of these statements.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Throughout these consolidated financial statements, references to "dollars" and "$" are to United States dollars.

1. BACKGROUND AND ORGANIZATION

     On May 4, 1998, Pacific Crossing Ltd. (the "Company") was incorporated in Bermuda. Pacific Crossing Ltd. is a joint venture owned by GCT Pacific Holdings Ltd., ("GCT Pacific"), SCS (Bermuda) Ltd. ("SCS (Bermuda)") and Marubeni Pacific Cable Limited, all Bermuda companies (collectively the "Partners") who own 50.0%, 14.5% and 35.5% of Pacific Crossing Ltd., respectively. Pacific Crossing Ltd. was incorporated to construct and operate an undersea fiber optic cable ring with landing stations in the United States and Japan (Pacific Crossing Ltd.'s fiber optic cable ring is referred to as "Pacific Crossing-1" or the "System"). Pacific Crossing Ltd. has incorporated wholly-owned subsidiaries in each of these countries in order to own the portion of the cable system located in each country and the related territorial waters. Pacific Crossing-1 consists of two segments joined to form a ring configuration. At December 31, 1999, the first segment, from Harbour Pointe, Washington to Ajigaura, Japan, was completed and placed into service.

     GCT Pacific is a wholly-owned subsidiary of Asia Global Crossing Holdings Ltd. and owns a further economic interest in Pacific Crossing Ltd. through its 100% ownership interest in SCS (Bermuda). During the periods presented in these financial statements, Asia Global Crossing Holdings Ltd. was 93.0% owned by Global Crossing Ltd. Global Crossing Ltd. is a provider of global broadband telecommunications services for both wholesale and retail customers. Global Crossing Ltd. is building a state-of-the-art fiber optic network (the "Global Crossing Network") which includes Pacific Crossing-1.

     During April 1998, Pacific Crossing Ltd. entered into a fixed price contract with Tyco Submarine Systems Ltd. ("TSSL") to construct Pacific Crossing-1. The estimated cost of the System is $1,100.0 million (including capitalized interest), which is being financed through a $400.0 million equity contribution by the Partners and an $850.0 million credit facility. The $400.0 million equity contribution by the Partners will be pro-rated according to their respective percentage ownership of Pacific Crossing Ltd. Through either cash collateral, letter of credit, or an equity contribution guarantee, the equity contributions have been guaranteed by the Partners. In July 1998, the $850.0 million aggregate senior secured non-recourse loan facility (the "Pacific Crossing-1 Credit Facility") was executed for the construction and financing costs of Pacific Crossing-1.

2. SIGNIFICANT ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The significant accounting policies are summarized as follows:

  a) Principles of Consolidation

     The consolidated financial statements include the accounts of Pacific Crossing Ltd. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

  b) Interim Financial Information

     The consolidated financial statements of the Company as of March 31, 2000 and for the three months ended March 31, 2000 and March 31, 1999 are unaudited. Adjustments, consisting of normal recurring adjustments and adjustments necessary to present the consolidated financial position of the Company, have been made which in the opinion of management are necessary for a fair presentation.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

Results of operations for the quarter ended March 31, 2000 are not necessarily indicative of the results that may be expected for the full year or for any future period.

  c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws and governmental regulations and policies, technological advances, entry of new competitors and changes in the willingness of financial institutions and other lenders to finance operations. The Company cannot predict which, if any, of these or other factors might have a significant impact on the telecommunications industry in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on the Company's operations.

  d) Development Stage Company

     The Company was in its development stage until December 31, 1999, when the first segment of Pacific Crossing-1 was placed into service.

  e) Revenue Recognition

     Sales-Type Leases

     Revenue from Capacity Purchase Agreements ("CPAs") that meet the criteria of sales-type lease accounting are recognized in the period that the rights and obligations of ownership transfer to the purchaser, which occurs when (i) the purchaser obtains the right to use the capacity, which can only be suspended if the purchaser fails to pay the full purchase price or fulfill its contractual obligations, (ii) the purchaser is obligated to pay Operations, Administration and Maintenance ("OA&M") costs and (iii) the segment of a system related to the capacity purchased is available for service and the related capacity is activated. Certain customers who have entered into CPAs for capacity have paid deposits toward the purchase price, which have been included as deferred revenue in the accompanying consolidated balance sheets. At March 31, 2000 and December 31, 1999, Pacific Crossing Ltd. had deferred revenue of $2.0 million and $9.9 million, respectively, relating to sales-type lease revenues.

     The Company follows the criteria set forth in Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate" ("SFAS 66") for contracts which qualify for sales-type lease accounting.

     Services

     Revenue from sales of capacity under operating -- type leases are recognized over the period the service is provided, net of an estimate for uncollectable accounts. Payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue. At March 31, 2000, Pacific Crossing Ltd. had deferred revenue of $27.0 million relating to operating-type leases and at December 31, 1999, Pacific Crossing Ltd. did not have any deferred revenue relating to operating-type leases.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

  f) Cost of Sales

     Sales-Type Leases

     At the date each segment of the System becomes operational, the related amounts included in construction in progress are reclassified (see Note 2h), and depreciation commences. For contracts that meet the criteria for sales-type lease accounting, the Company's policy provides for recording cost of sales in the period in which the related revenue is recognized in addition to the depreciation charge described below. The amount charged to cost of sales is determined by calculating the estimated net book value of the specific capacity at the time of the sale, which includes total expected cost of the System and the cost of the additional capacity that the Company has the intent and ability to add through upgrades, provided the need for such upgrades is supported by a third-party consultant's revenue forecast.

     Services

     Costs of sales relating to capacity contracts accounted for as operating leases are treated as fixed assets and, accordingly, are depreciated over the estimated useful life of the capacity.

  g) Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

     The Company considers cash in banks and short term highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company's restricted cash is restricted for the payments of construction costs of Pacific Crossing-1.

  h) Property and Equipment

     Property and equipment, which includes transmission equipment and construction in progress, is stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Construction in progress includes direct expenditures for construction of the System and is stated at cost. Capitalized costs include costs incurred under the construction contract; advisory, consulting and legal fees; interest; and amortized finance costs incurred during the construction phase. On the date a segment or upgrade becomes operational, the related cost is recorded as transmission equipment and depreciation commences.

     Interest incurred, which includes the amortization of deferred finance fees, is capitalized in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost." Total interest cost incurred and interest capitalized to construction in progress during the periods presented were (in thousands):

                                                                               PERIOD FROM
                                                                               MAY 4, 1998
                                                THREE MONTHS                    (DATE OF
                                                   ENDED        YEAR ENDED    INCEPTION) TO
                                                 MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                    2000           1999           1998
                                                ------------   ------------   -------------
                                                (UNAUDITED)
Interest cost incurred........................    $16,398        $41,625         $11,841
                                                  =======        =======         =======
Interest cost capitalized to construction in
  progress....................................    $15,388        $39,013         $ 8,095
                                                  =======        =======         =======

     Depreciation is provided on a straight-line basis over the estimated useful lives of the related property and equipment, with the exception of leasehold improvements and assets acquired through

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES
capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease. Estimated useful lives for transmission equipment are 3 to 25 years.

     The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets.

  i) Deferred Finance Costs

     Costs incurred to obtain financing through the issuance of long-term debt have been reflected as an asset in the accompanying consolidated balance sheets. The financing costs relating to the long-term debt are amortized over the lesser of the term of the related debt agreements or the expected payment date of the debt obligation. During the construction period, the amortized portion of deferred financing costs relating to the long term debt are included in construction in progress as a component of interest capitalized or recorded as interest expense in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost."

  j) Financial Instruments

     The Company uses derivative financial instruments to reduce its exposure to adverse fluctuations in interest rates. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not enter into financial instruments for trading or speculative purposes. Accordingly, they are presented on the accompanying consolidated balance sheets at their carrying values, which approximates their fair values. Fair values are based on market quotes, current interest rates or management estimates, as appropriate.

     As discussed in Note 7, the Company has entered into an interest rate swap agreement to hedge its exposure to interest rates on its long-term debt. Hedge accounting was applied in respect of these instruments; accordingly, the net cash amounts paid or received on the agreement are accrued and recognized as an adjustment to interest expense on the related debt.

     The counterparties to the derivative financial instruments in effect as of December 31, 1999 are Canadian Imperial Bank of Commerce ("CIBC") and Deutsche Bank AG. The Company is exposed to credit loss in the event of nonperformance by these counterparties.

  k) Income Taxes

     The Company recognizes current and deferred income tax assets and liabilities as applicable based upon all events that have been recognized in the consolidated financial statements as measured by the provision of the enacted tax laws.

  l) Translation of Foreign Currencies

     The functional currency of the Company's subsidiaries is the United States dollar. Transactions in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the date of each transaction. Monetary assets and liabilities denominated in foreign currencies at year end are translated into United States dollars at the rate of exchange at that date. For the three months ended March 31, 2000 and the year ended December 31, 1999, Pacific Crossing Ltd. recognized a $0.1 million and $0.5 million, respectively, foreign transaction gain included in other income in the

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES
accompanying consolidated statement of operations. The effect of foreign currency transactions for the period from May 4, 1998 (Date of Inception) to December 31, 1998 was not material.

  m) Change in Accounting Policy

     The Company adopted Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities" in the first quarter of 1999. Accordingly, a one-time charge of $0.8 million, representing start-up costs incurred and capitalized during previous periods, was charged against net income.

  n) Segment Reporting

     The Company is a provider of Internet and long distance telecommunications facilities and related services. The Company determined that it was a single segment operating company.

  o) Pending Accounting Standards

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133" which deferred SFAS No. 133's effective date to fiscal quarters beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. The impact of the adoption of this standard has not been quantified.

  p) Reclassifications

     Certain prior year amounts have been reclassified in the consolidated financial statements to conform to current year presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                           DECEMBER 31,
                                        MARCH 31,     ----------------------
                                          2000           1999         1998
                                       -----------    ----------    --------
                                       (UNAUDITED)
Transmission equipment...............  $  200,245     $  227,531    $     --
Construction in progress.............     851,368        783,199     193,214
                                       ----------     ----------    --------
Total property and equipment.........  $1,051,613     $1,010,730    $193,214
Less: accumulated depreciation.......      (3,692)            --          --
                                       ----------     ----------    --------
Total property and equipment.........  $1,047,921     $1,010,730    $193,214
                                       ==========     ==========    ========

     Depreciation expense was not recorded in 1999 or 1998 as the Northern segment of Pacific Crossing-1 was placed into service on December 31, 1999. Depreciation expense for the three months ended March 31, 2000 was $3.7 million.

4. LONG TERM DEBT

  Pacific Crossing-1 Credit Facility

     During 1998, Pacific Crossing Ltd. entered into an $850.0 million aggregate senior secured non-recourse loan facility (the "Pacific Crossing-1 Credit Facility") with a group of banks led by CIBC and Deutsche Bank AG, for the construction and financing costs of Pacific Crossing-1. The Pacific Crossing-1 credit facility is comprised of an $840.0 million multiple draw down term loan facility (the "Pacific Crossing-1 Term Facility") and a $10.0 million working capital facility (the "Pacific Crossing-1 Working Capital Facility"). Of the $840.0 million Pacific Crossing-1 Term Facility, $50.0 million is restricted to fund the first system upgrade. The Pacific Crossing-1 Credit Facility is

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES
secured by pledges of the stock of Pacific Crossing Ltd. and its subsidiaries and by a security interest in its assets. As of March 31, 2000 and December 31, 1999, Pacific Crossing Ltd. had an outstanding balance of $750.0 million under the Credit Facility ($200.0 million at December 31, 1998). No amounts have been repaid to the lenders.

     Pacific Crossing Ltd. obtained a $104.0 million loan from CIBC to fund construction before the Pacific Crossing-1 Credit Facility was in place. This loan was repaid during 1998 with funds borrowed under the Pacific Crossing-1 Credit Facility.

     Under the Pacific Crossing-1 Credit Facility, Pacific Crossing Ltd. may select loan arrangements as either a Eurodollar loan or an Alternative Base Rate ("ABR") loan. The Eurodollar interest rate is LIBOR plus 2.25-2.50% and the ABR interest rate is the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate plus 0.5%, plus 1.25-1.50%. As of March 31, 2000 and December 31, 1999 and 1998 all outstanding loans were Eurodollar loans. The Pacific Crossing-1 Credit Facility contains various covenants that (i) limit further indebtedness by Pacific Crossing Ltd. and its subsidiaries, (ii) limit the ability of Pacific Crossing Ltd. to pay dividends, (iii) require Pacific Crossing Ltd. to meet certain minimum capacity sales levels and (iv) require Pacific Crossing Ltd. to meet a minimum interest coverage ratio for the years 2001 through to the maturity of the Pacific Crossing-1 Credit Facility. The Pacific Crossing-1 Credit Facility is repayable in ten semi-annual installments ("Mandatory Repayments"), commencing 135 days after the System is ready for service.

     Effective October 30, 1998, Pacific Crossing Ltd. entered into two interest rate swap transactions based on one month LIBOR to minimize its exposure to increases in interest rates on its borrowings. The swap transactions fix Pacific Crossing Ltd.'s floating interest rate at 4.985% on a notional amount of borrowings ranging between $200.0 million and $500.0 million until January 31, 2004.

     The expected maturities of long term debt are as follows:

YEAR ENDING DECEMBER 31,
------------------------                                (IN THOUSANDS)
  2000................................................     $     --
  2001................................................       83,260
  2002................................................       93,260
  2003................................................      113,260
  2004................................................      118,260
  Thereafter..........................................      341,960
                                                           --------
     Total............................................     $750,000
                                                           ========

5. COMMITMENTS AND CONTINGENCIES

     As of December 31, 1999, Pacific Crossing Ltd. was committed under contracts with TSSL for remaining construction costs of Pacific Crossing-1 totaling approximately $240.0 million. At March 31, 2000, the remaining commitment amount was $131.7 million.

     The following amounts are payable to Global Crossing Network Center, Ltd. ("GCNC") under an OA&M agreement (see Note 8):

YEAR ENDING DECEMBER 31,
------------------------                                (IN THOUSANDS)
  2000................................................     $ 43,000
  2001................................................       43,000
  2002................................................       42,200

     These fees will increase by 3.0% each year starting in the year ended December 31, 2003, through the end of the agreement in 2007.

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

     Under an additional OA&M agreement, Pacific Crossing Ltd. is committed to paying Global Access Ltd. $5.8 million each year through 2002, increasing by 3.0% thereafter through 2007 (see Note 8).

6. TAXES

     The Company accounts for income taxes in accordance with Statement of Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

     Bermuda does not impose a statutory income tax and consequently no provision for income taxes was recorded for any entities incorporated in Bermuda. Income tax provision benefits recorded for losses incurred by certain subsidiaries of the Company which are located in jurisdictions which impose income taxes were offset by the establishment of valuation allowances in accordance with SFAS 109.

7. FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable and accrued liabilities, accrued interest, obligations under capital leases and long term debt approximate their fair value. At March 31, 2000, the fair value of the interest rate swap is $29.9 million and is based on market quotes.

8. RELATED PARTY TRANSACTIONS

  Shareholders Agreement

     The Partners have entered into a shareholders agreement that details, among other things the composition of the Company's board of directors; actions requiring the supermajority consent of the board of directors; actions requiring the supermajority consent of the Company's shareholders; shareholder rights to subscribe for new capital; restrictions on the transfer of shares of the Company's common stock; the consequences of a deadlock over the annual budget; and exit rights of SCS (Bermuda).

  Revenue

     All sales of capacity and related OA&M revenue on Pacific Crossing-1 are with affiliates at prices determined by the respective joint venture owners. Prices are reviewed and adjusted periodically based on market conditions.

  Financial Services Agreement

     During 1998, Pacific Crossing Ltd. entered into a Financial Services Agreement with Global Crossing Development Corporation, an indirect wholly owned subsidiary of Global Access Ltd., to arrange the Pacific Crossing-1 Credit Facility. As consideration, Global Crossing Development Corporation received a fee in the amount of 1.5% of the $850.0 million Pacific Crossing-1 Credit Facility or $12.8 million. This amount has been recorded as deferred finance costs and is being amortized over the term of the Pacific Crossing-1 Credit Facility. In a further agreement between Global Crossing Development Corporation and Marubeni Pacific Cable Limited, Marubeni Pacific Cable Limited received from Global Crossing Development Corporation 33.3% of the $12.8 million or $4.3 million for their participation in arranging the Pacific Crossing-1 Credit Facility.

  Contribution of Pacific Crossing-1

     Prior to January 21, 1998, Pacific Capital Group, Inc. and its affiliates, a significant shareholder of Global Access Ltd., began development of Pacific Crossing-1 and two other fiber optic cable systems. Through January 21, 1998, such development included assembling a management team, negotiating with potential suppliers, partners, financing sources, obtaining preliminary market and feasibility studies and developing technical requirements. During January 1998, Global Access Ltd.'s Board determined that it was in its best interests to pursue these new systems, obtain the results of the work and the employees then within the scope of activity of Pacific Capital Group, Inc. and broaden

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES
the goals, objectives and business plan of Global Crossing Ltd. In consideration of Pacific Capital Group, Inc. transferring the results of its activities and becoming limited in its future activities in fiber optic telecommunications other than through Global Access Ltd., Global Access Ltd.'s Board approved and their shareholders subsequently ratified a transaction whereby Pacific Capital Group, Inc. received certain cash reimbursements and entered into a warrant agreement ("Pacific Capital Group, Inc. Warrants") under which Pacific Capital Group, Inc. was granted warrants for Global Access Ltd.'s common stock in exchange for the rights to continue the development of Pacific Crossing-1 and the two other fiber optic cable systems. Global Crossing Ltd. subsequently contributed these development rights applicable to Pacific Crossing-1 to GCT Pacific Holdings Ltd. Such costs have not been reflected in the financial statements of Pacific Crossing Ltd. The value attributed to Pacific Crossing-1 was determined by allocating the value of the Pacific Capital Group, Inc. Warrants on a pro rata basis based on the estimated cost of each system.

  Management Services

     Certain affiliated companies, which are indirect wholly-owned subsidiaries of Global Crossing Ltd., provide Pacific Crossing Ltd. with marketing, management and administrative services in respect of the development, implementation and operations of Pacific Crossing Ltd. For the year ended December 31, 1999 approximately $4.0 million of marketing, management and administrative services fees were recorded as an expense by Pacific Crossing Ltd. In addition, $2.5 million was charged by Global Crossing Ltd. and recorded by as expense by Pacific Crossing Ltd. related to legal and professional fees pertaining to legal and advocacy issues before governmental authorities. For the three months ended March 31, 2000, $318,000 and $250,000 were charged by Global Crossing Ltd. and Asia Global Crossing Holdings Ltd. respectively, for general corporate services. Had the company provided these management services on a stand alone basis, there could be no assurance that these fees would be the same.

  Maintenance Agreements

     The Company has entered into OA&M agreements with GCNC (a subsidiary of Global Crossing Ltd.) and Global Access Ltd. (an affiliate of Global Crossing Ltd.) whereby GCNC and Global Access Ltd. are obligated to provide operating, administration and maintenance functions for Pacific Crossing-1. The OA&M agreement with GCNC is for an initial term of eight years with two renewal periods of five years each at the Company's option. The OA&M agreement with Global Access Ltd. is for an initial term of eight years with two renewal periods of eight and one-half years each at the Company's option. The OA&M costs related to this agreement are expensed as incurred. Pacific Crossing Ltd. recorded expense of $1.5 million for the three months ended March 31, 2000 under the agreement with Global Access Ltd. No expense was incurred under the agreement with Global Access Ltd. in 1999 or 1998. Pacific Crossing Ltd. incurred and recorded expense of $10.8 million and $8.0 million in connection with the GCNC agreement for the three months ended March 31, 2000 and for the year ended December 31, 1999, respectively. No expense was incurred under this agreement in 1998.

  Loan Facility

     During 1999, the Company entered into a loan facility with Global Crossing Holdings Ltd. for approximately $9.0 million. The interest rate of the loan is LIBOR plus 2.0%. The principal plus the accrued interest is included in loan payable to affiliate in the consolidated balance sheet. The outstanding principal plus accrued interest is due one year after the Pacific Crossing-1 Credit Facility is paid in full.

  Other Transactions

     In 1998, an affiliate of CIBC, a major shareholder of Global Crossing Ltd., was a member of the Pacific Crossing-1 Credit Facility syndicate and was paid $5.8 million in fees during the period from

                     PACIFIC CROSSING LTD. AND SUBSIDIARIES

May 4, 1998 (Date of Inception) to December 31, 1998 relating to the Pacific Crossing-1 Credit Facility. This amount is included in deferred finance costs in the accompanying consolidated balance sheet.

9. GEOGRAPHIC SEGMENTATION

                                                          (IN THOUSANDS)
                             MARCH 31, 2000(2)           DECEMBER 31, 1999           DECEMBER 31, 1998
                         -------------------------   -------------------------   -------------------------
                                       LONG-LIVED                  LONG-LIVED                  LONG-LIVED
                         REVENUE(1)     ASSETS(2)    REVENUE(1)     ASSETS(2)      REVENUE      ASSETS(2)
                         -----------   -----------   -----------   -----------   -----------   -----------
                                (UNAUDITED)
United States..........    $47,210     $  127,847      $61,100     $  115,620      $    --     $   29,367
Japan..................     24,178        125,994           --        127,990           --         22,007
United Kingdom.........      3,302             --           --             --           --             --
International Waters...         --        794,080           --        767,120           --        141,840
                           -------     ----------      -------     ----------      -------     ----------
Consolidated...........    $74,690     $1,047,921      $61,100     $1,010,730      $    --     $  193,214
                           =======     ==========      =======     ==========      =======     ==========

---------------
(1) Revenue is classified according to the primary point of presence of the end customer.
(2) Long-lived assets include capacity available for sale and construction in progress.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                        CONDENSED COMBINED BALANCE SHEET
                      (IN THOUSANDS OF HONG KONG DOLLARS)


                                                             MARCH 31, 2000    DECEMBER 31, 1999
                                                             --------------    -----------------
                                                              (UNAUDITED)
ASSETS:
Current assets:
  Cash at bank.............................................   $   132,505         $      256
  Trade accounts receivable................................        31,582             34,464
  Due from affiliates......................................        57,223             59,155
  Other assets and prepaid costs...........................        48,438             38,343
                                                              -----------         ----------
          Total current assets.............................       269,748            132,218
Deferred expenditure.......................................            --            567,199
Prepaid capacity and services..............................     2,722,300                 --
Property, plant and equipment..............................     2,664,497          2,478,444
                                                              -----------         ----------
          Total assets.....................................   $ 5,656,545         $3,177,861
                                                              ===========         ==========
LIABILITIES:
Current liabilities:
  Accounts payable and accrued liabilities.................   $   315,940         $  317,532
  Deferred income..........................................        40,422             44,311
  Due to affiliates........................................        24,243              4,860
                                                              -----------         ----------
          Total current liabilities........................       380,605            366,703
Long term loan from affiliates.............................           174          3,377,949
                                                              -----------         ----------
          Total liabilities................................       380,779          3,744,652
                                                              -----------         ----------
OWNER'S SURPLUS:
Share capital, 320 shares of US$1, authorized, issued and
  fully paid...............................................             2                 --
Share premium..............................................     6,436,827                 --
Accumulated deficit........................................    (1,161,063)          (566,791)
                                                              -----------         ----------
          Total owner's surplus............................     5,275,766           (566,791)
                                                              -----------         ----------
          Total liabilities and owner's surplus............   $ 5,656,545         $3,177,861
                                                              ===========         ==========


          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS OF HONG KONG DOLLARS)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Revenues....................................................   $225,718       $179,545
Operating expenses:
  Cost of services, exclusive of depreciation shown below...    204,837        173,400
  Sales, general and administrative.........................     27,551         46,386
  Depreciation of property, plant and equipment.............     19,087         13,482
  Provision for doubtful accounts...........................      3,953          2,578
                                                               --------       --------
     Total operating expenses...............................    255,428        235,846
                                                               --------       --------
Operating loss..............................................    (29,710)       (56,301)
Interest income.............................................      2,637             97
Interest expense............................................         --        (11,467)
                                                               --------       --------
     Net loss before tax....................................    (27,073)       (67,671)
Provision for tax...........................................         --             --
                                                               --------       --------
     Net loss...............................................   $(27,073)      $(67,671)
                                                               ========       ========

          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS OF HONG KONG DOLLARS)

                                                                         THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                     --------------------------
                                                            NOTES       2000           1999
                                                            -----    -----------    -----------
                                                                     (UNAUDITED)    (UNAUDITED)
Net cash outflow from operating activities................   (a)      $  (5,091)     $ (44,944)
                                                             ---      ---------      ---------
Returns on investments and servicing of finance
  Interest received.......................................                2,637             97
  Interest paid...........................................                   --        (11,467)
                                                                      ---------      ---------
Net cash inflow/(outflow) from returns on investments and
  servicing of finance....................................                2,637        (11,370)
                                                                      ---------      ---------
Investing activities
  Purchase of fixed assets................................             (199,568)      (217,607)
  Proceeds on disposals of fixed assets...................                   --             11
                                                                      ---------      ---------
Net cash outflow from investing activities................             (199,568)      (217,596)
                                                                      ---------      ---------
Net cash outflow before financing activities..............             (202,022)      (273,910)
Financing activities                                         (b)
  Loan borrowed from affiliates...........................                   --        273,778
  Long term loan repaid to immediate holding company......              (52,146)            --
  Consideration received for issuance of 10 shares........              388,900             --
                                                                      ---------      ---------
Net cash inflow from financing activities.................              336,754        273,778
                                                                      ---------      ---------
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS..........              134,732           (132)
CASH AND CASH EQUIVALENTS at beginning of period..........               (2,227)           328
                                                                      ---------      ---------
CASH AND CASH EQUIVALENTS at end of period................            $ 132,505      $     196
                                                                      =========      =========
Analysis of the balances of cash and cash equivalents:
  Bank balances...........................................            $ 132,505      $     260
  Bank overdraft..........................................                   --            (64)
                                                                      ---------      ---------
                                                                      $ 132,505      $     196
                                                                      =========      =========

          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                      (IN THOUSANDS OF HONG KONG DOLLARS)

NOTES TO THE COMBINED STATEMENTS OF CASH FLOWS

(a) Reconciliation of net loss before tax to net cash outflow from operating activities.

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2000           1999
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Net loss before tax.........................................   $(27,073)      $(67,671)
Depreciation of property, plant and equipment...............     19,087         13,482
Interest income.............................................     (2,637)           (97)
Interest expense............................................         --         11,467
Decrease in trade accounts receivable.......................      2,882          3,832
Decrease (increase) in due from affiliates..................      1,932         (5,031)
Increase in other assets and prepaid costs..................    (10,095)        (2,082)
Decrease in accounts payable and accrued liabilities........     (4,681)       (27,189)
(Decrease) increase in deferred income......................     (3,889)           346
Increase in due to affiliates...............................     19,383         27,999
                                                               --------       --------
Net cash outflow from operating activities..................   $ (5,091)      $(44,944)
                                                               ========       ========

(b) Analysis of changes in financing during the year

                                                                  LONG TERM LOAN FROM
                                           LONG TERM LOAN FROM     IMMEDIATE HOLDING       SHARE
                                               AFFILIATES               COMPANY           PREMIUM
                                           -------------------    -------------------    ----------
At January 1, 2000.......................      $      174             $ 3,377,775        $       --
Cash inflow/(outflow) from financing.....              --                 (52,146)          388,900
Non-cash transactions:
  Issue of 239 shares in consideration
     for the capitalization of long term
     loan................................              --              (3,325,629)        3,325,627
  Issue of 70 shares in return for
     prepaid capacity and services.......              --                      --         2,722,300
                                               ----------             -----------        ----------
At March 31, 2000........................      $      174             $        --        $6,436,827
                                               ==========             ===========        ==========
At January 1, 1999.......................      $2,302,074             $        --        $       --
Cash inflow from financing...............         273,778                      --                --
                                               ----------             -----------        ----------
At March 31, 1999........................      $2,575,852             $        --        $       --
                                               ==========             ===========        ==========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

  (THROUGHOUT THESE NOTES TO COMBINED FINANCIAL STATEMENTS, REFERENCES TO "$"
       ARE TO THOUSANDS OF HONG KONG DOLLARS UNLESS OTHERWISE SPECIFIED)

1. BUSINESS, ORGANIZATION AND BASIS OF PREPARATION


     Hutchison Global Crossing Holdings Limited (a company incorporated in BVI on September 12, 1992) and its subsidiaries ("the Company") provide fixed network services, including international services, local fixed network services, and multimedia services, in the Hong Kong Special Administrative Region of the People's Republic of China ("HKSAR"). At December 31, 1999, the Company was a wholly owned subsidiary of, and was controlled by, Hutchison Whampoa Limited, a company incorporated in Hong Kong and listed on The Stock Exchange of Hong Kong Limited. Pursuant to an agreement entered into on November 15, 1999 ("the Agreement"), which closed on January 12, 2000 between the Company, its holding company Hutchison Telecommunications Limited, Hutchison Whampoa Limited, and Global Crossing Ltd. ("Global Crossing"), a company incorporated in Bermuda and listed on NASDAQ from January 12, 2000 onwards the Company is a 50:50 joint venture between Hutchison Whampoa Limited and Global Crossing.


     The Company's international services business provides services to customers using several leased international transmission circuits for direct transmission of international calls between its switches in Hong Kong and switches in other countries.

     The Company's multimedia services business provides a package of internet services including: internet access and dial-up services to residential and corporate subscribers, content and e-service offerings, and will implement and operate an Electronic Service Delivery system ("the ESD system") allowing the public to interact with various departments of the HKSAR Government and the private sector.


     The construction and development of the Company's local fixed network fiber optic backbone was completed in the first quarter of 1999 which enables the Company to provide services to Hong Kong's business districts and certain high density and private residential developments. With the extension of the HKSAR Government's moratorium on the Issue of Further Local Fixed Telecommunications Network Services Licenses and Licensing of Additional External
Facilities -- Based Operators to January 2003, the Company will expedite its network rollout and has indicated to the HKSAR Government that it will invest a total of not less than $2 billion capital expenditures for the purpose of developing, establishing and maintaining the network for the provision of the service from January 1, 1999 up to December 31, 2002.



     Pursuant to the Agreement, the following transactions have occurred:


          (a) The Company has undergone a reorganization ("the Reorganization") involving transfers of certain businesses. These transfers were between entities under the common control of Hutchison Whampoa Limited. The following transfers have taken place:

             (1) With effect from November 1, 1999 the business of the provision of paging, call centers and other ancillary services and the sales of mobile phones, pagers and accessories and certain other retailing activities carried on and operated by a division of the Company, and certain other inactive subsidiaries of the Company (the "Excluded Business"), were transferred to affiliates under the common control of Hutchison Whampoa Limited for an aggregate consideration of $1,705,220 which corresponded to the net liabilities of the Excluded Business. The operations, assets and liabilities of the Excluded Business have not been included in these condensed combined financial statements on the basis that this business was operated as a separate division with dedicated management.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

             (2) On November 24, 1999, the Company and its subsidiaries acquired a 99.99% interest in HCL Network Partnership ("HCLNP"), a partnership between three affiliates under the common control of Hutchison Whampoa Limited which owns the network equipment used by the Company to provide local fixed network services, for $2,195,361 consideration. This consideration was satisfied by the transfer of capital and assumption of a loan payable by HCLNP to its former partners, which are companies under the common control of Hutchison Whampoa Limited, and has been capitalized as described in note 1(b) below.



             The operations, assets and liabilities of HCLNP have been included in the condensed combined financial statements in a manner similar to a pooling of interests. For the period up to November 24, 1999, the taxable losses of HCLNP were utilized by its former partners for nil consideration and are not available for use by the Company.


          (b) In connection with the Reorganization, the Company's long term loan from the immediate holding company amounting to $3,325,629 was capitalized on January 12, 2000 through the issue of 239 new shares in the Company with a par value of US$1 each, to Hutchison Telecommunications Limited. The share premium arising on this share issue was $3,325,627.

          (c) Upon closure of the Agreement on January 12, 2000, Global Crossing acquired 80 shares in the Company from Hutchison Telecommunications Limited and directly provided to Hutchison Whampoa Limited US$400 million in Global Crossing convertible preferred stock. Additionally the Company has issued 80 shares with a par value of US$1 each, to Global Crossing in return for consideration of $3,111,200 (US$400 million), which was settled by cash of $388,900 (US$50 million) and $2,722,300 (US$350 million) worth of rights to use Global Crossing's international capacity and technology and commercial expertise in relation to the connection, operation and marketing of a media distribution centre in Hong Kong. The share premium arising on this share issue was $3,111,200.

     The Company had a net loss of $27,073 and $67,671 for the three months ended March 31, 2000 and 1999 respectively and at March 31, 2000, the Company had net current liabilities of $110,857 and significant capital expenditure commitments as set out in note 4(a). The Company is reviewing the availability of alternative sources of finance so as to enable it to meet its liabilities as they fall due and to continue in business for a period of at least twelve months from March 31, 2000. The Company is reviewing alternative sources such as an Initial Public Offering of equity, raising debt either by way of the capital markets, syndicated loans or from the Company's bankers, and access to finance from the Company's shareholders. Based on informal valuations of the Company received from the Company's financial advisers and the Company's shareholders' history of raising finance, the Company expects a successful outcome will result from this review and, on that basis, the Company will be able to continue in business for a period of at least twelve months from March 31, 2000. Consequently the Combined Financial Statements have been prepared on a going concern basis.

2. SIGNIFICANT ACCOUNTING POLICIES

     The condensed combined financial statements included herein were prepared by management and reflect all adjustments (consisting solely of normal recurring items) which are, in the opinion of management, necessary to present a true and fair view. The results for the three months ended March 31, 2000 are not necessarily indicative of the results expected for the year.

     These condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"). The preparation of financial

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates. These significant accounting policies are consistent with those set out in the Company's combined financial statements for the year ended December 31, 1999 except that the Company has changed its accounting policy for deferred expenditures as set out in note 2(b) below. The significant accounting policies are summarized as follows.

  (a) Basis of combination


     The condensed combined financial statements include the accounts of Hutchison Global Crossing Holdings and its wholly owned subsidiaries excluding the Excluded Business and including HCLNP as a result of the Reorganization described in note 1. All significant transactions within the Company have been eliminated.



  (b) Deferred expenditure



     Effective January 1, 2000, the Company has changed its accounting policy for deferred expenditures representing the pre-operating expenses, including interest costs, of international services, local fixed network services and multimedia services. Prior to January 1, 2000 pre-operating expenses were capitalized and amortized over 10 years from the date of full commercial operations of each business line. Effective January 1, 2000, pre-operating expenditures are treated as having been expensed as incurred. As all of the Company's businesses had commenced full commercial operations on or before January 1, 1999, no deferred expenditures were capitalized for the 3 months ended March 31, 2000 and 1999. The adjustment has been recorded retrospectively and the expenditures previously deferred have been eliminated retrospectively with the statement of operations for the three months ended March 31, 1999 being adjusted.


  (c) Operating leases

     Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are charged to the profit and loss account on a straight-line basis over the lease term.

  (d) Prepaid capacity and services


     Prepaid capacity and services have been recorded at the valuation based on the amounts agreed between the parties to the Agreement as set out in note 1. The Company has not begun to charge these prepaid capacity and services to the profit and loss account as they have not yet been contributed by the shareholder.


  (e) Property, plant and equipment

     Property, plant and equipment other than construction in progress are stated at cost less accumulated depreciation.

     Construction in progress, which includes direct expenditures for construction of a network, is stated at cost. Capitalized costs include costs incurred under the construction contract, consultancy fees and interest incurred during the construction phase. Once all the activities necessary to prepare the assets to be available for their use are substantially completed, the construction in progress is transferred to property, plant and equipment. No depreciation is provided in respect of construction in progress.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     Leasehold land is amortized over the remaining period of the lease. Leasehold improvements are depreciated over the unexpired period of the lease or 15%, whichever is shorter.

     Customer access network is depreciated at rates of 4% to 15% per annum on either a straight-line basis, or a proportionate straight-line basis taking into account the number of subscribers compared to the forecasted number of subscribers.

     Exchange equipment is depreciated at rates of 6.67% per annum on either a straight-line basis, or a proportionate straight-line basis taking into account the number of subscribers compared to the forecasted number of subscribers.

     Transmission, plant and site equipment is depreciated at rates of 4% to 20% per annum on either a straight-line basis, or a proportionate straight-line basis taking into account the number of subscribers compared to the forecast number of subscribers.

     Other fixed assets are depreciated to write off their costs over their estimated useful lives on a straight line basis at the following annual rates from the date of commencement of full commercial operations:

Computer equipment..........................................   20%
Motor vehicles..............................................   25%
Office furniture and equipment..............................   15%

     Maintenance costs are expensed as incurred.

  (f) Cash and cash equivalents

     The Company considers cash at bank and bank overdraft to be cash equivalents.

  (g) Revenues

     Revenues in respect of international services, local fixed network services and multimedia services are recognized when the services are rendered.

     Interest income is recognized on an accrual basis.

  (h) Interest costs


     Interest costs incurred during the construction or acquisition of assets, for the Company's own use, which require a period of time to bring them to their intended use are capitalized. Other interest costs are expensed in the statement of operations as incurred.


  (i) Advertising and promotion costs

     Advertising and promotion costs are expensed as incurred. Advertising and promotion costs amounted to $17,922 and $12,566 for each of the three months ended March 31, 2000 and 1999 respectively.

  (j) Retirement benefit plans

     The Company's employees are members of two pension schemes administered by an affiliate which include the employees of the Company and of a number of affiliates. The Company contributes to these schemes based upon notification of charges from the administering company. The contributions are charged immediately to the statement of operations.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     The retirement contributions incurred and borne by the Company were $2,881 and $2,223 for each of the three months ended March 31, 2000 and 1999 respectively.

  (k) Allowance for doubtful accounts

     An allowance for doubtful accounts is provided based on an evaluation of the recoverability of the receivables at the balance sheet date. Trade accounts receivable are stated net of such allowance.

  (l) Deferred income

     Subscription income and income billed in advance are deferred and credited to the statement of operations on a straight-line basis over the related period.

  (m) Translation of foreign currencies

     The functional currency of the Company's operations is the Hong Kong dollar.

     Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are translated at rates of exchange ruling at the balance sheet date. All exchange differences arising are dealt with in the statement of operations.

  (n) Income taxes

     Deferred taxation is accounted for at the current tax rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or asset is expected to be payable or receivable in the foreseeable future.

  (o) Incentive payments

     Incentive payments to customers in respect of operating leases are deferred and amortized based on the terms of the respective lease agreements.

3. RELATED PARTY TRANSACTIONS

     The Company undertook the following transactions with related parties:


                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
Fees to affiliates
  For the provision of management and treasury services
     (Note a)...............................................  $ 5,810    $ 8,780
                                                              -------    -------
Fees to affiliate for the provision of operating facilities
  (Note b)..................................................   22,159     65,557
                                                              -------    -------
Interest payable to:
  -- affiliates (Note c)....................................       --     11,467
                                                              -------    -------
Interest income receivable from a related company...........       --         48
                                                              -------    -------


     (a) Certain operating expenses of the Company are charged by an affiliate for providing management and treasury services on a cost reimbursement basis. Following the Reorganisation, a similar arrangement is in place for a period of time under a service agreement.

     (b) Certain operating expenses of the Company are charged by an affiliate for providing operating facilities on a cost reimbursement basis. Following the Reorganisation, a similar arrangement is in place for a period of time under a service agreement.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     (c) An affiliate under the common control of Hutchison Whampoa Limited has issued guarantees and counter indemnities in respect of facilities amounting to $100,000 extended to the Company. The guarantee line facilities utilized by the Company as of March 31, 2000 were $36,816. The Company is not charged for these guarantees.


4. COMMITMENTS AND CONTINGENCIES

     (a) The Company is committed under its contracts to purchase property plant and equipment amounting to approximately $1,099,195 and $805,736 as of March 31, 2000 and 1999, respectively.

     (b) The Company has performance guarantees given to:

        (i) The Office of the Telecommunications Authority of Hong Kong in respect of installation of a transmission network totalling approximately $19,000 as of March 31, 2000.

        (ii) Third party network operators in relation to the construction of exchanges for approximately $5,496 as of March 31, 2000.

        (iii) The Government of the HKSAR in respect of installation of the ESD system amounting to approximately $12,320 of which 15% will be counter-indemnitied by Compaq Computer Limited.

5. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     (a) The Company's combined financial statements are prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"), which differ in some respects from accounting principles generally accepted in the United States of America ("USGAAP"). Any differences in accounting principles as they pertain to the accompanying combined financial statements were immaterial except as described below:

                                                                      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                    -----------------------
                                                            NOTE       2000          1999
                                                            ----    -----------    --------
Net loss under HKGAAP.....................................          $   (27,073)   $(67,671)
USGAAP adjustments:
  Capitalized interest....................................  (i)             346         346
  General provisions......................................  (ii)        (21,427)        506
  Depreciation............................................  (iii)       (16,935)     (9,323)
                                                                    -----------    --------
Net loss under USGAAP.....................................          $   (65,089)   $(76,142)
                                                                    ===========    ========

Total owner's surplus under HKGAAP........................          $ 5,275,766
USGAAP adjustments:
  Capitalized interest....................................  (i)         (12,111)
  General provisions......................................  (ii)         21,408
  Depreciation............................................  (iii)      (105,921)
  Prepaid capacity and services...........................  (iv)     (2,722,300)
  Deferred tax asset under USGAAP.........................  (v)         296,714
  Deferred tax liability under USGAAP.....................  (v)        (252,894)
  Valuation allowance.....................................  (v)         (43,820)
                                                                    -----------
Total owner's surplus under USGAAP........................          $ 2,456,842
                                                                    ===========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     Under HKGAAP, the statement of cash flows should be presented under the following five standard headings: (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing. Under USGAAP, only three categories of cash flow activities are presented: (a) operating; (b) investing; and (c) financing. Cash flows from returns on investments and servicing of finance and taxation would be classified under USGAAP as either operating, investing or financing activities based on the nature of the specific items. For example, under USGAAP, operating activities would include interest received, dividends received from associated companies and operating interest and profits tax paid, while investing activities would include capitalized interest paid, and financing activities would include ordinary and special interim dividends paid. Additionally, HKGAAP includes bank overdrafts within the definition of cash and cash equivalents, whereas USGAAP classifies bank overdrafts as part of financing activities. Also, under HKGAAP operating profit is reconciled to cash flows provided by/used in operating activities, while under USGAAP net income is adopted in place of operating profit. The cash flow data by operating, investing and financing activities in accordance with USGAAP are summarized below:

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                             ----------------------
                                                               2000         1999
                                                             ---------    ---------
Net cash (used)/provided by:
  Operating activities.....................................  $  (2,454)   $ (56,314)
  Investing activities.....................................   (199,568)    (217,596)
  Financing activities.....................................    334,271      273,842
                                                             ---------    ---------
  Increase/(decrease) in cash and cash equivalents.........    132,249          (68)
  Cash and cash equivalents at beginning of year...........        256          328
                                                             ---------    ---------
  Cash and cash equivalents at end of year.................  $ 132,505    $     260
                                                             =========    =========

  (i) Capitalized interest

     Under HKGAAP, the Company has capitalized certain interest costs incurred during the period from the date the assets were available for use until the date of full commercial operations.

     Under USGAAP, the interest would not qualify for capitalization in property, plant and equipment.

  (ii) General provisions

     There is no prescriptive accounting standard in relation to recording provisions in HKGAAP and provisions are recorded based on estimated liabilities.

     Under the more prescriptive requirements of USGAAP certain provisions recorded by the Company would not have been recorded.

  (iii) Depreciation

     The Company commences depreciation of network assets from the date of full commercial operations and calculates depreciation on a proportionate straight-line basis taking into account the number of subscribers compared to the forecast capacity number of subscribers.

     Under USGAAP depreciation must commence from the date the asset is available for use and be calculated on a straight line basis.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

  (iv) Prepaid capacity and services

     The prepaid capacity and services is to be contributed by one of the Company's shareholders in return for shares issued by the Company on January 12, 2000. Under HKGAAP this non-cash consideration contributed in return for shares issued has been recorded based on the valuation with reference to the Agreement, and is recognised immediately on the issue of the shares. Under USGAAP this non-cash consideration will be recorded when received and the prepaid capacity and services will be capitalized and amortized or expensed to the statement of Operations, depending on the assets or services received and the requirements of USGAAP. Accordingly since the Company did not have the use of the prepaid capacity and services, prior to March 31, 2000 no capital contribution has been recorded in the condensed combined financial statements as of March 31, 2000.

  (v) Deferred tax

     Under HKGAAP, deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future.


     Under USGAAP, the Company is required to recognize deferred tax assets and liabilities for the expected future tax consequences of all temporary differences between the book and tax basis of assets and liabilities and tax loss carryforwards. A valuation allowance is established for deferred tax assets where it is considered more likely than not that the asset will not be realized.


     (b) Financial instruments

  (i) Financial assets and liabilities

     Financial assets of the Company include cash at bank, trade accounts receivable, other assets, prepaid costs and amounts due from affiliates under the control of Hutchison Whampoa Limited. Financial liabilities of the Company include bank overdrafts, accounts payable, accrued expenses, amounts due to affiliates under the control of Hutchison Whampoa Limited and long term loan from an affiliate under the control of Hutchison Whampoa Limited. The fair value of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

  (ii) Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and deposits, prepayments and other receivables.

     Cash and cash equivalents -- substantially all the Company's cash and bank balances are placed with a number of international banks in Hong Kong to which the Company believes its exposure to risk is limited.

     Trade receivables -- these mainly represent service fee receivables from the Company's customers in Hong Kong.

     Deposits, prepayments and other receivable -- these are spread among numerous third parties.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     (c) Business segmental information

     The Company conducts its business in one territory, Hong Kong and has derived its revenue principally from the provision of international services, local fixed network services and multimedia services to customers. These are its three operating segments. For management purposes the results of these three operating segments are analyzed separately. Certain of the assets and liabilities of the international services and local fixed network services segments are shared and grouped together for management purposes. The segmental information for identifiable assets and capital expenditures are based on the grouping together of the assets and liabilities of international services and local fixed network services. Segmental information in relation to revenues, operating income/(loss), and depreciation is provided for each of the three operating segments. Depreciation on separately identifiable property, plant and equipment is charged to operating segments on an actual basis. Depreciation in respect of shared assets is allocated to operating segments by reference to the respective allocation percentages fixed in respect of each cost on the basis of projected time consumption of services and facilities by the business operation sharing the relevant services and facilities. No depreciation was charged in respect of local fixed network services and multimedia services for 1997 and 1998 because these segments were considered in the pre-operating stage prior to January 1, 1999 and, accordingly, under HKGAAP and in the management accounts, no depreciation was charged in respect of these segments.

     The Company is based in Hong Kong and its accounting records and management information is based on accounting principles generally accepted in Hong Kong. FAS 131 "Disclosures about Segments of an Enterprise and Related Information" requires that the segmental information disclosed be based on the information used by the Company's chief operating decision maker for evaluating segmental performance and deciding how to allocate resources to segments. Accordingly, the information presented below is prepared in accordance with HKGAAP.

     Summarized financial information by business segment is as follows:

                       COMBINED STATEMENTS OF OPERATIONS

                                                            OPERATING
                                              REVENUES    INCOME/(LOSS)    DEPRECIATION
                                              --------    -------------    -------------
THREE MONTHS ENDED MARCH 31, 2000
International services......................  $122,790      $ 10,350          $ 6,809
Local fixed network services................    90,092        (9,033)          10,727
Multimedia services.........................    12,836       (28,240)           1,551
ESD services................................        --        (2,787)              --
                                              --------      --------          -------
                                              $225,718      $(29,710)         $19,087
                                              ========      ========          =======
THREE MONTHS ENDED MARCH 31, 1999
International services......................  $138,805      $  4,448          $ 6,736
Local fixed network services................    36,713       (47,275)           6,343
Multimedia services.........................     4,027       (13,474)             403
                                              --------      --------          -------
                                              $179,545      $(56,301)         $13,482
                                              ========      ========          =======

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                                                             IDENTIFIABLE      CAPITAL
                                                                ASSETS       EXPENDITURE
                                                             ------------    -----------
THREE MONTHS ENDED MARCH 31, 2000
International services and local fixed network services....   $5,593,271      $187,777
Multimedia services........................................       57,987        12,071
ESD Services...............................................        5,287         5,292
                                                              ----------      --------
                                                              $5,656,545      $205,140
                                                              ==========      ========
THREE MONTHS ENDED MARCH 31, 1999
International services and local fixed network services....                   $173,916
Multimedia services........................................                      3,962
                                                                              --------
                                                                              $177,878
                                                                              ========

     Reconciliation of segment operating loss to net loss before tax

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Operating loss..............................................  $(29,710)   $(56,301)
Interest income.............................................     2,637          97
Interest expense............................................        --     (11,467)
                                                              --------    --------
Net loss before tax under HKGAAP............................   (27,073)    (67,671)
Effect of USGAAP adjustments:...............................   (38,016)     (8,471)
                                                              --------    --------
Net loss under USGAAP.......................................  $(65,089)   $(76,142)
                                                              ========    ========

     The Company derives revenues from customers located primarily in Hong Kong and the Company's long lived assets are located primarily in the HKSAR.

     (d) Recently adopted and new accounting standard in USGAAP.


     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133", is effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. The Company has evaluated the requirements of SFAS No. 133 and believes that, since it currently does not utilize derivative instruments in its operations, the adoption of this new standard would not have a material impact on the condensed combined financial statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     (e) Operating lease commitments

     Under HKGAAP, commitments under operating leases represent payments in the next twelve months under non cancellable operating leases.

     Under USGAAP, commitments under operating leases represent minimum future rented payments in total and for each of the next five years for operating leases with non-cancellable operating leases with lease terms in excess of one year as follows:-

For the nine months ending December 31, 2000..............  $20,714
2001......................................................   23,476
2002......................................................   11,485
2003......................................................    4,289
2004......................................................    3,231
Thereafter................................................   17,359
                                                            -------
                                                            $80,554
                                                            =======

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Hutchison Global Crossing Holdings Limited
(formerly known as HCL Holdings Limited)

     We have audited the accompanying combined balance sheets of Hutchison Global Crossing Holdings Limited and its subsidiaries (the "Company") as of December 31, 1999, 1998 and 1997 and the related combined statement of operations, owner's deficit and cash flows for each of the three years ended December 31, 1999, all expressed in Hong Kong dollars. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Hong Kong, which are substantially similar to those generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1999, 1998 and 1997 and the combined results of their operations, owner's deficit and cash flows for each of the three years ended December 31, 1999 in conformity with accounting principles generally accepted in Hong Kong.

     Accounting principles generally accepted in Hong Kong vary in some respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of combined net income expressed in Hong Kong Dollars for each of the three years ended December 31, 1999, 1998 and 1997 and the determination of owner's deficit and combined financial position also expressed in Hong Kong Dollars at December 31, 1999, 1998 and 1997 to the extent summarized in Note 19 to the combined financial statements.

PRICEWATERHOUSECOOPERS
Certified Public Accountants

Hong Kong
April 15, 2000

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS OF HONG KONG DOLLARS)

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                              NOTE       1999          1998          1997
                                              ----    ----------    ----------    ----------
ASSETS:
Current assets:
Cash at bank................................          $      256    $      328    $   20,774
  Trade accounts receivable.................    6         34,464        40,379        96,182
  Due from affiliates.......................    7         59,155        14,724       188,217
  Other assets and prepaid costs............              38,343        15,296        16,257
                                                      ----------    ----------    ----------
          Total current assets..............             132,218        70,727       321,430
Deferred expenditure........................    4        567,199       632,849       398,801
Property, plant and equipment...............    5      2,478,444     1,678,015       889,740
                                                      ----------    ----------    ----------
          Total assets......................          $3,177,861    $2,381,591    $1,609,971
                                                      ==========    ==========    ==========
LIABILITIES:
Current liabilities:
  Bank overdraft............................          $    2,483    $       --    $    1,556
  Accounts payable and accrued
     liabilities............................    8        315,049       294,568       365,788
  Deferred income...........................              44,311         7,340         6,387
  Short term loan from the Excluded
     Business...............................    9             --       154,567       220,538
  Due to affiliates.........................   10          4,860        68,088           100
                                                      ----------    ----------    ----------
          Total current liabilities.........             366,703       524,563       594,369
Long term loan from an affiliate............   11             --       629,682       471,482
Long term loan from HCLNP's former
  partners..................................   12            174     1,517,825       840,827
Long term loan from immediate holding
  company...................................   13      3,377,775            --            --
                                                      ----------    ----------    ----------
          Total liabilities.................          $3,744,652    $2,672,070    $1,906,678
                                                      ==========    ==========    ==========
OWNER'S DEFICIT:
Share capital, one share of US$1,
  authorized, issued and fully paid.........   14     $       --    $       --    $       --
Accumulated deficit.........................            (566,791)     (290,479)     (296,707)
                                                      ----------    ----------    ----------
          Total owner's deficit.............            (566,791)     (290,479)     (296,707)
                                                      ----------    ----------    ----------
          Total liabilities and owner's
            deficit.........................          $3,177,861    $2,381,591    $1,609,971
                                                      ==========    ==========    ==========

          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                       COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS OF HONG KONG DOLLARS)

                                                            YEAR ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1999          1998          1997
                                                     ----------    ----------    ----------
Revenues.........................................    $  840,512    $  950,120    $1,262,106
Operating expenses:
  Cost of services, exclusive of depreciation and
     amortization shown below....................       726,948       937,639     1,377,444
  Sales, general and administrative..............       210,678       163,216       169,205
  Amortization of deferred expenditure...........        65,650         7,884         7,884
  Depreciation of property, plant and
     equipment...................................        59,369        27,018        22,260
  Provision for doubtful accounts................        12,808         8,478        14,017
                                                     ----------    ----------    ----------
Total operating expenses.........................     1,075,453     1,144,235     1,590,810
                                                     ----------    ----------    ----------
          Operating loss.........................      (234,941)     (194,115)     (328,704)
Other income (expense):
  Interest income................................           779           504           658
  Interest expense...............................       (47,343)      (52,837)      (37,634)
  Expenditure deferred during the year...........            --       241,932       199,278
  Interest expense capitalized in property, plant
     and equipment...............................            --        10,744         3,098
  Long term loan waived by immediate holding
     company.....................................         5,193            --            --
                                                     ----------    ----------    ----------
          Net (loss)/profit before tax...........      (276,312)        6,228      (163,304)
Provision for tax................................            --            --            --
                                                     ----------    ----------    ----------
          Net (loss)/profit......................    $ (276,312)   $    6,228    $ (163,304)
                                                     ==========    ==========    ==========

          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

           COMBINED STATEMENT OF CHANGES IN OWNER'S EQUITY/(DEFICIT)
                      (IN THOUSANDS OF HONG KONG DOLLARS)

                                                              ACCUMULATED
                                                                DEFICIT
                                                              -----------
Owner's deficit as of January 1, 1997.......................   $(133,403)
  Net loss from combined statement of operations............    (163,304)
                                                               ---------
Owner's deficit as of December 31, 1997.....................    (296,707)
  Net profit from combined statement of operations..........       6,228
                                                               ---------
Owner's deficit as of December 31, 1998.....................    (290,479)
  Net loss from combined statement of operations............    (276,312)
                                                               ---------
Owner's deficit as of December 31, 1999.....................   $(566,791)
                                                               =========

          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS
                      (IN THOUSANDS OF HONG KONG DOLLARS)


                                                             YEAR ENDED DECEMBER 31,
                                                      -------------------------------------
                                              NOTE       1999          1998         1997
                                              ----    -----------    ---------    ---------
Net cash (outflow)/inflow from operating
  activities................................   (a)    $  (159,585)   $ 244,952    $  24,527
                                                      -----------    ---------    ---------
Returns on investments and servicing of
  finance
  Interest received.........................                  779          504          658
  Interest paid (including amounts
     capitalized)...........................              (47,343)     (52,837)     (37,634)
                                                      -----------    ---------    ---------
Net cash outflow from returns on investments
  and servicing of finance..................              (46,564)     (52,333)     (36,976)
                                                      -----------    ---------    ---------
Investing activities
  Payment for deferred expenditure..........                   --     (224,549)    (187,915)
  Purchase of fixed assets..................             (887,738)    (759,401)    (541,878)
  Proceeds on disposals of fixed assets.....               15,457        3,214           72
                                                      -----------    ---------    ---------
Net cash outflow from investing
  activities................................             (872,281)    (980,736)    (729,721)
                                                      -----------    ---------    ---------
Net cash outflow before financing...........           (1,078,430)    (788,117)    (742,170)
                                                      -----------    ---------    ---------
Financing...................................   (b)
  (Repayment of)/proceeds from short term
     loans from the Excluded Business.......             (154,567)     (65,971)     113,899
  Long term loan (repaid to)/borrowed from
     an affiliate...........................             (629,682)     158,200       56,733
  Long term loan (repaid to)/borrowed from
     HCLNP's former partners................           (1,517,651)     676,998      589,146
  Long term loan borrowed from immediate
     holding company........................            3,377,775           --           --
                                                      -----------    ---------    ---------
Net cash inflow from financing..............            1,075,875      769,227      759,778
                                                      -----------    ---------    ---------
(Decrease)/increase in cash and cash
  equivalents...............................               (2,555)     (18,890)      17,608
Cash and cash equivalents at beginning of
  year......................................                  328       19,218        1,610
                                                      -----------    ---------    ---------
Cash and cash equivalents at end of year....          $    (2,227)   $     328    $  19,218
                                                      ===========    =========    =========
Analysis of the balances of cash and cash
  equivalents:
  Bank balances.............................          $       256    $     328    $  20,774
  Bank overdraft............................               (2,483)          --       (1,556)
                                                      -----------    ---------    ---------
                                                      $    (2,227)   $     328    $  19,218
                                                      ===========    =========    =========


          See accompanying notes to the combined financial statements which are an integral part of these statements.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                      (IN THOUSANDS OF HONG KONG DOLLARS)

NOTES TO THE COMBINED STATEMENTS OF CASH FLOWS

(a) Reconciliation of net profit/(loss) before tax to net cash inflow/(outflow) from operating activities

                                                             YEAR ENDED DECEMBER 31,
                                                       -----------------------------------
                                                         1999         1998         1997
                                                       ---------    ---------    ---------
Net (loss)/profit before tax.........................  $(276,312)   $   6,228    $(163,304)
Amortization of deferred expenditure.................     65,650        7,884        7,884
Depreciation of property, plant and equipment........     59,369       27,018       22,260
Loss/(gain) on disposals of property, plant and
  equipment..........................................        710         (549)         (40)
Interest income......................................       (779)        (504)        (658)
Interest expense.....................................     47,343       24,710       23,173
     Decrease in trade accounts receivable...........      5,915       55,803       12,388
     (Increase)/decrease in due from affiliates......    (44,431)     173,493      (38,365)
     (Increase)/decrease in other assets and prepaid
       costs.........................................    (23,047)         961       (6,956)
     Increase/(decrease) in accounts payable and
       accrued liabilities...........................     32,254     (119,033)     161,658
     Increase/(decrease) in deferred income..........     36,971          953        6,387
     (Decrease) increase in due to affiliates........    (63,228)      67,988          100
                                                       ---------    ---------    ---------
          Net cash (outflow)/inflow from operating
            activities...............................  $(159,585)   $ 244,952    $  24,527
                                                       =========    =========    =========

(b) Analysis of changes in financing during the year

                                                                         LONG TERM     LONG TERM
                                        SHORT TERM                       LOAN FROM     LOAN FROM
                                       LOAN FROM THE     LONG TERM        HCLNP'S      IMMEDIATE
                                         EXCLUDED       LOAN FROM AN      FORMER        HOLDING
                                         BUSINESS        AFFILIATE       PARTNERS       COMPANY
                                       -------------    ------------    -----------    ----------
At January 1, 1997...................    $ 106,639       $ 414,749      $   251,681    $       --
Cash inflows from financing..........      113,899          56,733          589,146            --
                                         ---------       ---------      -----------    ----------
At December 31, 1997.................      220,538         471,482          840,827            --
Cash inflows/(outflows) from
  financing..........................      (65,971)        158,200          676,998            --
                                         ---------       ---------      -----------    ----------
At December 31, 1998.................      154,567         629,682        1,517,825            --
Cash inflows/(outflows) from
  financing..........................     (154,567)       (629,682)      (1,517,651)    3,377,775
                                         ---------       ---------      -----------    ----------
At December 31, 1999.................    $      --       $      --      $       174    $3,377,775
                                         =========       =========      ===========    ==========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

(THROUGHOUT THESE NOTES TO COMBINED FINANCIAL STATEMENTS, REFERENCES TO "$" ARE TO THOUSANDS OF HONG KONG DOLLARS UNLESS OTHERWISE SPECIFIED)

1. BUSINESS, ORGANIZATION AND BASIS OF PREPARATION


     Hutchison Global Crossing Holdings Limited (a company incorporated in BVI on September 12, 1992) and its subsidiaries ("the Company") provide fixed network services, including international services, local fixed network services, and multimedia services, in the Hong Kong Special Administrative Region of the People's Republic of China ("HKSAR"). At December 31, 1999, the Company was a wholly owned subsidiary of, and was controlled by, Hutchison Whampoa Limited, a company incorporated in Hong Kong and listed on The Stock Exchange of Hong Kong Limited. Pursuant to an agreement entered into on November 15, 1999 ("the Agreement"), which closed on January 12, 2000 between the Company, its holding company Hutchison Telecommunications Limited, Hutchison Whampoa Limited, and Global Crossing Ltd. ("Global Crossing"), a company incorporated in Bermuda and listed on NASDAQ, from January 12, 2000 onwards the Company is a 50:50 joint venture between Hutchison Whampoa Limited and Global Crossing.


     The Company's international services business provides services to customers using several leased international transmission circuits for direct transmission of international calls between its switches in Hong Kong and switches in other countries.

     The Company's multimedia services business provides a package of internet services including: internet access and dial-up services to residential and corporate subscribers, content and e-service offerings, and will implement and operate an Electronic Service Delivery system ("the ESD system") allowing the public to interact with various departments of the HKSAR Government and the private sector.

     The construction and development of the Company's local fixed network fiber optic backbone was completed in the first quarter of 1999 which enables the Company to provide services to Hong Kong's business districts and certain high density and private residential developments. With the extension of the HKSAR Government's moratorium on the Issue of Further Local Fixed Telecommunications Network Services Licenses and Licensing of Additional External
Facilities -- Based Operators to January 2003, the Company will expedite its network rollout and has indicated to the HKSAR Government that it will invest a total of not less than $2 billion capital expenditures for the purpose of developing, establishing and maintaining the network for the provision of the service from January 1, 1999 up to December 31, 2002.


     Under the Agreement, the following transactions have occurred:


          (a) The Company has undergone a reorganization ("the Reorganization") involving transfers of certain businesses. These transfers were between entities under the common control of Hutchison Whampoa Limited. The following transfers have taken place:

             (i) With effect from November 1, 1999 the business of the provision of paging, call centers and other ancillary services and the sales of mobile phones, pagers and accessories and certain other retailing activities carried on and operated by a division of the Company, and certain other inactive subsidiaries of the Company (the "Excluded Business"), were transferred to affiliates under the common control of Hutchison Whampoa Limited for an aggregate consideration of $1,705,220 which corresponded to the net liabilities of the Excluded Business. The operation, assets and liabilities of the Excluded Business, have not been included in these combined financial statements on the basis that this business was operated as a separate division with dedicated management.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

             (ii) On November 24, 1999, the Company and its subsidiaries acquired a 99.99% interest in HCL Network Partnership ("HCLNP"), a partnership between three affiliates under the common control of Hutchison Whampoa Limited which owns the network equipment used by the Company to provide local fixed network services, for $2,195,361 consideration. This consideration was satisfied by the transfer of capital and assumption of a loan payable by HCLNP to its former partners, which are companies under the common control of Hutchison Whampoa Limited, and has been capitalized as described in note 1(b) below.



          The operations, assets and liabilities of HCLNP have been included in the combined financial statements in a manner similar to a pooling of interests. For the periods up to November 24, 1999, the taxable losses of HCLNP were utilized by its former partners for nil consideration and are not available for use by the Company.


          (b) In connection with the Reorganization, the Company's long term loan from immediate holding company amounting to $3,325,629 was capitalized on January 12, 2000 through the issue of 239 new shares in the Company to Hutchison Telecommunications Limited.

          (c) Upon closure of the Agreement on January 12, 2000, Global Crossing acquired 80 shares in the Company from Hutchison Telecommunications Limited and directly provided to Hutchison Whampoa Limited US$400 million in Global Crossing convertible preferred stock. Additionally the Company has issued 80 shares to Global Crossing in return for consideration of $3,111,200 (US$400 million), which was settled by cash of $388,900 (US$50 million) and $2,722,300 (US$350 million) worth of rights to use Global Crossing's international capacity and technology and commercial expertise in relation to the connection, operation and marketing of a media distribution center in Hong Kong.

     Details of the Company's major subsidiaries after the Reorganization are described in note 3 to the combined financial statements.

     The Company had a net (loss)/profit of ($276,312), $6,228 and ($163,304) for the three years ended December 31, 1999, 1998 and 1997 respectively and at December 31, 1999, the Company had an owner's deficit of $566,791. The Company was financed by way of intercompany loans from companies under the common control of Hutchison Whampoa Limited. As set out in note 1(b) the loan from immediate holding company amounting to $3,325,629 was capitalized through the issue of new shares on January 12, 2000. The Company is reviewing the availability of alternative sources of finance so as to enable it to meet its liabilities as they fall due and to continue in business for a period of at least twelve months from December 31, 1999. The Company is reviewing alternative sources such as an Initial Public Offering of equity, raising debt either by way of the capital markets, syndicated loans or from the Company's bankers, and access to finance from the Company's shareholders. Based on informal valuations of the Company received from the Company's financial advisers and the Company's shareholders' history of raising finance, the Company expects a successful outcome will result from this review and, on that basis, the Company will be able to continue in business for a period of at least twelve months from December 31, 1999. Consequently the Combined Financial Statements have been prepared on a going concern basis.

2. SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates. The significant accounting policies are summarized as follows.

  (a) Basis of combination


     The combined financial statements include the accounts of Hutchison Global Crossing Holdings and its wholly owned subsidiaries excluding the Excluded Business and including HCLNP as a result of the Reorganization described in note
1. All significant transactions within the Company have been eliminated.



  (b) Deferred expenditures


     Deferred expenditures represent the pre-operating expenses, including interest costs, of international services, local fixed network services and multimedia services. Pre-operating expenses are amortized over 10 years from the date of full commercial operations of each business line.

  (c) Property, plant and equipment

     Property, plant and equipment other than construction in progress are stated at cost less accumulated depreciation.

     Construction in progress, which includes direct expenditures for construction of a network, is stated at cost. Capitalized costs include costs incurred under the construction contract, consultancy fees and interest incurred during the construction phase. Once all the activities necessary to prepare the assets to be available for their use are substantially completed, the construction in progress is transferred to property, plant and equipment. No depreciation is provided in respect of construction in progress.

     Leasehold land is amortized over the remaining period of the lease. Leasehold improvements are depreciated over the unexpired period of the lease or 15%, whichever is shorter.

     Customer access network is depreciated at rates of 4% to 15% per annum on either a straight-line basis, or a proportionate straight-line basis taking into account the number of subscribers compared to the forecast number of subscribers.

     Exchange equipment is depreciated at rates of 6.67% per annum on either a straight-line basis, or a proportionate straight line basis taking into account the number of subscribers compared to the forecast number of subscribers.

     Transmission, plant and site equipment is depreciated at rates of 4% to 20% per annum on either a straight-line basis, or a proportionate straight line basis taking into account the number of subscribers compared to the forecast number of subscribers.

     Other fixed assets are depreciated to write off their costs over their estimated useful lives on a straight-line basis at the following annual rates from the date of commencement of full commercial operations:

Computer equipment..........................................   20%
Motor vehicles..............................................   25%
Office furniture and equipment..............................   15%

     Maintenance costs are expensed as incurred.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

  (d) Cash and cash equivalents

     The Company considers cash at bank and bank overdrafts to be cash equivalents.

  (e) Revenues

     Revenues in respect of international services, local fixed network services and multimedia services are recognized when the services are rendered.

     Interest income is recognized on an accrual basis.

  (f) Interest costs

     Interest costs incurred during the construction or acquisition of assets, for the Company's own use, which require a period of time to bring them to their intended use are capitalized. Other interest costs are expensed in the statement of operations as incurred.

  (g) Advertising and promotion costs

     Advertising and promotion costs are expensed as incurred. Advertising and promotion costs amounted to $70,256, $36,642 and $33,276 for each of the three years ended December 31, 1999, 1998 and 1997 respectively.

  (h) Retirement benefit plans

     The Company's employees are members of two pension schemes administered by an affiliate which include the employees of the Company and of a number of affiliates. The Company contributes to these schemes based upon notification of charges from the administering company. The contributions are charged immediately to the statement of operations.

     The retirement contributions incurred and borne by the Company were $8,980, $12,407 and $7,226 for each of the three years ended December 31, 1999, 1998 and 1997 respectively.

  (i) Allowance for doubtful accounts

     An allowance for doubtful accounts is provided based on an evaluation of the recoverability of the receivables at the balance sheet date. Trade accounts receivable are stated net of such allowance.

  (j) Deferred income

     Subscription income and income billed in advance is deferred and credited to the statement of operations on a straight-line basis over the related period.

  (k) Operating leases

     Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Rentals applicable to such operating leases are charged to the profit and loss account on a straight line basis over the lease term.

  (l) Translation of foreign currencies

     The functional currency of the Company's operations is the Hong Kong dollar.

     Transactions in foreign currencies are translated at exchange rates ruling at the transaction dates. Monetary assets and liabilities expressed in foreign currencies at the balance sheet date are

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES translated at rates of exchange ruling at the balance sheet date. All exchange differences arising are dealt with in the statement of operations.

  (m) Income taxes

     Deferred taxation is accounted for at the current tax rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or asset is expected to be payable or receivable in the foreseeable future.

3. PARTICULARS OF SUBSIDIARIES

     Immediately following the completion of the Reorganization described in note 1, and for the purpose of these combined financial statements, the Company had the following operating subsidiaries:

                                 LAW UNDER WHICH                                      PERCENTAGE INTEREST
NAME OF                            PARTNERSHIP                                       ----------------------
PARTNERSHIP                        ESTABLISHED           PRINCIPAL ACTIVITIES        DIRECTLY    INDIRECTLY
-----------                      ---------------         --------------------        --------    ----------
HCL Network Partnership           Hong Kong        Ownership of fixed line network      --         99.99
                                                   equipment

                                                                                         PERCENTAGE OF
                                                                                      ORDINARY SHARES HELD
                                    PLACE OF                                         ----------------------
NAME OF COMPANY                   INCORPORATION          PRINCIPAL ACTIVITIES        DIRECTLY    INDIRECTLY
---------------                   -------------          --------------------        --------    ----------
Hutchison Global Crossing         Hong Kong        Provision of fixed network and      100           --
  Limited (formerly known as                       international services
  Hutchison Communications
  Limited)
Hutchison Multimedia Services     Hong Kong        Provision of multimedia services     --          100
  Limited
ESD Services Limited (formerly    Hong Kong        Implementation of the operation      --          100
  known as Timbo Star                              of the HKSAR's Electronic
  Investment Limited)                              Service Delivery system

4. DEFERRED EXPENDITURE

                                                      YEAR ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1999        1998        1997
                                                  --------    --------    --------
As of January 1.................................  $632,849    $398,801    $207,407
Additions.......................................        --     241,932     199,278
Amortization....................................   (65,650)     (7,884)     (7,884)
                                                  --------    --------    --------
As of December 31...............................  $567,199    $632,849    $398,801
                                                  ========    ========    ========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

5. PROPERTY, PLANT AND EQUIPMENT

                                                   OFFICE                                                            TRANSMISSION
                                  LEASEHOLD     FURNITURE AND    MOTOR     COMPUTER       CUSTOMER      EXCHANGE    PLANT AND SITE
                                 IMPROVEMENTS     EQUIPMENT     VEHICLES   EQUIPMENT   ACCESS NETWORK   EQUIPMENT     EQUIPMENT
                                 ------------   -------------   --------   ---------   --------------   ---------   --------------
COST
As of January 1, 1997..........    $ 1,512         $ 1,990       $  355    $  3,428       $ 65,879      $    484      $ 185,966
Additions......................      3,958              --        2,082      36,929        130,409       125,938         80,526
Disposals......................         --              --          (81)         --             --            --             --
Reclassification...............     13,377              --           --      29,374        (64,769)      133,993       (177,854)
Transfer from construction in
  progress.....................        180              --           --         284          1,429        22,683         56,412
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1997........    $19,027         $ 1,990       $2,356    $ 70,015       $132,948      $283,098      $ 145,050
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1997........    $19,027         $ 1,990       $2,356    $ 70,015       $132,948      $283,098      $ 145,050
Additions......................      7,535              --           --      16,982        164,066       127,020        122,821
Disposals......................         --             (28)          --      (3,387)            --            --             --
Transfer from construction in
  progress.....................      1,062              --           --         814         31,836        36,465         18,469
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1998........    $27,624         $ 1,962       $2,356    $ 84,424       $328,850      $446,583      $ 286,340
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1998........    $27,624         $ 1,962       $2,356    $ 84,424       $328,850      $446,583      $ 286,340
Additions......................      5,026              --          863      33,681        140,988       150,188         80,360
Transfer from construction in
  progress.....................         --              --           --       1,083        252,389        37,266        222,791
Disposals......................     (1,991)         (1,962)        (274)    (24,177)          (681)       (2,676)            (2)
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1999........    $30,659         $    --       $2,945    $ 95,011       $721,546      $631,361      $ 589,489
                                   =======         =======       ======    ========       ========      ========      =========
ACCUMULATED DEPRECIATION
As of January 1, 1997..........    $    39         $   592       $  178    $  1,340       $     --      $     41      $  18,212
Depreciation for the year......      2,188             301           75      10,463             --         8,994            239
Disposals......................         --              --          (49)         --             --            --             --
Reclassification...............      2,272              --           --       5,654             --        10,046        (17,972)
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1997........    $ 4,499         $   893       $  204    $ 17,457       $     --      $ 19,081      $     479
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1997........    $ 4,499         $   893       $  204    $ 17,457       $     --      $ 19,081      $     479
Depreciation for the year......      3,429             293           49      13,105             --         9,862            280
Disposals......................         --             (21)          --        (761)            --            --             --
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1998........    $ 7,928         $ 1,165       $  253    $ 29,801       $     --      $ 28,943      $     759
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1998........    $ 7,928         $ 1,165       $  253    $ 29,801       $     --      $ 28,943      $     759
Depreciation for the year......      4,745             243          571      18,379          9,479        18,431          7,038
Disposals......................     (1,945)         (1,408)        (275)    (12,020)            --          (246)            --
                                   -------         -------       ------    --------       --------      --------      ---------
As of December 31, 1999........    $10,728         $    --       $  549    $ 36,160       $  9,479      $ 47,128      $   7,797
                                   =======         =======       ======    ========       ========      ========      =========


                                  LAND &    CONSTRUCTION
                                 BUILDING   IN PROGRESS      TOTAL
                                 --------   ------------   ----------
COST
As of January 1, 1997..........  $    --     $  88,346     $  347,960
Additions......................       --       204,632        584,474
Disposals......................       --            --            (81)
Reclassification...............       --        65,879             --
Transfer from construction in
  progress.....................       --       (80,988)            --
                                 -------     ---------     ----------
As of December 31, 1997........  $    --     $ 277,869     $  932,353
                                 =======     =========     ==========
As of December 31, 1997........  $    --     $ 277,869     $  932,353
Additions......................       --       379,534        817,958
Disposals......................       --           (32)        (3,447)
Transfer from construction in
  progress.....................       --       (88,646)            --
                                 -------     ---------     ----------
As of December 31, 1998........  $    --     $ 568,725     $1,746,864
                                 =======     =========     ==========
As of December 31, 1998........  $    --     $ 568,725     $1,746,864
Additions......................    2,182       462,677        875,965
Transfer from construction in
  progress.....................   36,766      (550,295)            --
Disposals......................       --          (298)       (32,061)
                                 -------     ---------     ----------
As of December 31, 1999........  $38,948     $ 480,809     $2,590,768
                                 =======     =========     ==========
ACCUMULATED DEPRECIATION
As of January 1, 1997..........  $    --     $      --     $   20,402
Depreciation for the year......       --            --         22,260
Disposals......................       --            --            (49)
Reclassification...............       --            --             --
                                 -------     ---------     ----------
As of December 31, 1997........  $    --     $      --     $   42,613
                                 =======     =========     ==========
As of December 31, 1997........  $    --     $      --     $   42,613
Depreciation for the year......       --            --         27,018
Disposals......................       --            --           (782)
                                 -------     ---------     ----------
As of December 31, 1998........  $    --     $      --     $   68,849
                                 =======     =========     ==========
As of December 31, 1998........  $    --     $      --     $   68,849
Depreciation for the year......      483            --         59,369
Disposals......................       --            --        (15,894)
                                 -------     ---------     ----------
As of December 31, 1999........  $   483     $      --     $  112,324
                                 =======     =========     ==========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                                                   OFFICE                                                            TRANSMISSION
                                  LEASEHOLD     FURNITURE AND    MOTOR     COMPUTER       CUSTOMER      EXCHANGE    PLANT AND SITE
                                 IMPROVEMENTS     EQUIPMENT     VEHICLES   EQUIPMENT   ACCESS NETWORK   EQUIPMENT     EQUIPMENT
                                 ------------   -------------   --------   ---------   --------------   ---------   --------------
NET BOOK VALUE
As of December 31, 1997........    $14,528         $ 1,097       $2,152    $ 52,558       $132,948      $264,017      $ 144,571
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1998........    $19,696         $   797       $2,103    $ 54,623       $328,850      $417,640      $ 285,581
                                   =======         =======       ======    ========       ========      ========      =========
As of December 31, 1999........    $19,931         $    --       $2,396    $ 58,851       $712,067      $584,233      $ 581,692
                                   =======         =======       ======    ========       ========      ========      =========


                                  LAND &    CONSTRUCTION
                                 BUILDING   IN PROGRESS      TOTAL
                                 --------   ------------   ----------
NET BOOK VALUE
As of December 31, 1997........  $    --     $ 277,869     $  889,740
                                 =======     =========     ==========
As of December 31, 1998........  $    --     $ 568,725     $1,678,015
                                 =======     =========     ==========
As of December 31, 1999........  $38,465     $ 480,809     $2,478,444
                                 =======     =========     ==========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

6. TRADE ACCOUNTS RECEIVABLE

                                                      YEAR ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1999        1998        1997
                                                  --------    --------    --------
Trade accounts receivable.......................  $ 60,123    $ 68,084    $115,439
Less: allowance for doubtful accounts...........   (25,659)    (27,705)    (19,257)
                                                  --------    --------    --------
                                                  $ 34,464    $ 40,379    $ 96,182
                                                  ========    ========    ========

     Allowance for doubtful accounts is analyzed as follows:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------    -------    -------
As of January 1....................................  $ 27,705    $19,257    $ 5,713
Provision for the year.............................    11,361      8,478     14,017
Amounts written off................................   (13,407)       (30)      (473)
                                                     --------    -------    -------
As of December 31..................................  $ 25,659    $27,705    $19,257
                                                     ========    =======    =======

7. DUE FROM AFFILIATES

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1999       1998        1997
                                                     -------    -------    --------
Interest bearing...................................  $59,155    $14,677    $  3,100
Non-interest bearing...............................       --         47     185,117
                                                     -------    -------    --------
                                                     $59,155    $14,724    $188,217
                                                     =======    =======    ========

     Amounts due from affiliates are unsecured and have no fixed repayment terms. The interest bearing amounts due from affiliated companies bear interest at the Hong Kong Interbank Offer Rate ("HIBOR") less 0.25%.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1999        1998        1997
                                                          --------    --------    --------
Payables for acquisition of property plant and
  equipment.............................................  $ 96,485    $108,258    $ 60,445
Other creditors.........................................     9,309       3,319      35,471
Deposits from other carriers............................    29,418      28,080      22,702
Accrual for interconnection charges.....................    48,199      71,243     134,350
Accrual for regulation fees.............................    19,141       2,564      94,509
Accrual for professional fees...........................    38,344      34,945          --
Accrual for advertising and promotion expenses..........    18,088      18,861          --
Other provisions........................................    56,065      27,298      18,311
                                                          --------    --------    --------
                                                          $315,049    $294,568    $365,788
                                                          ========    ========    ========

9. SHORT TERM LOAN FROM THE EXCLUDED BUSINESS

     The short term loan from the Excluded Business is a short term advance which is unsecured and has no fixed repayment terms. For the period prior to May 1, 1997 and after October 31, 1999, the loan was interest free. From May 1, 1997 till October 31, 1999 the loan bore interest at HIBOR less 0.25%. The average balance during the interest free period in 1999 was nil.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

10. DUE TO AFFILIATES

     The amounts due to affiliates are due to companies under the common control of Hutchison Whampoa Limited, are unsecured, and have no fixed repayment terms. For the period prior to May 1, 1998 and after November 30, 1999, the amount due to affiliates were interest free. From May 1, 1998 till November 30, 1999, the amounts bore interest at HIBOR less 0.25%. The average balance during the interest free period in 1999 was HK$106,526.

11. LONG TERM LOAN FROM AN AFFILIATE

     The long term loan from an affiliate is due to a company under the common control of Hutchison Whampoa Limited, is unsecured, and has no fixed repayment terms. For the two years ended December 31, 1999 this loan bore interest at HIBOR.


12. LONG TERM LOAN FROM HCL NETWORK PARTNERSHIP'S FORMER PARTNERS



     Prior to November 24, 1999 the funding for HCLNP has been by way of long term loans from HCLNP's former partners. The amount is unsecured, interest free and has no fixed repayment terms.


13. LONG TERM LOAN FROM AN IMMEDIATE HOLDING COMPANY

     The long term loan from an immediate holding company is unsecured and interest free. In connection with the Reorganization, as set out in note 1(b) above, HK$3,325,629 of the long term loan from an immediate holding company loan was capitalised through the issue of new shares on January 12, 2000. The average balance during the year was HK$1,688,888.

14. SHARE CAPITAL

     The share capital of the company comprises 1 share of US$1 which is fully paid.

15. RELATED PARTY TRANSACTIONS

     The Company undertook the following transactions with related parties:


                                                      YEAR ENDED DECEMBER 31,
                                                  --------------------------------
                                                    1999        1998        1997
                                                  --------    --------    --------
Fees to affiliates for the provision of
  management and treasury services (Note a).....  $ 34,582    $ 40,272    $ 31,000
                                                  --------    --------    --------
Share of common costs allocated from an
  affiliate (Note a)............................   263,996     269,268     249,377
                                                  --------    --------    --------
Interest payable to:
  -- affiliates.................................    40,451      42,751      30,095
  -- the Excluded Business......................     6,892      10,084       7,532
                                                  --------    --------    --------
Interest income receivable from a related
  company.......................................       684         431         543
                                                  --------    --------    --------


     (a) Certain operating expenses of the Company, along with certain other affiliates under the control of Hutchison Whampoa Limited, are incurred by a company under the control of Hutchison Whampoa Limited which provides services and facilities to the Company and the said other affiliates. These expenses relate to a number of different cost centers. The Company is charged a share of these common costs based on the allocation, by reference to the respective allocation percentages fixed in respect of each cost center, on the basis of projected time consumption of services and facilities used by the business operations sharing the relevant services and facilities. Similar arrangements will be in place, for a period of time following the Reorganization set out in note 1, until an independent operating structure has been established. The expenses for the period prior to the Reorganization are not necessarily indicative of the future expenses to be incurred.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     (b) An affiliate under the common control of Hutchison Whampoa Limited has issued guarantees and counter indemnities in respect of guarantee line facilities amounting to $100,000 extended to the Company. The guarantee line facilities utilized by the Company as of December 31, 1999 was HK$36,816. The Company is not charged for these guarantees.

16. TAXES

     The company had no taxable income for each of the three years ended December 31, 1999. The tax provision in the income statement is based on the notional income tax expense the Company would have had on a stand alone basis. The provision for income tax for each of the three years ended December 31, 1999, 1998 and 1997 differs from the amount of income tax determined by the application of Hong Kong statutory income tax rate to pre-tax income as a result of the following differences:

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------    ------    --------
Income tax credit/(charge) at the Hong Kong
  statutory rate...................................  $ 44,210    $ (996)   $ 26,129
Effect of (expenses not deductible for) and income
  not chargeable to income tax.....................     1,097       (29)     (1,466)
Net deferred tax (asset)/liability not accounted
  for..............................................   (45,307)    1,025     (24,663)
                                                     --------    ------    --------
Combined statement of operations...................  $     --    $   --    $     --
                                                     ========    ======    ========

     The deferred tax assets and liabilities of the Company at December 31, 1999, 1998 and 1997 were affected by certain intercompany tax sharing arrangements as follows:


          (a) tax losses of HCLNP on or before November 24, 1999 were utilized by affiliates under the control of Hutchison Whampoa Limited for nil consideration.


          (b) tax losses of the Excluded Business have been retained by the Company and will be available for use against future profits.

     Deferred income tax reflects the tax effect of timing differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and tax loss carryforwards. There is no limitation in Hong Kong on the period in which the Company's tax loss carryforwards can be utilized. The following is a summary of the significant components of the Company's deferred tax assets and liabilities:

                                                       YEAR ENDED DECEMBER 31,
                               ------------------------------------------------------------------------
                                        1999                     1998                     1997
                               ----------------------   ----------------------   ----------------------
                                ASSETS    LIABILITIES    ASSETS    LIABILITIES    ASSETS    LIABILITIES
                               --------   -----------   --------   -----------   --------   -----------
Tax losses...................  $271,389    $     --     $165,744    $     --     $130,520    $     --
Accelerated depreciation
  allowances.................        --     251,382           --     164,155           --      88,894
Deferred expenditure and
  other temporary
  differences................       567      90,751           --     100,688           --      63,249
                               --------    --------     --------    --------     --------    --------
                                271,956     342,133      165,744     264,843      130,520     152,143
Amount not required to be
  provided under HKGAAP......        --     (70,177)          --     (99,099)          --     (21,623)
                               --------    --------     --------    --------     --------    --------
Provided.....................  $271,956    $271,956     $165,744    $165,744     $130,520    $130,520
                               ========    ========     ========    ========     ========    ========

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

17. COMMITMENTS AND CONTINGENCIES

     (a) The Company is committed under its contracts to purchase property plant and equipment amounting to approximately $985,350, $906,790 and $711,768 as of December 31, 1999, 1998 and 1997 respectively.

     (b) The Company has commitments under various operating leases primarily relating to land and buildings and lease lines in Hong Kong. Operating lease expenses were $54,281, $34,430 and $27,865 for each of the three years ended December 31, 1999, 1998 and 1997 respectively.

     As of December 31, the Company had commitments to make payments in the next twelve months under operating leases which expire as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       1998       1997
                                                      -------    -------    -------
Land and buildings
  Within one year...................................  $    --    $   459    $   459
  In the second to fifth years inclusive............    4,176      2,065      2,065
  After the fifth year..............................       --         --         --
                                                      -------    -------    -------
                                                      $ 4,176    $ 2,524    $ 2,524
                                                      =======    =======    =======
Leased lines
  Within one year...................................  $ 9,983    $14,973    $ 1,549
  In the second to fifth years inclusive............   12,621     21,060     18,708
  After the fifth year..............................      263         --         --
                                                      -------    -------    -------
                                                      $22,867    $36,033    $20,257
                                                      =======    =======    =======

     (c) The Company has performance guarantees given to:

          (i) The Office of the Telecommunications Authority of Hong Kong in respect of installation of a transmission network totalling approximately $19,000 as of December 31, 1999.


          (ii) Third party network operators in relation to the construction of exchanges for approximately $5,496 as of December 31, 1999.


          (iii) The Government of the HKSAR in respect of installation of the ESD system amounting to approximately $12,320 of which 15% will be counter-indemnitied by Compaq Computer Limited.

18. SUBSEQUENT EVENTS

     (a) In connection with the Reorganisation set out in note 1(a) above, the Company's long term loan from immediate holding company amounting to $3,325,629 was capitalized through the issue of 239 new shares issued on January 12, 2000.

     As set out in note 1(c) above, upon closure of the Agreement on January 12, 2000, Global Crossing acquired 80 shares in the Company from Hutchison Telecommunications Limited and directly provided to Hutchison Whampoa Limited US$400 million in Global Crossing convertible preferred stock. Additionally the Company has issued 80 shares to Global Crossing in return for consideration of $3,111,200 (US$400 million), which was settled by cash of $388,900 (US$50 million) and $2,722,300 (US$350 million) worth of rights to use Global Crossing's international capacity and technology and commercial expertise in relation to the connection, operation and marketing of a media distribution center in Hong Kong.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     Following the completion of the above transactions, the Company is a 50:50 joint venture between Global Crossing Limited and Hutchison Whampoa Limited.


     (b) ESD Services Limited, a subsidiary of Hutchison Global Crossing Holdings has proposed to incur capital expenditure on the ESD system amounting to approximately $80,000 and Compaq Computer Limited is obliged to acquire 15% of the ordinary share capital of ESD Services Limited.


19. SUMMARY OF DIFFERENCES BETWEEN HKGAAP AND USGAAP

     (a) The Company's combined financial statements are prepared in accordance with accounting principles generally accepted in Hong Kong ("HKGAAP"), which differ in some respects from accounting principles generally accepted in the United States of America ("USGAAP"). Any differences in accounting principles as they pertain to the accompanying combined financial statements were immaterial except as described below:

                                                            YEAR ENDED DECEMBER 31,
                                                     -------------------------------------
                                             NOTE       1999          1998         1997
                                             ----    -----------    ---------    ---------
Net (loss) profit under HKGAAP.............          $  (276,312)   $   6,228    $(163,304)
USGAAP adjustments:
  Deferred expenditure.....................  (i)          65,650     (234,048)    (191,394)
  Capitalized interest.....................  (ii)          1,384      (10,743)      (3,098)
  General provisions.......................  (iii)         9,574       (3,595)       6,686
  Depreciation.............................  (iv)        (45,881)     (37,368)      (5,737)
  Long term loan waived by immediate
     holding company.......................  (v)          (5,193)          --           --
                                                     -----------    ---------    ---------
Net loss under USGAAP......................          $  (250,778)   $(279,526)   $(356,847)
                                                     ===========    =========    =========

Net loss per share under USGAAP............          $  (250,778)   $(279,526)   $(356,847)
                                                     ===========    =========    =========

Total owner's deficit under HKGAAP.........          $  (566,791)   $(290,479)   $(296,707)
USGAAP adjustments:
  Deferred expenditure.....................  (i)        (656,501)    (656,501)    (414,569)
  Accumulated amortization of deferred
     Expenditure...........................  (i)          89,302       23,652       15,768
  Capitalized interest.....................  (ii)        (12,457)     (13,841)      (3,098)
  General provisions.......................  (iii)        42,835       33,261       36,856
  Depreciation.............................  (iv)        (88,986)     (43,105)      (5,737)
  Deferred tax liability not required to be
     provided under HKGAAP.................  (vi)        (70,177)     (99,099)     (21,623)
Deferred tax effect of USGAAP adjustments
  -- reduction in deferred tax liability...              101,409      106,325       60,604
  -- valuation allowance...................              (31,232)          --           --
                                                     -----------    ---------    ---------
Total owner's deficit under USGAAP.........          $(1,192,598)   $(939,787)   $(628,506)
                                                     ===========    =========    =========

     Under HKGAAP, the statement of cash flows should be presented under the following five standard headings: (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing. Under USGAAP, only three categories of cash flow activities are presented: (a) operating; (b) investing; and (c) financing. Cash flows from returns on investments and servicing of finance and taxation would be classified under USGAAP as

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES either operating, investing or financing activities based on the nature of the specific items. For example, under USGAAP, operating activities would include interest received, dividends received from associated companies and operating interest and profits tax paid, while investing activities would include capitalized interest paid, and financing activities would include ordinary and special interim dividends paid. Additionally, HKGAAP includes bank overdrafts within the definition of cash and cash equivalents, whereas USGAAP classifies bank overdrafts as part of financing activities. Also, under HKGAAP operating profit is reconciled to cash flows provided by/used in operating activities, while under USGAAP net income is adopted in place of operating profit. The cash flow data by operating, investing and financing activities in accordance with USGAAP are summarized below:

                                                     YEAR ENDED DECEMBER 31,
                                               ------------------------------------
                                                  1999         1998         1997
                                               ----------    ---------    ---------
Net cash (used)/provided by:
  Operating activities.......................  $ (206,149)   $ (31,928)   $(200,364)
  Investing activities.......................    (872,281)    (756,189)    (541,806)
  Financing activities.......................   1,078,358      767,671      761,334
                                               ----------    ---------    ---------
  (Decrease)/increase in cash and cash
     equivalents.............................         (72)     (20,446)      19,164
  Cash and cash equivalents at beginning of
     year....................................         328       20,774        1,610
                                               ----------    ---------    ---------
  Cash and cash equivalents at end of year...  $      256    $     328    $  20,774
                                               ==========    =========    =========

  (i) Deferred expenditure

     There is no accounting standard under HKGAAP on accounting for pre-operating expenditure. The Company adopts the policy that pre-operating expenses incurred prior to full commercial operations are deferred and amortized on the straight line basis over a period of 10 years.

     Under USGAAP, deferred expenditure should be charged to the statements of operations as incurred in accordance with Statement of Position 98-5 and should not be deferred.

  (ii) Capitalized interest

     The Company has capitalized certain interest costs incurred during the course of construction of network assets and for the period from the date the assets were available for use until the date of full commercial operations.

     Under USGAAP, the interest would not qualify for capitalization in property, plant and equipment.

  (iii) General provisions

     There is no prescriptive accounting standard in relation to recording provisions in HKGAAP and provisions are recorded based on estimated liabilities.

     Under the more prescriptive requirements of USGAAP certain provisions recorded by the Company would not have been recorded.

  (iv) Depreciation

     The Company commences depreciation of network assets from the date of full commercial operations and calculates depreciation on a proportionate straight-line basis taking into account the number of subscribers compared to the forecast capacity number of subscribers.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

     Under USGAAP depreciation must commence from the date the asset is available for use and be calculated on a straight line basis.

  (v) Long term loan waived by immediate holding company

     Under HKGAAP the long term loan waived by immediate holding company has been recorded as a credit in the income statement.

     Under USGAAP the waiver of a long term loan by a shareholder is required to be recorded as paid in capital.

  (vi) Deferred tax

     Under HKGAAP, deferred taxation is accounted for at the current taxation rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or an asset is expected to be payable or receivable in the foreseeable future.

     Under USGAAP, the Company is required to recognize deferred tax assets and liabilities for the expected future tax consequences of all temporary differences between the book and tax basis of assets and liabilities and tax loss carryforwards. A valuation allowance is established for deferred tax asset where it is considered more likely than not that the asset will not be realized.

     (b) Financial instruments

  (i) Financial assets and liabilities


     Financial assets of the Company include cash at bank, trade accounts receivable, other assets, prepaid costs and amounts due from affiliates under the control of Hutchison Whampoa Limited. Financial liabilities of the Company include bank overdrafts, accounts payable, accrued expenses, amounts due to affiliates under the control of Hutchison Whampoa Limited, long term loan from an affiliate under the control of Hutchison Whampoa Limited, long term loan from HCL Network Partnership's former partners and loan from the Excluded Business. The fair value of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.


  (ii) Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, trade receivables and deposits, prepayments and other receivables.

     Cash and cash equivalents -- substantially all the Company's cash and bank balances are placed with a number of international banks in Hong Kong to which the Company believes its exposure to risk is limited.

     Trade receivables -- these mainly represent service fee receivables from the Company's customers in Hong Kong.

     Deposits, prepayments and other receivable -- these are spread among numerous third parties.

     (c) Business segmental information

     The Company conducts its business in one territory, Hong Kong and has derived its revenue principally from the provision of international services, local fixed network services and multimedia

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES services to customers. These are its three operating segments. For management purposes the results of these three operating segments are analyzed separately. Certain of the assets and liabilities of the international services and local fixed network services segments are shared and grouped together for management purposes. The segmental information for identifiable assets and capital expenditures are based on the grouping together of the assets and liabilities of international services and local fixed network services. Segmental information in relation to revenues, operating income (loss), and depreciation and amortization is provided for each of the three operating segments. Depreciation and amortization on separately identifiable property, plant and equipment is charged to operating segments on an actual basis. Depreciation in respect of shared assets is allocated to operating segments by reference to the respective allocation percentages fixed in respect of each cost on the basis of projected time consumption of services and facilities by the business operation sharing the relevant services and facilities. No depreciation was charged in respect of local fixed network services and multimedia services for 1997 and 1998 because these segments were considered in the pre-operating stage prior to January 1, 1999 and, accordingly, under HKGAAP and in the management accounts, no depreciation was charged in respect of these segments.

     The Company is based in Hong Kong and its accounting records and management information is based on accounting principles generally accepted in Hong Kong. FAS 131 "Disclosures about Segments of an Enterprise and Related Information" requires that the segmental information disclosed be based on the information used by the Company's chief operating decision maker for evaluating segmental performance and deciding how to allocate resources to segments. Accordingly, the information presented below is prepared in accordance with HKGAAP.

     Summarized financial information by business segment is as follows:

                       COMBINED STATEMENTS OF OPERATIONS

                                                             OPERATING
                                              REVENUES     INCOME (LOSS)    DEPRECIATION
                                             ----------    -------------    ------------
YEAR ENDED DECEMBER 31, 1999
International services.....................  $  561,498      $  44,884        $25,508
Local fixed network services...............     251,526       (183,097)        31,075
Multimedia services........................      27,488        (96,728)         2,786
                                             ----------      ---------        -------
                                             $  840,512      $(234,941)       $59,369
                                             ==========      =========        =======
YEAR ENDED DECEMBER 31, 1998
International services.....................  $  886,157      $  53,443        $27,018
Local fixed network services...............      62,889       (234,549)            --
Multimedia services........................       1,074        (13,009)            --
                                             ----------      ---------        -------
                                             $  950,120      $(194,115)       $27,018
                                             ==========      =========        =======
YEAR ENDED DECEMBER 31, 1997
International services.....................  $1,259,837      $(137,181)       $22,260
Local fixed network services...............       2,269       (191,523)            --
                                             ----------      ---------        -------
                                             $1,262,106      $(328,704)       $22,260
                                             ==========      =========        =======

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

                                                             IDENTIFIABLE      CAPITAL
                                                                ASSETS       EXPENDITURE
                                                             ------------    -----------
YEAR ENDED DECEMBER 31, 1999
International services and local fixed network services....   $3,120,496      $854,091
Multimedia services........................................       57,365        21,874
                                                              ----------      --------
                                                              $3,177,861      $875,965
                                                              ==========      ========
YEAR ENDED DECEMBER 31, 1998
International services and local fixed network services....   $2,366,348      $810,614
Multimedia services........................................       15,243         7,344
                                                              ----------      --------
                                                              $2,381,591      $817,958
                                                              ==========      ========
YEAR ENDED DECEMBER 31, 1997
International services and local fixed network services....   $1,609,971      $584,474
Multimedia services........................................           --            --
                                                              ----------      --------
                                                              $1,609,971      $584,474
                                                              ==========      ========

     Reconciliation of segment operating loss to net (loss)/profit before tax

                                                     YEAR ENDED DECEMBER 31,
                                               -----------------------------------
                                                 1999         1998         1997
                                               ---------    ---------    ---------
Operating loss...............................  $(234,941)   $(194,115)   $(328,704)
Interest income..............................        779          504          658
Interest expense.............................    (47,343)     (52,837)     (37,634)
Expenditure deferred during the year.........         --      241,932      199,278
Interest expense capitalized in property,
  plant and equipment........................         --       10,744        3,098
Long term loan waived........................      5,193           --           --
                                               ---------    ---------    ---------
Net (loss) profit before tax under HKGAAP....   (276,312)       6,228     (163,304)
Effect of USGAAP adjustments.................     25,534     (285,754)    (193,543)
                                               ---------    ---------    ---------
Net loss under USGAAP........................  $(250,778)   $(279,526)   $(356,847)
                                               =========    =========    =========

     The Company derives revenues from customers located primarily in Hong Kong and the Company's long lived assets are located primarily in the HKSAR.

     (d) Recently adopted and new accounting standards in USGAAP

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Cost of Start-Up Activities" ("SOP 98-5"). SOP 98-5 is applicable for fiscal years beginning December 15, 1999. SOP 98-5 has been adopted in note 19(a) above for each of the three years ended December 31, 1999.

     The Financial Accounting Standards Board ("FASB") has issued certain pronouncements which are not effective with respect to the fiscal years presented in note 19(a) above.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value.

          HUTCHISON GLOBAL CROSSING HOLDINGS LIMITED AND SUBSIDIARIES

The Company has evaluated the requirements of SFAS No. 133 and believes that, since it currently does not utilize derivative instruments in its operations, the adoption of this new standard would not have a material impact on note 18(a) above.

     (e) Operating lease commitments

     Under HKGAAP, commitments under operating leases represent payments in the next twelve months under non cancellable operating leases.

     Under USGAAP, commitments under operating leases represent minimum future rented payments in total and for each of the next five years for operating leases with non-cancellable operating leases with lease terms in excess of one year as follows:

For the year ending December 31, 2000.....................  $27,043
2001......................................................   17,283
2002......................................................    5,519
2003......................................................      661
2004......................................................      330
Thereafter................................................  $ 1,447
                                                            -------
                                                            $52,283
                                                            =======

     (f) Net loss per share

     Under USGAAP, historical net loss per share would be $250,778, $279,526 and $356,847 for each of the three years ended 1999, 1998 and 1997 respectively. This is calculated based on one ordinary share in issue throughout the three years ended December 31, 1999. The historical capital structure is substantially different from the capital structure expected to be in place following the Reorganization described in note 1 above.

     As set out in note 1 b and c the Company has issued 319 shares on January 12, 2000. Had this capital structure been in place throughout the three years ended December 31, 1999 historical net loss per share would have been $784, $873, and $1,115 for each of the three year ended December 31, 1999.

20. APPROVAL OF COMBINED FINANCIAL STATEMENTS

     The combined financial statements were approved on March 23, 2000.

                             GLOBAL ACCESS LIMITED

                                 BALANCE SHEETS
                   AS OF MARCH 31, 2000 AND DECEMBER 31, 1999
                          (THOUSANDS OF JAPANESE YEN)

                                                               MARCH 31,     DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS:
Current assets:
  Cash......................................................  Y 7,267,645     Y5,148,021
  Accounts receivable.......................................        4,482            160
  Due from Global Crossing Japan............................    1,414,350      4,116,000
  Prepaid expenses..........................................       71,472         61,286
  Refundable consumption taxes..............................      334,057        103,515
  Other current assets......................................        2,732         18,836
                                                              -----------    -----------
     Total current assets...................................    9,094,738      9,447,818
                                                              -----------    -----------
Property and equipment......................................    7,207,915      3,854,110
Security deposits and other assets..........................      554,961        312,524
                                                              -----------    -----------
     Total assets...........................................  Y16,857,614    Y13,614,452
                                                              ===========    ===========
LIABILITIES:
Current liabilities:
  Short-term loans payable..................................  Y 6,000,000     Y6,000,000
  Accounts payable..........................................      370,566         59,422
  Accrued expenses..........................................       56,559         38,264
  Deferred revenue..........................................      490,667        261,333
  Income tax payable........................................          856            475
  Other current liabilities.................................      367,276        205,727
                                                              -----------    -----------
     Total current liabilities..............................    7,285,924      6,565,221
                                                              -----------    -----------
Deferred revenue............................................    6,760,888      3,657,235
                                                              -----------    -----------
Commitments
     Total liabilities......................................   14,046,812     10,222,456
                                                              -----------    -----------

STOCKHOLDERS' EQUITY:
  Common stock; par value Y50,000, authorized -- 160,000
     shares issued and outstanding -- 100,000 shares........    5,000,000      5,000,000
  Accumulated deficit.......................................   (2,189,198)    (1,608,004)
                                                              -----------    -----------
     Total stockholders' equity.............................    2,810,802      3,391,996
                                                              -----------    -----------
     Total liabilities and stockholders' equity.............  Y16,857,614    Y13,614,452
                                                              ===========    ===========

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICITS
                      FOR THE THREE MONTHS ENDED MARCH 31,

                          (THOUSANDS OF JAPANESE YEN)

                                                                   2000                1999
                                                              --------------      --------------
                                                                         (UNAUDITED)
Revenue.....................................................   Y   324,012          Y      --
Expenses:
  Depreciation and amortization.............................        70,062                 --
  Payroll...................................................       148,206             77,676
  Rent......................................................        57,669             16,700
  Service Fees..............................................       490,530             10,204
  Usage charge for facilities...............................        68,549                 --
  Start-up charges..........................................            --            196,976
  Miscellaneous.............................................        47,190             54,313
                                                               -----------          ---------
     Operating loss.........................................      (558,194)          (355,869)
                                                               -----------          ---------
Other income (expense):
  Interest income...........................................         1,080                837
  Interest expense..........................................       (58,361)                --
  Miscellaneous -- net......................................        34,756                240
                                                               -----------          ---------
          Loss before provision for income taxes............      (580,719)          (354,792)
Provision for income taxes..................................           475                805
                                                               -----------          ---------
          Net loss..........................................      (581,194)          (355,597)
Accumulated loss at the beginning of the period.............    (1,608,004)          (244,836)
                                                               -----------          ---------
Accumulated loss at the end of the period...................   Y(2,189,198)         Y(600,433)
                                                               ===========          =========

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                            STATEMENTS OF CASH FLOWS
                      FOR THE THREE MONTHS ENDED MARCH 31,
                          (THOUSANDS OF JAPANESE YEN)

                                                                  2000            1999
                                                              ------------    ------------
                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   Y (581,194)     Y (355,597)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Depreciation and amortization..........................       70,062              --
     Change in operating assets and liabilities:
       Decrease in accounts receivable......................    2,697,328         (24,252)
       Increase in prepaid expenses.........................      (10,186)         (6,422)
       Increase in refundable consumption taxes.............     (230,542)        (18,755)
       Decrease (increase) in other current assets..........       16,104             (14)
       Increase in accounts payable.........................      311,144          82,756
       Increase in accrued expenses.........................       18,295          16,514
       Increase in income taxes payable.....................          381             805
       Increase in deferred revenue.........................    3,332,987              --
       Increase in other current liabilities................      161,549            (591)
                                                               ----------      ----------
          Net cash provided by (used in) operating
             activities.....................................    5,785,928        (305,556)
                                                               ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (3,423,867)       (903,560)
  Security deposit and other assets.........................     (242,437)        (48,613)
                                                               ----------      ----------
          Net cash used in investing activities.............   (3,666,304)       (952,173)
                                                               ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from common stock issued.........................           --       3,000,000
                                                               ----------      ----------
          Net cash provided by financing activities.........           --       3,000,000
                                                               ----------      ----------
NET INCREASE IN CASH........................................    2,119,624       1,742,271
CASH, beginning of period...................................    5,148,021       1,443,494
                                                               ----------      ----------
CASH, end of period.........................................   Y7,267,645      Y3,185,765
                                                               ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................   Y   58,030      Y       --
                                                               ==========      ==========

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                 MARCH 31, 2000 AND 1999 AND DECEMBER 31, 1999

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  (1) Summary of Business


     Global Access Limited (the "Company") is a Japanese corporation established on November 4, 1997 to provide global communications network services utilizing a network of terrestrial digital fiber optic cable systems (the "Systems"). The Company is owned by Global Bandwidth Solutions, Inc. (51.0%), a wholly owned subsidiary of Marubeni Corporation, and by Global Crossing (49.0%). The Company has been involved in the planning, marketing, organization, development, design and construction of the Systems between Pacific Crossing-1 cable landing stations and major third party communications hubs in Japan. Pacific Crossing-1 is an undersea fiber optic cable system connecting California, Washington and two landing sites in Japan and is owned and operated by a joint venture, Pacific Crossing Ltd., in which Asia Global Crossing, a subsidiary of Global Crossing, owns a 64.5% economic interest. The first segment of Pacific Crossing-1, constructed by Pacific Crossing Ltd., became ready for service in December 1999. The remaining portion is scheduled to become ready for service in 2000. The Company's Systems from Pacific Crossing-1 to Tokyo were ready for service in December 1999. The Systems are sold or leased to the customers of Pacific Crossing-1 and others. Successful future operations of the Company are subject to several risks, including the ability of the Company to ensure a successful, timely and cost effective completion of the Systems to successfully market and generate adequate revenue from the sale of capacity of the Systems. In addition, the Company derives all of its revenues from companies in the internet and long distance telecommunications industry and as a result, has concentration of credit risk in this industry. The Company was licensed to operate the facility-based carrier services in Japan from Ministry of Posts and Telecommunications in April 1998.


  (2) Accounting Policies

     (a) Basis of financial statements

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The Company maintains its records and prepares its statutory financial statements in accordance with the Japanese Commercial Code by applying accounting principles generally accepted in Japan. The accompanying financial statements incorporate certain adjustments relating to the tax effects of temporary differences and start-up expenses, and certain reclassifications and other items to conform with U.S. GAAP. These adjustments were not recorded in the statutory books of account. The statutory fiscal year-end is March 31.

     The interim financial information included herein has been prepared by the Company without audit. The financial information presented herein, while not necessary indicative of results to be expected for the full year, reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of the Company are necessary for a fair presentation of the results for the periods indicated.

     (b) Inland Capacity Purchase Agreement (the "Agreement")


     Effective December 28, 1999, the Company entered into the Agreement with Global Crossing Japan Corporation, a subsidiary of Asia Global Crossing, to grant an Indefeasible Right of Use on units ("STM") of capacity on the Systems between Pacific Crossing-1 cable landing stations and major third party communications hubs in Japan. The total selling price for capacity on the Systems is payable 30 days from the activation date and non-refundable once the applicable segment purchased is available. The Indefeasible Right of Use granted entitles Global Crossing Japan Corporation to all rights and obligations of the capacity for a period of fifteen years after the System activation date. The Company also agrees to perform all operation, administration and maintenance with respect to

                             GLOBAL ACCESS LIMITED
such granted capacity. In exchange for such services, GCJ is obligated for the term of the Indefeasible Right of Use to pay for its allocable share of the costs for operating and maintaining the System. Maintenance cost payments are due and payable quarterly.



     The Company amortizes Indefeasible Right of Use revenues from the Agreement over fifteen years, with amounts due or received but not yet recognized as operating revenue, recorded in the accompanying balance sheet as deferred revenue. Costs relating to such revenues are classified as a depreciable asset and depreciated over the estimated life of the property.



     On December 30, 1999, January 31, 2000 and March 28, 2000 in connection with the Agreement, the Company granted Indefeasible Right of Use representing three 16 STMs and two 8 STMs on the Systems between Tokyo Network Operation Center and Pacific Crossing-1 cable landing station in Ajigaura for total selling price of Y7,360,000 thousand. Revenue recognized relating to these transactions during the three month period ended March 31, 2000 was Y107,012 thousand, and due from GCJ of Y1,344,000 thousand, including, 5.0% consumption tax, and deferred revenue of Y7,251,555 thousand was recorded on the balance sheet as of March 31, 2000.


     Operating and maintaining revenues recognized in connection with the Agreement was Y67,000 thousand during the three month period ended March 31, 2000 and due from GCJ as of March 31, 2000 includes the receivable of Y70,350 thousand, including 5.0% consumption tax, relating to this revenue.

     (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reported period. Actual results could differ from those estimates.

2. CASH

     Cash is comprised of cash on hand and bank deposits, which approximate fair value.

                             GLOBAL ACCESS LIMITED

3. PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                        THOUSANDS OF
                                                        JAPANESE YEN
                                             -----------------------------------
                                             MARCH 31, 2000    DECEMBER 31, 1999
                                             --------------    -----------------
                                              (UNAUDITED)
Property and equipment, at cost
Buildings..................................    Y1,596,452         Y  108,442
Fiber optical cable systems................     3,481,761          1,249,133
Furniture and equipment....................        14,139              1,139
Land.......................................     1,070,482          1,037,070
Construction in progress...................     1,108,973          1,459,381
                                               ----------         ----------
     Total.................................     7,271,807          3,855,165
                                               ----------         ----------
Accumulated depreciation
Buildings..................................         2,813                133
Fiber optical cable systems................        60,252                733
Furniture and equipment....................           827                189
                                               ----------         ----------
     Total.................................        63,892              1,055
                                               ----------         ----------
Net property and equipment.................    Y7,207,915         Y3,854,110
                                               ==========         ==========

     The Company has purchased land for the cable stations. Construction in progress includes direct expenditures for the construction of the Systems, including the costs incurred under the advisory and consulting contracts.

     Depreciation is computed over the estimated lives of assets on the straight-line basis.

4. SHORT-TERM LOANS PAYABLE

     In September and October 1999, the Company entered into short-term loan agreements to borrow Y2,940,000 thousand from GC and Y3,060,000 thousand from Marubeni Corporation, respectively. Those loans are due on August 31, 2000 with the interest rate based on the long term prime rate plus 1.5%. Interest expense for the three months ended March 31, 2000 was approximately Y58,361 thousand.

5. INCOME TAXES

     Income taxes are provided based on income (loss) recognized for financial statement purposes and include the effects of temporary differences between such income (loss) that was recognized for tax purposes. Current income tax for the three months ended March 31, 2000 and 1999 represents inhabitant tax. The statuary income tax rate was 42.0% and 47.0% for the three months ended March 31, 2000 and 1999, respectively. The asset and liability approach is used to recognize deferred income taxes for the expected future tax consequence of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

                             GLOBAL ACCESS LIMITED

     Significant components of the deferred income tax assets are as follows:

                                                          THOUSANDS OF
                                                          JAPANESE YEN
                                               ----------------------------------
                                               MARCH 31, 2000   DECEMBER 31, 1999
                                               --------------   -----------------
                                                (UNAUDITED)
Start-up charges.............................    Y      --          Y 274,022
Net operating loss carryforwards.............      916,415            395,275
                                                 ---------          ---------
Total deferred income tax assets.............      916,415            669,297
Less valuation allowance.....................     (916,415)          (669,297)
                                                 ---------          ---------
                                                 Y      --          Y      --
                                                 =========          =========

     A valuation allowance is fully provided for deferred income tax assets due to the uncertainty of future income estimates. The amount of the valuation allowance is reviewed periodically.

     The Company has available net operating loss carryforwards of approximately Y2,181,941 thousand as of March 31, 2000 to offset future taxable income, which expire at various dates through 2005.

6. CONSUMPTION TAXES

     The tax credit for the consumption taxes incurred (which are excluded in the cost of goods and services) is available against consumption taxes attributable to revenue in the same tax period.

7. OTHER RELATED PARTY TRANSACTIONS

     The Company paid service fees for the conceptual consultation and research services of Y300,000 thousand and Y72,241 thousand to Marubeni Corporation during the three months ended March 31, 2000 and 1999, respectively.


     The Company has entered into a Japanese Cable Station Operations and Maintenance agreement with Pacific Crossing Ltd. to provide the operations and maintenance services for the cable stations at the Japanese landing sites of the Pacific Crossing-1 where Pacific Crossing-1 interconnects to a terrestrial cable system. The initial term of this agreement is eight years unless terminated earlier. Annual fees shall be due and payable quarterly. Operations and maintenance service revenue recognized during the three months ended March 31, 2000 was Y150,000 thousand.


8. COMMITMENTS

     The Company has lease commitments under the non-cancelable operating lease for the office space and network facilities. Future minimum lease payments under such leases are as follows:

                                                              THOUSANDS OF
                                                                JAPANESE
                   YEARS ENDING MARCH 31                          YEN
                   ---------------------                      ------------
                                                              (UNAUDITED)
  2001......................................................    Y81,936
  2002......................................................     13,530
  2003......................................................      9,617

     Rent expense and usage charges for facilities for the three months ended March 31, 2000 and 1999 were approximately Y126,218 thousand, and Y16,700 thousand, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Global Access Limited:

     We have audited the accompanying balance sheets of Global Access Limited (a Japanese corporation) as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998, and for the period from November 4, 1997 (date of inception) to December 31, 1997, expressed in Japanese yen. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Access Limited as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998, and for the period from November 4, 1997 (date of inception) to December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

/s/ ARTHUR ANDERSEN

Tokyo, Japan
March 3, 2000

                             GLOBAL ACCESS LIMITED

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1999 AND 1998
                          (THOUSANDS OF JAPANESE YEN)

                                                                 1999          1998
                                                              -----------   ----------
ASSETS:
Current assets:
  Cash......................................................  Y 5,148,021   Y1,443,494
  Accounts receivable.......................................          160           63
  Due from Global Crossing Japan............................    4,116,000           --
  Prepaid expenses..........................................       61,286        5,331
  Refundable consumption taxes..............................      103,515       10,177
  Other current assets......................................       18,836           --
                                                              -----------   ----------
     Total current assets...................................    9,447,818    1,459,065
                                                              -----------   ----------
Property and equipment......................................    3,854,110      215,460
Security deposits and other assets..........................      312,524       82,276
                                                              -----------   ----------
     Total assets...........................................  Y13,614,452   Y1,756,801
                                                              ===========   ==========
LIABILITIES:
Current liabilities:
  Short-term loans payable..................................  Y 6,000,000   Y       --
  Accounts payable..........................................       59,422           --
  Accrued expenses..........................................       38,264           --
  Deferred revenue..........................................      261,333           --
  Income tax payable........................................          475          145
  Other current liabilities.................................      205,727        1,492
                                                              -----------   ----------
     Total current liabilities..............................    6,565,221        1,637
                                                              -----------   ----------
Deferred revenue............................................    3,657,235           --
                                                              -----------   ----------
Commitments
     Total liabilities......................................   10,222,456        1,637
                                                              -----------   ----------

STOCKHOLDERS' EQUITY:
  Common stock; par value Y50,000 authorized -- 160,000
     shares issued and outstanding -- 100,000 shares in 1999
     and 40,000 shares in 1998..............................    5,000,000    2,000,000
  Accumulated deficit.......................................   (1,608,004)    (244,836)
                                                              -----------   ----------
     Total stockholders' equity.............................    3,391,996    1,755,164
                                                              -----------   ----------
     Total liabilities and stockholders' equity.............  Y13,614,452   Y1,756,801
                                                              ===========   ==========

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                            STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998,
   THE PERIOD FROM NOVEMBER 4, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997

                          (THOUSANDS OF JAPANESE YEN)

                                                                                      PERIOD FROM
                                                                                      NOVEMBER 4,
                                                                                      1997 (DATE
                                                                                     OF INCEPTION)
                                                        YEAR ENDED     YEAR ENDED         TO
                                                       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                           1999           1998           1997
                                                       ------------   ------------   -------------
Revenue..............................................  Y     1,432     Y      --         Y  --
Expenses:
  Cost of capacity leased............................          752            --            --
  Payroll............................................      339,705        38,369            --
  Rent...............................................      143,732        35,021            --
  Travelling.........................................       65,672         9,625            --
  Duty & permits.....................................       65,630        14,669           451
  Advertising expense................................       21,428         2,946            --
  Start-up charges...................................      543,268       109,165            --
  Miscellaneous......................................      134,357        34,335           378
                                                       -----------     ---------         -----
     Operating loss..................................   (1,313,112)     (244,130)         (829)
                                                       -----------     ---------         -----
Other income (expense):
  Interest income....................................        1,639           328            --
  Interest expense...................................      (50,889)           --            --
  Miscellaneous -- net...............................          394            --            --
                                                       -----------     ---------         -----
     Loss before provision for income taxes..........   (1,361,968)     (243,802)         (829)
Provision for income taxes...........................        1,200           205            --
                                                       -----------     ---------         -----
     Net loss........................................  Y(1,363,168)    Y(244,007)        Y(829)
                                                       ===========     =========         =====

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                       STATEMENT OF STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998, AND FOR
   THE PERIOD FROM NOVEMBER 4, 1997 (DATE OF INCEPTION) TO DECEMBER 31, 1997
                          (THOUSANDS OF JAPANESE YEN)

                                                                  ACCUMULATED
                                                  COMMON STOCK      DEFICIT         TOTAL
                                                  ------------    -----------    -----------
  Common stock issued on November 4, 1997 (Date
     of Inception)..............................   Y   50,000     Y        --    Y    50,000
  Net loss for the period from November 4, 1997
     (Date of Inception) to December 31, 1997...           --            (829)          (829)
                                                   ----------     -----------    -----------
December 31, 1997...............................       50,000            (829)        49,171
  Common stock issued...........................    1,950,000              --      1,950,000
  Net loss for the year ended December 31,
     1998.......................................           --        (244,007)      (244,007)
                                                   ----------     -----------    -----------
December 31, 1998...............................    2,000,000        (244,836)     1,755,164
  Common stock issued...........................    3,000,000              --      3,000,000
  Net loss for the year ended December 31,
     1999.......................................           --      (1,363,168)    (1,363,168)
                                                   ----------     -----------    -----------
December 31, 1999...............................   Y5,000,000     Y(1,608,004)   Y 3,391,996
                                                   ==========     ===========    ===========

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                            STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998,
  AND FOR THE PERIOD FROM NOVEMBER 4, 1997 (DATE OF INCEPTION) TO DECEMBER 31,
                                      1997
                          (THOUSANDS OF JAPANESE YEN)

                                                                                                PERIOD FROM
                                                                                             NOVEMBER 4, 1997
                                                                                            (DATE OF INCEPTION)
                                                               YEAR ENDED     YEAR ENDED            TO
                                                              DECEMBER 31,   DECEMBER 31,      DECEMBER 31,
                                                                  1999           1998              1997
                                                              ------------   ------------   -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  Y(1,363,168)    Y (244,007)         Y  (829)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................        1,535             --               --
    Changes in operating assets and liabilities:
      Increase in accounts receivable.......................   (4,116,097)           (63)              --
      Increase in prepaid expenses..........................      (55,955)        (5,331)              --
      Increase in refundable consumption taxes..............      (93,338)       (10,158)             (19)
      Increase in other current assets......................      (18,836)            --               --
      Increase in accounts payable..........................       59,422             --               --
      Increase in accrued expenses..........................       38,264             --               --
      Increase in income taxes payable......................          330            145               --
      Increase in deferred revenue..........................    3,918,568             --               --
      Increase in other current liabilities.................      204,235          1,478               14
                                                              -----------     ----------          -------
         Net cash used in operating activities..............   (1,425,040)      (257,936)            (834)
                                                              -----------     ----------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................   (3,640,185)      (215,460)              --
  Security deposit and other assets.........................     (230,248)       (82,276)              --
                                                              -----------     ----------          -------
         Net cash used in investing activities..............   (3,870,433)      (297,736)              --
                                                              -----------     ----------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term loans............................    6,000,000             --               --
  Proceeds from common stock issued.........................    3,000,000      1,950,000           50,000
                                                              -----------     ----------          -------
         Net cash provided by financing activities..........    9,000,000      1,950,000           50,000
                                                              -----------     ----------          -------
NET INCREASE IN CASH........................................    3,704,527      1,394,328           49,166
CASH, beginning of period...................................    1,443,494         49,166               --
                                                              -----------     ----------          -------
CASH, end of period.........................................  Y 5,148,021     Y1,443,494          Y49,166
                                                              ===========     ==========          =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.............................................  Y    47,166     Y       --          Y    --
                                                              ===========     ==========          =======

        The accompanying notes are an integral part of these statements.

                             GLOBAL ACCESS LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1. SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  (1) Summary of Business


     Global Access Limited (the "Company") is a Japanese corporation established on November 4, 1997 to provide communications network services utilizing a network of terrestrial digital fiber optic cable systems (the "Systems"). The Company is owned by Global Bandwidth Solutions, Inc. (51.0%), a wholly owned subsidiary of Marubeni Corporation, and by Global Crossing (49.0%). The Company has been involved in the planning, marketing, organization, development, design and construction of the Systems between Pacific Crossing-1 cable landing stations and major third party communications hubs in Japan. Pacific Crossing-1 is an undersea fiber optic cable system connecting California, Washington and two landing sites in Japan and is owned and operated by a joint venture, Pacific Crossing Ltd., in which GC owns a 57.8% economic interest. The first segment of Pacific Crossing-1, constructed by Pacific Crossing Ltd., became ready for service in December 1999. The remaining portion is scheduled to become ready for service in 2000. The Company's Systems from Pacific Crossing-1 to Tokyo was ready for service in December 1999 and will be sold or leased to the customers of Pacific Crossing-1 and others. Successful future operations of the Company are subject to the several risks, including the ability of the Company to ensure the successful, timely and cost effective completion of the Systems to successfully market and generate adequate revenue from the sale of capacity of the Systems. In addition, the Company will derive all of its revenues from companies in the Internet and long distance telecommunications industry and as a result, has concentration of credit risk in this industry. The Company was licensed to operate the facility-based carrier services in Japan from the Ministry of Post and Telecommunications ("MPT") in April 1998.


  (2) Accounting Policies

     (a) Basis of Financial Statements

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("USGAAP"). The Company maintains its records and prepares its statutory financial statements in accordance with the Japanese Commercial Code by applying accounting principles generally accepted in Japan. The accompanying financial statements incorporated certain adjustments relating to the tax effects of temporary differences and start-up expenses, and certain reclassifications and other items to conform with USGAAP. These adjustments were not recorded in the statutory books of account. The statutory fiscal year-end is March 31.

     (b) Development Stage Company

     The Company was in its development stage until December 1999 when the Systems were partially placed in service. Start-up charges in the statements of operations principally contain various consulting fees or engineering charges paid outside for the planning, development and design of the Systems before commencing its service.

     (c) Inland Capacity Purchase Agreement (the "Agreement")


     Effective December 28, 1999, the Company entered into the Agreement with Global Crossing Japan Corporation, a subsidiary of Asia Global Crossing, to grant an Indefeasible Right of Use in units ("STM") of capacity on the Systems between Pacific Crossing-1 cable landing stations and major third party communications hubs in Japan. The total selling price for capacity on the Systems is payable 30 days from the activation date and is non-refundable once the applicable purchase segment is available. The Indefeasible Right of Use granted entitles Global Crossing Japan Corporation to all rights and obligations of the capacity for a period of fifteen years after the System activation date. The Company also agrees to perform all operation, administration and maintenance with respect to such granted capacity. In exchange for such services, Global Crossing Japan

                             GLOBAL ACCESS LIMITED

Corporation is obligated for the term of the Indefeasible Right of Use to pay for its allocable share of the costs for operating and maintaining the System. Maintenance cost payments are due and payable quarterly.



     The Company amortizes Indefeasible Right of Use revenues from the Agreement over fifteen years, with amounts due or received but not yet recognized as operating revenue, recorded in the accompanying balance sheet as deferred revenue. Costs relating to such revenues are classified as a depreciable asset and depreciated over the estimated life of the property.



     On December 30, in connection with the Agreement, the Company granted its first Indefeasible Rights of Use representing two 16 STMs on the Systems between Tokyo Network Operation Center and the Pacific Crossing-1 cable landing station in Ajigaura for total selling price of Y3,920,000 thousand. Revenue recognized relating to this transaction during 1999 was Y1,432 thousand, and due from GCJ of Y4,116,000 thousand, including 5.0% consumption tax, and deferred revenue of Y3,918,568 thousand was recorded on the balance sheet as of December 31, 1999. On March 1, 2000, the entire amount from Global Crossing Japan Corporation of Y4,116,000 thousand was paid.



     On January 31, 2000, the Company has also granted additional Indefeasible Rights of Use representing a sixteen STMs on the Systems between Tokyo Network Operation Center and the Pacific Crossing-1 cable landing station in Ajigaura for a total selling price of Y2,160,000 thousand in connection with the Agreement.


     (d) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reported period. Actual results could differ from those estimates.

2. CASH

     Cash is comprised of cash on hand and bank deposits, which approximate fair value.

                             GLOBAL ACCESS LIMITED

3. PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1999 and 1998 are as follows:

                                                             THOUSANDS OF JAPANESE YEN
                                                             --------------------------
                                                                 1999           1998
                                                             ------------    ----------
Property and equipment, at cost
Buildings..................................................   Y  108,442      Y     --
Fiber optical cable systems................................    1,249,133            --
Furniture and office equipment.............................        1,139            --
Land.......................................................    1,037,070       206,572
Construction in progress...................................    1,459,381         8,888
                                                              ----------      --------
     Total.................................................    3,855,165       215,460
                                                              ----------      --------
Accumulated depreciation
Buildings..................................................          133            --
Fiber optical cable systems................................          733            --
Furniture and office equipment.............................          189            --
                                                              ----------      --------
     Total.................................................        1,055            --
                                                              ----------      --------
Net property and equipment.................................   Y3,854,110      Y215,460
                                                              ==========      ========

     The Company has purchased land for the landing station and the telecommunications house. Construction in progress includes direct expenditures for the construction of the Systems, including the costs incurred under the advisory and consulting contracts.

     Depreciation is computed over the estimated lives of assets on the straight-line basis.

4. SHORT-TERM LOANS PAYABLE

     In September and October 1999, the Company entered into short-term loan agreements to borrow Y2,940,000 thousand from GC and Y3,060,000 thousand from Marubeni Corporation, respectively. Those loans are due on August 31, 2000 with the interest rate based on the long-term prime rate plus 1.5%. Interest expense for the year ended December 31, 1999 was approximately Y50,889 thousand.

5. INCOME TAXES

     Income taxes are provided based on income (loss) recognized for financial statement purposes and include the effects of temporary differences between such income (loss) that was recognized for tax purposes. Current income tax for the years ended December 31, 1999 and 1998 represented inhabitant tax. The statutory income tax rate was 42.0% for the year ended December 31, 1999, 47.0% for the year ended December 31, 1998 and 51.0% for the period from November 4, 1997 (Date of Inception) to December 31, 1997, respectively. The asset and liability approach is used to recognize deferred income taxes for the expected future tax consequence of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

                             GLOBAL ACCESS LIMITED

     Significant components of the deferred income tax assets as of December 31, 1999 and 1998 are as follows:

                                                             THOUSANDS OF JAPANESE YEN
                                                             --------------------------
                                                                1999           1998
                                                             -----------    -----------
Start-up charges...........................................   Y 274,022      Y  51,308
Net operating loss carry forward...........................     395,275         61,846
                                                              ---------      ---------
Total deferred income tax asset............................     669,297        113,154
Less valuation allowance...................................    (669,297)      (113,154)
                                                              ---------      ---------
                                                              Y      --      Y      --
                                                              =========      =========

     A valuation allowance is fully provided for deferred income tax assets due to the uncertainty of future income estimates. The amount of the valuation allowance is reviewed periodically.

     The Company has available net operating loss carryforwards of approximately Y941,132 thousand as of December 31, 1999 to offset future taxable income, which expire at various dates through 2005.

6. CONSUMPTION TAXES

     The tax credit for the consumption taxes incurred (which are excluded in the cost of goods and services) is available against consumption taxes attributable to revenue in the same tax period.

7. OTHER RELATED PARTY TRANSACTIONS

     The Company paid service fees for the conceptual consultation and research services of the Company's business start up of Y72,241 thousand to Marubeni Corporation during the year ended December 31, 1999. Such service fees to Marubeni Corporation were not incurred for the year ended December 31, 1998 and the period from November 4, 1997 (Date of Inception) to December 31, 1997.

8. COMMITMENTS

     The Company has lease commitments under the non-cancelable operating lease for the office space and network facilities. Future minimum lease payments under such leases as of December 31, 1999 were as follows:

                                                              THOUSANDS OF
                                                                JAPANESE
YEARS ENDING DECEMBER 31                                          YEN
------------------------                                      ------------
2000........................................................    Y74,480
2001........................................................     13,530
2002........................................................      9,617

     Rent expense for the years ended December 31, 1999 and 1998 were approximately Y143,732 thousand, Y35,021 thousand, respectively. There was no rent expense for the period from November 4, 1997 (Date of Inception) to December 31, 1997.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     We have prepared the following unaudited pro forma condensed combined financial information of us, Pacific Crossing Ltd., Hutchison Global Crossing and Global Access Ltd., which we refer to as "Pro Forma Asia Global Crossing", to demonstrate how these companies or businesses might have looked if (1) the purchase of additional interest and the related consolidation of Pacific Crossing Ltd., (2) the transfer of the 50% ownership interest in Hutchison Global Crossing and (3) the transfer to us of Global Crossing's 49% ownership interest in Global Access Ltd. had been completed as of the date or at the beginning of the period presented. This pro forma information does not give effect to this offering and the concurrent offering.



     We have prepared the pro forma financial information similar to the pooling method of accounting, since these entities are entities under common control. The unaudited pro forma information does not include any potential synergies relating to Pacific Crossing Ltd., Hutchison Global Crossing and Global Access Ltd. or increased opportunities to generate additional revenues in Asia. You should not rely on pro forma financial information as an indication of the results that would have been achieved if these transactions had taken place earlier or the future results that we will experience after the completion of these transactions.


     You should read these unaudited pro forma condensed combined financial statements in conjunction with the more detailed historical financial information which is included in this document beginning on page F-1.

                         PRO FORMA ASIA GLOBAL CROSSING

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2000
                                 (IN THOUSANDS)


                                                                           HUTCHISON                            PRO FORMA
                                                         ASIA GLOBAL    GLOBAL CROSSING                           ASIA
                                                           CROSSING       ADJUSTMENTS     GLOBAL ACCESS LTD.     GLOBAL
                                                             (1)              (2)          ADJUSTMENTS (3)      CROSSING
                                                         -----------    ---------------   ------------------    ---------
ASSETS:
Current assets:
  Cash and cash equivalents............................   $  207,514       $     --            $(27,865)       $  179,649
  Restricted cash and cash equivalents.................       66,734             --                  --            66,734
  Accounts receivable..................................       23,987             --                  --            23,987
  Receivable from affiliates...........................       81,781             --              27,865           109,646
  Other assets.........................................        4,809             --                  --             4,809
                                                          ----------       --------            --------        ----------
    Total current assets...............................      384,825             --                  --           384,825
                                                          ----------       --------            --------        ----------

Restricted cash and cash equivalents...................       69,545             --                  --            69,545
Property and equipment, net............................    1,367,512             --                  --         1,367,512
Deferred finance fees, net.............................       24,241             --                  --            24,241
Other assets...........................................       17,097             --                  --            17,097
Investments in affiliate...............................           --        538,800              22,693           561,493
                                                          ----------       --------            --------        ----------
    Total assets.......................................   $1,863,220       $538,800            $ 22,693        $2,424,713
                                                          ==========       ========            ========        ==========

LIABILITIES:
Current liabilities:
  Accrued construction costs...........................   $  112,235       $     --            $     --           112,235
  Accounts payable and accrued liabilities.............        5,309             --                  --             5,309
  Deferred revenue.....................................        5,300             --                  --             5,300
  Payable to affiliates................................       13,142             --                  --            13,142
                                                          ----------       --------            --------        ----------
    Total current liabilities..........................      135,986             --                  --           135,986
                                                          ----------       --------            --------        ----------

Long-term debt.........................................      750,000             --                  --           750,000
Long-term deferred revenue.............................       47,714             --                  --            47,714
Other long-term liabilities............................        1,415             --                  --             1,415
Loan payable to affiliate..............................        9,417             --                  --             9,417
                                                          ----------       --------            --------        ----------
    Total liabilities..................................      944,532             --                  --           944,532
                                                          ----------       --------            --------        ----------

Minority interest......................................      121,613             --                  --           121,613
                                                          ----------       --------            --------        ----------

SHAREHOLDERS' EQUITY:
Common stock...........................................           12             --                  --                12
Additional paid-in capital.............................      758,173        538,800              22,693         1,319,666
Cumulative translation adjustment......................        1,397             --                  --             1,397
Retained earnings......................................       37,493             --                  --            37,493
                                                          ----------       --------            --------        ----------
                                                             797,075        538,800              22,693         1,358,568
                                                          ----------       --------            --------        ----------
    Total liabilities and shareholders' equity.........   $1,863,220       $538,800            $ 22,693        $2,424,713
                                                          ==========       ========            ========        ==========

                         PRO FORMA ASIA GLOBAL CROSSING

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000

             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                                    HUTCHISON                            PRO FORMA
                                                   ASIA GLOBAL   GLOBAL CROSSING   GLOBAL ACCESS LTD.   ASIA GLOBAL
                                                   CROSSING(1)   ADJUSTMENTS(2)      ADJUSTMENTS(3)      CROSSING
                                                   -----------   ---------------   ------------------   -----------
Revenues.........................................   $  75,804       $     --            $     --         $  75,804
Expenses:
  Cost of sales..................................      30,785             --                  --            30,785
  Operations, administration and maintenance.....      12,484             --                  --            12,484
  General and administrative.....................       6,200             --                  --             6,200
  Depreciation and amortization..................       4,062             --                  --             4,062
                                                    ---------       --------            --------         ---------
Operating income.................................      22,273             --                  --            22,273
Equity in loss of affiliate......................          --         (9,643)             (2,699)          (12,342)
Minority interest................................     (10,661)            --                  --           (10,661)
Other income (expense):
  Other income (expense).........................        (259)            --                  --              (259)
  Interest income, net...........................       2,983             --                 279             3,262
                                                    ---------       --------            --------         ---------
Income before provision for income taxes.........      14,336         (9,643)             (2,420)            2,273
PROVISION FOR INCOME TAXES.......................          --             --                  --                --
                                                    ---------       --------            --------         ---------
Net income (loss)................................   $  14,336       $ (9,643)           $ (2,420)        $   2,273
                                                    =========       ========            ========         =========
Net income per common share:
  Basic and diluted earning per common share.....   $   11.95                                            $    1.89
                                                    =========                                            =========
  Shares used in computing basic and diluted net
    income per common share......................   1,200,000                                            1,200,000
                                                    =========                                            =========

                         PRO FORMA ASIA GLOBAL CROSSING

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                    ASIA GLOBAL       PACIFIC         PACIFIC         HUTCHISON          GLOBAL        PRO FORMA
                                     CROSSING      CROSSING LTD.   CROSSING LTD.   GLOBAL CROSSING    ACCESS LTD.     ASIA GLOBAL
                                   HISTORICAL(1)   HISTORICAL(4)    ADJUSTMENTS    ADJUSTMENTS(2)    ADJUSTMENTS(3)    CROSSING
                                   -------------   -------------   -------------   ---------------   --------------   -----------
Revenues.........................    $      --        $61,100        $     --         $     --          $    --       $   61,100
Expenses:
  Cost of sales..................           --         20,722              --               --               --           20,722
  Operations, administration and
    maintenance..................           --          8,000              --               --               --            8,000
  General and administrative.....        1,201          8,169              --               --               --            9,370
  Depreciation and
    amortization.................           --             --           3,112(7)            --               --            3,169
                                                                           57(5)
                                     ---------        -------        --------         --------          -------       ----------
Operating income (loss)..........       (1,201)        24,209          (3,169)              --               --           19,839
Equity in income (loss) of
  affiliate......................        9,893             --         (13,005)(6)      (37,960)          (6,331)         (44,291)
                                                                        3,112(7)
Minority interest................           --             --          (7,995)(8)           --               --           (7,995)
Other income (expense):
  Other income (expense).........           --            459              --               --               --              459
  Interest income, net...........       11,598         (2,148)             --               --            1,116           10,566
                                     ---------        -------        --------         --------          -------       ----------
Income (loss) before provision
  for income taxes...............       20,290         22,520         (21,057)         (37,960)          (5,215)         (21,422)
Provision for income taxes.......           --             --              --               --               --               --
                                     ---------        -------        --------         --------          -------       ----------
Net income (loss)................    $  20,290        $22,520        $(21,057)        $(37,960)         $(5,215)      $  (21,422)
                                     =========        =======        ========         ========          =======       ==========
Net income per common share:
  Basic and diluted earning per
    common share.................    $   16.91                                                                        $   (17.85)
                                     =========                                                                        ==========
  Shares used in computing basic
    and diluted net income per
    common share.................    1,200,000                                                                         1,200,000
                                     =========                                                                        ==========

                         PRO FORMA ASIA GLOBAL CROSSING

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1. These columns represent our historical financial position and results of operations.



2. On January 12, 2000, Global Crossing and Hutchison Whampoa formed a joint venture called Hutchison Global Crossing. This joint venture is owned in equal parts by Global Crossing and Hutchison Whampoa. In exchange for its 50% interest, Hutchison Whampoa contributed to the joint venture its existing building-to-building fixed-line telecommunications network in Hong Kong and certain Internet-related assets previously held by Hutchison Telecommunications Ltd. In exchange for Global Crossing's 50% interest, Global Crossing contributed to the joint venture international telecommunications capacity rights on the Global Crossing network, know-how related to Internet data centers and cash, and to Hutchison Whampoa 6 3/8% cumulative convertible preferred stock.



     Concurrent to this offering, Softbank and Microsoft each will purchase 19% of Global Crossing's interest in Hutchison Global Crossing. Also, concurrent with this offering, Softbank, Microsoft and Global Crossing will contribute to us all of their respective interests in Hutchison Global Crossing, and we will purchase Global Crossing's interest in any outstanding shareholder loans to Hutchison Global Crossing, as described under "Concurrent Transactions". The contribution to us of the respective ownership interests of Global Crossing in Hutchison Global Crossing will be accounted by us similar to the pooling method of accounting.



     We have tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of those acquisition costs being attributable to goodwill. We have estimated the goodwill to be approximately $547 million. We are in the process of fully evaluating the assets acquired and, as a result, the purchase price allocation among the tangible and intangible assets acquired and their useful lives may change. We currently anticipate that goodwill associated with the acquisition will be amortized over a 25-year life. These adjustments also include the assumed equity in the results of operations of Hutchison Global Crossing for the year ended December 31, 1999 and the three months ended March 31, 2000.



                                               FOR THE THREE      FOR THE YEAR
                                                MONTHS ENDED          ENDED
                                               MARCH 31, 2000   DECEMBER 31, 1999
                                               --------------   -----------------
                                                         (IN THOUSANDS)
Equity in earnings of Hutchison Global
  Crossing...................................     $ (4,177)         $(16,096)
Amortization of goodwill.....................       (5,466)          (21,864)
                                                  --------          --------
  Total......................................     $ (9,643)         $(37,960)
                                                  ========          ========



     At March 31, 2000 Global Crossing did not have any loans receivable from Hutchison Global Crossing. Accordingly, no adjustment for the purchase of outstanding loans from Global Crossing has been made.



3. In December 1998, Global Crossing entered into a joint venture, Global Access Ltd., to construct and operate Global Access Ltd. Global Crossing has a 49% interest in Global Access Ltd. Concurrent to this offering, Global Crossing will contribute to us all of its interest in Global Access Ltd., and we will purchase Global Crossing's interest in any outstanding shareholder loans to Global Access Ltd. as described under "Concurrent Transactions". The contribution of Global Access Ltd. to us will be accounted by us similar to the pooling method of accounting because Global Access Ltd. and us are entities under common control of Global Crossing. Global Access Ltd. is anticipated to be accounted for as an unconsolidated joint venture under the equity method of accounting.



     At March 31, 2000, Global Crossing had a loan receivable of Y2,940 million (US$27.9 million based on a convenience translation rate of Y105.51=$1.00) from Global Access Ltd., bearing an interest rate of long term prime rate in Japan plus 1.5% (estimated to be 4%). These adjustments assume Asia Global Crossing will purchase the loan from Global Crossing.

     These adjustments also include the assumed equity in the results of operations of Global Access Ltd. for the year ended December 31, 1999 and the three months ended March 31, 2000.



4. This column represents the historical results of operations of Pacific Crossing Ltd. for the year ended December 31, 1999.



5. This adjustment reflects the amortization expense of the excess consideration over the net assets acquired (goodwill) in connection with the purchase of additional ownership interest in Pacific Crossing Ltd., which we have estimated to be approximately $1.4 million. We are amortizing goodwill on the straight-line method over 25 years. The purchase price allocation is based on current estimates.


6. This adjustment represents the reversal of historical equity in income of affiliates for the year ended December 31, 1999.

7. These adjustments represent the reclassification of the amortization expense associated with the PCG warrants included in the historical equity in loss of affiliates for the year ended December 31, 1999 to depreciation and amortization as the carrying value of the PCG warrants was reclassified into property and equipment as of January 1, 2000.


8. This adjustment represents the 35.5% minority interest expense, as a result of consolidating and the purchase of an additional 7.5% interest in Pacific Crossing Ltd.

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares being offered, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                               ------------------

                               TABLE OF CONTENTS


                                       Page
                                       ----
Prospectus Summary...................      4
Risk Factors.........................     13
Special Note Regarding
  Forward-Looking Statements.........     25
Use of Proceeds......................     26
Dividend Policy......................     26
Capitalization.......................     27
Dilution.............................     28
Selected Historical Financial
  Information........................     29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................     37
Selected Unaudited Pro Forma
  Financial Information..............     45
Business.............................     47
Management...........................     61
Principal Shareholders...............     69
Concurrent Transactions..............     71
Transactions with Related Parties....     72
Regulation...........................     86
Description of Material
  Indebtedness.......................     91
Description of Capital Stock.........     93
Certain Income Tax Consequences......     95
Shares Eligible for Future Sale......    100
Underwriting.........................    101
Validity of Common Stock.............    103
Experts..............................    103
Where You Can Find More
  Information........................    103
Index to Consolidated Financial
  Statements.........................    F-1
Unaudited Pro Forma Financial
  Information........................   F-89


                               ------------------

     Through and including                , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                            Shares

                          [ASIA GLOBAL CROSSING LOGO]

                              Class A Common Stock

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                              MERRILL LYNCH & CO.

                      Representatives of the Underwriters
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses, other than underwriting discounts, payable by the Registrant in connection with the offer and sale of the common stock being registered. All amounts are estimates except
the registration fee, the NASD filing fee and the                entry fee.



Registration fee*...........................................  $257,452.80
NASD filing fee*............................................
Blue Sky fees and expenses (including legal fees)*..........
Listing fee*................................................
Accounting fees and expenses*...............................
Other legal fees and expenses*..............................
Transfer agent and registrar fee*...........................
Printing and engraving*.....................................
Miscellaneous*..............................................
          Total*............................................


---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Bye-laws of the Registrant provide for indemnification of the Registrant's officers and directors against all liabilities, loss, damage or expense incurred or suffered by such party as an officer or director of the Registrant; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act of 1981 as in effect from time to time in Bermuda.

     The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company's bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

     The directors and officers of the Registrant are covered by directors' and officers' insurance policies maintained by the Registrant.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by the Registrant during the past three years involving sales of the Registrant's securities that were not registered under the Securities Act of 1933:


     - the issuance, upon formation of the registrant, of 12,000 common shares to Asia Global Crossing Holdings Ltd., its sole shareholder, in consideration for $12,000;


     - a 1 to 100 stock split completed on September 28, 1999;


     - the issuance, on the closing date of the initial public offering contemplated by this Registration Statement of 36.6 million shares of Class B common stock to Global Crossing Ltd. in consideration for the contribution by Global Crossing of its 49% interest in Global Access Limited valued at $753,000,000; and



     - the issuance, on the closing date of the initial public offering contemplated by this Registration Statement, of (1) 444.0 million Class B common shares and (2) 5.4 million Class A common shares to Asia Global Crossing Holdings Ltd. in exchange for the common shares it held in the Registrant prior to such initial public offering.



     Such issuances were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof or the rules and regulations thereunder. Such issuances were made to the Registrant's sole shareholder or Global Crossing Ltd., a sophisticated investor and the controlling shareholder of Asia Global Crossing Holdings Ltd., in transactions not involving any public offering. All of such common shares are deemed restricted securities within the meaning of Rule 144 under the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     A. EXHIBITS. The following is a complete list of exhibits filed as part of this Registration Statement, which are incorporated herein:


EXHIBIT
NUMBER     EXHIBIT DESCRIPTION
-------    -------------------
 1.1       Form of Underwriting Agreement (to be filed by amendment).
 3.1       Memorandum of Association of the Registrant, dated September
           24, 1998 (to be filed by amendment).
 3.2       Registrant's Bye-laws (to be filed by amendment).
 3.3       Memorandum of Increase in the Share Capital of the
           Registrant (to be filed by amendment).
 4.1       Form of Specimen Certificate for Registrant's Class A Common
           Stock (filed herewith).
 4.2       Indenture relating to the Registrant's   % senior notes due
           2010 (to be filed by amendment).
 5.1       Opinion of Simpson Thacher & Bartlett (filed herewith).
 5.2       Opinion of Appleby, Spurling & Kempe (filed herewith).
10.1       Shareholders Agreement, dated as of           , 2000, among
           Global Crossing Ltd., Softbank Corp., Microsoft Corporation
           and Asia Global Crossing Ltd. (to be filed by amendment).
10.2       Second Amended and Restated Shareholders Agreement, dated as of March 24, 2000, among GCT Pacific Holdings, Ltd., SCS
           (Bermuda) Ltd., Marubeni Pacific Cable Limited and Pacific
           Crossing Ltd. (filed herewith).
10.3       Shareholders Agreement, dated January 12, 2000, among Global
           Crossing Ltd., Hutchison Telecommunications Ltd., Hutchison
           Whampoa Limited, Global Crossing Holdings Ltd. and HCL
           Holdings Ltd. (filed herewith).
10.4       East Asia Crossing-Construction Contract, dated as of
           December 17, 1999, among Asia Global Crossing Ltd. and KDD
           Submarine Cable Systems Inc. (filed herewith) (portions have been omitted pursuant to a request for confidential
           treatment).
10.5       Project Development and Construction Contract, dated as of
           April 21, 1998, among Tyco Submarine Systems Ltd. and
           Pacific Crossing Ltd. (filed herewith) (portions have been omitted pursuant to a request for confidential treatment).
10.6       Capacity Commitment Agreement, dated as of November 24,
           1999, among Global Crossing USA Inc., Softbank Corp. and
           Microsoft Corporation (filed herewith).
10.7       Registration Rights Agreement, dated as of November 24,
           1999, among Global Crossing Ltd., Softbank Corp., Microsoft
           Corporation, Asia Global Crossing Ltd., and The Goldman
           Sachs Group, Inc. (filed herewith).
10.8       Employment Agreement, dated as of February 12, 2000, between
           John J. Legere and the Registrant (filed herewith).

EXHIBIT
NUMBER     EXHIBIT DESCRIPTION
-------    -------------------
10.9       Employment Agreement, dated as of April 1, 1998, between
           John M. Scanlon and Global Crossing Ltd. (filed herewith).
10.10      First Amendment to Employment Agreement, dated September 27,
           1999, between John M. Scanlon and Global Crossing Ltd.
           (filed herewith).
10.11      Employment Agreement, dated as of May 30, 2000, between
           Stefan C. Riesenfeld and Global Crossing Development Company
           (filed herewith).
10.12      Employment Agreement, dated as of March 2, 2000, between
           Charles F. Carroll and Global Crossing Development Company
           (filed herewith).
10.13      International Assignment to Japan, dated June 22, 1999,
           between Darryl Green and Global Crossing Employee Services,
           Inc. (filed herewith).
10.14      Asia Global Crossing 2000 Stock Incentive Plan, dated as of
                          (to be filed by amendment).
21.1       Subsidiaries of the Registrant (to be filed by amendment).
23.1       Consent of Arthur Andersen (filed herewith).
23.2       Consent of Arthur Andersen (filed herewith).
23.3       Consent of PricewaterhouseCoopers (filed herewith).
23.4       Consent of Arthur Andersen (filed herewith).
23.5       Consent of Simpson Thacher & Bartlett (included in Exhibit
           5.1).
23.6       Consent of Appleby, Spurling & Kempe (included in Exhibit
           5.2).
24.1       Power of Attorney (previously filed).
24.2       Power of Attorney (filed herewith).
27.1       Financial Data Schedules (filed herewith).


     B. FINANCIAL STATEMENT SCHEDULES

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

     Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 13, 2000.


                                          ASIA GLOBAL CROSSING LTD.

                                          By:      /s/ JOHN J. LEGERE
                                            ------------------------------------
                                              Name: John J. Legere
                                              Title: Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                       SIGNATURE                                    TITLE                    DATE
                       ---------                                    -----                    ----
/*/                                                       Chairman of the Board and     July 13, 2000
--------------------------------------------------------  Director
Gary Winnick

/*/                                                       Co-Chairman of the Board      July 13, 2000
--------------------------------------------------------  and Director
Lodwrick M. Cook

/s/ JOHN J. LEGERE                                        Chief Executive Officer       July 13, 2000
--------------------------------------------------------  and Director
John J. Legere

/*/                                                       Vice Chairman of the Board    July 13, 2000
--------------------------------------------------------  and Director
John M. Scanlon
                                                          Vice Chairman of the Board
--------------------------------------------------------  and Director
Thomas J. Casey
                                                          Director
--------------------------------------------------------
Leo J. Hindery, Jr.

/*/                                                       Director                      July 13, 2000
--------------------------------------------------------
Joseph P. Clayton

/*/                                                       Director                      July 13, 2000
--------------------------------------------------------
Eric Hippeau

/*/                                                       Director                      July 13, 2000
--------------------------------------------------------
Thomas U. Koll

/*/                                                       Chief Financial Officer       July 13, 2000
--------------------------------------------------------
Stefan C. Riesenfeld

*By  Power of Attorney

/s/ JOHN J. LEGERE                                        Attorney-in-Fact
--------------------------------------------------------
John J. Legere

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Prospectus Summary..........................................       4
Risk Factors................................................      13
Special Note Regarding Forward-Looking Statements...........      25
Use of Proceeds.............................................      26
Dividend Policy.............................................      26
Capitalization..............................................      27
Dilution....................................................      28
Selected Historical Financial Information...................      29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      37
Selected Unaudited Pro Forma Financial Information..........      45
Business....................................................      47
Management..................................................      61
Principal Shareholders......................................      69
Concurrent Transactions.....................................      71
Transactions with Related Parties...........................      72
Regulation..................................................      86
Description of Material Indebtedness........................      91
Description of Capital Stock................................      93
Certain Income Tax Consequences.............................      95
Shares Eligible for Future Sale.............................     100
Underwriting................................................     101
Validity of Common Stock....................................     103
Experts.....................................................     103
Where You Can Find More Information.........................     103
Index to Consolidated Financial Statements..................     F-1
Unaudited Pro Forma Financial Information...................    F-89

                                 EXHIBIT INDEX


                                                                            SEQUENTIALLY
  EXHIBIT                                                                     NUMBERED
   NUMBER                            DESCRIPTION                                PAGE
  -------                            -----------                            ------------
 1.1         Form of Underwriting Agreement (to be filed by amendment).
 3.1         Memorandum of Association of the Registrant, dated September
             24, 1998 (to be filed by amendment).
 3.2         Registrant's Bye-laws (to be filed by amendment).
 3.3         Memorandum of Increase in the Share Capital of the
             Registrant (to be filed by amendment).
 4.1         Form of Specimen Certificate for Registrant's Class A Common
             Stock (filed herewith).
 4.2         Indenture relating to the Registrant's   % senior notes due
             2010 (to be filed by amendment).
 5.1         Opinion of Simpson Thacher & Bartlett (filed herewith).
 5.2         Opinion of Appleby, Spurling & Kempe (filed herewith).
10.1         Shareholders Agreement, dated as of                , 2000,
             among Global Crossing Ltd., Softbank Corp., Microsoft
             Corporation, and Asia Global Crossing Ltd. (to be filed by amendment).
10.2         Second Amended and Restated Shareholders Agreement, dated as of March 24, 2000, among GCT Pacific Holdings, Ltd., SCS
             (Bermuda) Ltd., Marubeni Pacific Cable Limited and Pacific
             Crossing Ltd. (filed herewith).
10.3         Shareholders Agreement, dated January 12, 2000, among Global
             Crossing Ltd., Hutchison Telecommunications Ltd., Hutchison
             Whampoa Limited, Global Crossing Holdings Ltd. and HCL
             Holdings Ltd. (filed herewith).
10.4         East Asia Crossing-Construction Contract, dated as of
             December 17, 1999, among Asia Global Crossing Ltd. and KDD
             Submarine Cable Systems Inc. (filed herewith (portions have been omitted pursuant to a request for confidential
             treatment)).
10.5         Project Development and Construction Contract, dated as of
             April 21, 1998, among Tyco Submarine Systems Ltd. and
             Pacific Crossing Ltd. (filed herewith) (portions have been omitted pursuant to a request for confidential treatment).
10.6         Capacity Commitment Agreement, dated as of November 24,
             1999, among Global Crossing USA Inc., Softbank Corp. and
             Microsoft Corporation (filed herewith).
10.7         Registration Rights Agreement, dated as of November 24,
             1999, among Global Crossing Ltd., Softbank Corp., Microsoft
             Corporation, Asia Global Crossing Ltd., and The Goldman
             Sachs Group, Inc. (filed herewith).
10.8         Employment Agreement, dated as of February 12, 2000, between
             John J. Legere and the Registrant (filed herewith).
10.9         Employment Agreement, dated as of April 1, 1998, between
             John M. Scanlon and Global Crossing Ltd. (filed herewith).
10.10        First Amendment to Employment Agreement, dated September 27,
             1999, between John M. Scanlon and Global Crossing Ltd.
             (filed herewith).
10.11        Employment Agreement, dated as of May 30, 2000, between
             Stefan C. Riesenfeld and Global Crossing Development Company
             (filed herewith).
10.12        Employment Agreement, dated as of March 2, 2000, between
             Charles F. Carroll and Global Crossing Development Company
             (filed herewith).

                                                                            SEQUENTIALLY
  EXHIBIT                                                                     NUMBERED
   NUMBER                            DESCRIPTION                                PAGE
  -------                            -----------                            ------------
10.13        International Assignment to Japan, dated June 22, 1999,
             between Darryl Green and Global Crossing Employee Services,
             Inc. (filed herewith).
10.14        Asia Global Crossing 2000 Stock Incentive Plan, dated as of
                            (to be filed by amendment).
21.1         Subsidiaries of the Registrant (to be filed by amendment).
23.1         Consent of Arthur Andersen (filed herewith).
23.2         Consent of Arthur Andersen (filed herewith).
23.3         Consent of PricewaterhouseCoopers (filed herewith).
23.4         Consent of Arthur Andersen (filed herewith).
23.5         Consent of Simpson Thacher & Bartlett (included in Exhibit
             5.1).
23.6         Consent of Appleby, Spurling & Kempe (included in Exhibit
             5.2).
24.1         Power of Attorney (previously filed).
24.2         Power of Attorney (filed herewith).
27.1         Financial Data Schedules (filed herewith).